As filed with the Securities and Exchange Commission on May 7, 2010

Registration Statement File No. 333-166249

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective Amendment No.1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________

RAPTOR PHARMACEUTICAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	2834	86-0883978
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	Number)

9 Commercial Blvd., Suite 200
Novato, CA  94949
(415) 382-8111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________________________
Kim R. Tsuchimoto
9 Commercial Blvd., Suite 200
Novato, CA  94949
(415) 382-8111
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_______________________________

Copies to:
Siobhan McBreen Burke, Esq.
Paul, Hastings, Janofsky & Walker, LLP
515 South Flower Street, 25th Floor
Los Angeles, CA  90071
_______________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this registration statement, as determined by the selling stockholder.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of Common Stock, par value $0.001 per share	4,500,000 Shares	$1.50	$6,750,000	$481.28
Total	4,500,000 Shares	$1.50	$6,750,000	$481.28

(1)           This registration statement covers shares of 4,500,000 shares of our common stock.  Pursuant to and in accordance with Rule 416 under the Securities Act, there are also registered hereunder such indeterminate number of securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high, or $1.59, and low, or $1.41, sales prices of our common stock on April 20, 2010, as reported by NASDAQ.   It is not known how many shares of our common stock will be sold under this registration statement or at what price or prices such shares will be sold.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

Subject to Completion, Dated May 7, 2010

PROSPECTUS

RAPTOR PHARMACEUTICAL CORP.

4,500,000 SHARES OF COMMON STOCK

This prospectus is registering an aggregate of 4,500,000 shares of common stock, par value $0.001, of Raptor Pharmaceutical Corp., a Delaware corporation, and relates to the sale of such shares by Lincoln Park Capital Fund, LLC.  Lincoln Park Capital Fund, LLC is sometimes referred to in this prospectus as the selling stockholder or LPC.  The prices at which LPC may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  See “Plan of Distribution” on page 108 for a description of how the selling stockholder may dispose of the shares covered by this prospectus.  We do not know when or in what amount the selling stockholder may offer the shares for sale.  We will not receive proceeds from the sale of our shares by LPC.  We have agreed to pay certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and listed on the Nasdaq Capital Market under the symbol “RPTP.” On April 21, 2010, the last reported sale price for our common stock as reported on the Nasdaq Capital Market was $1.77 per share.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

____________________

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.  SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________.

TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                                                                                                                                                                        1

RISK FACTORS                                                                                                                                                                                                                           9

FORWARD LOOKING STATEMENTS                                                                                                                                                                                  30

USE OF PROCEEDS                                                                                                                                                                                                                    32

MARKET PRICE AND DIVIDEND INFORMATION                                                                                                                                                            33

DESCRIPTION OF BUSINESS                                                                                                                                                                                                   34

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION FOR RAPTOR                                                      51

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                                        53

DESCRIPTION OF PROPERTY                                                                                                                                                                                                 73

MANAGEMENT                                                                                                                                                                                                                         74

EXECUTIVE COMPENSATION                                                                                                                                                                                                 85

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS          105

SELLING STOCKHOLDER                                                                                                                                                                                                        106

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                                                                                                     107

PLAN OF DISTRIBUTION                                                                                                                                                                                                        108

DESCRIPTION OF SECURITIES                                                                                                                                                                                               110

THE TRANSACTION                                                                                                                                                                                                                 115

LEGAL MATTERS                                                                                                                                                                                                                      118

EXPERTS                                                                                                                                                                                                                                      118

WHERE YOU CAN FIND MORE INFORMATION                                                                                                                                                               119

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                                                                                                                                F-1

-i-

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities.  You should read this entire prospectus, including all documents incorporated by reference, carefully, especially the “Risk Factors” section beginning on page 9 of this prospectus and our financial statements and related notes contained in this prospectus before making an investment decision with respect to our securities.  Please see the section titled, “Where You Can Find More Information,” beginning on page 119 of this prospectus.  Unless the context indicates otherwise, references to “Raptor,” “the Company,” “we,” “us,” or “our,” refers to Raptor Pharmaceutical Corp. and our wholly-owned subsidiaries, Raptor Pharmaceuticals Corp., TPTX, Inc., Raptor Discoveries Inc.(f/k/a Raptor Pharmaceutical Inc.) and Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)

You should rely only on the information contained in this prospectus or any related prospectus supplement, including the content of all documents incorporated by reference into the registration statement of which this prospectus forms a part.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The information contained in this prospectus or incorporated by reference herein is accurate only on the date of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since such date.  Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any industry data presented herein, such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 9 of this prospectus.

Unless otherwise expressly provided in this prospectus, our number of shares of common stock provided herein are on a post-merger basis calculated as of after the 2009 Merger (as defined below).

Overview

We believe that we are building a balanced pipeline of drug candidates that may expand the reach and benefit of existing therapeutics. Our product portfolio includes both candidates from our proprietary drug targeting platforms and in-licensed and acquired product candidates.

Our current pipeline includes three clinical development programs which we are actively developing. We also have three other clinical-stage product candidates, for which we are seeking business development partners but are not actively developing, and we have four preclinical product candidates we are developing, three of which are based upon our proprietary drug-targeting platforms.

Clinical Development Programs

Our three active clinical development programs are based on an existing therapeutic that we are reformulating for potential improvement in safety and/or efficacy and for application in new disease indications. These clinical development programs include the following:

•	DR Cysteamine for the potential treatment of nephropathic cystinosis, or cystinosis, a rare genetic disorder;

•	DR Cysteamine for the potential treatment of non-alcoholic steatohepatitis, or NASH, a metabolic disorder of the liver; and

•	DR Cysteamine for the potential treatment of Huntington’s Disease, or HD.

Other Clinical-Stage Product Candidates

We have three clinical-stage product candidates for which we are seeking partners:

•	Convivia™ for the potential management of acetaldehyde toxicity due to alcohol consumption by individuals with aldehyde dehydrogenase, or ALDH2 deficiency, an inherited metabolic disorder; and

•	Tezampanel and NGX426, non-opioids for the potential treatment of migraine, acute pain, and chronic pain.

Preclinical Product Candidates

Our preclinical platforms consist of targeted therapeutics, which we are developing for the potential treatment of multiple indications, including liver diseases, neurodegenerative diseases and breast cancer. These preclinical platforms include the following:

•
Our receptor-associated protein, or RAP, platform consists of: HepTide™ for the potential treatment of primary liver cancer and hepatitis C; and NeuroTrans™ to potentially deliver therapeutics across the blood-brain barrier for treatment of a variety of neurological diseases.

•	Our mesoderm development protein, or Mesd, platform consists of WntTide™ for the potential treatment of breast cancer.

We are also examining our glutamate receptor antagonists, tezampanel and NGX426, for the potential treatment of thrombosis disorder.

Future Activities

Over the next 12 months, we plan to conduct research and development activities based upon our DR Cysteamine clinical programs and continued development of our preclinical product candidates. We also plan to seek business development partners for our Convivia™ product candidate and Tezampanel and NGX426. We may also develop future in-licensed technologies and acquired technologies. A brief summary of our primary objectives in the next 12 months for our research and development activities is provided below. There can be no assurances that our research and development activities will be successful. Our plans for research and development activities over the next 12 months can only be implemented if we are successful in raising significant funds during this period. If we do not raise significant additional funds, we may not be able to continue as a going concern.

Strategic Acquisitions

Reverse Merger with Raptor Pharmaceuticals Corp. or RPC

In July 2009, we, and our then wholly-owned subsidiary ECP Acquisition, Inc., a Delaware corporation, or merger sub, entered into an Agreement and Plan of Merger and Reorganization, or the 2009 Merger Agreement, with Raptor Pharmaceuticals Corp., a Delaware corporation, or RPC. On September 29, 2009, on the terms and subject to the conditions set forth in the 2009 Merger Agreement, merger sub was merged with and into RPC and RPC survived such merger as our wholly-owned subsidiary. This merger is referred to herein as the 2009 Merger.  Immediately prior to the 2009 Merger and in connection therewith, we effected a 1-for-17 reverse stock split of our common stock and changed our corporate name to “Raptor Pharmaceutical Corp.”

As of immediately following the effective time of the 2009 Merger, RPC’s stockholders (as of immediately prior to such 2009 Merger) owned approximately 95% of our outstanding common stock and our stockholders (as of immediately prior to such 2009 Merger) owned approximately 5% of our outstanding common stock, in each case without taking into account any of our or RPC’s shares of common stock, respectively, that were issuable pursuant to outstanding options or warrants of ours or RPC, respectively, outstanding as of the effective time of the 2009 Merger. Although RPC became our wholly-owned subsidiary, RPC was the “accounting acquirer” in the 2009 Merger and its board of directors and officers manage and operate the combined company. Our common stock currently trades on the NASDAQ Capital Market under the ticker symbol, “RPTP.”

Purchase of Convivia™

In October 2007, prior to the 2009 Merger, RPC purchased certain assets of Convivia, Inc., or Convivia, including intellectual property, know-how and research reports related to a product candidate targeting liver ALDH2 deficiency, a genetic metabolic disorder. RPC hired Convivia’s chief executive officer and founder, Thomas E. (Ted) Daley, as the President of its clinical development division. In exchange for the assets related to the ALDH2 deficiency program, what we now call Convivia™, RPC issued to Convivia 200,000 shares of its common stock, an additional 200,000 shares of its common stock to a third party in settlement of a convertible loan between the third party and Convivia, and another 37,500 shares of its common stock in settlement of other obligations of Convivia. Mr. Daley, as the former sole stockholder of Convivia, may earn additional shares of our common stock based on certain triggering events or milestones related to the development of the Convivia assets. In addition, Mr. Daley may earn cash bonuses based on the same triggering events pursuant to his employment agreement. In January 2008, Mr. Daley earned a $30,000 cash bonus pursuant to his employment agreement as a result of the milestone of our execution of a formulation agreement for manufacturing Convivia™ with Patheon. In March 2008, RPC issued to Mr. Daley 100,000 shares of its common stock pursuant to the Convivia purchase agreement as a result of the milestone of our execution of an agreement to supply us with the active pharmaceutical ingredient for Convivia™ and two $10,000 cash bonuses pursuant to his employment agreement for reaching his six-month and one-year employment anniversaries. In October 2008, RPC issued to Mr. Daley 100,000 shares of its common stock valued at $27,000 and a $30,000 cash bonus as a result of fulfilling a clinical milestone.   Due to the 2009 Merger, the 200,000, 200,000, 37,500, 100,000 and 100,000 shares RPC, respectively, described above, became 46,625, 46,625, 8,742, 23,312 and 23,312 shares of our common stock, respectively.

Purchase of DR Cysteamine

In December 2007, prior to the 2009 Merger, through a merger between Encode Pharmaceuticals, Inc., or Encode, and Raptor Therapeutics, RPC purchased certain assets, including the clinical development rights to DR Cysteamine. Under the terms of and subject to the conditions set forth in the merger agreement, RPC issued 3,444,297 shares of its common stock to the stockholders of Encode, or Encode Stockholders, options, or Encode Options, to purchase up to, in the aggregate, 357,427 shares of its common stock to the optionholders of Encode, or Encode Optionholders, and warrants, or Encode Warrants, to purchase up to, in the aggregate, 1,098,276 shares of its common stock to the warrantholders of Encode, or Encode Warrantholders, and together with the Encode Stockholders and Encode Optionholders, referred to herein collectively as the Encode Securityholders, as of the date of such agreement.  Due to the 2009 Merger, the 3,444,296 shares of RPC’s common stock, the 357,427 Encode Options and 1,098,276 Encode Warrants, respectively, became 802,946 shares of our common stock, Encode Options to purchase 83,325 shares of our common stock and Encode Warrants to purchase 256,034 shares of our common stock, respectively.  The Encode Securityholders are eligible to receive up to an additional 559,496 shares of our common stock, Encode Options and Encode Warrants to purchase our common stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program, if completed within the five year anniversary date of the merger agreement.

As a result of the Encode merger, we received the exclusive worldwide license to DR Cysteamine, referred to herein as the License Agreement, developed by clinical scientists at the UCSD, School of Medicine. In consideration of the grant of the license, we are obligated to pay an annual maintenance fee of $15,000 until we begin commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, we are obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year we begin commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, we are obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. In addition, we are obligated, among other things, to spend annually at least $200,000 for the development of products (which we satisfied, as of August 31, 2009 by spending approximately $4.1 million on such programs) pursuant to the License Agreement. To-date, we have paid $270,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH. To the extent that we fail to perform any of our obligations under the License Agreement, UCSD may terminate the license or otherwise cause the license to become non-exclusive.

Company History

Corporate Structure

We were initially incorporated in Nevada on July 29, 1997 as Axonyx Inc. In October 2006, Axonyx Inc. and its then-wholly-owned subsidiary completed a reverse merger, business combination with TorreyPines Therapeutics, Inc., reincorporated in Delaware and changed our corporate name to “TorreyPines Therapeutics, Inc.”

On September 29, 2009, we and a wholly-owned subsidiary completed a reverse merger, business combination with RPC pursuant to which RPC became our wholly-owned subsidiary.  Immediately prior to such time, we changed our corporate name to “Raptor Pharmaceutical Corp.” After such merger, our common stock began trading on the NASDAQ Capital Market and currently trades under the ticker symbol “RPTP.”  This merger is referred to herein as the 2009 Merger.  Immediately prior to the 2009 Merger and in connection therewith, we effected a 1-for-17 reverse stock split of our common stock.

RPC was incorporated in the State of Nevada on April 1, 2002 under the name of Highland Clan Creations Corp., or HCCC. On June 9, 2006, HCCC merged with RPC which was incorporated on May 5, 2006 in Delaware. As a result, HCCC was reincorporated from the State of Nevada to the State of Delaware and changed its corporate name to “RPC” HCC was a publicly traded company quoted on the OTC Bulletin Board and upon such merger, its common stock traded on the OTC Bulletin Board under the ticker “RPTP.”  Our principal executive office is located at 9 Commercial Blvd., Suite 200, Novato, CA 94949.  Our phone number is (415) 382-8111.

On May 25, 2006, RPC acquired 100% of the outstanding capital stock of Raptor Discoveries (f/k/a Raptor Pharmaceutical Inc.) (incorporated in Delaware on September 8, 2005), a development-stage research and development company and on June 9, 2006, RPC disposed of its former wholly-owned subsidiary, Bodysentials Health & Beauty Inc., which sold nutritional milkshakes and drinks on the Internet. On August 1, 2007, RPC formed Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.) as its wholly-owned subsidiary for the purpose of developing clinical-stage drug product candidates through to commercialization.

Financing History of RPC

Initial Investors

On May 25, 2006, in exchange for all of the outstanding common stock of Raptor Pharmaceutical Inc., RPC issued 8,000,000 shares of common stock to the-then Raptor Pharmaceutical Inc. stockholders including 3,000,000 shares of its common stock to each of Christopher M. Starr, Ph.D., and Todd C. Zankel, Ph.D., our Chief Executive Officer and Chief Scientific Officer, respectively, 1,000,000 shares of its common stock to Erich Sager, a member of our board of directors and 1,000,000 shares of its common stock to an unrelated third party. These initial stockholders of Raptor Pharmaceutical Inc. purchased common stock of Raptor Pharmaceutical Inc. when it was a privately held company for the following amounts of proceeds: Dr. Starr $5,000; Dr. Zankel $5,000; Mr. Sager $100,000 and the unrelated third party $200,000.  Due to the 2009 Merger, the 3,000,000, 3,000,000, 1,000,000 and 1,000,000 shares of common stock of RPC, respectively, described above, became 699,370, 699,370, 233,123 and 233,123 shares of our common stock, respectively.

$5 Million Financing and the 2006 Reverse Merger

Pursuant to an agreement dated March 8, 2006, with HCCC, on May 25, 2006, RPC closed a $5 million financing concurrent with a reverse merger. As part of that agreement, HCCC loaned RPC $0.2 million to be repaid with accrued interest upon the earlier of six months or the closing of the financing. Also, the agreement stated that pending the closing of at least a $3.5 million financing, HCCC would be obligated to issue 800,000 units as fees to a placement agent and $30,000 in commissions to an investment broker. In the financing HCCC sold 8,333,333 units of RPC at $0.60 per unit. Each such unit consisted of one share of RPC’s common stock and one common stock purchase warrant exercisable for one share of RPC’s common stock at $0.60 per share. The warrants were exercisable for 18 months and expired on November 25, 2007. Gross proceeds from the financing were $5 million and net proceeds after the repayment of the $0.2 million loan plus interest and the deduction of commissions and legal fees totaled approximately $4.6 million. Prior to the warrants expiring, RPC received $3,895,000 in gross proceeds from the exercise of warrants in exchange for 6,491,667 shares of its common stock.  Due to the 2009 Merger, each such share of common stock of RPC (including such common stock issued pursuant to the exercise of warrants) issued pursuant to such financing and reverse merger outstanding as of immediately prior to the 2009 Merger, was exchanged for 0.2331234 shares of our common stock.

Issuance of Common Stock Pursuant to Stock Option Exercises

Since inception, RPC received $15,044 from the exercise of stock options resulting in the issuance of 6,345 shares of its common stock. Our common stock outstanding as of April 20, 2010 was 22,725,398 shares.

RPC’s 2008 and 2009 Private Placements and Warrant Exchange

During May and June 2008, prior to the 2009 Merger, RPC, issued an aggregate of 20,000,000 units of its securities, each unit comprised of one share of its common stock and one warrant to purchase one half of one share of its common stock, at a unit purchase price of $0.50 per unit, in a private placement with various accredited investors. The warrants, exercisable for two years from closing of such private placement, as initially issued, entitled such investors to purchase up to an aggregate of 10,000,000 shares of RPC’s common stock at an exercise price of $0.75 per share during the first year and $0.90 per share during the second year. In connection with this private placement, RPC issued placement agents warrants to purchase in the aggregate 2,100,000 shares of its common stock at an exercise price of $0.55 per share for a five year term and it paid to such placement agents cash fees totaling $700,000. Such placement agent warrants contained a cashless (net exercise) feature that allows its holders, under certain circumstances, to exercise such warrants without making any cash payment. Of the placement agents compensated, Limetree Capital was issued warrants to purchase 1,882,650 shares of RPC’s common stock and was paid cash commissions of $627,550. Erich Sager, one of our board members, serves on the board of directors of Limetree Capital and is a founding partner thereof.

In July 2009, prior to the 2009 Merger, RPC closed a warrant exchange offer with those investor-warrant holders who were holders of the warrants to purchase its common stock issued in connection with its May and June 2008 private placement, as described above, of the right to exchange such warrants and subscribe for new warrants to purchase shares of RPC’s common stock at an exercise price of $0.30 per share (to the extent such new warrants were exercised (in whole or in part) on or before July 17, 2009). Pursuant to such warrant exchange, new warrants were exercised for an aggregate amount of 8,715,000 shares of RPC’s common stock which resulted in aggregate proceeds to RPC of $2,614,500.

In August 2009, prior to the 2009 Merger, RPC, issued an aggregate of 7,456,250 units of its securities, each unit comprised of one share of its common stock and one warrant to purchase one half of one share of its common stock, at a unit purchase price of $0.32 per unit, in a private placement with various accredited investors. The warrants, exercisable for two years from closing of such private placement, as initially issued, entitled such investors to purchase up to an aggregate of 3,728,125 shares of RPC’s common stock at an exercise price of $0.60 per share during the first year and $0.75 per share during the second year. In connection with this private placement, RPC issued Limetree Capital, the placement agent in such private placement, warrants to purchase in the aggregate 556,500 shares of its common stock at an exercise price of $0.35 per share for a five year term and it paid to such placement agent cash fees totaling $59,360. Such placement agent warrants contained a cashless (net exercise) feature that allows its holders, under certain circumstances, to exercise such warrants without making any cash payment.

As a result of the 2009 Merger, (i) the 20,000,000 shares of RPC’s common stock issued in the 2008 private placement, the 8,715,000 shares of RPC’s common stock issued as a result of the warrant exchange, and the

7,456,250 shares of RPC’s common stock issued in the 2009 private placement, were converted into the right to receive an aggregate of 8,432,364 shares of our common stock, (ii) the warrants issued in the 2008 private placement to investors to purchase 10,000,000 shares of RPC’s common stock at exercise prices of $0.75 and $0.90 per share, depending on when exercised, which, after the warrant exchange, were reduced to warrants to purchase 1,285,000 shares of RPC’s common stock, and the warrants issued in the 2009 private placement to investors to purchase 3,728,125 shares of RPC’s common stock at exercise prices of $0.60 and $0.75 per share, depending on when exercised, were converted into the right to receive warrants to purchase 299,563 shares of our common stock at exercise prices of $3.21 and $3.86 per share, depending on when exercised, and warrants to purchase 869,114 shares of our common stock at exercise prices of $2.57 and $3.21 per share, depending on when exercised, respectively, and (iii) the warrants issued in the 2008 private placement to such placement agents to purchase 2,100,000 shares of RPC’s common stock at an exercise price of $0.55 per share (after the exercise by a certain placement agent of a warrant to purchase 101,850 shares of RPC’s common stock but prior to the effective time of the 2009 Merger), and the warrants issued in the 2009 private placement to such placement agent to purchase 556,500 shares of RPC’s common stock at an exercise price of $0.35 per share, were converted into the right to receive warrants to purchase 465,816 shares of our common stock at an exercise price of $2.36, 23,744 shares of our common stock, and warrants to purchase 129,733 shares of our common stock at an exercise price of $1.50, respectively. Other than as described herein, none of the other provisions of such warrants were changed, including, with respect to the placement agent warrants, the cashless (net exercise) feature.

We filed a registration statement with the Securities Exchange Commission, or the SEC, covering the resale of 5,557,865 shares of our common stock, including common stock issuable upon the exercise of the warrants, on October 13, 2009.  Such registration statement covers certain of our common stock as described above.

Post-Merger Financing - Registered Direct Offering

On December 17, 2009, we entered into a Placement Agent Agreement with Ladenburg Thalmann & Co. Inc. as placement agent or Placement Agent, relating to the issuance and sale to the Investors (as defined below) pursuant to a registered direct offering, or the Offering, of up to 3,747,558  units, or the Units, consisting of (i) 3,747,558 shares of our common stock, (ii) warrants to purchase an aggregate of up to 1,873,779 shares of the our common stock (and the shares of common stock issuable from time to time upon exercise of such warrants), or the Series A Warrants, and (iii) warrants to purchase an aggregate of up to 1,873,779 shares of the our common stock (and the shares of common stock issuable from time to time upon exercise of such warrants), or the Series B Warrants, and collectively with the Series A Warrants we refer to as Investor Warrants.

The Placement Agent for the Offering received a placement fee equal to 6.5% of the gross cash proceeds to us from the Offering of the Units or $487,183 (excluding any consideration that may be paid in the future upon exercise of the Warrants), a warrant to purchase up to an aggregate of 74,951 shares of our common stock at $2.50 per share (valued at approximately $52,000 using the following Black-Scholes pricing model assumptions: risk-free interest rate 2.23%; expected term 5 years and annual volatility 49.28%) and $25,000 in out-of-pocket accountable expenses.  The warrant issued to the Placement Agent has the same terms and conditions as the Investor Warrants except that the exercise price is 125% of the public offering price per share or $2.50 per share, and the expiration date is five years from the effective date of that certain shelf registration statement on Form S-3 (Registration No. 333-162374) which was declared effective by the SEC on November 5, 2009.

In connection with the Offering, following execution of the Placement Agent Agreement, we also entered into a definitive securities purchase agreement or Purchase Agreement, dated as of December 17, 2009, with 33 investors set forth on the signature pages thereto collectively referred to as Investors with respect to the Offering of the Units, whereby, on an aggregate basis, the Investors agreed to purchase 3,747,558 Units for a negotiated purchase price of $2.00 per Unit, amounting to gross proceeds of approximately $7.5 million and estimated net proceeds after commissions and expenses of approximately $6.9 million.  Each Unit consists of one share of our common stock, one Series A Warrant exercisable for 0.5 of a share of the our common stock and one Series B Warrant exercisable for 0.5 of a share of our common stock. The shares of our common stock and the Warrants were issued separately.  The Series A Warrants will be exercisable during the period beginning one hundred eighty (180) days after the date of issue and ending on the fifth (5th) anniversary of the date of issue.  The Series B Warrants will be exercisable during the period beginning one hundred eighty (180) days after the date of issue and ending on the eighteen (18) month anniversary of the date of issue.  The Investor Warrants have a per share exercise price of

$2.45.  The Series A Warrants were valued at $1.3 million (using the following Black-Scholes pricing model assumptions: risk-free interest rate 2.23%; expected term 5 years and annual volatility 49.28%) and the Series B Warrants were valued at $0.5 million (using the following Black-Scholes pricing model assumptions: risk-free interest rate 0.56%; expected term 18 months and annual volatility 49.28%).  Based on the underlying terms of the Investor Warrants and Placement Agent Warrants, the Investor Warrants are classified as liability on our consolidated financial statements.

Securities Offered

Common stock offered by selling stockholder:	4,500,000 shares
Use of proceeds:	LPC will receive all net proceeds from sale by LPC of our common stock covered by this prospectus. We will not receive any proceeds from any such sale. See “Use of Proceeds” on page 32.
Risk Factors	See “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the shares.
NASDAQ Ticker Symbol:	RPTP
The Offering

On April 16, 2010, we executed a purchase agreement, or the Purchase Agreement, and a registration rights agreement, or the Registration Rights Agreement, with LPC.  Under the Purchase Agreement, LPC is obligated to purchase from us up to $15 million of our common stock, from time to time over a twenty-five (25) month period.

Pursuant to the Registration Rights Agreement, we have filed a registration statement that includes this prospectus with the U.S. Securities and Exchange Commission or SEC covering the shares that have been issued or may be issued to LPC under the Purchase Agreement.  Except for the initial 145,033 shares issued as a commitment fee, we do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part.  Thereafter, over approximately 25 months, generally we have the right to direct LPC to purchase up to $15,000,000 of our common stock in amounts up to $100,000 as often as every two business days under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances.  No sales of shares may occur at a purchase price below $1.50 per share.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days notice.  We issued 145,033 shares of our common stock to LPC as a commitment fee for entering into the agreement, and we are obligated to issue up to 217,549 shares pro rata as LPC purchases up to $15,000,000 of our common stock as directed by us.

As of April 20, 2010, there were 22,725,398 shares of our common stock outstanding (19,825,291 shares held by non-affiliates) excluding the 4,500,000 shares offered by LPC pursuant to this prospectus, none of which we had issued as of April 20, 2010, except for the 145,033 shares issued to LPC as a commitment fee.  4,500,000 shares are offered hereby consisting of 4,137,418 shares that we may sell to LPC, 145,033 shares we have issued as a commitment fee, and 217,549 shares that we are obligated to issue to LPC as a commitment fee pro rata as up to $15,000,000 of our common stock is purchased by LPC.  If all of the 4,500,000 shares offered by LPC hereby were issued and outstanding as of April 20, 2010, such shares would represent 17% of the total common stock outstanding or 19% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.

Under the Purchase Agreement and the Registration Rights Agreement, we are required to register and this prospectus covers (1) 145,033 shares which have already been issued to LPC, (2) an additional 217,549 shares which we are obligated to issue to LPC in the future as a commitment fee pro rata as we receive the $15 million of future funding from LPC and (3) up to 4,137,418 shares which we may sell to LPC after the registration statement of which this prospectus forms a part is declared effective.  Under the Purchase Agreement, we have the right but not the obligation to sell more than the 4,137,418 shares, 18.2% of our shares of common stock outstanding on April 20, 2010, to LPC. As of the date hereof, we do not currently have any plans or intent to issue to LPC any shares beyond the 4,500,000 shares offered hereby.  However, if we elect to issue more than the 4,500,000 shares (which we have the right but not the obligation to do), we must first register under the Securities Act of 1933, as amended, or the Securities Act, any additional shares we may elect to sell to LPC before we can sell such additional shares, which could cause substantial dilution to our stockholders. In addition, in the event that we decide to issue more than 4,500,000 shares, i.e., greater than 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement, we would first be required to seek stockholder approval in order to be in compliance with the Nasdaq Capital Market rules. The number of shares ultimately offered for sale by LPC hereunder is dependent upon the number of shares purchased by LPC under the Purchase Agreement.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you decide to invest in our securities, you should consider carefully all of the information in this registration statement, including the risks described below, as well as other information included in this prospectus, particularly the specific risk factors discussed in the sections titled “Risk Factors” contained in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.  Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our common stock could decline and you could lose all or part of your investment.  You should also refer to the other information contained in this prospectus, or incorporated herein by reference, including our financial statements and the notes to those statements, and the information set forth under the caption “Forward Looking Statements.”   The risks described below and contained in our other periodic reports are not the only ones that we face.  Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related to Our Business

If we fail to obtain the capital necessary to fund our operations, our financial results, financial condition and our ability to continue as a going concern will be adversely affected and we will have to delay or terminate some or all of our product development programs.

Our condensed consolidated financial statements as of February 28, 2010 have been prepared assuming that we will continue as a going concern. As of February 28, 2010, we had an accumulated deficit of approximately $29.0 million. We expect to continue to incur losses for the foreseeable future and will have to raise substantial cash to fund our planned operations.  Our recurring losses from operations and our stockholders’ deficit raise substantial doubt about our ability to continue as a going concern and, as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements for the year ended August 31, 2009, with respect to this uncertainty. We will need to generate significant revenue or raise additional capital to continue to operate as a going concern. In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to raise additional capital.

We believe our cash and cash equivalents at February 28, 2010 will be sufficient to meet our obligations into the third calendar quarter of 2010. We are currently in the process of negotiating strategic partnerships and collaborations in order to fund our preclinical and clinical programs into 2011. We are also reviewing a few equity and debt financing proposals, in addition to the LPC facility, to provide potential funding beginning in the second calendar quarter of 2010. If we do not enter into any such partnership or collaboration agreement or equity offering, either of which will result in significant additional capital for us in the next two months, we will be forced to scale down our expenditures as described herein or possibly cease operations.

We may direct LPC to purchase up to $15,000,000 of shares of our common stock under our Purchase Agreement with LPC over a 25 month period, generally in amounts of up to $100,000 every 2 business days. However, LPC does not have the right nor the obligation to purchase any shares of our common stock on any business day that the purchase price of our common stock is less than $1.50 per share.  The last closing date price of a share of our common stock on April 21, 2010 was $1.77. We registered 4,137,418 shares for sale by LPC pursuant to this prospectus (not including the commitment shares that have been issued or are issuable to LPC); however, the selling price of our common stock to LPC will have to average at least $3.63 per share for us to receive the maximum proceeds of $15 million under the LPC Purchase Agreement.  Assuming a purchase price of $1.50 per share (the minimum price of the common stock) and the purchase by LPC of the full 4,137,418 shares under the purchase agreement, proceeds to us would only be approximately $6.2 million unless we choose to register more than 4,137,418 shares for sale to LPC under the Purchase Agreement, which, subject to the approval of our board of directors, we have the right, but not the obligation, to do.  In the event we elect to issue more than 4,500,000 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC.  In addition, in the event that we decide to issue more than 4,500,000, i.e., greater than 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement, we would first be required to seek shareholder approval in order to be in compliance with the Nasdaq Capital Market rules.

The extent to which we rely on LPC as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources.  Specifically, LPC does not have the right nor the obligation to purchase any shares of our common stock on any business days that the purchase price of our common stock is less than $1.50 per share.  If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive, and if other sources of funding are available to us, we may determine not to sell shares to LPC under the Purchase Agreement.

Even if we sell to LPC all $15,000,000 of our common stock under the LPC Purchase Agreement, we will still need additional capital to fully implement our business, operating and development plans.  We will need to sell equity or debt securities to raise significant additional funds. The sale of additional securities is likely to result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms satisfactory to us or at all. We may be unable to raise additional financing due to a variety of factors, including our financial condition, the status of our research and development programs, and the general condition of the financial markets. If we fail to raise significant additional financing, we will have to delay or terminate some or all of our research and development programs, our financial condition and operating results will be adversely affected and we may have to cease our operations.

If we obtain significant additional financing, we expect to continue to spend substantial amounts of capital on our operations for the foreseeable future. The amount of additional capital we will need depends on many factors, including:

•	the progress, timing and scope of our preclinical studies and clinical trials;

•	the time and cost necessary to obtain regulatory approvals;

•	the time and cost necessary to develop commercial manufacturing processes, including quality systems, and to build or acquire manufacturing capabilities;

•	the time and cost necessary to respond to technological and market developments; and

•
any changes made or new developments in our existing collaborative, licensing and other corporate relationships or any new collaborative, licensing and other commercial relationships that we may establish.

Moreover, our fixed expenses such as rent, collaboration and license payments and other contractual commitments are substantial and will likely increase in the future. These fixed expenses are likely to increase because we expect to enter into:

•	additional licenses and collaborative agreements;

•	contracts for manufacturing, clinical and preclinical research, consulting, maintenance and administrative services; and

•	financing facilities.

We are an early development stage company and have not generated any revenues to date and have a limited operating history. Many of our drug product candidates are in the concept stage and have not undergone significant testing in preclinical studies or any testing in clinical trials. Moreover, we cannot be certain that our research and development efforts will be successful or, if successful, that our drug product candidates will ever be approved for sale or generate commercial revenues. We have a limited relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of drug product candidates either in preclinical testing or in clinical trials, failure to establish business relationships, and competitive disadvantages against larger and more established companies.

The current disruptions in the financial markets could affect our ability to obtain financing on favorable terms (or at all).

The U.S. credit markets have recently experienced historic dislocations and liquidity disruptions which have caused financing to be unavailable in many cases and, even if available, have caused the cost of prospective financings to increase. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers able to find financing less attractive, and in many cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the debt and equity markets may negatively impact our ability to access financing on favorable terms or at all. In addition, Federal legislation to deal with the current disruptions in the financial markets could have an adverse affect on our ability to raise other types of financing.

Even if we are able to develop our drug product candidates, we may not be able to receive regulatory approval, or if approved, we may not be able to generate significant revenues or successfully commercialize our products, which would adversely affect our financial results and financial condition and we would have to delay or terminate some or all of our research product development programs.

All of our drug product candidates are at an early stage of development and will require extensive additional research and development, including preclinical testing and clinical trials, as well as regulatory approvals, before we can market them.  Since our inception in 1997, and since Raptor Pharmaceuticals Corp. began operations in 2005, both companies have dedicated substantially all of their resources to the research and development of their technologies and related compounds. All of our compounds currently are in preclinical or clinical development, and none have been submitted for marketing approval. Our preclinical compounds may not enter human clinical trials on a timely basis, if at all, and we may not develop any product candidates suitable for commercialization.   We cannot predict if or when any of the drug product candidates we intend to develop will be approved for marketing. There are many reasons that we may fail in our efforts to develop our drug product candidates. These include:

•	the possibility that preclinical testing or clinical trials may show that our drug product candidates are ineffective and/or cause harmful side effects;

•	our drug product candidates may prove to be too expensive to manufacture or administer to patients;

•	our drug product candidates may fail to receive necessary regulatory approvals from the FDA or foreign regulatory authorities in a timely manner, or at all;

•	our drug product candidates, if approved, may not be produced in commercial quantities or at reasonable costs;

•	our drug product candidates, if approved, may not achieve commercial acceptance;

•	regulatory or governmental authorities may apply restrictions to our drug product candidates, which could adversely affect their commercial success; and

•	the proprietary rights of other parties may prevent us or our potential collaborative partners from marketing our drug product candidates.

If we fail to develop our drug product candidates, our financial results and financial condition will be adversely affected, we will have to delay or terminate some or all of our research product development programs and may be forced to cease operations.

If we are limited in our ability to utilize acquired or licensed technologies, we may be unable to develop, out-license, market and sell our product candidates, which could cause delayed new product introductions, and/or adversely affect our reputation, any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

We have acquired and licensed certain proprietary technologies, discussed in the following risk factors, and plan to further license and acquire various patents and proprietary technologies owned by third parties. These agreements are critical to our product development programs. These agreements may be terminated, and all rights to the technologies and product candidates will be lost, if we fail to perform our obligations under these agreements and licenses in accordance with their terms including, but not limited to, our ability to make all payments due under such agreements. Our inability to continue to maintain these technologies could materially adversely affect our business, prospects, financial condition, and operating results. In addition, our business strategy depends on the successful development of these licensed and acquired technologies into commercial products, and, therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license, market and sell our product candidates, delay new product introductions, and/or adversely affect our reputation, any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

If the purchase or licensing agreements we entered into are terminated, we will lose the right to use or exploit our owned and licensed technologies, in which case we will have to delay or terminate some or all of our research and development programs, our financial condition and operating results will be adversely affected and we may have to cease our operations.

We entered into an asset purchase agreement with BioMarin Pharmaceutical Inc., or BioMarin, for the purchase of intellectual property related to the receptor-associated protein, or RAP, technology, a licensing agreement with Washington University for mesoderm development protein, or Mesd, and a licensing agreement with UCSD for DR Cysteamine. BioMarin, Washington University and UCSD may terminate their respective agreements with us upon the occurrence of certain events, including if we enter into certain bankruptcy proceedings or if we materially breach our payment obligations and fail to remedy the breach within the permitted cure periods. Although we are not currently involved in any bankruptcy proceedings or in breach of these agreements, there is a risk that we may be in the future, giving BioMarin, Washington University and UCSD the right to terminate their respective agreements with us. We have the right to terminate these agreements at any time by giving prior written notice. If the BioMarin, Washington University or UCSD agreements are terminated by either party, we would be forced to assign back to BioMarin, in the case of the BioMarin agreement, all of our rights, title and interest in and to the intellectual property related to the RAP technology, would lose our rights to the Mesd technology, in the case of the Washington University agreement and would lose our rights to DR Cysteamine, in the case of UCSD. Under such circumstances, we would have no further right to use or exploit the patents, copyrights or trademarks in those respective technologies. If this happens, we will have to delay or terminate some or all of our research and development programs, our financial condition and operating results will be adversely affected, and we may have to cease our operations. If we lose our rights to the intellectual property related to the RAP technology purchased by us from BioMarin, our agreement with Roche regarding the evaluation of therapeutic delivery across the blood-brain barrier utilizing NeuroTrans™ would likely be terminated and any milestone or royalty payments from Roche to us would thereafter cease to accrue.

If we fail to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop our drug product candidates.

Our competitors compete with us to attract established biotechnology and pharmaceutical companies or organizations for acquisitions, joint ventures, licensing arrangements or other collaborations. Collaborations include licensing proprietary technology from, and other relationships with, academic research institutions. If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. Other companies have already begun many drug development programs, which may target diseases that we are also targeting, and have already entered into partnering and licensing arrangements with academic research institutions, reducing the pool of available opportunities.

Universities and public and private research institutions also compete with us. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that we may need for the development of our drug product candidates. We will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. If we are unable to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop new products.

If we do not achieve our projected development goals in the time frames we announce and expect, the credibility of our management and our technology may be adversely affected and, as a result, the price of our common stock may decline.

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings.

From time to time, we may publicly announce the expected timing of some of these milestones. All of these milestones will be based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in many cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stockholders may lose confidence in our ability to meet these milestones and, as a result, the price of our common stock may decline.

Our product development programs will require substantial additional future funding which could impact our operational and financial condition.

It will take several years before we are able to develop marketable drug product candidates, if at all. Our product development programs will require substantial additional capital to successfully complete them, arising from costs to:

•	conduct research, preclinical testing and human studies;

•	establish pilot scale and commercial scale manufacturing processes and facilities; and

•	establish and develop quality control, regulatory, marketing, sales, finance and administrative capabilities to support these programs.

•	Our future operating and capital needs will depend on many factors, including:

•	the pace of scientific progress in our research and development programs and the magnitude of these programs;

•	the scope and results of preclinical testing and human clinical trials;

•	our ability to obtain, and the time and costs involved in obtaining regulatory approvals;

•	our ability to prosecute, maintain, and enforce, and the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	competing technological and market developments;

•	our ability to establish additional collaborations;

•	changes in our existing collaborations;

•	the cost of manufacturing scale-up; and

•	the effectiveness of our commercialization activities.

We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include the success of our research initiatives, regulatory approvals, the timing of events outside our direct control such as negotiations with potential strategic partners and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt or payment of major milestones and other payments.

Significant additional funds will be required to support our operations and if we are unable to obtain them on favorable terms, we may be required to cease or reduce further development or commercialization of our drug product programs, to sell some or all of our technology or assets, to merge with another entity or cease operations.

Uncertainties regarding healthcare reform and third-party reimbursement may impair our ability to raise capital, form collaborations and if any of our product candidates become marketable, sell such products.

The continuing efforts of governmental and third-party payers to contain or reduce the costs of healthcare through various means may harm our business. For example, in some foreign markets, the pricing or profitability of healthcare products is subject to government control. In the United States, there have been, and we expect there will continue to be, a number of federal and state proposals to implement similar government control. The implementation or even the announcement of any of these legislative or regulatory proposals or reforms could harm our business if any of our product candidates become marketable by reducing the prices we or our partners are able to charge for our products (if marketable), impeding our ability to achieve profitability, raise capital or form collaborations.  In addition, the availability of reimbursement from third-party payers determines, in large part, the demand for healthcare products in the United States and elsewhere. Examples of such third-party payers are government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products and third-party payers are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to the market, reimbursement from third-party payers may not be available or may not be sufficient to allow us to sell such products on a competitive or profitable basis.

If we fail to demonstrate efficacy in our preclinical studies and clinical trials our future business prospects, financial condition and operating results will be materially adversely affected.

The success of our development and commercialization efforts will be greatly dependent upon our ability to demonstrate drug product candidate efficacy in preclinical studies, as well as in clinical trials. Preclinical studies involve testing drug product candidates in appropriate non-human disease models to demonstrate efficacy and safety. Regulatory agencies evaluate these data carefully before they will approve clinical testing in humans. If certain preclinical data reveals potential safety issues or the results are inconsistent with an expectation of the drug product candidate’s efficacy in humans, the regulatory agencies may require additional more rigorous testing, before allowing human clinical trials. This additional testing will increase program expenses and extend timelines. We may decide to suspend further testing on our drug product candidates or technologies if, in the judgment of our management and advisors, the preclinical test results do not support further development.

Moreover, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process may fail to demonstrate that our drug product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a drug product candidate and may delay development of other drug product candidates. Any delay in, or termination of, our preclinical testing or clinical trials will delay the filing of our investigational new drug application, or IND, and new drug application, or NDA, as applicable, with the FDA and, ultimately, our ability to commercialize our drug product candidates and generate product revenues. In addition, some of our clinical trials will involve small patient populations. Because of the small sample size, the results of these early clinical trials may not be indicative of future results. Following successful preclinical testing, drug product candidates will need to be tested in a clinical development program to provide data on safety and efficacy prior to becoming eligible for product approval and licensure by regulatory agencies. From first clinical trial through product approval can take at least eight years, on average in the U.S.

If any of our future clinical development drug product candidates become the subject of problems, including those related to, among others:

•	efficacy or safety concerns with the drug product candidates, even if not justified;

•	unexpected side-effects;

•	regulatory proceedings subjecting the drug product candidates to potential recall;

•	publicity affecting doctor prescription or patient use of the drug product candidates;

•	pressure from competitive products; or

•	introduction of more effective treatments,

our ability to sustain our development programs will become critically compromised. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the suspension or termination of our clinical programs.

Each clinical phase is designed to test attributes of drug product candidates and problems that might result in the termination of the entire clinical plan can be revealed at any time throughout the overall clinical program. The failure to demonstrate efficacy in our clinical trials would have a material adverse effect on our future business prospects, financial condition and operating results.

If we do not obtain the support of new, and maintain the support of existing, key scientific collaborators, it may be difficult to establish products using our technologies as a standard of care for various indications, which may limit our revenue growth and profitability and could have a material adverse effect on our business, prospects, financial condition and operating results.

We will need to establish relationships with additional leading scientists and research institutions. We believe that such relationships are pivotal to establishing products using our technologies as a standard of care for various indications. Although we have established a Medical and Scientific Advisory Board and research collaborations, there is no assurance that our Advisory Board members and our research collaborators will continue to work with us or that we will be able to attract additional research partners. If we are not able to maintain existing or establish new scientific relationships to assist in our research and development, we may not be able to successfully develop our drug product candidates.

If the manufacturers upon whom we rely fail to produce in the volumes and quality that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical manufacturers, we may face delays in the development and commercialization of, or be unable to meet demand for, our products, if any, and may lose potential revenues.

We do not currently manufacture our drug product candidates and do not currently plan to develop the capacity to do so. The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Our third-party manufacturers and key suppliers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes, unstable political environments at foreign facilities or financial difficulties. If these manufacturers or key suppliers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, our ability to timely launch any potential product candidate, if approved, would be jeopardized.

In addition, all manufacturers and suppliers of pharmaceutical products must comply with cGMP requirements enforced by the FDA, through its facilities inspection program. The FDA is likely to conduct inspections of our third party manufacturer and key supplier facilities as part of their review of any of our NDAs. If our third party manufacturers and key suppliers are not in compliance with cGMP requirements, it may result in a delay of approval, particularly if these sites are supplying single source ingredients required for the manufacture of any potential product. These cGMP requirements include quality control, quality assurance and the maintenance of records and documentation. Furthermore, regulatory qualifications of manufacturing facilities are applied on the basis of the specific facility being used to produce supplies. As a result, if a manufacturer for us shifts production from one facility to another, the new facility must go through a complete regulatory qualification and be approved by regulatory authorities prior to being used for commercial supply. Our manufacturers may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied is compromised due to a our third party manufacturer’s or key supplier’s failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our products.

If we fail to obtain or maintain orphan drug exclusivity for some of our drug product candidates, our competitors may sell products to treat the same conditions and our revenues will be reduced.

As part of our business strategy, we intend to develop some drugs that may be eligible for FDA and European Union, or EU, orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined as a patient population of less than 200,000 in the U.S. The company that first obtains FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years. Orphan drug exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Similar regulations are available in the EU with a 10-year period of market exclusivity.

Because the extent and scope of patent protection for some of our drug products is particularly limited, orphan drug designation is especially important for our products that are eligible for orphan drug designation. For eligible drugs, we plan to rely on the exclusivity period under Orphan Drug Act designation to maintain a competitive position. If we do not obtain orphan drug exclusivity for our drug products that do not have patent protection, our competitors may then sell the same drug to treat the same condition and our revenues will be reduced.

Even though we have obtained orphan drug designation for DR Cysteamine for the potential treatment of nephropathic cystinosis, the potential treatment of HD and the potential treatment of Batten Disease and even if we obtain orphan drug designation for our future drug product candidates, due to the uncertainties associated with developing pharmaceutical products, we may not be the first to obtain marketing approval for any orphan indication. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.

The fast-track designation for our drug product candidates, if obtained, may not actually lead to a faster review process and a delay in the review process or in the approval of our products will delay revenue from the sale of the products and will increase the capital necessary to fund these product development programs.

Although we have received Orphan Drug Designations from the FDA as described above, our drug product candidates may not receive an FDA fast-track designation or priority review. Without fast-track designation, submitting an NDA and getting through the regulatory process to gain marketing approval is a lengthy process. Under fast-track designation, the FDA may initiate review of sections of a fast-track drug’s NDA before the application is complete. However, the FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, the fast-track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process. Under the FDA policies, a drug candidate is eligible for priority review, or review within a six-month time frame from the time a complete NDA is accepted for filing, if the drug candidate provides a significant improvement compared to marketed drugs in the treatment, diagnosis or prevention of a disease. A fast-track designated drug candidate would ordinarily meet the FDA’s criteria for priority review. The fast-track designation for our drug product candidates, if obtained, may not actually lead to a faster review process and a delay in the review process or in the approval of our products will delay revenue from the sale of the products and will increase the capital necessary to fund these product development programs.

Because the target patient populations for some of our products are small, we must achieve significant market share and obtain high per-patient prices for our products to achieve profitability.

Our clinical development of DR Cysteamine targets diseases with small patient populations, including nephropathic cystinosis and HD. If we are successful in developing DR Cysteamine and receive regulatory approval to market DR Cysteamine for a disease with a small patient population, the per-patient prices at which we could sell DR Cysteamine for these indications are likely to be relatively high in order for us to recover our development costs and achieve profitability. We believe that we will need to market DR Cysteamine for these indications worldwide to achieve significant market penetration of this product.

We may not be able to market or generate sales of our products to the extent anticipated.

Assuming that we are successful in developing our drug product candidates and receive regulatory clearances to market our products, our ability to successfully penetrate the market and generate sales of those products may be limited by a number of factors, including the following:

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Certain of our competitors in the field have already received regulatory approvals for and have begun marketing similar products in the U.S., the EU, Japan and other territories, which may result in greater physician awareness of their products as compared to ours.

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Information from our competitors or the academic community indicating that current products or new products are more effective than our future products could, if and when it is generated, impede our market penetration or decrease our future market share.

•	Physicians may be reluctant to switch from existing treatment methods, including traditional therapy agents, to our future products.

•	The price for our future products, as well as pricing decisions by our competitors, may have an effect on our revenues.

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Our future revenues may diminish if third-party payers, including private healthcare coverage insurers and healthcare maintenance organizations, do not provide adequate coverage or reimbursement for our future products.

There are many difficult challenges associated with developing proteins that can be used to transport therapeutics across the blood-brain barrier.

Our RAP technology has a potential clinical use as a drug transporter through the blood-brain barrier. However, we do not know that our technology will work or work safely. Many groups and companies have attempted to solve the critical medical challenge of developing an efficient method of transporting therapeutic proteins from the blood stream into the brain. Unfortunately, these efforts to date have met with little success due in part to a lack of adequate understanding of the biology of the blood-brain barrier and to the enormous scientific complexity of the transport process itself.  In the research and development of our RAP technology, we will certainly face many of the same issues that have caused these earlier attempts to fail. It is possible that:

•	We or our collaborator/licensee will not be able to produce enough RAP drug product candidates for testing;

•	the pharmacokinetics, or where the drug distributes in the body, of our RAP drug product candidates will preclude sufficient binding to the targeted receptors on the blood-brain barrier;

•	the targeted receptors are not transported across the blood-brain barrier;

•	other features of the blood-brain barrier, apart from the cells, block access molecules to brain tissue after transport across the cells;

•	the targeted receptors are expressed on the blood-brain barrier at densities insufficient to allow adequate transport of our RAP drug product candidates into the brain;

•	targeting of the selected receptors induces harmful side-effects which prevent their use as drugs; or

•	that we or our collaborator/licensee’s RAP drug product candidates cause unacceptable side-effects.

Any of these conditions may preclude the use of RAP or RAP fusion compounds from potentially treating diseases affecting the brain.

If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our drug product candidates, then our technologies and future drug product candidates may be rendered less competitive.

We face significant competition from industry participants that are pursuing similar technologies that we are pursuing and are developing pharmaceutical products that are competitive with our drug product candidates. Nearly all of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, drug product candidates or processes becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like we are developing may limit the drug’s market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

Our reliance on third parties, such as collaborators, university laboratories, contract manufacturing organizations and contract or clinical research organizations, may result in delays in completing, or a failure to complete, preclinical testing or clinical trials if they fail to perform under our agreements with them.

In the course of product development, we may engage university laboratories, other biotechnology or companies or contract or clinical manufacturing organizations to manufacture drug material for us to be used in preclinical and clinical testing and collaborators and contract or clinical research organizations to conduct and manage preclinical studies and clinical trials. If we engage these organizations to help us with our preclinical and clinical programs, many important aspects of this process have been and will be out of our direct control. If any of these organizations we may engage in the future fail to perform their obligations under our agreements with them or fail to perform preclinical testing and/or clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of any of our drug product candidates. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials, regulatory filings and the potential market approval of our drug product candidates.

Companies and universities that have licensed product candidates to us for research, clinical development and marketing are sophisticated competitors that could develop similar products to compete with our products which could reduce our future revenues.

Licensing our product candidates from other companies, universities or individuals does not always prevent them from developing non-identical but competitive products for their own commercial purposes, nor from pursuing patent protection in areas that are competitive with us. While we seek patent protection for all of our owned and licensed product candidates, our licensors or assignors who created these product candidates are experienced scientists and business people who may continue to do research and development and seek patent protection in the same areas that led to the discovery of the product candidates that they licensed or assigned to us. By virtue of the previous research that led to the discovery of the drugs or product candidates that they licensed or assigned to us, these companies, universities, or individuals may be able to develop and market competitive products in less time than might be required to develop a product with which they have no prior experience and may reduce our future revenues from such product candidates.

Any product revenues could be reduced by imports from countries where our product candidates are available at lower prices.

Even if we obtain FDA approval to market our potential products in the United States, our sales in the United States may be reduced if our products are imported into the United States from lower priced markets, whether legally or illegally. In the United States, prices for pharmaceuticals are generally higher than in the bordering nations of Canada and Mexico. There have been proposals to legalize the import of pharmaceuticals from outside the United States. If such legislation were enacted, our potential future revenues could be reduced.

The use of any of our drug product candidates in clinical trials may expose us to liability claims.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of our drug product candidates. While we are in clinical stage testing, our drug product candidates could potentially harm people or allegedly harm people and we may be subject to costly and damaging product liability claims. Some of the patients who participate in clinical trials are already critically ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. Although we currently carry a $3 million clinical product liability insurance policy, it may not be sufficient to cover future claims. We currently do not have any clinical or product liability claims or threats of claims filed against us.

Our future success depends, in part, on the continued service of our management team.

Our success is dependent in part upon the availability of our senior executive officers, including our Chief Executive Officer, Dr. Christopher M. Starr, our Chief Scientific Officer, Dr. Todd C. Zankel, our Chief Financial Officer, Kim R. Tsuchimoto, Ted Daley, the President of our clinical development subsidiary and Dr. Patrice P. Rioux, Chief Medical Officer of our clinical development subsidiary. The loss or unavailability to us of any of these individuals or key research and development personnel, and particularly if lost to competitors, could have a material adverse effect on our business, prospects, financial condition, and operating results. We have no key-man insurance on any of our employees.  There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. In addition, we will rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development strategy. All of our consultants and advisors will be employed by other employers or be self-employed, and will have commitments to or consulting or advisory contracts with other entities that may limit their availability to us. There is no assurance that we will be able to retain key employees and/or consultants. If key employees terminate their employment, or if insufficient numbers of employees are retained to maintain effective operations, our development activities might be adversely affected, management’s attention might be diverted from managing our operations to hiring suitable replacements, and our business might suffer. In addition, we might not be able to locate suitable replacements for any key employees that terminate, or that are terminated from, their employment with us and we may not be able to offer employment to potential replacements on reasonable terms, which could negatively impact our product candidate development timelines and may adversely affect our future revenues and financial condition.

Our success depends on our ability to manage our growth.

If we are able to raise significant additional financing, we expect to continue to grow, which could strain our managerial, operational, financial and other resources. With the addition of our clinical-stage programs and with our plan to in-license and acquire additional clinical-stage product candidates, we will be required to retain experienced personnel in the regulatory, clinical and medical areas over the next several years. Also, as our preclinical pipeline diversifies through the acquisition or in-licensing of new molecules, we will need to hire additional scientists to supplement our existing scientific expertise over the next several years.

Our staff, financial resources, systems, procedures or controls may be inadequate to support our operations and our management may be unable to take advantage of future market opportunities or manage successfully our relationships with third parties if we are unable to adequately manage our anticipated growth and the integration of new personnel.

Our executive offices and laboratory facility are located near known earthquake fault zones, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our facility and equipment, or that of our third-party manufacturers or single-source suppliers, which could materially impair our ability to continue our product development programs.

Our executive offices and laboratory facility are located in the San Francisco Bay Area near known earthquake fault zones and are vulnerable to significant damage from earthquakes. We and the third-party manufacturers with whom we contract and our single-source suppliers of raw materials are also vulnerable to damage from other types of disasters, including fires, floods, power loss and similar events. If any disaster were to occur, our ability to continue our product development programs, could be seriously, or potentially completely impaired. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

We will incur increased costs as a result of recently enacted and proposed changes in laws and regulations and our management will be required to devote substantial time to comply with such laws and regulations.

We face burdens relating to the recent trend toward stricter corporate governance and financial reporting standards. Legislation or regulations such as Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as other rules implemented by the SEC and NASDAQ, follow the trend of imposing stricter corporate governance and financial reporting standards have led to an increase in the costs of compliance for companies similar to us, including increases in consulting, auditing and legal fees. New rules could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. Failure to comply with these new laws and regulations may impact market perception of our financial condition and could materially harm our business. Additionally, it is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in law. Our management and other personnel will need to devote a substantial amount of time to these requirements.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 will require that we incur substantial accounting and related expense and expend significant management efforts. In the future, we may need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. Moreover, if we are not able to comply with the requirements of Section 404, or we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities.

We may be required to suspend, repeat or terminate our clinical trials if they do not meet regulatory requirements, the results are negative or inconclusive, or if the trials are not well designed, which may result in significant negative repercussions on our business and financial condition.

Before regulatory approval for any potential product can be obtained, we must undertake extensive clinical testing on humans to demonstrate the tolerability and efficacy of the product, both on our own terms, and as compared to the other principal drugs on the market that have the same therapeutic indication. We cannot provide assurance that we will obtain authorization to permit product candidates that are already in the preclinical development phase to enter the human clinical testing phase. In addition, we cannot provide assurance that any authorized preclinical or clinical testing will be completed successfully within any specified time period by us, or without significant additional resources or expertise to those originally expected to be necessary. We cannot provide assurance that such testing will show potential products to be safe and efficacious or that any such product will be approved for a specific indication. Further, the results from preclinical studies and early clinical trials may not be indicative of the results that will be obtained in later-stage clinical trials. In addition, we or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks.

Completion of clinical tests depends on, among other things, the number of patients available for testing, which is a function of many factors, including the number of patients with the relevant conditions, the nature of the clinical testing, the proximity of patients to clinical testing centers, the eligibility criteria for tests as well as competition with other clinical testing programs involving the same patient profile but different treatments. We will rely on third parties, such as contract research organizations and/or co-operative groups, to assist us in overseeing and monitoring clinical trials as well as to process the clinical results and manage test requests, which may result in delays or failure to complete trials, if the third parties fail to perform or to meet the applicable standards. A failure by us or such third parties to keep to the terms of a product program development for any particular product candidate or to complete the clinical trials for a product candidate in the envisaged time frame could have significant negative repercussions on our business and financial condition.

If we fail to establish and maintain collaborations or if our partners do not perform, we may be unable to develop and commercialize our product candidates, which may adversely affect our future revenues and financial condition.

We have entered into collaborative arrangements with third parties to develop and/or commercialize product candidates. Additional collaborations might be necessary in order for us to fund our research and development activities and third-party manufacturing arrangements, seek and obtain regulatory approvals and successfully commercialize existing and future product candidates. If we fail to maintain the existing collaborative arrangements held by us or fail to enter into additional collaborative arrangements, the number of product candidates from which we could receive future revenues would decline.

Our dependence on collaborative arrangements with third parties will subject us to a number of risks that could harm our ability to develop and commercialize products:

•	collaborative arrangements might not be on terms favorable to us;

•	disagreements with partners may result in delays in the development and marketing of products, termination of collaboration agreements or time consuming and expensive legal action;

we cannot control the amount and timing of resources partners devote to product candidates or their prioritization of product candidates, and partners may not allocate sufficient funds or resources to the development, promotion or marketing of our product candidates, or may not perform their obligations as expected;

•	partners may choose to develop, independently or with other companies, alternative products or treatments, including products or treatments which compete with ours;

•	agreements with partners may expire or be terminated without renewal, or partners may breach collaboration agreements with us;

•	business combinations or significant changes in a partner’s business strategy might adversely affect that partner’s willingness or ability to complete their obligations to us; and

•	the terms and conditions of the relevant agreements may no longer be suitable.

We cannot assure you that we will be able to negotiate future collaboration agreements or that those currently in existence will make it possible for us to fulfill our objectives.

We may not complete our clinical trials in the time expected, which could delay or prevent the commercialization of our products, which may adversely affect our future revenues and financial condition.

Although for planning purposes we forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient enrollment. Clinical trials involving our product candidates may not commence nor be completed as forecasted. In certain circumstances we will rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our product candidates. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. These trials may not commence or be completed as we expect. They may not be conducted successfully. Failure to commence or complete, or delays in, any of our planned clinical trials could delay or prevent the commercialization of our product candidates and harm our business and may adversely affect our future revenues and financial condition.

If we fail to keep pace with rapid technological change in the biotechnology and pharmaceutical industries, our product candidates could become obsolete, which may adversely affect our future revenues and financial condition.

Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with developing such products, which may adversely affect our future revenues and financial condition.

If we are unable to protect our proprietary technology, we may not be able to compete as effectively and our business and financial prospects may be harmed.

Where appropriate, we seek patent protection for certain aspects of our technology. Patent protection may not be available for some of the drug product candidates we are developing. If we must spend significant time and money protecting our patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed.

The patent positions of biopharmaceutical products are complex and uncertain.

We own or license patent applications related to certain of our drug product candidates. However, these patent applications do not ensure the protection of our intellectual property for a number of reasons, including the following:

We do not know whether our patent applications will result in issued patents. For example, we may not have developed a method for treating a disease before others developed similar methods.

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Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing on their patents and therefore cannot practice our technology as claimed under our patents, if issued. Competitors may also contest our patents, if issued, by showing the patent examiner that the invention was not original, was not novel or was obvious. In litigation, a competitor could claim that our patents, if issued, are not valid for a number of reasons. If a court agrees, we would lose that patent. As a company, we have no meaningful experience with competitors interfering with our patents or patent applications.

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Enforcing patents is expensive and may absorb significant time of our management. Management would spend less time and resources on developing drug product candidates, which could increase our operating expenses and delay product programs.

•	Receipt of a patent may not provide much practical protection. If we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on our patent.

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In addition, competitors also seek patent protection for their technology. Due to the number of patents in our field of technology, we cannot be certain that we do not infringe on those patents or that we will not infringe on patents granted in the future. If a patent holder believes our drug product candidate infringes on its patent, the patent holder may sue us even if we have received patent protection for our technology. If someone else claims we infringe on their technology, we would face a number of issues, including the following:

•	Defending a lawsuit takes significant time and can be very expensive.

•	If a court decides that our drug product candidate infringes on the competitor’s patent, we may have to pay substantial damages for past infringement.

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A court may prohibit us from selling or licensing the drug product candidate unless the patent holder licenses the patent to us. The patent holder is not required to grant us a license. If a license is available, we may have to pay substantial royalties or grant cross licenses to our patents.

•	Redesigning our drug product candidates so we do not infringe may not be possible or could require substantial funds and time.

It is also unclear whether our trade secrets are adequately protected. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Enforcing a claim that someone else illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how.   We may also support and collaborate in research conducted by government organizations, hospitals, universities or other educational institutions. These research partners may be unwilling to grant us any exclusive rights to technology or products derived from these collaborations prior to entering into the relationship. If we do not obtain required licenses or rights, we could encounter delays in our product development efforts while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling drug product candidates requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or drug product candidates developed in collaboration with other parties.

If our agreements with employees, consultants, advisors and corporate partners fail to protect our intellectual property, proprietary information or trade secrets, it could have a significant adverse effect on us.

We have taken steps to protect our intellectual property and proprietary technology, by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, advisors and corporate partners. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

Risks Related to Our Common Stock

There are a substantial number of shares of our common stock eligible for future sale in the public market, and the issuance or sale of equity, convertible or exchangeable securities in the market, or the perception of such future sales or issuances, could lead to a decline in the trading price of our common stock.

Any issuance of equity, convertible or exchangeable securities, including for the purposes of financing acquisitions and the expansion of our business, may have a dilutive effect on our existing stockholders. In addition, the perceived risk associated with the possible issuance of a large number of shares of our common stock or securities convertible or exchangeable into a large number of shares of our common stock could cause some of our stockholders to sell their common stock, thus causing the trading price of our common stock to decline. Subsequent sales of our common stock in the open market or the private placement of our common stock or securities convertible or exchangeable into our common stock could also have an adverse effect on the trading price of our common stock. If our common stock price declines, it may be more difficult for us to or we may be unable to raise additional capital.

In addition, future sales of substantial amounts of our currently outstanding common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock, and could impair our ability to raise capital through future offerings of equity or equity-related securities. We cannot predict what effect, if any, future sales of our common stock, or the availability of shares for future sales, will have on the trading price of our common stock.

In May and June 2008, prior to our merger with Raptor Pharmaceuticals Corp. in 2009, pursuant to a securities purchase agreement for a private placement of units, Raptor Pharmaceuticals Corp. issued to investors in such private placement, 20,000,000 shares of its common stock and two-year warrants to purchase up to, in the aggregate, 10,000,000 shares of its common stock and to placement agents in such private placement, five-year warrants to purchase up to, in the aggregate, 2,100,000 shares of its common stock.  On a post-merger basis, the 20,000,000 shares of Raptor Pharmaceuticals Corp.’s common stock, the two-year warrants to purchase up to, in the aggregate, 10,000,000 shares of Raptor Pharmaceuticals Corp.’s common stock and the five-year warrants to purchase up to, in the aggregate, 2,100,000 shares of Raptor Pharmaceuticals Corp.’s common stock, respectively, would be 4,662,468 shares of our common stock, two-year warrants to purchase up to, in the aggregate, 2,331,234 shares of our common stock and the five-year warrants to purchase up to, in the aggregate, 489,559 shares of our common stock, respectively.

In April 2009, in order to reflect then-current market prices, Raptor Pharmaceuticals Corp. notified the holders of warrants purchased in the May/June 2008 private placement that it was offering, in exchange for such warrants, new warrants to purchase its common stock at an exercise price of $0.30 per share, but only to the extent such exchange of the original warrants and exercise of the new warrants, including the delivery of the exercise price, occurred on or prior to July 17, 2009. The warrants that were not exchanged prior to or on July 17, 2009 retained their original exercise prices of $0.90 per share and original expiration date of May 21, 2010.  On a post-merger basis, the warrants that were not exchanged prior to or on July 17, 2009 would be warrants to purchase shares of our common stock at an exercise price of $3.86 per share and would continue to have an expiration date of May 21, 2010.  Raptor Pharmaceuticals Corp. received approximately $2.6 million of proceeds from warrant exercises that resulted in the issuance of 8,715,000 shares of its common stock pursuant to the exchange described above. On a post-merger basis, the 8,715,000 shares of Raptor Pharmaceuticals Corp.’s common stock would be 2,031,670 shares of our common stock.

In August 2009, pursuant to a securities purchase agreement for a private placement of units, Raptor Pharmaceuticals Corp. issued to investors in such private placement, 7,456,250 shares of its common stock and two-year warrants to purchase up to, in the aggregate, 3,728,125 shares of its common stock and to placement agents in such private placement, a five-year warrant to purchase up to, in the aggregate, 556,500 shares of its common stock.

On a post-merger basis, the 7,456,250 shares of Raptor Pharmaceuticals Corp.’s common stock, the two-year warrants to purchase up to, in the aggregate, 3,728,125 shares of Raptor Pharmaceuticals Corp.’s common stock and the five-year warrants to purchase up to, in the aggregate, 556,500 shares of Raptor Pharmaceuticals Corp.’s common stock, respectively, would be 1,738,226 shares of our common stock, two-year warrants to purchase up to, in the aggregate, 869,113 shares of our common stock and the five-year warrants to purchase up to, in the aggregate, 129,733 shares of our common stock, respectively.

In December 2009, the we entered into a definitive securities purchase agreement or the purchase agreement, dated as of December 17, 2009, with 33 investors set forth on the signature pages thereto, collectively, the Investors, with respect to the offering of Units, whereby, on an aggregate basis, the Investors agreed to purchase 3,747,558 Units for a negotiated purchase price of $2.00 per Unit for aggregate gross proceeds of approximately $7.5 million.  Each Unit consists of one share of our common stock, one Series A Warrant exercisable for 0.5 of a share of our common stock and one Series B Warrant exercisable for 0.5 of a share of our common stock.  Units will not be issued or certificated. The shares of our common stock and the Warrants will be issued separately.  The Series A Warrants will be exercisable during the period beginning one hundred eighty (180) days after the date of issue and ending on the fifth (5th) anniversary of the date of issue.  The Series B Warrants will be exercisable during the period beginning one hundred eighty (180) days after the date of issue and ending on the eighteen (18) month anniversary of the date of issue.  The Investor Warrants have a per share exercise price of $2.45.  In connection with this offering we paid a placement agent cash compensation equaled to 6.5% of the gross proceeds or $487,183 plus a a five-year warrant at an exercise price of $2.50 for the purchase of up to 74,951 shares of our common stock, on the same terms as the investor warrants described above.

The Purchase Agreement with LPC required us to issue 145,033 shares of our common stock upon execution of the Purchase Agreement on April 16, 2010 and  217,549 shares of our common stock  on a pro rata basis as we sell stock to LPC pursuant to the LPC Purchase Agreement.  Sales to LPC under the Purchase Agreement could result in the issuance of up to an additional 4,137,418 shares of our common stock over the next 25 months.

These stock issuances and other future issuances of common stock underlying unexpired and unexercised warrants have and will result in, significant dilution to our stockholders.   In connection with other collaborations, joint ventures, license agreements or future financings that we may enter into in the future, we may issue additional shares of common stock or other equity securities, and the value of the securities issued may be substantial and create additional dilution to our existing and future common stockholders.

As of April 20, 2010, there were 22,725,398 shares of our common stock outstanding. We also had outstanding as of April 20, 2010 warrants that are exercisable to purchase an aggregate of 5,843,302 shares of our common stock at a weighted average exercise price of $2.66 per share.  On October 13, 2009, we filed a registration statement registering the resale of up to an aggregate of 5,557,865 shares of our common stock (including common stock issuable under warrants).  Such registration statement was declared effective by the SEC on November 12, 2009.

In addition to our outstanding warrants, as of April 20, 2010 there were (i) options to purchase 1,419,560 shares of our common stock in the aggregate outstanding at a weighted-average exercise price of $14.05 under our 2010 Raptor Pharmaceutical Equity Incentive Plan, our 2006 Raptor Pharmaceutical Equity Incentive Plan and our 2006 TorreyPines Therapeutics Equity Incentive Plan and (ii) 2,721,384 shares of our common stock available for issuance under our 2010 Raptor Equity Incentive Plan.  The shares issuable under our equity incentive plans will be available for immediate resale in the public market.  The shares issuable under the warrants are available for immediate resale in the public market. The market price of our common stock could decline as a result of such resales due to the increased number of shares available for sale in the market.

Our executive officers and directors are subject to lock-up agreements pursuant to the purchase agreement executed in our December 2009 financing.  Each lock-up agreement is for a period of 90 days commencing on December 18, 2009, and represent 1,728,022 shares, or 7.6% of our outstanding common stock as of April 20, 2010 (taking into account the 3,747,558 shares of common stock sold in the December 2009 financing). The lock-up period expired in March 2010, which means that these stockholders have the ability to sell a substantial number of shares of common stock in the public market in a short period of time. Sales of a substantial number of shares of common stock in the public trading market, whether in a single transaction or a series of transactions, or the perception that these sales may occur, could also have a significant effect on volatility and the trading price of our common stock.

Future milestone payments, as more fully set forth under “Contractual Obligations with Thomas E. Daley (as assignee of the dissolved Convivia, Inc.)” and “Contractual Obligations with Former Encode Securityholders” discussed in certain of our periodic filings with the SEC relating to our acquisition of the Convivia assets and merger with Encode will result in dilution. We may be required to make additional contingent payments of up to 664,400 shares of our common stock, in the aggregate, under the terms of our acquisition of Convivia assets and merger with Encode, based on milestones related to certain future marketing and development approvals obtained with respect to Convivia and Encode product candidates. The issuance of any of these shares will result in further dilution to our existing stockholders.

Because we do not intend to pay any cash dividends on our common stock, investors will benefit from an investment in our common stock only if it appreciates in value.  Investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any cash dividends on our common stock since our inception.  We anticipate that we will retain our future earnings, if any, to support our operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in the value of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain its current price.  Investors seeking dividend income or liquidity should not invest in our common stock.

Our stock price is volatile, which could result in substantial losses for our stockholders, and the trading in our common stock may be limited.

Our common stock is listed on the Nasdaq Capital Market. The trading price of our common stock has been and may continue to be volatile. Our operating performance does and will continue to significantly affect the market price of our common stock.  We face a number of risks including those described herein, which may negatively impact the price of our common stock.

The market price of our common stock also may be adversely impacted by broad market and industry fluctuations regardless of our operating performance, including general economic and technology trends. The Nasdaq Capital Market has, from time to time, experienced extreme price and trading volume fluctuations, and the market prices of biopharmaceutical development companies such as ours have been extremely volatile.  Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile and trading in such securities has often been limited. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	the results of our current and any future clinical trials of our drug candidates;

•	the results of ongoing preclinical studies and planned clinical trials of our preclinical drug candidates;

•	the entry into, or termination of, key agreements, including key strategic alliance agreements;

•	the results and timing of regulatory reviews relating to the approval of our drug candidates;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of our intellectual property rights;

•	failure of any of our drug candidates, if approved, to achieve commercial success;

•	general and industry-specific economic conditions that may affect our research and development expenditures;

•	the results of clinical trials conducted by others on drugs that would compete with our drug candidates;

•	issues in manufacturing our drug candidates or any approved products;

•	the loss of key employees;

•	the introduction of technological innovations or new commercial products by our competitors;

•	Changes in estimates or recommendations by securities analysts, if any, who cover our common stock;

•	future sales of our common stock;

•	Changes in the structure of health care payment systems; and

•	period-to-period fluctuations in our financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.  In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation can result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.

In connection with entering into the Purchase Agreement with LPC, we authorized the sale to LPC of up to 4,137,418 shares of our common stock and the issuance of an additional 362,582 shares of our common stock as a commitment fee.  The number of shares ultimately offered for sale by LPC hereunder is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. All 4,137,418 shares registered in this offering which may be sold by us to LPC under the Purchase Agreement are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus.  Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline.  We can elect to direct purchases by LPC in our sole discretion but no sales to LPC may occur if the purchase price for our common stock under the Purchase Agreement is below $1.50 per share and therefore, LPC may ultimately purchase all, some or none of the 4,137,418 shares of common stock not yet issued but registered in this offering.  After LPC has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our common stock is a penny stock. The SEC has adopted Rule  15g-9 which generally defines “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and institutional accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker- dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority, or FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

An adverse determination, if any, in the class action suit in which we are a defendant, or our inability to obtain or maintain directors’ and officers’ liability insurance, could have a material adverse affect on us.

A class action securities lawsuit was filed against us, as described in the section titled, “Legal Proceedings” in certain of our periodic reports that we file with the SEC.  On March 23, 2010, the United States Court of Appeals for the Second Circuit dismissed the plaintiffs’ complaint and upheld the original dismissal of the complaint by the U.S. District Court for the Southern District of New York. We do not anticipate any additional action on this claim, however, if an appeal is filed by the plaintiffs to the United States Supreme Court and if such appeal is successful, it could burden us with additional liability above and beyond the insurance coverage provided under the insurance policy that we currently maintain as further described below.  Furthermore, regardless of the outcome, we may incur significant defense costs, and the time and attention of our key management may be diverted from normal business operations. If we are ultimately required to pay significant defense costs, damages or settlement amounts, such payments could materially and adversely affect our operations and results. We have purchased liability insurance, however, if any costs or expenses associated with the litigation exceed the insurance coverage, we may be forced to bear some or all of these costs and expenses directly, which could be substantial and may have an adverse effect on our business, financial condition, results of operations and cash flows. In any event, publicity surrounding the lawsuits and/or any outcome unfavorable to us could adversely affect our reputation and stock price. The uncertainty associated with substantial unresolved lawsuits could harm our business, financial condition and reputation.   We have certain obligations to indemnify our officers and directors and to advance expenses to such officers and directors. Although we have purchased liability insurance for our directors and officers, if our insurance carriers should deny coverage, or if the indemnification costs exceed the insurance coverage, we may be forced to bear some or all of these indemnification costs directly, which could be substantial and may have an adverse effect on our business, financial condition, results of operations and cash flows. If the cost of the liability insurance increases significantly, or if this insurance becomes unavailable, we may not be able to maintain or increase our levels of insurance coverage for our directors and officers, which could make it difficult to attract or retain qualified directors and officers.

We can issue shares of preferred stock that may adversely affect the rights of a stockholder of our common stock.

Our certificate of incorporation authorizes us to issue up to 15,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of stockholders of our common stock.

Anti-takeover provisions under Delaware law, in our stockholder rights plan and in our certificate of incorporation and bylaws may prevent or complicate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of us difficult.

We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law as currently in effect may make a change in control of our Company more difficult, even if a change in control would be beneficial to the stockholders.   Our board of directors has the authority to issue up to 15,000,000 shares of preferred stock, none of which are issued or outstanding. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third-party to acquire a majority of our outstanding voting stock. Our charter contains provisions that may enable our management to resist an unwelcome takeover attempt by a third party, including: a prohibition on actions by written consent of our stockholders; the fact that stockholder meetings must be called by our board of directors; and provisions requiring stockholders to provide advance notice of proposals. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our Company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

We are a party to a stockholder rights plan, also referred to as a poison pill, which is intended to deter a hostile takeover of us by making such proposed acquisition more expensive and less desirable to the potential acquirer. The stockholder rights plan and our certificate of incorporation and bylaws, as amended, contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS

In this prospectus, in other filings with the SEC, and in press releases and other public statements by our officers throughout the year, we make or will make statements that plan for or anticipate the future. These “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, include statements about our future business plans and strategies, as well as other statements that are not historical in nature. These forward-looking statements are based on our current expectations.

In some cases, these statements can be identified by the use of terminology such as “believes,” “expects,” “anticipates,” “plans,” “may,” “might,” “will,” “could,” “should,” “would,” “projects,” “anticipates,” “predicts,” “intends,” “continues,” “estimates,” “potential,” “opportunity” or the negative of these terms or other comparable terminology. All such statements, other than statements of historical facts, including our financial condition, future results of operation, projected revenues and expenses, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing intellectual properties, technologies, products, plans, and objectives of management, markets for our securities, and other matters, are about us and our industry that involve substantial risks and uncertainties and constitute forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements, wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of the filing made with the SEC in which such statements were made. You should not place undue reliance on these statements, which only reflect information available as of the date that they were made. Our business’ actual operations, performance, development and results might differ materially from any forward-looking statement due to various known and unknown risks, uncertainties, assumptions and contingencies, including those described in the section titled “Risk Factors,” and including, but not limited to, the following:

•	our need for, and our ability to obtain, additional funds;

•	uncertainties relating to clinical trials and regulatory reviews;

•	our dependence on a limited number of therapeutic compounds;

•	the early stage of the products we are developing;

•	the acceptance of any of our future products by physicians and patients;

•	competition and dependence on collaborative partners;

•	loss of key management or scientific personnel;

•	our ability to obtain adequate intellectual property protection and to enforce these rights;

•	our ability to avoid infringement of the intellectual property rights of others; and

•	the other factors and risks described under the section captioned “Risk Factors” as well as other factors not identified therein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, the factors discussed in this prospectus, in other filings with the SEC and in press releases and other public statements by our officers throughout the year, could cause actual results or outcomes to differ materially and/or adversely from those expressed in any forward-looking statements made by us or on our behalf, and therefore we cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on any such forward-looking statements. We cannot give you any assurance that such forward-looking statements will prove to be accurate and such forward-looking events may not occur. In light of the significant uncertainties inherent in such forward-looking statements, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or our objectives and plans will be achieved.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Unless required by U.S. federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation and disclaim any intention to update or release publicly any revisions to these forward-looking statements after the filing of this prospectus to reflect later events or circumstances or to reflect the occurrence of unanticipated events or any other reason.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder.  We will receive no proceeds from the sale of shares of common stock in this offering.  However, we may receive proceeds of up to $15,000,000 under the Purchase Agreement.  Any proceeds from LPC that we receive under the Purchase Agreement will be used for working capital to support our clinical trials for DR Cysteamine in cystinosis and Huntington’s Disease and for other general corporate purposes.

MARKET PRICE AND DIVIDEND INFORMATION

In connection with the closing of the 2009 Merger, our common stock commenced trading on the NASDAQ Capital Market on September 30, 2009, under the ticker symbol “RPTPD” with 18,822,162 shares outstanding. Effective October 27, 2009, our ticker symbol changed to “RPTP.”  There is no public trading market for our warrants.  As of April 21, 2010, there were approximately 329 holders of record of the Company’s common stock and 22,725,398 shares of our common stock outstanding.  The closing price for our common stock on April 21, 2010 was $1.77.

The following table sets forth the range of high and low sales prices of the Company’s common stock for the quarterly periods indicated, as reported by NASDAQ. Such quotations represent inter-dealer prices without retail mark up, mark down or commission and may not necessarily represent actual transactions.

	High	Low
Year Ending August 31, 2010:
First Quarter (through September 29) *	$ 7.14	$ 3.23
First Quarter (September 30 – November 30, 2009)	4.90	1.16
Second Quarter (December 1, 2009 – February 28, 2010)	3.30	1.75
Third Quarter (March 1 – April 21, 2010)	2.29	1.41

Year Ended August 31, 2009:
First Quarter *	$ 11.73	$ 2.72
Second Quarter *	5.95	2.72
Third Quarter *	7.65	2.55
Fourth Quarter	11.73	1.19

Year Ended August 31, 2008:
First Quarter *	$115.09	$ 43.52
Second Quarter *	50.15	30.60
Third Quarter *	33.83	21.25
Fourth Quarter *	27.03	8.84

*
Market prices reported have been adjusted to give retroactive effect to material changes resulting from the reverse stock split that occurred immediately prior to the consummation of the 2009 Merger on September 29, 2009 by multiplying the reported sales prices for such periods by 17.

Dividends

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. We expect to retain future earnings, if any, for use in our development activities and the operation of our business. The payment of any future cash dividends will be subject to the discretion of our board of directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, prospects and other factors that our board of directors may deem relevant. Additionally, our ability to pay future cash dividends may be restricted by the terms of any future financing.

DESCRIPTION OF BUSINESS

We believe that we are building a balanced pipeline of drug candidates that may expand the reach and benefit of existing therapeutics. Our product portfolio includes both candidates from our proprietary drug targeting platforms and in-licensed and acquired product candidates.

Our current pipeline includes three clinical development programs which we are actively developing. We also have three other clinical-stage product candidates, for which we are seeking business development partners but are not actively developing, and we have four preclinical product candidates we are developing, three of which are based upon our proprietary drug-targeting platforms.

Clinical Development Programs

Our three active clinical development programs are based on an existing therapeutic that we are reformulating for potential improvement in safety and/or efficacy and for application in new disease indications. These clinical development programs include the following:

•	DR Cysteamine for the potential treatment of nephropathic cystinosis, or cystinosis, a rare genetic disorder;

•	DR Cysteamine for the potential treatment of non-alcoholic steatohepatitis, or NASH, a metabolic disorder of the liver; and

•	DR Cysteamine for the potential treatment of Huntington’s Disease, or HD.

Other Clinical-Stage Product Candidates

We have three clinical-stage product candidates for which we are seeking partners:

•	Convivia™ for the potential management of acetaldehyde toxicity due to alcohol consumption by individuals with aldehyde dehydrogenase, or ALDH2 deficiency, an inherited metabolic disorder; and

•	Tezampanel and NGX426, non-opioids for the potential treatment of migraine, acute pain, and chronic pain.

Preclinical Product Candidates

Our preclinical platforms consist of targeted therapeutics, which we are developing for the potential treatment of multiple indications, including liver diseases, neurodegenerative diseases and breast cancer. These preclinical platforms include the following:

•
Our receptor-associated protein, or RAP, platform consists of: HepTide™ for the potential treatment of primary liver cancer and hepatitis C; and NeuroTrans™ to potentially deliver therapeutics across the blood-brain barrier for treatment of a variety of neurological diseases.

•	Our mesoderm development protein, or Mesd, platform consists of WntTide™ for the potential treatment of breast cancer.

We are also examining our glutamate receptor antagonists, tezampanel and NGX426, for the potential treatment of thrombosis disorder.

Future Activities

Over the next 12 months, we plan to conduct research and development activities based upon our DR Cysteamine clinical programs and continued development of our preclinical product candidates. We also plan to seek business development partners for our Convivia™ product candidate and Tezampanel and NGX426. We may also develop future in-licensed technologies and acquired technologies. A brief summary of our primary objectives in the next 12 months for our research and development activities is provided below. There can be no assurances that our research and development activities will be successful. Our plans for research and development activities over the next 12 months can only be implemented if we are successful in raising significant funds during this period. If we do not raise significant additional funds, we may not be able to continue as a going concern.

Clinical Development Programs

We develop clinical-stage drug product candidates which are: internally discovered therapeutic candidates based on our novel drug delivery platforms and in-licensed or purchased clinical-stage products which may be new chemical entities in mid-to-late stage clinical development, currently approved drugs with potential efficacy in additional indications, and treatments that we could repurpose or reformulate as potentially more effective or convenient treatments for a drug’s currently approved indications.

Development of DR Cysteamine for the Potential Treatment of Nephropathic Cystinosis or Cystinosis

Our DR Cysteamine product candidate is a proprietary delayed-release, enteric-coated microbead formulation of cysteamine bitartrate contained in a gelatin capsule. We are investigating DR Cysteamine for the potential treatment of cystinosis.

We believe that immediate-release cysteamine bitartrate, a cystine-depleting agent, is currently the only U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMEA, approved drug to treat cystinosis, a rare genetic disease. Immediate-release cysteamine is effective at preventing or delaying kidney failure and other serious health problems in cystinosis patients. However, patient compliance is challenging due to the requirement for frequent dosing and gastrointestinal side effects. Our DR Cysteamine for the potential treatment of cystinosis is designed to mitigate some of these difficulties. It is expected to be dosed twice daily, compared to the current every-six-hour dosing schedule. In addition, DR Cysteamine is designed to pass through the stomach and deliver the drug directly to the small intestine, where it is more easily absorbed into the bloodstream and may result in fewer gastrointestinal side effects.

The FDA granted orphan drug designation for DR Cysteamine for the treatment of cystinosis in 2006.

In June 2009, we commenced our Phase IIb clinical trial of DR Cysteamine in cystinosis, in which we enrolled nine cystinosis patients with histories of compliance using the currently available immediate-release form of cysteamine bitartrate. The clinical trial, which was conducted at the University of California at San Diego, or UCSD, evaluated safety, tolerability, pharmacokinetics and pharmacodynamics of a single dose of DR Cysteamine in patients. In November 2009, we released the data from the study which indicated improved tolerability and the potential to reduce total daily dosage and administration frequency compared to immediate-release cysteamine bitartrate. We had a post-Phase IIb meeting with the FDA at the end of January 2010, resulting in the FDA requesting that we submit a special protocol assessment application, or SPA, that would allow the FDA to review and approve the Phase III protocol in advance of conducting the pivotal Phase III trial.  We submitted our SPA to the FDA in early March 2010 and anticipate a definitive response from the FDA in the coming weeks.  While we await feedback from the FDA on our SPA, we are setting up several clinical sites in the U.S. and E.U. for our pivotal Phase III clinical study in cystinosis patients which we anticipate will commence in the second quarter of 2010. While we plan to commercialize DR Cysteamine in the U.S. by ourselves, we are actively negotiating with a potential development partner for DR Cysteamine for markets outside of the U.S.

Development of DR Cysteamine for the Potential Treatment of Non-Alcoholic Steatohepatitis or NASH

In October 2008, we commenced a clinical trial in collaboration with UCSD to investigate delayed-release cysteamine bitartrate, a prototype formulation of DR Cysteamine for the treatment of NASH in juvenile patients. In October 2009, we announced positive findings from the completed treatment phase of this open-label Phase IIa clinical trial. At the completion of the initial six-month treatment phase, the study achieved the primary endpoint: mean blood levels of alanine aminotransferase, or ALT, a common biomarker for NASH, were reduced by over 50%. Additionally, over half of the study participants had achieved normalized ALT levels by the end of the treatment phase.

There are no currently approved drug therapies for NASH, and patients are limited to lifestyle changes such as diet, exercise and weight reduction to manage the disease. DR Cysteamine may provide a potential treatment option for patients with NASH.

Although NASH is most common in insulin-resistant obese adults with diabetes and abnormal serum lipid profiles, its prevalence is increasing among juveniles as obesity rates rise within this patient population. Although most patients are asymptomatic and feel healthy, NASH causes decreased liver function and can lead to cirrhosis, liver failure and end-stage liver disease.

The NASH trial entailed six months of treatment followed by a six-month post-treatment monitoring period. Eligible patients with baseline ALT and aspartate aminotransferase or AST measurements at least twice that of normal levels were enrolled to receive twice-daily, escalating oral doses of up to 1,000 mg of delayed-release cysteamine bitartrate. The trial, now completed, had enrolled eleven NASH patients between 11-18 years old. No major adverse events were reported during the six-month treatment phase. Final data was presented by UCSD clinicians in May 2010 at a clinical conference.  The results of the trial showed a marked decline in juvenile NASH patients’ ALT levels during the treatment period with 7 of 11 patients achieving a greater than 50% reduction and 6 of 11 reduced to within normal range. AST levels also saw significant improvements with patients averaging 41% reduction by the end of the treatment phase. The reduction in liver enzymes was largely sustained during the 6 month post-treatment monitoring phase. Other important liver function markers showed positive trends. Levels of cytokeratin 18, a potential marker of disease activity in Non-alcoholic Fatty Liver Disease, decreased by an average of 45%. Adiponectin levels increased by an average of 35% during the treatment period. Reduced adiponectin levels are thought to be a marker of the pathogenesis and progression of NASH. Body Mass Index did not change significantly during both the treatment and post-treatment phases. Delayed-release cysteamine bitartrate demonstrated a strong, favorable safety profile, with mean gastrointestinal symptom scores of 1.1 at baseline and 0.7 after 6 months of treatment using a rating system in which the maximum score of 14 indicates most severe gastrointestinal symptoms.  We are in early stages of discussions to co-develop or partner DR Cysteamine for the potential treatment of NASH and are reviewing the trial design for the next potential clinical trial in NASH.

Development of DR Cysteamine for the Potential Treatment of Huntington’s Disease or HD

Huntington’s Disease, or HD, is a fatal, inherited degenerative neurological disease affecting about 30,000 people in the U.S. and a comparable number of people in Europe. We are not aware of any treatment for HD other than therapeutics that minimize symptoms such as the uncontrollable movements and mood swings resulting from HD. We are collaborating with a French institution, CHU d’ Angers, on a Phase II clinical trial investigating DR Cysteamine in HD patients, anticipated to begin in the second quarter of 2010. We are providing the clinical trial materials for the study, which is sponsored by CHU d’ Angers and funded in part by a grant from the French government. Eight clinical sites in France are being set up by CHU d’ Angers for a 96 patient, placebo-controlled, 18-month trial, followed by an open-label trial with all placebo patients rolling onto DR Cysteamine and all non-placebo patients continuing on DR Cysteamine for up to another 18 months.  The primary end point of the trial will be based upon the Unified Huntington’s Disease Rating Scale, or UHDRS.  We were granted Orphan Drug Designation in the U.S. by the FDA for cysteamine as a potential treatment for HD in 2008 and are in the process of applying for Orphan Drug Designation in the E.U.

Other Clinical-Stage Product Candidates

We have three clinical-stage product candidates for which we are seeking partners.

Convivia™ for Liver Aldehyde Dehydrogenase Deficiency

Convivia™ is our proprietary oral formulation of 4-methylpyrazole, or 4-MP, intended for the potential treatment of acetaldehyde toxicity resulting from alcohol consumption in individuals with ALDH2 deficiency, which is an inherited disorder of the body’s ability to breakdown ethanol, commonly referred to as alcohol intolerance. 4-MP is presently marketed in the U.S. and E.U. in an intravenous form as an anti-toxin. Convivia™ is designed to lower systemic levels of acetaldehyde (a carcinogen) and reduce symptoms, such as tachycardia and flushing, associated with alcohol consumption by ALDH2-deficient individuals.

Convivia™ is a capsule designed to be taken approximately 30 minutes prior to consuming an alcoholic beverage.

In 2008, we completed a Phase IIa dose escalation clinical trial of oral 4-MP with ethanol in ALDH2 deficient patients. The study results demonstrated that the active ingredient in Convivia™ significantly reduced heart palpitations (tachycardia), which are commonly experienced by ALDH2 deficient people who drink, at all dose levels tested. The study also found that the 4-MP significantly reduced peak acetaldehyde levels and total acetaldehyde exposure in a subset of the study participants who possess specific genetic variants of the liver ADH and ALDH2 enzymes. We believe that this subset represents approximately one-third of East Asian populations. We are actively seeking corporate partnerships with pharmaceutical companies in selected Asian countries to continue clinical development of Convivia™ in those countries.  We are currently negotiating a license agreement with a company that plans on developing Convivia™ in Taiwan and Korea.

Tezampanel and NGX426 for the Potential Treatment of Migraine and Pain

Tezampanel and NGX426, the oral prodrug of tezampanel, are what we believe to be first-in-class compounds that may represent novel treatments for both pain and non-pain indications. Tezampanel and NGX426 are receptor antagonists that target and inhibit a specific group of receptors—the AMPA and kainate glutamate receptors—found in the brain and other tissues. While normal glutamate production is essential, excess glutamate production, either through injury or disease, has been implicated in a number of diseases and disorders. Published data show that during a migraine, increased levels of glutamate activate AMPA and kainate receptors, result in the transmission of pain and, in many patients, the development of increased pain sensitivity. By acting at both the AMPA and kainate receptor sites to competitively block the binding of glutamate, tezampanel and NGX426 have the potential to treat a number of diseases and disorders. These include chronic pain, such as migraine and neuropathic pain, muscle spasticity and a condition known as central sensitization, a persistent and acute sensitivity to pain.

Results of a Phase IIb clinical trial of tezampanel were released in October 2007. In the trial, a single dose of tezampanel given by injection was statistically significant compared to placebo in treating acute migraine headache. This was the sixth Phase II trial in which tezampanel has been shown to have analgesic activity. Based on a review of the Phase II data, the FDA previously agreed that tezampanel may move forward into a Phase III program for acute migraine.

In December 2008, results of NGX426 in a human experimental model of cutaneous pain, hyperalgesia and allodynia demonstrated a statistically significant reduction in spontaneous pain, hyperalgesia and allodynia compared to placebo following injections of capsaicin (i.e., chili oil) under the skin. In February 2009, results from a Phase 1 multiple dose trial of NGX426 showed that the compound is safe and well-tolerated in healthy male and female subjects when dosed once daily for five consecutive days.

In November 2009, we announced the presentation of clinical trial data on NGX426 at the 12th International Conference on the Mechanisms and Treatment of Neuropathic Pain. The results of the study led by Mark Wallace, M.D., Professor of Clinical Anesthesiology at the Center for Pain Medicine of the University of California at San Diego, suggested that NGX426 has the potential to be effective in a variety of neuropathic pain states, which are caused by damage to or dysfunction of the peripheral or central nervous system rather than stimulation of pain receptors.

We are currently seeking out-licensing partners for the migraine and pain programs and no development costs will be incurred for further development of these indications.

Preclinical Product Candidates

We are also developing a drug-targeting platform based on the proprietary use of RAP and Mesd. We believe that these proteins may have therapeutic applications in cancer, infectious diseases and neurodegenerative diseases, among others.

These applications are based on the assumption that our targeting molecules can be engineered to bind to a selective subset of receptors with restricted tissue distribution under particular conditions of administration. We believe these selective tissue distributions can be used to deliver drugs to the liver or to other tissues, such as the brain.

In addition to selectively transporting drugs to specific tissues, selective receptor binding constitutes a means by which receptor function might be specifically controlled, either through modulating its binding capacity or its prevalence on the cell surface. Mesd is being engineered for this latter application.

HepTide™ for Hepatocellular Carcinoma and Hepatitis C

Drugs currently used to treat primary liver cancer are often toxic to other organs and tissues. We believe that the pharmacokinetic behavior of RAP (i.e., the determination of the fate or disposition of RAP once administered to a living organism) may diminish the non-target toxicity and increase the on-target efficacy of attached therapeutics.

In preclinical studies of our radio-labeled HepTide™ (a variant of RAP), HepTide™, our proprietary drug-targeting peptide was shown to distribute predominately to the liver. Radio-labeled HepTide™, which was tested in a preclinical research model of HCC at the National Research Council in Winnipeg, Manitoba, Canada, showed 4.5 times more delivery to the liver than the radio-labeled control. Another study of radio-labeled HepTide™ in a non-HCC preclinical model, showed 7 times more delivery to the liver than the radio-labeled control, with significantly smaller amounts of radio-labeled HepTide™ delivery to other tissues and organs.

HCC is caused by the malignant transformation of hepatocytes, epithelial cells lining the vascular sinusoids of the liver, or their progenitors. HepTide™ has shown to bind to lipoprotein receptor-related protein, or LRP1, receptors on hepatocytes. We believe that the pharmacokinetics and systemic toxicity of a number of potent anti-tumor agents may be controlled in this way.

There are additional factors that favor the suitability of RAP as an HCC targeting agent:

•	RAP is captured by hepatocytes with efficiency, primarily on first-pass.

•	Late-stage HCC is perfused exclusively by the hepatic artery, while the majority of the liver is primarily perfused through the portal vein.

Studies have shown that the RAP receptor, LRP1, is well expressed on human HCC and under-expressed on non-cancerous, but otherwise diseased, hepatocytes. Also, LRP1 expression is maintained on metastasized HCC. These factors will favor delivery of RAP peptide-conjugated anti-tumor agents to tumor cells, whether in the liver or at metastasized sites.

We are evaluating conjugates between HepTide™ and a chemotherapeutic for testing in vitro and in appropriate preclinical models for the potential treatment of HCC.

We are also evaluating conjugates between HepTide™ and an antiviral agent for testing in vitro and in appropriate preclinical models for the potential treatment of hepatitis C.

NeuroTrans™ for the Potential Treatment of Diseases Affecting the Brain

Hundreds of known genetic and neurodegenerative diseases affect the brain. Drugs often have difficulty reaching these disease-affected areas because the brain has evolved a protective barrier, commonly referred to as the blood-brain barrier.

Part of the solution to the medical problem of neurodegenerative diseases is the creation of effective brain targeting and delivery technologies. One of the most obvious ways of delivering therapeutics to the brain is via the brain’s extensive vascular network. Treating these diseases by delivering therapeutics into the brain in a minimally invasive way, including through a natural receptor mediated transport mechanism called transcytosis, is a vision shared by many researchers and clinicians in the neuroscience and neuromedical fields.

NeuroTrans™ is our proprietary RAP-based technology program to research the delivery of therapeutics across the blood-brain barrier. We believe our NeuroTrans™ platform may provide therapies that will be safer, less intrusive and more effective than current approaches in treating a wide variety of brain disorders.

In preclinical studies, NeuroTrans™ has been conjugated to a variety of protein drugs, including enzymes and growth factors, without interfering with the function of either fusion partner. Studies indicate that radio-labeled NeuroTrans™ may be transcytosed across the blood-brain barrier and that fusions between NeuroTrans™ and therapeutic proteins may be manufactured economically. Experiments conducted in collaboration with Stanford University in 2008 support the NeuroTrans™ peptide’s ability to enhance the transport of cargo molecules into the cells that line the blood-brain barrier.

In June 2009, we entered into a collaboration and licensing agreement with F. Hoffman — La Roche Ltd. and Hoffman—La Roche Inc., or Roche, to evaluate therapeutic delivery across the blood-brain barrier utilizing NeuroTrans™. Under the terms of the agreement, Roche has funded studies of select molecules attached to NeuroTrans™. The agreement provides Roche with an exclusive worldwide license to NeuroTrans™ for use in the delivery of diagnostic and therapeutic molecules across the blood-brain barrier. Roche’s and our scientists are actively collaborating on the project. We have received an initial upfront payment for the collaboration to cover our portion of the initial studies, and may earn development milestone payments and royalties in exchange for the licensing of NeuroTrans™ to Roche.

WntTide™ for the Potential Treatment of Cancer

Human Mesd is a natural inhibitor of the receptor LRP6. LRP6 has recently been shown to play a role in the progression of some breast tumors. Studies in the laboratory of Professor Guojun Bu, one of our scientific advisors, at the Washington University in St. Louis Medical School support the potential of Mesd and related peptides to target these tumors. These molecules and applications are licensed to us from Washington University.

WntTide™ is our proprietary, Mesd-based peptide that we are developing as a potential therapeutic to inhibit the growth and metastasis of tumors over-expressing LRP5 or LRP6. We have licensed the use of Mesd from Washington University for the potential treatment of cancer and bone density disorders.

In April 2009, Washington University conducted a preclinical study of WntTide™ in a breast cancer model which showed tumor inhibition. The results of this study were presented at the 2nd Annual Wnt Conference in Washington, D.C., in June 2009 and have been published in the peer-reviewed publication, the Proceedings of the National Academy of Sciences, on March 1, 2010. We are currently planning another breast tumor preclinical model study with researchers at Washington University in the continued development of WntTide™.

Tezampanel and NGX426 for the Potential Treatment of Thrombotic Disorder

Research conducted at Johns Hopkins University, or JHU, by Craig Morrell, D.V.M., Ph.D., and Charles Lowenstein, M.D. demonstrated the importance of glutamate release in promoting platelet activation and thrombosis. Research shows that platelets treated with an AMPA/kainate receptor antagonist such as tezampanel or NGX426 are more resistant to glutamate-induced aggregation than untreated platelets. This identifies the AMPA/kainate receptors on platelets targeted by tezampanel or NGX426 as a new antithrombotic target with a different mechanism of action than Plavix®, aspirin or tPA. We have licensed the intellectual property of Tezampanel and NGX 426 for the treatment of thrombotic disorder from JHU and are in discussions with potential collaborators regarding the development of this product candidate.

Other Development Areas

Securing Additional and Complementary Technology Licenses from Others

We plan to establish additional research collaborations with prominent universities and research labs currently working on the development of potential targeting molecules, and to secure licenses from these universities and labs for technology resulting from the collaboration. No assurances can be made regarding our ability to establish such collaborations over the next 12 months, or at all. We intend to focus our in-licensing and product candidate acquisition activities on identifying complementary therapeutics, therapeutic platforms that offer a number of therapeutic targets, and clinical-stage therapeutics based on existing approved drugs in order to create proprietary reformulations to improve safety and efficacy or to expand such drugs’ clinical indications through additional clinical trials. We may obtain these products through collaborations, joint ventures or through merger and/or acquisitions with other biotechnology companies.

Strategic Acquisitions

Reverse Merger with Raptor Pharmaceuticals Corp.

In July 2009, we, and our then wholly-owned subsidiary ECP Acquisition, Inc., a Delaware corporation, or merger sub, entered into an Agreement and Plan of Merger and Reorganization, or the 2009 Merger Agreement, with Raptor Pharmaceuticals Corp., a Delaware corporation. On September 29, 2009, on the terms and subject to the conditions set forth in the 2009 Merger Agreement, merger sub was merged with and into Raptor Pharmaceuticals Corp. and Raptor Pharmaceuticals Corp. survived such merger as our wholly-owned subsidiary. This merger is referred to herein as the 2009 Merger.  Immediately prior to the 2009 Merger and in connection therewith, we effected a 1-for-17 reverse stock split of our common stock and changed our corporate name to “Raptor Pharmaceutical Corp.”

As of immediately following the effective time of the 2009 Merger, Raptor Pharmaceuticals Corp.’s stockholders (as of immediately prior to such 2009 Merger) owned approximately 95% of our outstanding common stock and our stockholders owned approximately 5% of our outstanding common stock, in each case without taking into account any of our or Raptor Pharmaceuticals Corp.’s shares of common stock, respectively, that were issuable pursuant to outstanding options or warrants of ours or Raptor Pharmaceuticals Corp., respectively, outstanding as of the effective time of the 2009 Merger. Although Raptor Pharmaceuticals Corp. became our wholly-owned subsidiary, Raptor Pharmaceuticals Corp. was the “accounting acquirer” in the 2009 Merger and its board of directors and officers manage and operate the combined company. Our common stock currently trades on the NASDAQ Capital Market under the ticker symbol, “RPTP.”

Purchase of Convivia™

In October 2007, prior to the 2009 Merger, Raptor Pharmaceuticals Corp. purchased certain assets of Convivia, Inc., or Convivia, including intellectual property, know-how and research reports related to a product candidate targeting liver ALDH2 deficiency, a genetic metabolic disorder. Raptor Pharmaceuticals Corp. hired Convivia’s chief executive officer and founder, Thomas E. (Ted) Daley, as the President of its clinical development division. In exchange for the assets related to the ALDH2 deficiency program, what we now call Convivia™, Raptor Pharmaceuticals Corp. issued to Convivia 200,000 shares of its common stock, an additional 200,000 shares of its common stock to a third party in settlement of a convertible loan between the third party and Convivia, and another 37,500 shares of its common stock in settlement of other obligations of Convivia. Mr. Daley, as the former sole stockholder of Convivia, may earn additional shares of our common stock based on certain triggering events or milestones related to the development of the Convivia assets. In addition, Mr. Daley may earn cash bonuses based on the same triggering events pursuant to his employment agreement. In January 2008, Mr. Daley earned a $30,000 cash bonus pursuant to his employment agreement as a result of the milestone of our execution of a formulation agreement for manufacturing Convivia™ with Patheon. In March 2008, Raptor Pharmaceuticals Corp. issued to Mr. Daley 100,000 shares of its common stock pursuant to the Convivia purchase agreement as a result of the milestone of our execution of an agreement to supply us with the active pharmaceutical ingredient for Convivia™ and two $10,000 cash bonuses pursuant to his employment agreement for reaching his six-month and one-year employment anniversaries. In October 2008, Raptor Pharmaceuticals Corp. issued to Mr. Daley 100,000 shares of its common stock valued at $27,000 and a $30,000 cash bonus as a result of fulfilling a clinical milestone.   Due to the 2009 Merger, the 200,000, 200,000, 37,500, 100,000 and 100,000 shares Raptor Pharmaceuticals Corp., respectively, described above, became 46,625, 46,625, 8,742, 23,312 and 23,312 shares of our common stock, respectively.

Purchase of DR Cysteamine

In December 2007, prior to the 2009 Merger, through a merger between Encode Pharmaceuticals, Inc., or Encode, and Raptor Therapeutics, Raptor Pharmaceuticals Corp. purchased certain assets, including the clinical development rights to DR Cysteamine. Under the terms of and subject to the conditions set forth in the merger agreement, Raptor Pharmaceuticals Corp. issued 3,444,297 shares of its common stock to the stockholders of Encode, or Encode Stockholders, options, or Encode Options, to purchase up to, in the aggregate, 357,427 shares of its common stock to the optionholders of Encode, or Encode Optionholders, and warrants, or Encode Warrants, to purchase up to, in the aggregate, 1,098,276 shares of its common stock to the warrantholders of Encode, or Encode Warrantholders, and together with the Encode Stockholders and Encode Optionholders, referred to herein collectively as the Encode Securityholders, as of the date of such agreement.  Due to the 2009 Merger, the 3,444,296 shares of Raptor Pharmaceuticals Corp.’s common stock, the 357,427 Encode Options and 1,098,276 Encode Warrants, respectively, became 802,946 shares of our common stock, Encode Options to purchase 83,325 shares of our common stock and Encode Warrants to purchase 256,034 shares of our common stock, respectively.  The Encode Securityholders are eligible to receive up to an additional 559,496 shares of our common stock, Encode Options and Encode Warrants to purchase our common stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program, if completed within the five year anniversary date of the merger agreement.

As a result of the Encode merger, we received the exclusive worldwide license to DR Cysteamine, referred to herein as the License Agreement, developed by clinical scientists at the UCSD School of Medicine. In consideration of the grant of the license, we are obligated to pay an annual maintenance fee of $15,000 until we begin commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, we are obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year we begin commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, we are obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. In addition, we are obligated, among other things, to spend annually at least $200,000 for the development of products (which we satisfied, as of August 31, 2009 by spending approximately $4.1 million on such programs) pursuant to the License Agreement. To-date, we have paid $270,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH. To the extent that we fail to perform any of our obligations under the License Agreement, UCSD may terminate the license or otherwise cause the license to become non-exclusive.

Regulatory Exclusivities

Orphan Drug Designation

We have been granted access to an Orphan Drug Designation from the FDA for use of DR Cysteamine to potentially treat cystinosis and the use of Cysteamine to potentially treat HD and Batten Disease. The Orphan Drug Act of 1983 generally provides incentives, including marketing exclusivity and tax benefits, to companies that undertake development and marketing of products to treat relatively rare diseases, which are defined as meaning diseases for which fewer than 200,000 persons in the U.S. would be likely to receive the treatment. A drug that receives orphan drug status is entitled to up to seven years of exclusive marketing in the U.S. for that indication. Equivalent European regulations would give us ten years of marketing exclusivity for that indication in Europe. DR Cysteamine has already been granted Orphan Drug Designation by the FDA and we plan to submit an orphan drug application in Europe. We cannot be sure that we will be granted orphan drug status or that it would prove advantageous. In addition, the testing and approval process will likely require a significant commitment of time, effort, and expense on our part. If we fail to obtain or maintain orphan drug exclusivity for some of our drug product candidates, our competitors may sell products to treat the same conditions and our results of operations and revenues will be affected.

Competition

Cystinosis

The only pharmaceutical product currently approved by FDA and EMEA to treat cystinosis that we are aware of is Cystagon® (rapid release cysteamine bitartrate capsules), marketed in the U.S. by Mylan Pharmaceuticals, and by Recordati and Swedish Orphan International in markets outside of the U.S. Cystagon®, was approved by FDA in 1994 and is the standard of care for cystinosis treatment.

While we believe that our DR Cysteamine formulation will be well received in the market due to what we believe will be reduced dose frequency and improved tolerability, if we receive marketing approval, we anticipate that Cystagon® will remain a well-established competitive product which may retain many patients, especially those for whom the dose schedule and tolerability do not pose significant problems.

We are not aware of any pharmaceutical company with an active program to develop an alternative therapy for cystinosis. There are companies developing and/or marketing products to treat symptoms and conditions related to, or resulting from cystinosis, but none developing products to treat the underlying metabolic disorder. Academic researchers in the U.S. and Europe are pursuing potential cures for cystinosis through gene therapy and stem cell therapy, as well as pro-drug approaches as alternatives to cysteamine bitartrate for cystinosis treatment. The development timeline for these approaches is many years.

Huntington’s Disease

We are not aware of any currently available treatment alternatives for HD, although there are products available such as Haldol, Klonopin and Xenazine to treat uncontrollable movements and mood swings that result from the disease. There are several pharmaceutical companies pursuing potential cures and treatments for HD, as well as numerous academic- and foundation-sponsored research efforts.

Companies with HD product candidates in development include Medivation, Inc., Amarin, Eli Lilly & Co., and Pfizer. Several other companies have drug candidates in preclinical development. Additionally, nutritional supplements including creatinine and coenzyme Q10 have been investigated as potential treatments for HD. The Huntington Study Group sponsors numerous studies of potential therapies for HD, including coenzyme Q10 and the antibiotic minocycline.

NASH

We are not aware of any currently available treatment options for NASH. Weight loss, healthy diet, abstinence from alcohol and increased physical activity are typically suggested to slow the onset of NASH. There are numerous therapies being studied for NASH, including anti-oxidants (Vitamin E, betaine, Moexipril from Univasc), insulin sensitizing agents (Actos® from Takeda Pharmaceuticals for type 2 diabetes, in an ongoing phase III study for NASH sponsored by University of Texas) and drugs to improve blood flow (Trental® from Aventis for treatment of intermittent claudication, which is reported to have failed to meet endpoints in a phase II study for NASH). Gilead Sciences is developing a pan-caspase inhibitor for NASH. Other products being studied for NASH include Byetta from Amylin, in an ongoing phase II/III study for NASH; and siliphos, or milk thistle, in a UCSD phase II study for NASH.

ALDH2 Deficiency

ALDH2 deficiency affects hundreds of millions of people worldwide and is especially prevalent in East Asian populations. The association of this metabolic disorder with serious health risks, including liver diseases and digestive tract cancers, has been documented in numerous peer-reviewed studies over the last 10 years. We are not aware of any pharmaceutical products currently approved for this indication, either in the U.S. or internationally. However, given the size of the potential patient population and the emerging awareness of this disorder as a serious health risk, we expect there are or will be other pharmaceutical companies, especially those with commercial operations in Asian countries, developing products to treat the symptoms of this condition. Many of these competitors may have greater resources, and existing commercial operations in the Asian countries which we expect will be the primary markets for this product.

Additionally, there are non-pharmaceutical products available such as supplements and traditional remedies, especially in some Asian countries, which are claimed to be effective in reducing the symptoms associated with ALDH2 deficiency and other physical reactions to ethanol consumption. Although we are not aware of any study which has demonstrated the efficacy of such non-pharmaceutical alternatives, these products may compete with our ALDH2 deficiency product candidate if it is approved for marketing.

Migraine

Triptans are the most commonly prescribed drugs for the treatment of moderate to severe migraine. There are currently seven triptans approved for use and Imitrex®, marketed by GlaxoSmithKline, dominates the market. Other triptans are: Zomig®, Maxalt®, Amerge®, Frova™, Axert®, and Relpax®. According to PhRMA’s 2008 report, Medicines in Development for Neurologic Disorders, there are more than 30 companies seeking to develop compounds to treat migraine and pain disorders or to obtain additional indications to broaden the use of currently approved pain relieving prescription medications. This list includes most of the large pharmaceutical companies such as Abbott Laboratories, AstraZeneca, Eisai, Elan, Eli Lilly, GlaxoSmithKline, Merck, Pfizer, and Wyeth Pharmaceuticals as well as small and mid-sized biotechnology companies.

Pain

In the neuropathic pain market, we would compete with companies such as Pfizer, marketing Neurontin and Lyrica®, and Eli Lilly, marketing Cymbalta® in addition to opioids approved for treating neuropathic pain, off-label uses of products to treat neuropathic pain and generic products. Given the size of the neuropathic pain market, approximately $3.5 billion in 2006 and expected to double by 2016, it is likely that most of the large pharmaceutical companies as well as many biotechnology companies will look to develop compounds to treat neuropathic pain. Since the licensing of tezampanel, Eli Lilly has continued development of more potent and specific molecules (e.g., iGluR5 antagonists) targeting the same receptors as tezampanel and NGX424 and based on the same chemistry (i.e., tetrahydroisoquinoline moiety) as tezampanel and NGX424. Eli Lilly’s third generation candidate is currently in phase II studies for osteoarthritis and peripheral neuropathy.

Primary Liver Cancer

Surgical resection of the primary tumor or liver transplantation remains the only curative options for HCC patients. The acute and tragic nature of this aggressive cancer and the widely preserved unmet medical need continues to attract a significant level of interest in finding ways of treating this disease. For example, there are currently over 140 ongoing clinical trials actively recruiting patients with HCC listed in the ClinicalTrials.gov website. Many of these trials are designed to evaluate ways of locally administering chemotherapeutics or various ways of performing surgical resections of the tumors. One drug that was approved in 2007 for treatment of inoperable HCC is currently the standard-of-care for this disease due to its claims of enhancing overall survival time. This enhancement has been determined to be even smaller within the Asian population of inoperable HCC patients. We believe that a number of biotechnology and pharmaceutical companies may have internal programs targeting the development of new therapeutics that may be useful in treating HCC in the future.

Hepatitis

It has been estimated that approximately 3% of the world’s population is chronically infected with hepatitis C, which translates to nearly 200 million people infected worldwide. Due to the latency of hepatitis C virus, or HCV, infection and slow disease progression, along with a lag in awareness of the disease, the number of patients with HCV is increasing and expecting to peak in the next 20-30 years. Over 50,000 people die of HCV infection every year. Up to 75% of chronically infected individuals carry the genotype I strain of HCV. The most effective current treatment for chronic HCV infection is Interferon, but nearly 60% of patients infected with genotype 1 do not show a sustained viral reduction with Interferon treatment, and the remaining 40% of such genotype 1 HCV cases are without any therapy.

The significant number of interferon non-responders has created a need for second generation therapies and a large number of pharmaceutical companies have active therapeutic programs to meet the requirements of this large and growing market. There are currently 28 compounds in clinical development for the treatment of chronic HCV infection. A large number of these clinical compounds are small molecule antivirals being developed by pharmaceutical companies including Novartis, Kemin, Vertex and Migenix. In addition, over a dozen non-interferon immunomodulators are currently under clinical development by companies including SciClone, Schering-Plough, Chiron and Innogenetics. These compounds are designed to attack different parts of the Hepatitis C virus and its ability to replicate or enhance the body’s immune system to better recognize and destroy the virus. Most clinicians now believe that eventually these and future drugs will be used in combination to treat chronic HCV.

Brain Delivery

We believe we will be competing with other pharmaceutical and biotechnology companies that provide, or are attempting to develop product candidates to provide, remedies and treatments for brain and neurodegenerative diseases.

Three approaches are primarily used to solve the problem of reaching the brain with therapeutic compounds:

•	Neurosurgery or invasive techniques.

•	Pharmacological techniques, which include less than 2% of currently available drugs.

•	Physiologically based techniques, such as transcytosis.

Invasive techniques include bone marrow transplants or implants of polymers with drugs imbedded in the material for slow release. These implants extend from the skull surface to deep into brain tissue sites and use a permeation enhancer. Mannitol induced osmotic shock that creates leaks in the blood-brain barrier allowing intravenous administered chemotherapeutics into the brain is used in the treatment of brain tumors, but is not appropriate for administration of drugs for chronic therapies. Companies active in developing treatments based on these invasive technologies include Alza Corporation, Ethypharm, Guilford Pharmaceuticals, Medtronic Inc., Neurotech, and Sumitomo Pharmaceutical.

Other invasive procedures utilize catheter-based delivery of the drug directly into the brain. This technique has proven useful in the treatment of brain tumors, but has not been successful in distributing drugs throughout the entire brain. Amgen Inc. recently conducted clinical trials for the treatment of Parkinson’s disease using intrathecal delivery through the use of various catheter/pump techniques.

The physiological route is a popular approach to cross the blood-brain barrier via lipid mediated free diffusion or by facilitated transport. This is the most common strategy used for the development of new neuropharmaceuticals, but has experienced limited success as it requires that the drug have sufficient lipophilic or fat-soluble properties so that it can pass through lipid membranes. The current method of delivery by this route, however, is nonspecific to the brain and side effects are common since most organs are exposed to the drug. Furthermore, many of the potential lipophilic therapeutic molecules are substrates for the blood-brain barrier’s multi-drug resistant proteins, which actively transport the therapeutic agent back into the blood. Consequently, large doses need to be used so that sufficient amounts of the drug reach the brain. These high doses can result in significant side effects as the drug is delivered to essentially all tissues of the body, which is extremely inefficient. Companies and organizations that are developing treatments based on various physiological approaches include Angiochem, AramGen Technology, to-BBB, Xenoport Inc., Bioasis, Oregon Health and Science University Neuro-oncology, Xenova Group Ltd., d-Pharm, Neurochem Inc., and Vasogen Inc.

Thrombotic Disorder

A number of anti-platelet drugs are already available on the market. These include the ADP receptor antagonist Plavix, the cyclooxygenase (and hence thromboxane) inhibitor, aspirin, and injectable integrin (IIb/IIIA) blockers such as Integrelin. Each drug has strengths and weaknesses (which predominantly involve excess bleeding). Since anti-thrombotic drugs are a multi-billion dollar market, it is likely that a large number of companies have additional therapies in development.

Because, many of our competitors have greater capital resources and larger overall research and development staffs and facilities, than us, there can be no assurances that we will be successful in competing in the areas discussed above. See the section under “Risk Factors” titled, “If our competitors succeed in developing products and technologies that are more effective than ours, or if scientific developments change our understanding of the potential scope and utility of our drug product candidates, then our technologies and future drug product candidates may be rendered less competitive.”

Government Regulations of the Biotechnology Industry

Regulation by governmental authorities in the U.S. and foreign countries is a significant factor in the development, manufacture, and expected marketing of our drug product candidates and in our ongoing research and development activities. The nature and extent to which such regulation will apply to us will vary depending on the nature of any drug product candidates developed. We anticipate that all of our drug product candidates will require regulatory approval by governmental agencies prior to commercialization.

In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures of the FDA and similar regulatory authorities in other countries. Various federal statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with the appropriate federal statutes and regulations requires substantial time and financial resources. Any failure by us or our collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any of our drug product candidates, our ability to receive product revenues, and our liquidity and capital resources.

The FDA’s Modernization Act codified the FDA’s policy of granting “fast track” review of certain therapies targeting “orphan” indications and other therapies intended to treat severe or life threatening diseases and having potential to address unmet medical needs. Orphan indications are defined by the FDA as having a prevalence of less than 200,000 patients in the U.S. We anticipate that certain genetic diseases and primary liver cancer which could potentially be treated using our technology could qualify for fast track review under these revised guidelines. There can be no assurances, however, that we will be able to obtain fast track designation and, even with fast track designation, it is not guaranteed that the total review process will be faster or that approval will be obtained, if at all, earlier than would be the case if the drug product candidate had not received fast-track designation.

Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials might not be predictive of results that will be obtained in large-scale testing. Our clinical trials might not successfully demonstrate the safety and efficacy of any product candidates or result in marketable products.

In order to clinically test, manufacture, and market products for therapeutic use, we will have to satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies. In the U.S., the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, labeling, storage, record keeping, approval, advertising, and promotion of our current and proposed product candidates. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

The steps required by the FDA before new drug products may be marketed in the U.S. include:

•	completion of preclinical studies;

•	the submission to the FDA of a request for authorization to conduct clinical trials on an investigational new drug application, or IND, which must become effective before clinical trials may commence;

•	adequate and well-controlled Phase I, Phase II and Phase III clinical trials to establish and confirm the safety and efficacy of a drug candidate;

•	submission to the FDA of a new drug application, or NDA, for the drug candidate for marketing approval; and

•	review and approval of the NDA by the FDA before the product may be shipped or sold commercially.

In addition to obtaining FDA approval for each product, each product manufacturing establishment must be registered with the FDA and undergo an inspection prior to the approval of an NDA. Each manufacturing facility and its quality control and manufacturing procedures must also conform and adhere at all times to the FDA’s cGMP regulations. In addition to preapproval inspections, the FDA and other government agencies regularly inspect manufacturing facilities for compliance with these requirements. If, as a result of these inspections, the FDA determines that any equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal, or administrative sanctions and/or remedies against us, including the suspension of the manufacturing operations. Manufacturers must expend substantial time, money and effort in the area of production and quality control to ensure full technical compliance with these standards.

Preclinical testing includes laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Preclinical testing results are submitted to the FDA as a part of an IND which must become effective prior to commencement of clinical trials. Clinical trials are typically conducted in three sequential phases following submission of an IND. Phase I represents the initial administration of the drug to a small group of humans, either patients or healthy volunteers, typically to test for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism, excretion and clinical pharmacology, and, if possible, to gain early evidence of effectiveness. Phase II involves studies in a small sample of the actual intended patient population to assess the efficacy of the drug for a specific indication, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects. Once an investigational drug is found to have some efficacy and an acceptable safety profile in the targeted patient population, Phase III studies are initiated to further establish clinical safety and efficacy of the therapy in a broader sample of the general patient population, in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for any physician labeling. During all clinical studies, we must adhere to Good Clinical Practice, or GCP, standards. The results of the research and product development, manufacturing, preclinical studies, clinical studies and related information are submitted in an NDA to the FDA.

The process of completing clinical testing and obtaining FDA approval for a new drug is likely to take a number of years and require the expenditure of substantial resources. If an application is submitted, there can be no assurance that the FDA will review and approve the NDA. Even after initial FDA approval has been obtained, further studies, including post-market studies, might be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested and approved. Also, the FDA will require post-market reporting and might require surveillance programs to monitor the side effects of the drug. Results of post-marketing programs might limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process, labeling or a change in manufacturing facility, an NDA supplement might be required to be submitted to the FDA.

The rate of completion of any clinical trials will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the trial, the availability of alternative therapies and drugs, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on us.

We do not know whether our IND for future products or the protocols for any future clinical trials will be accepted by the FDA. We do not know if our clinical trials will begin or be completed on schedule or at all. Even if completed, we do not know if these trials will produce clinically meaningful results sufficient to support an application for marketing approval. The commencement of our planned clinical trials could be substantially delayed or prevented by several factors, including:

•	a limited number of, and competition for, suitable patients with particular types of disease for enrollment in clinical trials;

•	delays or failures in obtaining regulatory clearance to commence a clinical trial;

•	delays or failures in obtaining sufficient clinical materials;

•	delays or failures in reaching agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites; and

•	delays or failures in obtaining Institutional Review Board, or IRB, approval to conduct a clinical trial at a prospective site.

•	The completion of our clinical trials could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	unforeseen safety issues;

•	lack of efficacy during clinical trials;

•	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment; and

•	regulatory action by the FDA for failure to comply with regulatory requirements.

Failure to comply with applicable FDA requirements may result in a number of consequences that could materially and adversely affect us. Failure to adhere to approved trial standards and GCPs in conducting clinical trials could cause the FDA to place a clinical hold on one or more studies which would delay research and data collection necessary for product approval. Noncompliance with GCPs could also have a negative impact on the FDA’s evaluation of an NDA. Failure to adhere to GMPs and other applicable requirements could result in FDA enforcement action and in civil and criminal sanctions, including but not limited to fines, seizure of product, refusal of the FDA to approve product approval applications, withdrawal of approved applications, and prosecution.

Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval might be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for some European countries, in general, each country at this time has its own procedures and requirements. There can be no assurance that any foreign approvals would be obtained.

In most cases, if the FDA has not approved a drug product candidate for sale in the U.S., the drug product candidate may be exported for sale outside of the U.S. only if it has been approved in any one of the following: the European Union, Canada, Australia, New Zealand, Japan, Israel, Switzerland and South Africa. Specific FDA regulations govern this process.

In addition to the regulatory framework for product approvals, we and our collaborative partners must comply with federal, state, and local laws and regulations regarding occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control, and other local, state, federal and foreign regulation. All facilities and manufacturing processes used by third parties to produce our drug candidates for clinical use in the United States must conform with cGMPs. These facilities and practices are subject to periodic regulatory inspections to ensure compliance with cGMP requirements. Their failure to comply with applicable regulations could extend, delay, or cause the termination of clinical trials conducted for our drug candidates. The impact of government regulation upon us cannot be predicted and could be material and adverse. We cannot accurately predict the extent of government regulation that might result from future legislation or administrative action.

Scientific Advisory Board

The following describes the background of our Scientific Advisory Board.

Stephen C. Blacklow, M.D., Ph.D. Over the last ten years, Dr. Blacklow’s research team has achieved international recognition both for their mechanistic and structural studies of proteins of the LDL receptor family, and for their work on the structure and function of human Notch proteins. Recently, Dr. Blacklow’s team determined the structure of a RAP d3- receptor complex by X-ray crystallography.  Dr. Blacklow graduated from Harvard College summa cum laude in 1983, and received his M.D. and Ph.D. in bioorganic chemistry from Harvard University in 1991. Dr. Blacklow is a board-certified pathologist and an Associate Professor of Pathology at Harvard Medical School where he is the Director of the Harvard M.D.-Ph.D. program, basic sciences track. He has directed a research laboratory at the Brigham and Women’s Hospital, a teaching affiliate of the Harvard Medical School, since 1998, and he will be joining the Department of Cancer Biology at the Dana Farber Cancer Institute in 2010.

Guojun Bu, Ph.D. Guojun Bu, Ph.D., is a molecular and cell biologist and a leader in the field of the LDL receptor family. Dr. Bu obtained his undergraduate degree from the Beijing Normal University in China. He then studied biochemistry and molecular biology in the Department of Biochemistry at Virginia Tech where he received his Ph.D. Dr. Bu moved to the Washington University School of Medicine for a postdoctoral training in cell biology where he later became a member of the faculty. He is currently Professor of Pediatrics, and of Cell Biology and Physiology. Among the numerous awards that he has received, Dr. Bu has been an Established Investigator of the American Heart Association and a recipient of a Zenith Fellows Award from the Alzheimer’s Association. He currently serves as an Editorial Board member for the Jounral of Biological Chemistry and Journal of Lipid Research, and is the Editor-in-Chief of Molecular Neurodegeneration.

Ranjan Dohil, M.D. Ranjan Dohil, M.D., is Professor of Pediatrics at the University of California, San Diego, within the Division of Gastroenterology, Hepatology and Nutrition. An interest in childhood acid-peptic disorders led Dr. Dohil to study patients with cystinosis taking cysteamine.  He has published the results of a number of studies trying to better understand the pharmacokinetics of cysteamine with the intent of developing a new formulation of cystemaine that would result in an improved quality of life for patients with cystinosis.  Dr. Dohil also has a research interest in eosinophilic esophagitis, a condition that over the past few years has increased in incidence. Within this field, his work has led to the development of a treatment that is becoming more widely used. Dr. Dohil undertook his medical training at the University of Wales College of Medicine in Cardiff, U.K. He has served as a physician in many hospitals over his career including the University Hospital of Wales in Cardiff, U.K., the British Columbia’s Children’s Hospital in Vancouver, Canada and at St. Bartholemew and The London Medical School.

Jerry Schneider, M.D. Jerry Schneider, M.D. is Research Professor of Pediatrics and Dean for Academic Affairs Emeritus at the University of California, San Diego (UCSD) School of Medicine. He also serves as a member of the Board of Directors and Chair of the Scientific Review Board for the Cystinosis Research Foundation. Over the course of his distinguished career, Dr. Schneider has been actively involved in the study of metabolic diseases. An expert on the diagnosis and treatment of cystinosis, Dr. Schneider has published over 150 papers on cystinosis and related subjects over the past 40 years. Since 1969 he has been associated with the UCSD School of Medicine in both academic and research capacities. Dr. Schneider earned his M.D. from Northwestern University. He received postgraduate training at Johns Hopkins University, the National Institutes of Health (NIH), and the Centre de Genetique Moleculaire, Gif-sur-Yvette, France. He was also a Guggenheim Fellow and a Fogarty Senior Fellow at the Imperial Cancer Research Fund Laboratories in London, England.

Sam Teichman, M.D., FACC, FACP Sam Teichman, M.D., is an independent consultant in the area of strategic drug discovery and development. He has worked on over 40 medical products in various stages of development from the earliest identification of leads in research to supporting commercial-stage products. Most recently, Dr. Teichman served as Vice President and Chief Development Officer at ARYx Therapeutics, where he was involved in identifying and advancing three products from the research stage into clinical development. During the past 20 years, Dr. Teichman has held senior level executive positions at Genentech, Medco Research (now part of King Pharmaceuticals), Glycomed (now part of Ligand Pharmaceuticals), and Mimetix. He has provided scientific advisory services and has acted in an interim executive role for numerous early-stage and established biotechnology companies. Dr. Teichman holds an M.D. from Columbia University and a B.S. in Chemistry from Columbia College, Columbia University. He is board certified in Internal Medicine and Cardiology. Dr. Teichman is a Fellow of the American College of Cardiology (FACC) and the American College of Physicians (FACP). Dr. Teichman served as Associate Clinical Professor of Medicine at University of California in San Francisco from 1990 to 2001. He has more than 40 original publications, reviews and abstracts published in peer-reviewed and invited medical journals.

Legal Proceedings

Several lawsuits were filed against us (as TorreyPines Therapeutics, Inc.) in February 2005 in the U.S. District Court for the Southern District of New York asserting claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder on behalf of a class of purchasers of our common stock during the period from June 26, 2003, through and including February 4, 2005, referred to as the class period. Dr. Marvin S. Hausman, M.D., a former director and a former Chief Executive Officer, and Dr. Gosse B. Bruinsma, M.D., also a former director and a former Chief Executive Officer, were also named as defendants in the lawsuits. These actions were consolidated into a single class action lawsuit in January 2006. On April 10, 2006, the class action plaintiffs filed an amended consolidated complaint. We filed our answer to that complaint on May 26, 2006. Our motion to dismiss the consolidated amended complaint was filed on May 26, 2006 and was submitted to the court for a decision in September 2006. On March 31, 2009 the U.S. District Court for the Southern District of New York dismissed the proceedings. On April 24, 2009, an appeal was filed with the United States Court of Appeals for the Second Circuit by the class action plaintiffs. Our response to such appeal was filed on October 23, 2009. On March 23, 2010, the United States Court of Appeals for the Second Circuit dismissed the plaintiffs’ complaint and upheld the original dismissal of the complaint by the U.S. District Court for the Southern District of New York. We do not anticipate any additional action on this claim, however, if an appeal is filed by the plaintiffs to the United States Supreme Court and if such appeal is successful, it could burden us with additional liability above and beyond the insurance coverage provided under the insurance policy that we currently maintain.

Other than as described above, we know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholders are an adverse party or have a material interest adverse to us.

Research and Development

We are a research and development company and our plan is to focus our efforts in the discovery, research, preclinical and clinical development of our RAP based platforms, complementary technologies and clinical drug candidates to provide therapies that we believe will be safer, less intrusive, and more effective than current approaches in treating a wide variety of brain disorders and neurodegenerative diseases, genetic disorders and cancer. During the period from September 8, 2005 (inception of Raptor Pharmaceuticals Corp.) to February 28, 2010, we incurred approximately $19.0 million ($6.6 million and $5.6 million for the years ended August 31, 2009 and 2008, respectively) in research and development costs.

Please see the sections titled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business” in this prospectus for our planned research and development activities for the twelve months subsequent to February 28, 2010.

Compliance with Environmental Laws

We estimate the annual cost of compliance with environmental laws, comprised primarily of hazardous waste removal, will be approximately $5,000.

Employees

We presently have ten full time employees, including five executives, one scientist, one program director, one clinical operations director, and one clinical development assistant in our research and development department and one senior manager in our finance department. Based on our current plan, over the next 12 month period, we anticipate hiring a regulatory director. We also plan to supplement our human resources needs through consultants and contractors as needed.

Facilities

Our primary offices are located at 9 Commercial Blvd., Suite 200, Novato, CA 94949. Our phone number is (415) 382-8111 and our facsimile number is (415) 382-1368. Our website is located at www.raptorpharma.com.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION FOR RAPTOR

The following table shows selected historical consolidated financial and operating information for, and as of the end of, each of the periods indicated and should be read in conjunction with the information in the sections titled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business” and our consolidated financial statements and the corresponding notes to those consolidated financial statements included elsewhere in this prospectus. The following tables set forth our consolidated balance sheet data as of February 28, 2010 (unaudted), and as of August 31, 2009, 2008, 2007 and 2006, and our consolidated statements of operations data for the six months ended February 28, 2010 and 2009 (unaudited) and the years ended August 31, 2009, 2008 and 2007, for the period from September 8, 2005 (inception) to August 31, 2006.

	For the six month periods from
	September 1, 2009 to February 28, 2010	September 1, 2008 to February 28, 2009	For the year ended August 31, 2009

Revenues:	$ -	$ -	$ -

Operating expenses:
General and administrative	1,988,848	1,264,263	2,687,993
Research and development	4,095,339	3,474,253	6,570,119
In-process research and dev.	-	-	—
Total operating expenses	6,084,187	4,738,516	9,258,112

Loss from operations	(6,084,187)	(4,738,516)	(9,258,112)

Interest income	10,409	29,963	36,744
Interest expense	(1,836)	(1,281)	(2,526)
Adjustment to fair value of
common stock warrants	(1,043,389)	-	-
Net loss	$(7,119,003)	$(4,709,834)	$(9,223,894)

Net loss per share:
Basic and diluted	$ (0.35)	$ (0.33)	$ (0.64)

Weighted average shares
outstanding used to compute:
Basic and diluted	20,062,776	14,081,218	14,440,254

	For the year ended August 31, 2008	For the year ended August 31, 2007	For the period from September 8, 2005 (inception) to August 31, 2006
Revenues:	$ —	$ —	$ —
Operating expenses:
General and administrative	2,229,140	1,529,028	510,079
Research and development	5,558,871	2,246,057	499,238
In-process research and development	240,625	—	—

Total operating expenses	8,028,636	3,775,085	1,009,317
Loss from operations	(8,028,636)	(3,775,085)	(1,009,317)
Interest income	77,871	143,760	43,528
Interest expense	(103,198)	(751)	(3,461)

Net loss	$(8,053,963)	$(3,632,076)	$ (969,250)

Net loss per share:
Basic and diluted	$ (0.81)	$ (0.49)	$ (0.33)

Weighted average shares outstanding used to compute:
Basic and diluted	9,893,612	7,342,872	2,912,976

	February 28, 2010 (unaudited)	August 31,
		2009	2008	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$4,572,919	$3,701,787	$7,546,912	$2,627,072	$3,648,538
Non-cash warrant liability	2,959,400	—	—	—	—
Working capital	287,419	2,739,104	6,659,226	2,493,651	3,598,428
Total assets	11,800,753	6,578,904	10,620,770	3,290,925	4,305,582
Long-term portion of capital lease obligations	4,345	6,676	—	2,302	4,801
Total liabilities	4,439,079	1,075,613	1,003,280	332,816	158,806
Total stockholders’ equity	7,361,674	5,502,961	9,617,490	2,958,109	4,146,776

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our condensed consolidated financial statements, and the notes to such condensed consolidated financial statements included elsewhere in this prospectus. All references to “the Company”, “we”, “our” and “us” include the activities of Raptor Pharmaceutical Corp. and its wholly-owned subsidiaries, Raptor Pharmaceuticals Corp., TPTX, Inc., Raptor Discoveries Inc. (f/k/a Raptor Pharmaceutical Inc.), or Raptor Discoveries, and Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.), or Raptor Therapeutics. This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contains forward-looking statements. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Application of Critical Accounting Policies

Our condensed consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the U.S. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our consolidated financial position.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our condensed consolidated financial statements.

Fair Value of Financial Instruments

The carrying amounts of certain of our financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued liabilities and capital lease liability approximate fair value due to their short maturities.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Intangible Assets

Intangible assets include the intellectual property and other rights relating to DR Cysteamine, to the RAP technology and to the out-license and the rights to NGX 426 acquired in the 2009 Merger. The intangible assets related to DR Cysteamine and the RAP technology are amortized using the straight-line method over the estimated useful life of 20 years, which is the life of the intellectual property patents. The 20 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products.  The intangible assets related to the out-license will be amortized using the straight-line method over the estimated useful life of 16 years, which is the life of the intellectual property patents.  The intangible assets related to NGX 426, which has been classified as in-process research and development, will not be amortized until development is completed.

Goodwill

Goodwill represents the excess of the value of the purchase consideration over the identifiable assets acquired in the 2009 Merger.  Goodwill will be reviewed annually, or when an indication of impairment exists, to determine if any impairment analysis and resulting write-down in valuation is necessary.

Fixed Assets

Fixed assets, which mainly consist of leasehold improvements, lab equipment, computer hardware and software and capital lease equipment, are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives, except for leasehold improvements and capital lease equipment, which are depreciated over the shorter of the useful life of the asset or the lease term. Significant additions and improvements that have useful lives estimated at greater than one year are capitalized, while repairs and maintenance are charged to expense as incurred.

Impairment of Long-Lived Assets

We evaluate our long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. We have not identified any such impairment losses to date.

Common Stock Warrant Liabilities

The warrants we issued in our December 2009 equity financing contain a conditional obligation that may require us to transfer assets to repurchase the warrants upon the occurrence of potential future events.  Under Financial Accounting Standards Board, or FASB, Accounting Standards Codification or ASC Topic 480, Distinguishing Liabilities from Equity, or ASC 480, a financial instrument that may require the issuer to settle the obligation by transferring assets is classified as a liability.  Therefore, we have classified the warrants as liabilities and will mark them to fair value at each period end.

Marking-to-Market

The common stock warrants issued in our December 2009 equity financing are classified as liabilities under ASC 480 and are, therefore, re-measured at the end of every reporting period with the change in value reported in our condensed consolidated statements of operations.

Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Research and Development

We are an early development stage company. Research and development costs are charged to expense as incurred. Research and development expenses include scientists’ salaries, lab collaborations, preclinical studies, clinical trials, clinical trial materials, regulatory and clinical consultants, lab supplies, lab services, lab equipment maintenance and small equipment purchased to support the research laboratory, amortization of intangible assets and allocated executive, human resources and facilities expenses.

In-Process Research and Development

Prior to September 1, 2009, the Company recorded in-process research and development expense for a product candidate acquisition where there is not more than one potential product or usage for the assets being acquired. Upon the adoption of the revised guidance on business combinations, effective September 1, 2009, the fair value of acquired in-process research and development is capitalized and tested for impairment at least annually.  Upon completion of the research and development activities, the intangible asset is amortized into earnings over the related product’s useful life. The Company reviews each product candidate acquisition to determine the existence of in-process research and development.

Stock-Based Compensation

In February 2010, our Board of Directors approved, and in March 2010 our stockholders approved, our 2010 Equity Incentive Plan, or the 2010 Plan, to grant up to an aggregate of 3,000,000 stock options or restricted stock or restricted stock units over the ten year life of the 2010 Plan.  Our board of directors has determined not to make any new grants under any of our former plans, but rather under the new 2010 Plan.

In May 2006, Raptor Pharmaceuticals Corp.’s stockholders approved the 2006 Equity Compensation Plan, as amended, referred to herein as the 2006 Plan. The 2006 Plan’s term is ten years and allows for the granting of options to employees, directors and consultants.  Effective as of the effective time of the 2009 Merger, we assumed the outstanding stock options of Raptor Pharmaceuticals Corp. granted under the 2006 Plan. Such assumed options are subject to the terms of the 2006 Plan and, in each case, are also subject to the terms and conditions of an incentive stock option agreement, non-qualified stock option agreement or other option award, as the case may be, issued under such 2006 Plan. Prior to the 2009 Merger, and subject to it becoming effective, our board of directors adopted the 2006 Plan such that the 2006 Plan became an equity incentive plan of ours after the 2009 Merger.  Typical option grants under the 2010 and 2006 Plans are for ten years with exercise prices at or above market price based on the last closing price as of the date prior to the grant date on the relevant stock market or exchange and vest over four years as follows: 6/48ths on the six month anniversary of the date of grant; and 1/48th per month thereafter.

Effective September 1, 2006, our stock-based compensation is accounted for in accordance with ASC Topic 718, Accounting for Compensation Arrangements, or ASC 718 (previously listed as Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), Share-Based Payment), and related interpretations. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating future stock price volatility and employee stock option exercise behavior. If actual results differ significantly from these estimates, stock-based compensation expense and results of operations could be materially impacted.

In March 2005, the SEC issued ASC 718 (previously listed as Staff Accounting Bulletin, or SAB, No. 107, or SAB 107), which offers guidance for what was previously referred to as SFAS 123(R). ASC 718 was issued to assist preparers by simplifying some of the implementation challenges of SFAS 123(R) while enhancing the information that investors receive. ASC 718 creates a framework that is premised on two overarching themes: (a) considerable judgment will be required by preparers to successfully implement SFAS 123(R), specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options. Key topics covered by ASC 718 include valuation models, expected volatility and expected term.

For the three month period ended February 28, 2010, stock-based compensation expense was based on the Black-Scholes option-pricing model assuming the following: risk-free interest rate of 3.1%; 7 year expected life; 55% volatility; 10% turnover rate; and 0% dividend rate.

We based our Black-Scholes inputs on the following factors: the risk-free interest rate was based upon our review of current constant maturity treasury bill rates for seven years; the expected life was based upon our assessment of the ten-year term of the stock options issued along with the fact that we are a development-stage company and our anticipation that option holders will exercise stock options when the company is at a more mature stage of development; the volatility was based on the actual volatility of our common stock price as quoted on the over the counter bulletin board; the turnover rate was based on our assessment of our size and the minimum potential for employee turnover at our current development-stage; and the dividend rate was based on our current decision to not pay dividends on our stock at our current development stage.  If factors change and different assumptions are employed in the application of ASC 718, the compensation expense recorded in future periods may differ significantly from what was recorded in the current period. See Note 8 of our condensed consolidated financial statements for further discussion of our accounting for stock based compensation.

We recognize as consulting expense the fair value of options granted to persons who are neither employees nor directors. Stock options issued to consultants are accounted for in accordance with the provisions of the FASB ASC Topic 505-50, Equity-Based Payments to Non-Employees, or ASC 505-50 (previously listed as Emerging

Issues Task Force, or EITF Consensus No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services). The fair value of expensed options is based on the Black-Scholes option-pricing model assuming the same factors as stock-based compensation expense discussed above.

On November 10, 2005, the FASB issued ASC 718 (previously listed as FASB Staff Position, or FSP, No. FAS 123(R)-3 Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards). ASC 718 provides a practical transition election related to the accounting for the tax effects of share-based payment awards to employees, as an alternative to the transition guidance for the additional paid-in capital pool, or the APIC pool. The alternative transition method includes simplified methods to establish the beginning balance of the APIC pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of ASC 718. The guidance in ASC 718 is effective after November 10, 2005. We may take up to one year from the later of adoption of ASC 718 or the effective date of this section of ASC 718 to evaluate our available transition alternatives and make our one-time election. We have elected the “short-form” method to calculating excess tax benefits available for use in offsetting future tax shortfalls in accordance with ASC 718.

Results of Operations

Three months ended February 28, 2010 and 2009

General and Administrative

General and administrative expenses (including officer and employee compensation allocated to general and administrative expenses) for the three months ended February 28, 2010 increased by approximately $377,000 compared to the same period of the prior year. The increase was primarily due to:

Reason for Variance	Variance in $ Thousands
Additional proxy expenses regarding 2009 Merger	178
Patent application expenses for preclinical product candidates	133
Expenses related to drug stability and maintenance of records for pain program	67
Legal expenses for clinical trial agreements and licenses	63
Additional administrative consulting for Dutch subsidiary	36
Additional accounting and professional fees regarding 2009 Merger	23
Travel for clinical business development	11
Additional rent and office expenses for satellite office	11
Benefits for CMO hired in April 2009	11
New Board member fees appointed in September 2009	10
Decrease in preclinical travel	(4)
Reduction of preclinical administrative consulting	(5)
Assets fully depreciated in 2009	(6)
Reduction of D&O insurance limits	(7)
No recruiting fees in Q1 2010	(7)
Ending of benefits for employee voluntary termination in Oct. 2009	(14)
Reduction of clinical patent expenses	(14)
Increase in overhead allocation to R&D	(41)
Three-year stock options no longer expensed	(68)
General and Administrative variance Quarter to Date Second Quarter
2010 vs. Second Quarter 2009	377

Research and Development

Research and development expenses (including officer and employee compensation allocated to research and development) for the three months ended February 28, 2010 increased by approximately $508,000 over the prior year primarily due to:

Reason for Variance	Variance in $ Thousands
Manufacture of DR Cysteamine for cystinosis and Huntington’s clinical trials	250
CRO fees incurred preparing for Phase III cystinosis trial and for close out of Phase IIb cystinosis clinical trial	247
Clinical costs for Phase IIb cystinosis trial and preparing for Phase III cystinosis trial	146
Hiring of CMO in April 2009	85
Increase in allocation of G&A overhead expenses to R&D	41
Travel by CMO hired in April 2009	27
NeuroTrans issued patent costs	17
Three-year stock options no longer expensed	(16)
Employee voluntarily terminated in Oct. 2009	(22)
Reduction of preclinical R&D consultants	(27)
No HepTide or WntTide materials in 2010	(67)
No HepTide or WntTide preclinical studies in 2010	(78)
Reduction of R&D consultants replaced by CMO and Director of Program Mgmt.	(95)
Research and Development variance Quarter to Date Second Quarter
2010 vs. Second Quarter 2009	508
Research and development expenses include the following: (in $ millions)

Major Program (stage of development)	Estimated next 12 months	Cumulative through February 28, 2010	Three month periods ended February 28,		Six month periods ended February 28,
			2010	2009	2010	2009
DR Cysteamine – All Indications (clinical)	7.0	7.7	1.5	1.0	2.7	1.8
Convivia™ (clinical)	0.1	2.3	0.1	0.1	0.2	0.3
HepTide™ (preclinical)	-	1.6	0.1		-	0.2
NeuroTrans™ (preclinical)	-	0.3	-		-	0.1
WntTide™ (preclinical)	-	0.4	-		0.1	0.1
Minor or Inactive Programs	-	0.7	0.1		0.1	0.1
R & D Personnel and Other Costs Not Allocated to Programs	2.0	5.9	0.5	0.4	1.0	0.9
Total Research & Development Expenses	9.1	19.0	2.2	1.7	4.1	3.5

Major Program expenses recorded as general and administrative expenses: (in $ millions)
DR Cysteamine – All Indications (clinical)	0.06	0.22	0.02	0.04	0.03	0.08
Convivia™ (clinical)	0.01	0.12	-		0.03	-
HepTide™ (preclinical)	0.04	0.32	-		0.15	-
NeuroTrans™ (preclinical)	0.03	0.16	0.02		0.02	0.02
WntTide™ (preclinical)	0.01	0.10	-		0.04	-

Additional major program expenses include patent fees and patent expenses which were recorded as general and administrative expenses as these fees are to support patent applications (not issued patents).

Any of our major programs could be partnered for further development and/or could be accelerated, slowed or ceased due to scientific results or challenges in obtaining funding. We will need significant additional funding in order to pursue our plans for the next 12 months. In addition, the timing and costs of development of our programs beyond the next 12 months is highly uncertain and difficult to estimate. See “Risk Factors” included elsewhere in this prospectus for further discussion about the risks and uncertainties pertaining to drug development.

Current Status of Major Programs

Please refer to the section titled, “Future Activities” above in this prospectus for a detailed discussion of each of our major programs. In summary, DR Cysteamine is being developed in cystinosis, NASH and HD. In November 2009, we released data from our Phase IIb clinical trial to study DR Cysteamine in cystinosis patients. In October 2009, we announced the data from the treatment portion of our NASH Phase IIa clinical trial. Our NASH clinical trial (post-treatment phase) is complete and data was presented by clinicians in May 2010. We anticipate studying DR Cysteamine in a Phase III clinical trial in cystinosis patients and a Phase IIa clinical trial in HD patients in the second quarter of 2010.

Our Convivia™ product candidate completed its initial clinical study in 2008 and we are in negotiations with a potential development partner for further development of our Convivia™ product candidate in Asia where its potential market exists. We are seeking to out-license our Tezampanel and NGX426 product candidates and no development costs will be incurred for the pain indication. NeuroTrans™ is currently being studied under a collaboration agreement with Roche. HepTide™ will be undergoing further preclinical proof of concept studies and WntTide™ is being considered for potential out-licensing for further development.  All preclinical product candidates will require further study prior to potentially moving into a clinical phase of development.

Interest Income

Interest income decreased by $1,040 for the three months ended February 28, 2010 compared to the same period of the prior year due to a decrease in money market balances.

Interest Expense

Interest expenses for the three months ended February 28, 2010 and 2009 were nominal.

Adjustment to the Fair Value of Common Stock Warrants

Adjustment to the fair value of common stock warrants increased by $(1.04) million for the three months ended February 28, 2010 compared to the same period of the prior year due to the fact that there was no warrant liability recorded in the prior year.

Six months ended February 28, 2010 and 2009

General and Administrative

General and administrative expenses (including officer and employee compensation allocated to general and administrative expenses) for the six months ended February 28, 2010 increased by approximately $725,000 compared to the same period of the prior year. The increase was primarily due to:

Reason for Variance	Variance in $ Thousands
Additional proxy expenses regarding 2009 Merger	214
Patent application expenses related to preclinical product candidates	196
Expenses related to drug stability and maintenance of records for pain program	171
Additional accounting and professional fees regarding 2009 Merger	102
Legal expenses for clinical trial agreements and licenses	90
NASDAQ fees related to 2009 Merger	80
Consulting fee related to 2009 Merger	53
Transfer agent fees related to 2009 Merger	39
Additional administrative consulting for financial statement footnotes	28
Benefits for CMO hired April 2009	17
Franchise taxes increase due to increased assets	12
New Board member fees appointed in September 2009	10
Additional travel for business development	9
Additional bank fees for credit card charges	5
Additional rent and expenses for satellite office	4
Increase in overhead allocation to R&D	(8)
Decrease in preclinical travel	(11)
Assets fully depreciated in 2009	(12)
Reduction of D&O insurance limits	(13)
Ending of benefits for employee terminated in Oct. 2009	(14)
Reduction of clinical patent expenses	(16)
No recruiting fees in Q1 2010	(42)
No bonuses in Q1 2010	(67)
Three-year stock options no longer expensed	(122)
General and Administrative variance Year to Date Second Quarter
2010 vs. Second Quarter 2009	725

Research and Development

Research and development expenses (including officer and employee compensation allocated to research and development) for the six months ended February 28, 2010 increased by approximately $621,000 over the prior year primarily due to:

Reason for Variance	Variance in $ Thousands
Manufacture of DR Cysteamine for cystinosis and Huntington’s clinical trials	530
Clinical costs of Phase IIb cystinosis trial and preparing for Phase III cystinosis trial	394
CRO fees incurred preparing for Phase III cystinosis trial and for close out of Phase IIb cystinosis clinical trial	237
Hiring of CMO in April 2009	196
Assay development for DR Cysteamine in 2010	38
Travel by CMO hired in April 2009	30
NeuroTrans issued patent costs	18
Increase in allocation of G&A overhead expenses to R&D	8
Three-year stock options no longer expensed	(29)
No HepTide or WntTide preclinical studies in 2010	(39)
Employee voluntarily terminated in Oct. 2009	(41)
Reduction of preclinical R&D consultants	(46)
No preclinical studies of DR Cysteamine in 2010	(116)
No HepTide or WntTide materials in 2010	(157)
No milestone payments to UCSD for DR Cysteamine in 2010	(180)
Reduction of R&D consultants replaced by CMO and Director of Program Mgmt.	(222)
Research and Development variance Year to Date Second Quarter
2010 vs. Second Quarter 2009	621

Interest Income

Interest income decreased by $19,554 for the six months ended February 28, 2010 compared to the same period of the prior year due to the decrease in money market balances.

Interest Expense

Interest expenses for the six months ended February 28, 2010 and 2009 were nominal.

Adjustment to the Fair Value of Common Stock Warrants

Adjustment to the fair value of common stock warrants increased by $(1.04) million for the six months ended February 28, 2010 compared to the same period of the prior year due to the fact that there was no warrant liability recorded in the prior year.

Years ended August 31, 2009 and 2008

General and Administrative

General and administrative expenses (including officer and employee compensation allocated to general and administrative expenses) for the year ended August 31, 2009 increased by $0.45 million compared to the prior year. The increase was primarily due to (A) an increase of $0.29 million in legal and other costs accrued related to the 2009 Merger, $0.17 million in employee salaries, bonuses, benefits and other employment-related costs due to employee raises that occurred in July 2008, milestone related bonuses paid in October 2008, recruiting fees related to the hiring of our Director of Program Management in October 2008 and our Chief Medical Officer in April 2009, offset by prior year’s performance bonuses not repeated in the current year, plus (B) an increase of $0.20 million in administrative consulting due to the retention of a strategic business advisor in May 2008, investor relations consultants in February 2009 and for the redesign of our website in November 2008, and (C) an increase of $0.08 million of board fees and expenses due to the addition of a new board member in July 2008, all of which were partially offset by (i) the increase of support services allocation to research and development expenses of $0.19 million (ii) a decrease of $0.05 million in amortization and depreciation related to fully depreciated fixed assets, and (iii) a decrease of $0.05 million in travel due to a reduction in attendance at tradeshows and conferences.

Research and Development

Research and development expenses (including officer and employee compensation allocated to research and development) for the year ended August 31, 2009 increased by $1.00 million over the prior year primarily due to (A) the costs associated with the formulation manufacturing expenses of our proprietary formulation of DR Cysteamine of $1.21 million in preparation for our clinical trials in cystinosis, (B) an increase of $0.34 million in research and development consulting related to the preparation for our pre-IND meeting with the FDA and in preparation for our IND submission, (C) an increase of $0.25 million in salaries and benefits due to the hiring of our director of program management in October 2008 and our Chief Medical Officer in April 2009, (D) an increase of $0.25 million in milestone payments for the commencement of the NASH trial in October 2008 and cystinosis trial in June 2009, (E) an increase of $0.23 million in clinical trial costs for our NASH indication, and (F) an increase of $0.19 million in allocated support services, all of which were partially offset by (i) a decrease of $0.54 million due to the Convivia™ clinical trial in the prior year that did not repeat in the current year, (ii) a $0.30 reduction in lab personnel expenses due to a collaboration reimbursement, (iii) a decrease of $0.27 million of HepTide™ conjugates that were manufactured in the prior year but did not repeat in the current year, (iv) a decrease in lab collaboration fees of $0.24 million due to the lapse of the Stanford collaboration on NeuroTrans™, (v) a decrease of $0.10 million in preclinical studies due to the reduction of resources allocated to preclinical programs and (vi) a decrease of $0.02 million in tradeshow costs which we incurred in the prior year but not in the current year.

Research and development expenses include the following: (in $ millions) (As of August 31, 2009)

Major Program (stage of development)	Estimated FYE August 31, 2010	Cumulative Through August 31, 2009	FYE August 31, 2009	FYE August 31, 2008

DR Cysteamine — All Indications (clinical)	6.0	5.0	4.0	1.0
Convivia™ (clinical)	0.1	2.1	0.4	1.7
HepTide™ (preclinical)	0.1	1.6	0.4	0.7
NeuroTrans™ (preclinical)	—	0.3	(0.3	0.3
WntTide™ (preclinical)	—	0.3	0.1	0.2
Minor or Inactive Programs	—	0.7	0.1	0.2
R & D Personnel and Other Costs Not Allocated to Programs	1.7	4.9	1.9	1.5
Total Research & Development Expenses	7.9	14.9	6.6	5.6

Major Program expenses recorded as general and administrative expenses: (in $ millions) (As of August 31, 2009)

Major Program (stage of development)	Estimated FYE August 31, 2010	Cumulative Through August 31, 2009	FYE August 31, 2009	FYE August 31, 2008

DR Cysteamine — All Indications (clinical)	0.10	0.20	0.12	0.08
Convivia™ (clinical)	0.01	0.09	0.05	0.04
HepTide™ (preclinical)	0.05	0.17	0.07	0.05
NeuroTrans™ (preclinical)	0.03	0.15	0.05	0.05
WntTide™ (preclinical)	0.01	0.06	0.01	0.02

In-Process Research and Development Expenses

In-process research and development expenses decreased by $0.24 million over the year ended August 31, 2008 due to the recording of the purchase of our Convivia™  program during the year ended August 31, 2008. No such expense was incurred in the year ended August 31, 2009. In-process research and development expenses were calculated based on the value of our stock issued in connection with the purchase of certain intellectual property rights to develop Convivia™ (4-MP) for the treatment of acetaldehyde toxicity.

Interest Income

Interest income decreased by $0.041 million during the year ended August 31, 2009 over the year ended August 31, 2008 due to the significant decrease in annual money market interest rates from an average of 2% in 2008 to an average of less than 1% in 2009.

Interest expense

Interest expense decreased by $0.10 million in the year ended August 31, 2009 over the year ended August 31, 2008 due to the capitalized finder’s fee of 46,625 shares of our common stock valued at $102,000 (which was paid in connection with a convertible loan), which was amortized as interest expense from August 2007 to April 2008, the term of the convertible loan. No draws were made on the convertible loan prior to its expiration.

Years ended August 31, 2008 and 2007

General and Administrative

General and administrative expenses (including officer and employee compensation allocated to general and administrative expenses) for the fiscal year ended August 31, 2008 increased by $0.7 million over the prior fiscal year primarily due to the costs incurred during our fiscal year ended August 31, 2008 for the patent expenses for our clinical programs of $0.1 million, the salary and benefits of our clinical subsidiary’s President of $0.3 million, and legal and accounting expenses attributable to our clinical subsidiary of $0.3 million.

Research and Development

Research and development expenses (including officer and employee compensation allocated to research and development) for the fiscal year ended August 31, 2008 increased by $3.4 million over the prior fiscal year primarily due to the costs incurred during our fiscal year ended August 31, 2008 associated with our Phase IIa clinical trial for the ConviviaTM program of $0.6 million, clinical and regulatory consulting for ConviviaTM of $0.6 million and DR Cysteamine of $0.6 million, executive, finance and facilities costs allocated to the research and development department of our clinical division of $0.5 million, formulation manufacturing expenses of the proprietary formulation of ConviviaTM of $0.3 million and DR Cysteamine of $0.1 million, preclinical studies of ConviviaTM of $0.2 million and of DR Cysteamine of $0.1 million, and amortization of intangible assets related to the purchase of DR Cysteamine of $0.1 million and incremental executive, finance and facilities costs allocated to the research and development department of our clinical division of $0.5 million.

In-Process Research and Development Expenses

In-process research and development expenses increased by $0.24 million over the prior fiscal year due to the recording of the purchase of our ConviviaTM program during our fiscal year ended August 31, 2008. No such expense was incurred in the prior year. In-process research and development expenses were calculated based on the value of our stock issued in connection with the purchase of certain intellectual property rights to develop ConviviaTM (4-MP) for the treatment of acetaldehyde toxicity.

Interest Income

Interest income decreased by $0.07 million over the prior fiscal year due to the significant decrease in money market interest rates from 4.5% during the fiscal year ended August 31, 2007 to an average of approximately 2% during the fiscal year ended August 31, 2008, which was partially offset by the increase in money market balances during the fiscal year ended August 31, 2008 due to the $10 million raised in May and June 2008.

Interest expense

Interest expense increased by $0.1 million over the prior fiscal year due to the capitalized finder’s fee of 46,625 shares of our common stock paid in connection with a convertible loan. These shares were valued at $102,000, which was amortized as interest expense from August 2007 to April 2008, the term of the convertible loan. No draws were made on the loan prior to its expiration.

Liquidity and Capital Resources

Capital Resource Requirements

As of February 28, 2010, we had approximately $4.6 million in cash, approximately $4.4 million in current liabilities, which includes a non-cash warrant liability of $3.0 million, and approximately $0.2 million of net working capital. Our forecasted average monthly cash expenditures for the next twelve months are approximately $0.95 million.

We believe our cash and cash equivalents at February 28, 2010 will be sufficient to meet our obligations into the third calendar quarter of 2010. We are currently in the process of negotiating strategic partnerships and collaborations in order to fund our preclinical and clinical programs into 2011. We are also reviewing a few equity and debt financing proposals to provide potential funding beginning in the second calendar quarter of 2010. If we do not enter into any such partnership or collaboration agreement or equity or debt offering which provides significant additional capital for us in the next two months, we will be forced to scale down our expenditures as described herein or possibly cease operations.

Our recurring losses from operations and our accumulated deficit raise substantial doubt about our ability to continue as a going concern and, as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements for the year ended August 31, 2009 with respect to this uncertainty. We will need to generate significant revenue or raise additional capital to continue to operate as a going concern. In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to raise additional capital.

In April 2009, in order to reflect then-current market prices, Raptor Pharmaceuticals Corp. notified the holders of warrants purchased in the May/June 2008 private placement that it was offering, in exchange for such warrants, new warrants to purchase its common stock at an exercise price of $0.30 per share, but only to the extent such exchange of the original warrants and exercise of the new warrants, including the delivery of the exercise price, occurred on or prior to July 17, 2009. The warrants that were not exchanged prior to or on July 17, 2009 retained their original exercise prices of $0.90 per share and original expiration date of May 21, 2010. Raptor Pharmaceuticals Corp. received approximately $2.6 million of proceeds from warrant exercises that resulted in the issuance of 8,715,000 shares of its common stock pursuant to the exchange described above. On a post-2009 Merger basis, the warrants that were not exchanged prior to or on July 17, 2009 are warrants to purchase shares of our common stock at an exercise price of $3.86 per share and continue to have an expiration date of May 21, 2010, and the 8,715,000 shares of Raptor Pharmaceuticals Corp.’s common stock described above are 2,031,670 shares of our common stock.

In August 2009, Raptor Pharmaceuticals Corp. entered into a Securities Purchase Agreement with four investors for the private placement of units at a purchase price of $0.32 per unit. Each unit was comprised of one share of its common stock, par value $0.001 per share and one warrant to purchase one half of one share of its common stock. At the closing, Raptor Pharmaceuticals Corp. sold an aggregate of 7,456,250 units to the investors, comprised of an aggregate of 7,456,250 shares of its common stock and warrants to purchase up to in the aggregate, 3,728,125 shares of its common stock, for aggregate gross proceeds of $2,386,000. The investor warrants, exercisable for two years from the closing, had an exercise price of $0.60 per share during the first year and $0.75 per share during the second year, depending on when such investor warrants were exercised, if at all.  On a post-2009 Merger basis, the 7,456,250 shares of Raptor Pharmaceuticals Corp.’s common stock described above are 1,738,226 shares of our common stock and the two-year warrants are warrants to purchase up to, in the aggregate, 869,113 shares of our common stock and have an exercise price of $2.57 per share during the first year and $3.22 per share during the second year, depending on when such investor warrants are exercised, if at all.

In December 2009, we entered into a definitive securities purchase agreement, or the Purchase Agreement, dated as of December 17, 2009, with 33 investors (collectively, the Investors) with respect to the sale of units, whereby, on an aggregate basis, the investors agreed to purchase 3,747,558 Units for a negotiated purchase price of $2.00 per unit for aggregate gross proceeds of approximately $7.5 million.  Each unit consists of one share of our common stock, one Series A Warrant exercisable for 0.5 of a share of our common stock and one Series B Warrant exercisable for 0.5 of a share of our common stock. The shares of our common stock and the warrants were issued separately.  The Series A Warrants will be exercisable during the period beginning one hundred eighty (180) days after the date of issue and ending on the fifth (5th) anniversary of the date of issue.  The Series B Warrants will be exercisable during the period beginning one hundred eighty (180) days after the date of issue and ending on the eighteen (18) month anniversary of the date of issue.  The investor warrants have a per share exercise price of $2.45.  In connection with this offering we paid a placement agent cash compensation equal to 6.5% of the gross proceeds or $487,183 plus a five-year warrant at an exercise price of $2.50 for the purchase of up to 74,951 shares of our common stock.

There can be no assurance that we will be able to obtain funds required for our continued operation. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain financing on a timely basis, we will not be able to meet our obligations as they become due and we will be forced to scale down or perhaps even cease the operation of our business. This also may be the case if we become insolvent or if we breach our asset purchase agreement with BioMarin or our licensing agreements with Washington University and UCSD due to non-payment (and we do not cure our non-payment within the stated cure period). If this happens, we would lose all rights to the RAP technology assigned to us by BioMarin and/or the rights to Mesd licensed to us by Washington University and/or the rights to DR Cysteamine licensed to us by UCSD, depending on which agreement is breached. If we lose our rights to the intellectual property related to the RAP technology purchased by us from BioMarin, our agreement with Roche would likely be terminated and any milestone or royalty payments from Roche to us would thereafter cease to accrue.

We will need to raise significant long-term financing in order to implement our 12 month operating plan. If we are able to raise significant additional funding within the next two months, for the next 12 months we intend to expend a total of approximately $11.4 million to implement our operating plan of researching and developing our DR Cysteamine clinical programs, our RAP based platform, our licensed technologies, as well as continuing business development efforts for our other clinical-stage product candidates.  Specifically, we estimate our operating expenses and working capital requirements for the next 12 months to be as follows:

Estimated spending for the next 12 months:	In millions
Research and development activities	$ 7.5
Research and development compensation and benefits	1.6
General and administrative activities	1.3
General and administrative compensation and benefits	1.0
Capital expenditures	-
Total estimated spending for the next 12 months	$ 11.4

We anticipate that we will not be able to generate revenues from the sale of products until we further develop our drug product candidates and obtain the necessary regulatory approvals to market our future drug product candidates, which could take several years or more, if we are able to do so at all. Accordingly, our cash flow projections are subject to numerous contingencies and risk factors beyond our control, including successfully developing our drug product candidates, market acceptance of our drug product candidates, competition from well-funded competitors, and our ability to manage our expected growth. It is likely that for many years, we will not be able to generate internal positive cash flow from the sales of our drug product candidates sufficient to meet our operating and capital expenditure requirements.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further long-term financing, the successful development of our drug product candidates and related technologies, the successful and sufficient market acceptance of any product offerings that we may introduce and, finally, the achievement of a profitable level of operations. The issuance of additional equity securities by us is likely to result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, including on acceptable terms, will increase our liabilities and future cash commitments.

Research and Development Activities

We plan to conduct further research and development, seeking to support several clinical trials for DR Cysteamine, improve upon our RAP-based and in-licensed technology and continue business development efforts for our other clinical-stage product candidates in the next 12 months. We plan to conduct research and development activities by our own laboratory staff and also by engaging contract research organizations, clinical research organizations and contract manufacturing organizations. We also plan to incur costs for the production of our clinical study drug candidate, DR Cysteamine, clinical trials, clinical and medical advisors and consulting and collaboration fees. Assuming we obtain additional long-term financing, we anticipate our research and development costs for the next 12 months, excluding in-house research and development compensation, will be approximately $7.5 million. We will need to scale down our research and development plans and expenses detailed herein in the 12 months if we are not able to raise significant additional funding over the next two months as detailed in the section above titled, “Capital Resource Requirements.”

Officer and Employee Compensation

In addition to the three officers of TPTX, Inc., we currently employ five executive officers. Obligations to the TPTX, Inc. officers end in mid-April 2010, at which time such officers will no longer be employed by us. We also have one permanent scientific staff member, three permanent clinical development staff members and one permanent finance staff member. Assuming we obtain significant additional long-term financing, we anticipate spending up to approximately $2.6 million in officer and employee compensation during the next 12 months, of which $1.6 million is allocated to research and development expenses and $1.0 million is allocated to general and administrative expenses. Cash received as a result of the 2009 Merger is sufficient to cover the TPTX, Inc. personnel expense obligations through mid-April 2010. We will need to scale down our officer and employee compensation expenses detailed herein in the next 12 months if we are not able to raise significant additional funding over the next two months as detailed in the section above titled, “Capital Resource Requirements.”

General and Administrative

Assuming we obtain additional long-term financing, we anticipate spending approximately $1.3 million on general and administrative costs in the next 12 months. These costs will consist primarily of legal and accounting fees, patent legal fees, investor relations expenses, board fees and expenses, insurance, rent and facility support expenses, excluding finance and administrative compensation. We will need to scale down our general and administrative plans and expenses detailed herein in the next 12 months if we are not able to raise significant additional funding over the next two months as detailed in the section above titled, “Capital Resource Requirements.”

Capital Expenditures

We anticipate spending approximately $20,000 in the next 12 months on capital expenditures for lab equipment and office furniture. We will need to scale down our capital expenditures detailed herein in the next 12 months if we are not able to raise significant additional funding over the next two months as detailed in the section above titled, “Capital Resource Requirements.”

Contractual Obligations with BioMarin

Pursuant to the terms of the asset purchase agreement we entered into with BioMarin for the purchase of intellectual property related to our RAP based technology (including NeuroTrans™), we are obligated to make the following milestone payments to BioMarin upon the achievement of the following events:

•	$50,000 (paid by us in June 2006) within 30 days after we receive total aggregate debt or equity financing of at least $2,500,000;

•	$100,000 (paid by us in June 2006) within 30 days after we receive total aggregate debt or equity financing of at least $5,000,000;

•	$500,000 upon our filing and acceptance of an investigational new drug application for a drug product candidate based on our NeuroTrans™ product candidate;

•	$2,500,000 upon our successful completion of a Phase II human clinical trial for a drug product candidate based on our NeuroTrans™ product candidate;

•	$5,000,000 upon our successful completion of a Phase III human clinical trial for a drug product candidate based on our NeuroTrans™ product candidate;

•	$12,000,000 within 90 days of our obtaining marketing approval from the FDA or other similar regulatory agencies for a drug product candidate based on our NeuroTrans™ product candidate;

•	$5,000,000 within 90 days of our obtaining marketing approval from the FDA or other similar regulatory agencies for a second drug product candidate based on our NeuroTrans™ product candidate;

•
$5,000,000 within 60 days after the end of the first calendar year in which our aggregated revenues derived from drug product candidates based on our NeuroTrans™ product candidate exceed $100,000,000; and

•
$20,000,000 within 60 days after the end of the first calendar year in which our aggregated revenues derived from drug product candidates based on our NeuroTrans™ product candidate exceed $500,000,000.

In addition to these milestone payments, we are also obligated to pay BioMarin a royalty at a percentage of our aggregated revenues derived from drug product candidates based on our NeuroTrans™ product candidate. On June 9, 2006, we made a milestone payment in the amount of $150,000 to BioMarin because we raised $5,000,000 in our May 25, 2006 private placement financing. If we become insolvent or if we breach our asset purchase agreement with BioMarin due to non-payment and we do not cure our non-payment within the stated cure period, all of our rights to RAP technology (including NeuroTrans™) will revert back to BioMarin.

Contractual Obligations with Thomas E. Daley (assignee of the dissolved Convivia, Inc.)

Pursuant to the terms of the asset purchase agreement, or the Asset Purchase Agreement, that we entered into with Convivia, Inc. and Thomas E. Daley, pursuant to which we purchased intellectual property related to our 4-MP product candidate program, Mr. Daley will be entitled to receive the following, if at all, in such amounts and only to the extent certain future milestones are accomplished by us, as set forth below:

•
23,312 shares of our restricted, unregistered common stock within fifteen (15) days after we enter into a manufacturing license or other agreement to produce any product that is predominantly based upon or derived from any assets purchased from Convivia, or Purchased Assets, in quantity, referred to as Product, if such license agreement is executed within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 11,656 shares of our restricted, unregistered common stock. Should we obtain a second such license or agreement for a Product, Mr. Daley will be entitled to receive 11,656 shares of our restricted, unregistered common stock within 30 days of execution of such second license or other agreement. On March 31, 2008, Raptor Pharmaceuticals Corp. issued 100,000 shares of its common stock valued at $56,000 to Mr. Daley pursuant to this milestone reflecting the execution of an agreement to supply the active pharmaceutical ingredient for Convivia™, combined with the execution of a formulation agreement to produce the oral formulation of Convivia™. Due to the 2009 Merger, the 100,000 shares Raptor Pharmaceuticals Corp. described above became 23,312 shares of our common stock.

•
23,312 shares of our restricted, unregistered common stock within fifteen (15) days after we receive our first patent allowance on any patents which constitute part of the Purchased Assets in any one of certain predetermined countries, or a Major Market.

•
11,656 shares of our restricted, unregistered common stock within fifteen (15) days after we receive our second patent allowance on any patents which constitute part of the Purchased Assets different from the patent referenced in the immediately preceding bullet point above in a Major Market.

•
23,312 shares of our restricted, unregistered common stock within fifteen (15) days of completion of predetermined benchmarks in a Major Market by us or our licensee of the first phase II human clinical trial for a Product, or Successful Completion if such Successful Completion occurs within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 11,656 shares of our restricted, unregistered common stock within thirty (30) days of such Successful Completion. In October 2008, Raptor Pharmaceuticals Corp. issued 100,000 shares of its common stock valued at $27,000 and a $30,000 cash bonus (pursuant to Mr. Daley’s employment agreement) to Mr. Daley pursuant to the fulfillment of this milestone.

Due to the 2009 Merger, the 100,000 shares Raptor Pharmaceuticals Corp. described above became 23,312 shares of our common stock.

•
11,656 shares of our restricted, unregistered common stock within fifteen (15) days of a Successful Completion in a Major Market by us or our licensee of the second phase II human clinical trial for a Product (other than the Product for which a distribution is made under the immediately preceding bullet point above).

•
23,312 shares of our restricted, unregistered common stock within fifteen (15) days after we or our licensee applies for approval to market and sell a Product in a Major Market for the indications for which approval is sought, or Marketing Approval.

•
11,656 shares of our restricted, unregistered common stock within fifteen (15) days after we or our licensee applies for Marketing Approval in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

•
46,625 shares of our restricted, unregistered common stock within fifteen (15) days after we or our licensee obtains the first Marketing Approval for a Product from the applicable regulatory agency in a Major Market.

•
23,312 shares of our restricted, unregistered common stock within fifteen (15) days after we or our licensee obtains Marketing Approval for a Product from the applicable regulatory agency in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

As discussed above, in aggregate, Raptor Pharmaceuticals Corp. issued to Mr. Daley, 200,000 shares of its common stock valued at $83,000 and paid $30,000 in cash bonuses related to Convivia™ milestones along with another $20,000 in cash bonuses related to employment milestones pursuant to Mr. Daley’s employment agreement.  Due to the 2009 Merger, such 200,000 shares Raptor Pharmaceuticals Corp. described above became 46,625 shares of our common stock.

Contractual Obligations with Former Encode Securityholders

Pursuant to the terms of the merger agreement, or the Encode Merger Agreement, that we entered into with Encode Pharmaceuticals, Inc. and Nicholas Stergis in December 2007, former Encode securityholders will be entitled to receive the following, if at all, in such amounts and only to the extent certain future milestones are accomplished by us, as set forth below:

•
Restricted, unregistered common stock, stock options to purchase our common stock, and warrants to purchase our common stock in an amount equal to, in the aggregate, 116,562 shares of our common stock upon the receipt by it at any time prior to the fifth-year anniversary of the Encode Merger Agreement of approval to market and sell a product for the treatment of cystinosis predominantly based upon and derived from the assets acquired from Encode, or Cystinosis Product, from the applicable regulatory agency (e.g., FDA and European Agency for the Evaluation of European Medical Products, or EMEA) in a given major market in the world.

•
Restricted, unregistered common stock, stock options to purchase our common stock, and warrants to purchase our common stock in an amount equal to 442,934 shares of our common stock upon the receipt by us at any time prior to the fifth anniversary of the Encode Merger Agreement of approval to market and sell a product, other than a Cystinosis Product, predominantly based upon and derived from the assets acquired from Encode, from the applicable regulatory agency (e.g., FDA and EMEA) in a given major market in the world.

If within five years from the date of the Encode Merger Agreement, there occurs a transaction or series of related transactions that results in the sale of all or substantially all of the assets acquired from Encode other than to our affiliate in such case where such assets are valued at no less than $2.5 million, the former Encode stockholders will be entitled to receive, in the aggregate, restricted, unregistered common stock, stock options to purchase our common stock, and warrants to purchase our common stock in an amount equal to 559,496 shares of common stock, less the aggregate of all milestone payments previously made or owing, if any.

Pursuant to the terms of the Encode Merger Agreement, an Encode stockholder was granted the right to demand the registration of its portion of the initial restricted, unregistered common stock issued to it in connection with the execution of the Encode Merger Agreement at any time following 140 days from the closing date of the merger with Encode and prior to the expiration of the fourth anniversary of the Encode Merger Agreement.  To the extent that future milestones as described above are accomplished by us within five years from the effective time of the merger with Encode, we will be obligated to file a registration statement within 90 days covering such Encode stockholder’s portion of such respective future restricted, unregistered common stock issued relating to such milestone payment.

Contractual Obligations with UCSD

As a result of the merger of our clinical subsidiary and Encode, we received the exclusive worldwide license to DR Cysteamine, or License Agreement for use in the field of human therapeutics for metabolic and neurologic disorders, developed by clinical scientists at the UCSD, School of Medicine. DR Cysteamine is a proprietary, delayed-release, enteric-coated microbead formulation of cysteamine bitartrate, a cystine depleting agent currently approved by the FDA. Cysteamine bitartrate is prescribed for the management of the genetic disorder known as cystinosis, a lysosomal storage disease. The active ingredient in DR Cysteamine has also demonstrated potential in studies as a treatment for other metabolic and neurodegenerative diseases, such as HD and NASH.

In consideration of the grant of the license, prior to the merger, Encode paid an initial license fee and we will be obligated to pay an annual maintenance fee of $15,000 until we begin commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, we will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year we begin commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, we are obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. In addition, we are obligated to, among other things, annually spend at least $200,000 for the development of products—which, as of August 31, 2009, we had spent approximately $4.1 million on such programs—pursuant to the License Agreement. To-date, we have paid $270,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH. To the extent that we fail to perform any of our obligations under the License Agreement, UCSD may terminate the license or otherwise cause the license to become non-exclusive.

Contractual Obligations to TPTX, Inc. Employees

Pursuant to the documents related to the 2009 Merger, including amended employment agreements with the TPTX, Inc. employees, who were former executives of TorreyPines Therapeutics, Inc. prior to the 2009 Merger, we were obligated to pay such former executives their salaries, benefits and other obligations through February 28, 2010, which obligations were extended through mid-April 2010.  The remaining obligations as of February 28, 2010 are approximately $166,000 in the aggregate.

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Reverse Acquisition

We have treated the 2009 Merger as a reverse acquisition and the reverse acquisition will be accounted for as a recapitalization.

For accounting purposes, Raptor Pharmaceuticals Corp. is considered the accounting acquirer in the reverse acquisition. The historical financial statements reported in this prospectus and in future periods are and will be those of Raptor Pharmaceuticals Corp. consolidated with its subsidiaries and with us, its parent, Raptor Pharmaceutical Corp. (formerly TorreyPines Therapeutics, Inc.). Earnings per share for periods prior to the reverse merger have been restated to reflect the number of equivalent shares received by former stockholders.

Going Concern

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their reports on our audited financial statements for the years ended August 31, 2009, 2008, 2007 and for the period September 8, 2005 (inception) to August 31, 2006, our independent registered public accounting firm, Burr Pilger Mayer, Inc., included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent registered public accounting firm.

New Accounting Pronouncements

In September 2006, ASC Topic 820, Fair Value Measurements, or ASC 820 (previously listed as the FASB issued SFAS No. 157, Fair Value Measurements). ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of ASC 820 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of ASC 820 are effective for fiscal years beginning after November 15, 2007; therefore, we adopted ASC 820 as of September 1, 2008 for financial assets and liabilities. In accordance with FASB Staff Position 157-2, Effective Date of ASC 820, we adopted  the provisions of ASC 820 for our non-financial assets and non-financial liabilities on September 1, 2009 and have determined that it had no material impact on the our results for the three and six months ended February 28, 2010. See Note 5, Fair Value Measurements, in our condensed consolidated financial statement footnotes, regarding the disclosure of the value of our cash equivalents.

In February 2007, the FASB issued ASC Topic 825, Financial Instruments, or ASC 825 (previously SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115), which permits the measurement of many financial instruments and certain other asset and liabilities at fair value on an instrument-by-instrument basis (the fair value option). The guidance is applicable for fiscal years beginning after November 15, 2007; therefore, we adopted ASC 825 as of September 1, 2008. We have determined that ASC 825 had no material impact on our financial results for the three and six months ended February 28, 2010.

In June 2007, the EITF reached a consensus on ASC Topic 730, Research and Development, or ASC 730 (previously EITF No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities). ASC 730 specifies the timing of expense recognition for non-refundable advance payments for goods or services that will be used or rendered for research and development activities. ASC 730 was effective for fiscal years beginning after December 15, 2007, and early adoption is not permitted; therefore, we adopted ASC 730 as of September 1, 2008. We have determined that ASC 730 had no material impact on our financial results for the three and six months ended February 28, 2010.

In December 2007, the EITF reached a consensus on ASC Topic 808, Collaborative Agreement, or ASC 808 (previously EITF 07-01, Accounting for Collaborative Arrangements).  ASC 808 discusses the appropriate income statement presentation and classification for the activities and payments between the participants in arrangements related to the development and commercialization of intellectual property. The sufficiency of disclosure related to these arrangements is also specified. ASC 808 is effective for fiscal years beginning after December 15, 2008. As a result, ASC 808 is effective for us as of September 1, 2009.  Based upon the nature of our business, ASC 808 could have a material impact on our financial position and consolidated results of operations in future years, but had no material impact for the three and six months ended February 28, 2010.

In December 2007, the FASB issued ASC Topic 805, Business Combinations, or ASC 805 (previously SFAS 141(R) and FASB ASC Topic 810, Consolidation, or ASC 810 (previously SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51).  These statements will significantly change the financial accounting and reporting of business combination transactions and non-controlling (or minority) interests in consolidated financial statements. ASC 805 requires companies to: (i) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity; (ii) measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date; (iii) recognize contingent consideration arrangements at their acquisition-date fair values, with subsequent changes in fair value generally reflected in earnings; (iv) with certain exceptions, recognize pre-acquisition loss and gain contingencies at their acquisition-date fair values; (v) capitalize in-process research and development assets acquired; (vi) expense, as incurred, acquisition-related transaction costs; (vii) capitalize acquisition-related restructuring costs only if the criteria in ASC Topic 420, Exit and Disposal Cost Obligations, (previously SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities), are met as of the acquisition date; and (viii) recognize changes that result from a business combination transaction in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals as adjustments to income tax expense. ASC 805 is required to be adopted concurrently with ASC 810 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (our fiscal 2010). Early adoption of these statements is prohibited. We believe the adoption of these statements will have a material impact on significant acquisitions completed after September 1, 2009.   See Note 9  to our condensed consolidated financial statements, which reflects the accounting treatment of our 2009 Merger utilizing these provisions.

In March 2008, the FASB issued ASC Topic 815, Derivatives and Hedging, or ASC 815 (previously SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities). This statement will require enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We adopted ASC 815 on December 1, 2008 and have determined that ASC 815 had no material impact on our financial results for the three and six months ended February 28, 2010.

In May 2008, the FASB released ASC Topic 470, Debt, or ASC 470 (previously FSP APB 14-1 Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which alters the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. ASC 470 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Furthermore, it would require recognizing interest expense in prior periods pursuant to retrospective accounting treatment. ASC 470 is effective for financial statements issued for fiscal years beginning after December 15, 2008; therefore, we adopted ASC 470 as of September 1, 2009. We have determined that ASC 470 had no material impact on our condensed consolidated financial statements for the three and six months ended February 28, 2010.

In June 2008, the FASB issued FASB ASC Topic 815, Derivatives and Hedging, or ASC 815 (previously EITF 07-5, Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock).  ASC 815 requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock by assessing the instrument’s contingent exercise provisions and settlement provisions. Instruments not indexed to their own stock fail to meet the scope exception of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, paragraph 11(a), and should be classified as a liability and marked-to-market. The statement is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and is to be applied to outstanding instruments upon adoption with the cumulative effect of the change in accounting principle recognized as an adjustment to the opening balance of retained earnings. We adopted ASC 815 as of September 1, 2009 and have determined that ASC 815 had no material impact on our condensed consolidated statement of operations for the three and six months ended February 28, 2010.

In April 2008, the FASB issued ASC Topic 350, Intangibles – Goodwill and Other, or ASC 350 (previously FSP SFAS No. 142-3, Determination of the Useful Life of Intangible Assets). ASC 350 provides guidance with respect to estimating the useful lives of recognized intangible assets acquired on or after the effective date and requires additional disclosure related to the renewal or extension of the terms of recognized intangible assets. ASC 350 is effective for fiscal years and interim periods beginning after December 15, 2008. We adopted ASC 350 as of September 1, 2009 and have determined that ASC 350 had no material impact on our condensed consolidated financial statements for the three and six months ended February 28, 2010.

In May 2009, the FASB issued ASC Topic 855, Subsequent Events, or ASC 855 (previously SFAS No. 165, Subsequent Events). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 defines the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, and the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. ASC 855 is effective for fiscal years and interim periods ending after June 15, 2009. We adopted ASC 855 as of August 31, 2009 and anticipate that the adoption will impact the accounting and disclosure of future transactions. Our management has evaluated and disclosed subsequent events from the balance sheet date of February 28, 2010 through the day before the date that our condensed consolidated financial statements were included in our Quarterly Report on Form 10-Q and filed with the SEC.

ASC Topic 825, Financial Instruments, or ASC 825 (previously FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments), to require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This ASC 825 also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The adoption of ASC 825 did not have a material impact on our condensed consolidated financial statements for the three and six months ended February 28, 2010.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), or SFAS 167, which has not yet been codified in the ASC. The amendments include: (i) the elimination of the exemption for qualifying special purpose entities, (ii) a new approach for determining who should consolidate a variable-interest entity, and (iii) changes to when it is necessary to reassess who should consolidate a variable-interest entity. This statement is effective for fiscal years beginning after November 15, 2009, and for interim periods within that first annual reporting period. We are currently evaluating the impact of this standard, however, we do not expect SFAS 167 will have a material impact on our condensed consolidated financial statements.

In June 2009, the FASB issued ASC Topic 105, Generally Accepted Accounting Standards, or ASC 105 (previously SFAS No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162), or the Codification. The Codification, which was launched on July 1, 2009, became the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants, EITF and related literature.

The Codification eliminates the GAAP hierarchy contained in ASC 105 and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted ASC 105 as of September 1, 2009 however, references to both current GAAP and the Codification are included in this filing. We have determined that this provision had no material impact on our condensed consolidated financial statements for the three and six months ended February 28, 2010.

In June 2009, the FASB issued ASC Topic 860, Transfers and Servicing (Statement No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140), or ASC 860. The guidance removes the concept of a qualifying special purpose entity and changes the requirements for derecognizing financial assets. Many types of transferred financial assets that would have been derecognized previously are no longer eligible for derecognition. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and early adoption is prohibited. The guidance applies prospectively to transfers of financial assets occurring on or after the effective date. We are currently assessing the impact of ASC 860 and do not expect the adoption of this guidance to have a material impact on our condensed consolidated financial statements.

In January 2010, FASB issued Accounting Standards Update, or ASU, 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, or ASU 2010-6. The ASU amends Subtopic 820-10 with new disclosure requirements and clarification of existing disclosure requirements. New disclosures required include the amount of significant transfers in and out of levels 1 and 2 fair value measurements and the reasons for the transfers. In addition, the reconciliation for level 3 activity will be required on a gross rather than net basis. The ASU provides additional guidance related to the level of disaggregation in determining classes of assets and liabilities and disclosures about inputs and valuation techniques. The amendments are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the reconciliation for level 3 activity on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. We are currently assessing the impact of ASU 2010-6 and do not expect the adoption of this guidance to have a material impact on our condensed consolidated financial statements.

Interest Rate Market Risk

Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. By policy, we place our investments with highly rated credit issuers and limit the amount of credit exposure to any one issuer. As stated in our policy, we seek to improve the safety and likelihood of preservation of our invested funds by limiting default risk and market risk.

We mitigate default risk by investing in high credit quality securities and by positioning our portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer or guarantor. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity.

As of February 28, 2010, our investment portfolio does not include any investments with significant exposure to the subprime mortgage market issues. Based on our investment portfolio, which consists 100% of money market accounts, and interest rates at February 28, 2010, we believe that a 100 basis point decrease in interest rates could result in a potential loss of future interest income of approximately $43,000 annually; however such a decrease would have no effect on the fair value of the money market principal balances.

Of our total consolidated cash and cash equivalent balance of approximately $4.6 million as of February 28, 2010, our money market balances represent $4.3 million, or 93%.

Our debt obligations consist of our capital lease to finance our photocopier, which carries a fixed imputed interest rate and, as a result, we are not exposed to interest rate market risk on our capital lease obligations. The carrying value of our capital lease obligation approximates its fair value at February 28, 2010.

DESCRIPTION OF PROPERTY

In March 2006, we entered into a lease for our executive offices and research laboratory in Novato, California. Base monthly payments were $5,206 per month subject to annual rent increase of between 3% to 5%, based on the Consumer Price Index (“CPI”).  In March 2006, we paid $20,207 as a security deposit on this lease, which expired in March 2009. Effective April 1, 2007, we leased additional office space adjoining the existing leased space, increasing our base rent to $9,764 per month without extending the term of the original lease.  The original lease allows for one three-year extension at the market rate and up to $18,643 in reimbursement for tenant improvements. In June 2008, our rent increased to $10,215, reflecting a CPI increase of 3% plus an increase in operating costs for the period from April 1, 2008 to March 31, 2009. In September 2008, we executed a lease addendum replacing the one three-year extension with two two-year extensions commencing on April 1, 2009 and renegotiated the first two-year extension base rent to $10,068 with an adjustment after the first year for CPI between 3% (minimum) and 5% (maximum). In January 2010, we entered into a one year lease for administrative offices in San Mateo, California for $2,655 per month.  During the three and six month periods ended February 28, 2010 and 2009 and the cumulative period from September 8, 2005 (inception) to February 28, 2010, we paid $34,597, $68,144, $30,736, $62,473 and $436,539, respectively, in rent.

MANAGEMENT

Directors

The following table sets forth the name, age and position of each of our directors as of April 20, 2010.

Name	Age	Position(s) Held with the Company
Christopher M. Starr, Ph.D.	57	Chief Executive Officer and Director
Raymond W. Anderson (1)(2)(3)	68	Director
Erich Sager	52	Director
Richard L. Franklin, M.D., Ph.D. (1)(2)	64	Director
Llew Keltner, M.D., Ph.D. (1)(2)(3)	60	Director

_______________________

(1)	Member of the Corporate Governance and Nominating Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

All of the current members of our board of directors were appointed in connection with the consummation of the 2009 Merger.  Prior to the 2009 Merger, Drs. Starr and Franklin, and Messrs. Anderson and Sager served on the board of directors of RPC.

Business Experience and Directorships

The following describes the background of our directors.

Christopher M. Starr, Ph.D., Chief Executive Officer. Dr. Starr has served as the Chief Executive Officer and a director of Raptor Pharmaceutical Corp. since September 2009.  Dr. Starr was a co-founder of RPC and has served as the Chief Executive Officer, President and director thereof since its inception in 2006. Dr. Starr has served as Chief Executive Officer of our wholly owned subsidiary, Raptor Pharmaceutical Inc., since its inception in September 2005. Dr. Starr co-founded BioMarin Pharmaceutical Inc., or BioMarin, in 1997 where he last served as Senior Vice President and Chief Scientific Officer prior to joining the Company in 2006. As Senior Vice President at BioMarin, Dr. Starr was responsible for managing a Scientific Operations team of 181 research, process development, manufacturing and quality personnel through the successful development of commercial manufacturing processes for its enzyme replacement products, and supervised the cGMP design, construction and licensing of BioMarin’s proprietary biological manufacturing facility. From 1991 to 1998, Dr. Starr supervised research and commercial programs at BioMarin’s predecessor company, Glyko, Inc., where he served as Vice President of Research and Development. Prior to his tenure at Glyko, Inc., Dr. Starr was a National Research Council Associate at the National Institutes of Health. Dr. Starr earned a B.S. from Syracuse University and a Ph.D. in Biochemistry and Molecular Biology from the State University of New York Health Science Center, in Syracuse, New York.  We nominated Dr. Starr to the Board of Directors due to his extensive experience at BioMarin Pharmaceutical where he was directly involved in the successful approval of two drugs for orphan indications.

Raymond W. Anderson. Mr. Anderson has served as a director of Raptor Pharmaceutical Corp. since September 2009 and as a director of RPC since May 2006. Mr. Anderson has worked at Dow Pharmaceutical Sciences, Inc. (a wholly owned subsidiary of Valeant Pharmaceuticals International) since 2003, has been its Managing Director since August 2009 and was previously its Chief Financial Officer and Vice President, Finance and Administration. Mr. Anderson has more than 30 years of healthcare industry experience, primarily focused in financial management within the biopharmaceutical sector. Prior to joining Dow in 2003, he was Chief Financial Officer for Transurgical, Inc., a private medical technology company.

Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer at BioMarin from June 1998 to January 2002.Prior to June 1998, Mr. Anderson held similar executive-level positions with other biopharmaceutical companies including Syntex, Chiron, Glycomed and Fusion Medical Technologies. Mr. Anderson holds an M.B.A. from Harvard University, an M.S. in Administration from George Washington University and a B.S. in Engineering from the United States Military Academy.  We nominated Mr. Anderson to the Board of Directors due to his 30 years of healthcare experience in the areas of operations and finance.

Erich Sager. Mr. Sager has served as a director of Raptor Pharmaceutical Corp. since September 2009 and as a director of RPC since May 2006. He is a founding partner of Limetree Capital SA, a Swiss-based investment banking boutique. Mr. Sager also serves as Chairman and member of the board of directors at Calltrade Carrier Services AG, a European wholesale phone operator, and has held such position since 2004. He is also a current board member of Zecotek Medical Systems Inc. and Pulse Capital Corp. Mr. Sager served on the board of directors of BioMarin from November 1997 to March 2006 and as Chairman of LaMont Asset Management SA, a private investment management firm, from September 1996 until August 2004. Mr. Sager has held the position of Senior Vice President, Head of the Private Banking for Dresdner Bank (Switzerland) Ltd., Vice President, Private Banking, Head of the German Desk for Deutsche Bank (Switzerland) Ltd., and various positions at banks in Switzerland. Mr. Sager received a business degree from the School of Economics and Business Administration, Zurich, Switzerland.    We nominated Mr. Sager to the Board of Directors due to his knowledge of healthcare fundraising in Europe including through his experience at BioMarin Pharmaceutical.

Richard L. Franklin, M.D., Ph.D. Dr. Franklin has served as a director of Raptor Pharmaceutical Corp. since September 2009 and as a director of RPC since July 2008.  Dr. Franklin has served as Chairman of the board of directors of SyntheMed, Inc., a biomaterials company engaged in the development and commercialization of medical devices, since June 2003 and as a director of SyntheMed, Inc., since December 2000. Since September 2002, Dr. Franklin has been Chairman of DMS Data Systems, an internet-based information services company. Dr. Franklin has served as the Chief Executive Officer and Director of Tarix Pharmaceuticals, a drug development company, since 2004 and as Chairman of Pathfinder, LLC, a regenerative medicine company, since 2009. From May 1996 to September 2002, Dr. Franklin had been Chief Executive of Phairson, Ltd., a medical product development company. From January 1991 to May 1996, Dr. Franklin was founder and principal of Richard Franklin & Associates and from January 1988 to December 1990, Dr. Franklin was with Boston Capital Group, both of which are consulting firms to the healthcare industry. From July 1986 to December 1987, Dr. Franklin was head of Healthcare Corporate Finance at Tucker Anthony, an investment banking firm. Dr. Franklin received an M.A. in Mathematics from University of Wisconsin, a Ph.D. in Mathematics from Brandeis University and an M.D. from Boston University School of Medicine.  We nominated Dr. Franklin to the Board of Directors due to his experience as a CEO and Chairman of various healthcare companies.

Llew Keltner, M.D., Ph.D.  Dr. Keltner has served as a director of Raptor Pharmaceutical Corp. since September 2009.  Dr. Keltner is currently Chief Executive Officer and President of Light Sciences Oncology, a privately-held biotechnology company developing a late stage, light-activated therapy for hepatocellular cancer and other solid tumors. He is also Chief Executive Officer of EPISTAT, an international healthcare technology transfer, corporate risk management and healthcare strategy company that he founded in 1972. From 1997 to 2004, Dr.  Keltner was Chief Executive Officer of Metastat, a development-stage biotech company focused on cancer metastasis.  Dr. Keltner holds positions on the boards of Infostat, Oregon Life Sciences, and Goodwell Technologies. He is a previous director on the boards of Light Sciences Corporation, Vital Choice, Thesis Technologies, Oread Companies, and MannKind Corporation. He has also been a scientific advisory board member at Lifetime Corporation, ASB Meditest, Oread Laboratories, Hall-Kimbrell, and aai Pharma. He is currently a member of the American Society of Clinical Oncology, American Medical Association, International Association of Tumor Marker Oncology, American Association of Clinical Chemistry, and Drug Information Association.  Dr. Keltner received an M.S. in Epidemiology and Biostatistics; Ph.D. in Biomedical Informatics and M.D. from Case Western Reserve University in Cleveland, Ohio. Dr. Keltner has also authored several research publications.   We nominated Dr. Keltner to the Board of Directors due to his practical experience as a current CEO of a private life sciences company and due to his medical knowledge and network within the biotechnology industry.

Meetings and Committees of the Board of Directors

The Company

As of August 31, 2009, the Company’s board of directors consisted of Dr. Peter Davis, Dr. Steven Ferris, Mr. Steven Ratoff and Ms. Evelyn Graham.  Jean Deleage, Patrick Van Benden and Jason Fisherman resigned from the Company’s board of directors on May 27, 2009, May 29, 2009 and June 12, 2009, respectively.  During the eight months ended August 31, 2009, the Company’s directors attended at least 75% of (a) the total number of meetings of the board of directors and (b) the total number of meetings of all committees of the board of directors on which he or she served.

We do not have a formal policy requiring the members of our board of directors to attend our annual meetings of stockholders; however, it is anticipated that most of the directors will attend the annual meeting.  None of the Company’s directors attended the 2009 annual meeting of stockholders.

There are no arrangements between any director of the Company or executive officer and any other person pursuant to which the director or officer is to be selected as such. There is no family relationship between our directors, executive officers or the director nominees.

Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The function, composition and number of meetings of each of these committees are described below.

Raptor Pharmaceuticals Corp.

During the fiscal year ended August 31, 2009, the board of directors of RPC met eight times, took action by written consent three times and took action by written consent regarding the approval of stock options two times.  During the fiscal year ended August 31, 2009, each director of RPC attended at least 75% of (a) the total number of meetings of the board of directors and (b) the total number of meetings of all committees of the board of directors on which he served. One of RPC’s directors attended RPC’s 2009 annual meeting of stockholders.

Audit Committee

The Company

The audit committee of our board of directors, herein referred to as the Audit Committee, has been established in accordance with Section 3(a)(58)(A) of the Exchange Act.   The Audit Committee is responsible for overseeing our accounting and financial reporting processes.  In such capacity, our Audit Committee (a) has sole authority to appoint, replace and compensate our independent registered public accounting firm and is directly responsible for oversight of its work; (b) approves all audit fees and terms, as well as any permitted non-audit services performed by our independent registered public accounting firm; (c) meets and discusses directly with our independent registered public accounting firm its audit work and related matters; (d) oversees and performs investigations with respect to our internal and external auditing procedures, including the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and (e) undertakes such other activities as the Audit Committee deems necessary or advisable and as may be required by applicable law. The Audit Committee’s charter can be found in the “Corporate Governance” section of our website at www.raptorpharma.com.

As of April 20, 2010, the Audit Committee consisted of Mr. Anderson (Chairman) and Drs. Franklin and Keltner.  Mr. Anderson has been designated as the “audit committee financial expert” as defined by the regulations promulgated by the SEC.  Our board of directors has determined that each member of the Audit Committee is independent as defined by NASDAQ and SEC rules applicable to audit committee members.

Dr. Peter Davis, Dr. Steven Ferris and Mr. Steven Ratoff each served on the Audit Committee during the eight months ended August 31, 2009, with Dr. Davis serving as chairman.  The board of directors determined that Dr. Davis and Mr. Ratoff were audit committee financial experts as defined by the regulations promulgated by the SEC and that as of August 31, 2009, all members of the Audit Committee were independent as currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and as defined by Rule 10A-3 of the Exchange Act.  During the eight months ended August 31, 2009, the Audit Committee met 4 times and did not take action by written consent.

Raptor Pharmaceuticals Corp.

During the fiscal year ended August 31, 2009, the audit committee of RPC consisted of the following two members: Mr. Anderson (Chairman) and Mr. Sager.  RPC’s board of directors determined that Mr. Anderson, the Chairman of the audit committee of RPC was, as of August 31, 2009, “independent” as that term is defined by Rule 10A-3 of the Exchange Act.  Mr. Sager was deemed not “independent” as defined by Rule 10A-3 of the Exchange Act due to the placement agent fees earned by Limetree Capital, of which Mr. Sager is a founding partner, in connection with RPC’s private placements of common stock and warrants conducted in May/June 2008 and August 2009. For more information, see “Certain Relationships and Related Transactions” elsewhere in this prospectus.

During the fiscal year ended August 31, 2009, the audit committee of RPC met four times.  The charter of the audit committee of RPC was posted on its website during the fiscal year ended August 31, 2009 and through the date of the 2009 Merger.

Compensation Committee

The Company

The compensation committee of our board of directors, herein referred to as the Compensation Committee, reviews, adopts and oversees our compensation strategy, policies, plans and programs, including (a) the establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance, (b) the review and approval of the terms of employment or service, including severance and change in control arrangements, of our Chief Executive Officer and the other executive officers, (c) the review and recommendation to the board of directors the compensation plans and programs advisable for the Company, including the type and amount of compensation to be paid or awarded to directors; and (d) the administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

The Compensation Committee’s charter can be found in the “Corporate Governance” section of our website at www.raptorpharma.com.  As of April 20, 2010, the Compensation Committee consisted of Mr. Anderson (Chairman) and Dr. Keltner.  Our board of directors has determined that each member of the Compensation Committee is independent as defined by NASDAQ rules.

During the eight months ended August 31, 2009, the Compensation Committee consisted of Mr. Ratoff, Dr. Fisherman, who resigned from the Company’s board of directors effective June 12, 2009, and Mr. Van Beneden, who resigned from the Company’s board of directors effective May 29, 2009. During the eight months ended August 31, 2009, the Compensation Committee did not meet and did not take action by written consent.

Raptor Pharmaceuticals Corp.

During the fiscal year ended August 31, 2009, the compensation committee of RPC consisted of the following two members: Mr. Sager (Chairman) and Mr. Anderson. As of August 31, 2009, Messrs. Sager and Anderson were non-employee directors and Mr. Anderson was considered to be independent.  During the fiscal year ended August 31, 2009, the compensation committee of RPC did not meet and did not take action by written consent, however, during such period, certain actions with respect to the compensation of RPC’s executive officers and management were taken either at a meeting or by written consent of the full board of directors, with Dr. Starr abstaining from the discussions and actions with respect to his own salary.  The charter of the compensation committee of RPC was posted on its website during the fiscal year ended August 31, 2009 and through the date of the 2009 Merger.

Corporate Governance and Nominating Committee and other Committees

The Company

The corporate governance and nominating committee of our board of directors, herein referred to as the Nominating Committee, has authority to review the qualifications of, interview and nominate candidates for election to our board of directors as well as develop a set of corporate governance principles for the Company.  The primary functions of our Nominating Committee are to (a) recruit, review and nominate candidates for election to our board of directors, (b) monitor and make recommendations regarding committee functions, contributions and composition, (c) develop the criteria and qualifications for membership on our board of directors, and (d) provide oversight on all aspects of the Company’s corporate governance functions.

The Nominating Committee develops the credentials and characteristics required of our board of directors and committee nominees in light of the composition of our board of directors and committees thereof, our business, operations, applicable legal and listing requirements, and other factors they consider relevant. The Nominating Committee may identify other candidates, if necessary, through recommendations from our directors, management, employees, the stockholder nomination process, or outside consultants.  The Nominating Committee will review candidates in the same manner regardless of the source of the recommendation. For membership on our board of directors, the Nominating Committee takes into consideration applicable laws and regulations, diversity, age, skills, experience, integrity, ability to make independent analytical inquiries, understanding of our business and business environment, willingness to devote adequate time and effort to our board of directors’ responsibilities and other relevant factors, including experience in the biotechnology and pharmaceutical industries.  Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board. The Nominating Committee’s charter can be found in the “Corporate Governance” section of our website at www.raptorpharma.com.

As of April 20, 2010, the Nominating Committee consisted of Dr. Keltner (Chairman), Dr. Franklin and Mr. Anderson.  Our board of directors has determined that each member of the Nominating Committee is independent as defined by NASDAQ rules.

During the eight months ended August 31, 2009, the Nominating Committee consisted of Mr. Steven Ratoff, Dr. Deleage, who resigned from the Company’s board of directors effective May 27, 2009, and Dr. Davis.  During the eight months ended August 31, 2009, the Nominating Committee did not meet and did not take action by written consent.

Raptor Pharmaceuticals Corp.

During the fiscal year ended August 31, 2009, the nominating and corporate governance committee of RPC consisted of the following members: Mr. Sager, Mr. Anderson, Dr. Franklin and Dr. Starr. During the fiscal year ended August 31, 2009, the nominating and corporate governance committee of RPC did not formally meet and did not take action by written consent.  In September 2009, upon recommendation from Dr. Starr, the remaining three directors (Mr. Sager, Dr. Franklin and Mr. Anderson) individually met with Dr. Keltner in order to determine the suitability of Dr. Keltner for joining the Company’s board of directors in order to fulfill the Company’s post-merger corporate governance commitments and Nasdaq listing requirements.

After several discussions with Dr. Keltner and amongst the members of RPC’s board of directors prior to Dr. Keltner’s appointment, the board determined that, based upon Dr. Keltner’s experience in the healthcare industry, it was in the best interest of the Company and its stockholders to appoint Dr. Keltner to the Company’s board of directors following the 2009 Merger.  The stock option committee of RPC through August 31, 2009 consisted of: Mr. Sager, Mr. Anderson, Dr. Franklin and Dr. Starr. Such committee was responsible for the administration of the 2006 Equity Incentive Plan, as amended, including the approval of grants under such plan to the employees, consultants and directors of RPC.  During the fiscal year ended August 31, 2009, RPC’s stock option committee took action in a meeting one time and by unanimous written consent two times.

Independence of Our Board of Directors

The Company

Our board of directors has determined that all current members of our board of directors are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards), except for Dr. Starr and Mr. Sager.

Our board of directors has determined that as of August 31, 2009, all members of the board of directors as of that time were independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards) except for  Ms. Graham.

Raptor Pharmaceuticals Corp.

During the fiscal year ended August 31, 2009, two of the four members of the board of directors of RPC were independent (Mr. Anderson and Dr. Franklin) and except for Mr. Sager, all of the members of the audit committee of RPC were independent.

Director Compensation

The Company

Effective October 1, 2009, the Company’s non-employee directors receive the following compensation:  $60,000 cash compensation annually paid quarterly in arrears to the Chairman of the board and $40,000 cash compensation annually paid quarterly in arrears to all other non-employee directors.  No cash compensation is paid to our Chief Executive Officer for his services as a member of our board of directors.  No formal plan exists regarding non-cash compensation to our non-employee directors at this time, but it is anticipated that a plan will be implemented over the next 12 months.

With respect to the eight months ended August 31, 2009, the Company’s non-employee directors received as compensation:

•	an annual retainer of $20,000 payable on the date of the annual meeting of the Company’s stockholders;

•	an additional annual retainer of $20,000 for the Chairman of the Board payable on the date of the annual meeting of the Company’s stockholders;

•	an annual $10,000 retainer for service as the Audit Committee chair payable on the date of the annual meeting of the Company’s stockholders;

•	an annual $10,000 retainer for service as the Compensation Committee chair payable on the date of the annual meeting of the Company’s stockholders;

•	an annual $3,000 retainer for service as the Corporate Governance and Nominating Committee chair payable on the date of the annual meeting of the Company’s stockholders;

•	$1,500 per board meeting attended in person or telephonically; and

•	$1,000 per meeting of the Audit Committee, Compensation Committee or Nominating Committee attended in person or telephonically.

In addition to the cash compensation set forth above, on the date of each annual meeting of stockholders, each continuing non-employee director was entitled to receive an annual stock option grant for 10,000 shares of our common stock which would fully vest on the one year anniversary of the grant date. Each non-employee director who first becomes a director of the Company was entitled to receive an initial stock option grant for 20,000 shares which would vest over four years in equal monthly installments. Stock options granted to non-employee directors, if any, have an exercise price equal to the closing price of the Company’s common stock on the date of grant as reported by Nasdaq.  Non-employee directors were also reimbursed for reasonable out-of-pocket expenses incurred in attending board meetings and committee meetings.

During the eight months ended August 31, 2009, the Company’s non-employee directors were paid the following cash compensation:  Mr. Ratoff, $16,750; Dr. Davis, $15,750; and Dr. Ferris, $15,750.  No stock options were granted to any non-employee directors during the eight months ended August 31, 2009

Raptor Pharmaceuticals Corp.

Upon joining RPC’s board of directors on May 26, 2006, Mr. Anderson and Mr. Sager were granted stock options to purchase 500,000 shares and 1,000,000 shares, respectively, of common stock of RPC at respective exercise prices of $0.60 per share. Such stock options vested 6/36ths on the six month anniversary of such grant and 1/36th per month thereafter and expire ten years from grant date. Due to the 2009 Merger, the options to purchase 500,000 shares and 1,000,000 shares, respectively, of common stock of RPC described above were exchanged for options to purchase 116,562 shares and 233,124 shares, respectively, of our common stock at respective exercise prices of $2.57 per share. Upon joining the board of directors of RPC on July 10, 2008, Dr. Franklin was granted stock options to purchase 150,000 shares of common stock of RPC at an exercise price of $0.52 per share, which vests 6/48ths on the six-month anniversary of such grant and 1/48th per month thereafter and expires ten years from grant date. Due to the 2009 Merger, the options to purchase 150,000 shares of common stock of RPC described above were exchanged for options to purchase 34,969 shares of our common stock at an exercise price of $2.23 per share.

In addition, at the discretion of the stock option committee of RPC’s board of directors, each non-employee director of RPC was entitled to receive options to purchase 100,000 shares of the company’s common stock for each subsequent year of service on the company’s board of directors.  Such options were generally granted at fair market value one day preceding the grant date, vest 6/48ths on the six month anniversary of the grant date and 1/48th per month thereafter and expire ten years from grant date.  RPC made these grants to Mr. Anderson and Mr. Sager with respect to its fiscal year ended August 31, 2007, on June 14, 2007 at a per share exercise price of $0.60.  No such annual grants were approved for the fiscal year ended August 31, 2009 or the fiscal year ended August 31, 2008.  If such annual grants were approved, due to the 2009 Merger, any such outstanding options to purchase shares of common stock of RPC would have been exchanged (on a converted basis) for options to purchase shares of our common stock.  In the case of options to purchase 100,000 shares of our common stock, such options would have been converted into options to purchase 23,313 shares of our common stock.  On a converted basis, due to the 2009 Merger, such outstanding options of Messrs. Anderson and Sager to purchase shares of common stock of RPC were exchanged for options to purchase 23,313 shares of our common stock at an exercise price of $2.57 per share.

The following table sets forth the total compensation paid by RPC to each of its non-employee directors during the fiscal year ended August 31, 2009. Dr. Starr, who was an employee of RPC, did not receive additional compensation for his service as a director.  Dr. Keltner was appointed to the board of directors of Raptor Pharmaceutical Corp. immediately following the 2009 Merger on September 30, 2009 and was granted stock options to purchase up to 34,968 of our shares at an exercise price of $3.30 per share, which vested 6/48ths on March 30, 2010 and 1/48th per month thereafter, with an expiry of ten years.  Dr. Keltner’s annual compensation for his services as a director is $40,000.

Name	Fees Earned or Paid in Cash ($)	Option Awards(5)	Total($)
Raymond W. Anderson (2)	40,000	60,583	100,583
Erich Sager (3)	60,000	111,281	171,281
Richard L. Franklin, M.D. Ph.D. (4)	40,000	14,751	54,751

_______________________

*As discussed elsewhere in this prospectus, the relevant options are options to purchase common stock of Raptor Pharmaceutical Corp., and the number of securities underlying such options as well as the option exercise prices have been converted to their equivalent post-2009 Merger number of securities and equivalent post-2009 Merger exercise prices, respectively.

(1)
Amounts shown do not reflect compensation actually received by a director, but reflect the dollar amount compensation cost recognized by the Company for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for the fiscal year ended August 31, 2009, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, herein referred to as ASC Topic 718, and thus may include amounts from awards granted in and prior to the fiscal year ended August 31, 2009. The assumptions underlying the calculations pursuant to ASC Topic 718 are set forth under Note 8 of the Notes to Consolidated Financial Statements, beginning on page 66 of RPC’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009 filed with the SEC on October 28, 2009.

(2)	Mr. Anderson had 139,875 options outstanding as of August 31, 2009, of which 129,189 were exercisable.

(3)	Mr. Sager had 256,437 options outstanding as of August 31, 2009, of which 245,751 were exercisable.

(4)	Dr. Franklin had 34,969 options outstanding as of August 31, 2009, of which 9,470 were exercisable.

(5)
In March 2010, each member of our Board of Directors received options to purchase 15,000 shares of our common stock at an exercise price of $2.02 per share.  Such options vest 6/48ths upon grant and 1/48ths per month thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders of a registered class of equity securities to file reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Directors, executive officers and 10% stockholders of a registered class of equity securities are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on a review of the copies of such reports furnished to us, we believe that during the fiscal year ended August 31, 2009, our directors, executive officers and 10% stockholders of a registered class of equity securities timely filed all Section 16(a) reports applicable to them.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Our Code of Ethics is posted on the Corporate Governance section of our website at www.raptorpharma.com.

Executive Officers

The following table sets forth the name, age, date first appointed to serve as an executive officer, and position held by each of our executive officers not discussed above as of April 20, 2010. Our executive officers are elected by our board of directors and serve at the discretion of our board of directors.

Name	Age	Position(s) Held with the Company
Todd C. Zankel, Ph.D.	46	Chief Scientific Officer, Raptor Pharmaceutical Corp. and Raptor Pharmaceuticals Corp.
Thomas (Ted) E. Daley	47	President, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)
Patrice P. Rioux, M.D., Ph.D.	59	Chief Medical Officer, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)
Kim R. Tsuchimoto	47	Chief Financial Officer, Treasurer and Secretary, Raptor Pharmaceutical Corp. and Raptor Pharmaceuticals Corp.

The following describes the background of our executive officers.

Todd C. Zankel Ph.D. As of September 29, 2009, Dr. Zankel was appointed our Chief Scientific Officer.  Prior to that, Dr. Zankel was a co-founder and has been Chief Scientific Officer of our wholly owned subsidiaries, Raptor Pharmaceutical Inc. and Raptor Pharmaceuticals Corp., since their inception in 2006. From 1997 to 2005, Dr. Zankel served as a Senior Director of Research at BioMarin. Prior to 1997, Dr. Zankel was a fellow for the National Institutes of Health at the Plant Gene Expression Center in Berkeley, California and at the Swiss Institute of Technology in Zurich, Switzerland. Dr. Zankel has been the author of a number of peer-reviewed articles in a variety of scientific areas. Dr. Zankel earned a B.A. from Reed College in Portland, Oregon and a Ph.D. from Columbia University.

Thomas (Ted) E. Daley. As of September 29, 2009, Mr. Daley joined us as President and a board member of Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.), a wholly-owned indirect subsidiary acquired in the 2009 Merger.  Mr. Daley joined Raptor Therapeutics Inc. following the acquisition by it of Convivia, Inc., which Mr. Daley founded. Mr. Daley was co-founder, VP business development and chief operating officer of Instill Corporation, a leading electronic commerce services provider to the US foodservice industry. Between 1993 and 2001 Mr. Daley helped raise over $50 million in venture capital and build Instill to a 150+ person operation with a nationwide customer base. After leaving Instill, from 2001 and 2007, Mr. Daley served in executive and consulting roles to a number of technology startup companies including MetricStream, Inc., PartsRiver and Certicom Security. Prior to that time, Mr. Daley worked in operations management for Anheuser-Busch, Inc., and consulted to Gordon Biersch Brewing Company and Lion Breweries (New Zealand). Mr. Daley received a BS in Fermentation Science from University of California at Davis, and an MBA from Stanford University.

Patrice P. Rioux, M.D., Ph.D. As of September 29, 2009, Dr. Rioux joined us as Chief Medical Officer of Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.), a wholly-owned indirect clinical subsidiary acquired in the 2009 Merger. Prior to joining Raptor Therapeutics Inc. in April 2009, from November 2008 until March 2009, Dr. Rioux served as Chief Medical Officer of FerroKin Biosciences, an early-stage developer of iron chelator for treatment of anemias. From May 2005 to October 2008, he was Chief Medical Officer and Vice President Clinical/Regulatory for Edison Pharmaceuticals, which focused on developing drugs to treat inherited and acquired energy impairment diseases. From January 2004 through March 2006, Dr. Rioux was an independent clinical operations consultant. Dr. Rioux’ three-decade career includes positions at Repligen Corp., Arrow International, Variagenics, Inc., Biogen and GRP (Groupement de Recherche en Pharmacologie). From 1975 to 1995, Dr. Rioux was a researcher in Clinical Research and Epidemiology at INSERM (Institut National de la Sante et de la Recherche Medicale), a French organization that supports national research in the medical field. Educated in France, Dr. Rioux has an M.D., a Ph.D. in Mathematical Statistics, and a Masters degree in Pharmacology.

Kim R. Tsuchimoto. As of September 29, 2009, Ms. Tsuchimoto was appointed our Chief Financial Officer, Treasurer and Secretary.  Prior to that Ms. Tsuchimoto has served as the Chief Financial Officer, Treasurer and Secretary of our wholly owned subsidiaries, Raptor Pharmaceutical Inc. and Raptor Pharmaceuticals Corp., since their respective inceptions in 2006. Prior to this, Ms. Tsuchimoto served as Interim Controller at International Microcomputer Software, Inc., a software and Internet content company, from October 2005 to March 2006. From June 2005 to August 2005, Ms. Tsuchimoto served as Assistant Vice President, Controller at SpatiaLight Inc., a high technology company.

From February 1997 to June 2005, Ms. Tsuchimoto served at BioMarin and its predecessor company, Glyko, Inc., most recently as Vice President, Treasurer for two years, Vice President, Controller for two years and prior to that, as Controller. Prior to her employment at BioMarin, Ms. Tsuchimoto served as Controller of a marketing consulting firm and an international venture capital firm and worked as a staff accountant in a local public accounting firm. Ms. Tsuchimoto is an inactive licensed California Certified Public Accountant and holds a B.S. in Business Administration with an emphasis in Accounting from San Francisco State University.

Relationships Among Executive Officers and Directors

Our executive officers are elected by our board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

Risk Assessment in Compensation Programs

In compliance with new SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company.   We have concluded that our compensation policies and practices do not create any such risks.  We evaluated our executive, as well as our broad-based compensation and benefits programs.  We focused on looking at whether any program’s elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant might have the ability to directly affect, control or impact payout results.  We are satisfied that all compensation programs are structured with appropriate controls, objective measurement variables, review authorities and payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs.

Compensation Policies and Practices

Our compensation program is intended to reward the management team and other employees for strong performance over the long-term, with consideration to near-term actions and results that strengthen and protect the Company. We consider the potential risks in our business when designing and administering our pay program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk. Further, program administration is subject to internal controls, and when determining the principal outcomes – performance assessments and pay decisions – we rely on principles of sound governance and good business judgment.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee, with reference to appropriate industry-specific guidelines, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:
•	significant weighting towards long-term incentive compensation discourages short-term risk taking;
•	for most employees, base salary makes up a significant majority of compensation;
•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;
•	equity ownership guidelines discourage excessive risk taking; and
•
as a pharmaceutical company, the Company does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

EXECUTIVE COMPENSATION

This section includes executive compensation information regarding the Company.  In addition, due to the fact that the 2009 Merger was consummated in September 2009, we have also included information with respect to the executive compensation of Raptor Pharmaceuticals Corp., or RPC.

Compensation Discussion and Analysis

Overview

The Compensation Committee of our board of directors has overall responsibility for the compensation program for our executive officers. Specifically, our Compensation Committee establishes policies and otherwise discharges the responsibilities of our board of directors with respect to the compensation of our executive officers, senior management, and our other employees. In evaluating executive officer pay, the Compensation Committee may retain the services of an independent compensation consultant or research firm and consider recommendations from the chief executive officer and persons serving in supervisory positions over a particular officer or executive officer with respect to goals and compensation of the other executive officers. The executive officers are not present or involved in deliberations concerning their compensation. Our Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive compensation, other than compensation for our Chief Executive Officer, are first approved by our Compensation Committee and then submitted, together with the Compensation Committee’s recommendations, to our full board of directors for final approval. Compensation of our Chief Executive Officer is generally approved only by our Compensation Committee.

We choose to pay the various elements of compensation discussed in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for primarily long-term strategic goals, while considering short-term performance.

Elements of compensation for our executives generally include:

•	base salary (typically subject to upward adjustment annually based on inflation factors, industry competitive salary levels, and individual performance);

•	cash bonuses;

•	stock option awards;

•	401(k) plan contributions; and

•	health, disability and life insurance.

We believe that the compensation of our executives should reflect their success in attaining key objectives and individual factors. The key objectives include: (1) establishing and executing on program milestones within planned budgetary expenditures; (2) securing adequate funds to achieve program objectives and to maintain our solvency and moderate financial risk; (3) meeting or exceeding program timelines and milestones; (4) expanding our preclinical product pipeline through creation of novel proprietary products or by utilization of technology, or acquiring or in-licensing new pre-clinical or clinical products and technology; (5) creating corporate partnerships, contracts, collaborations and out-licensing product technologies to achieve strategic objectives; (6) submitting and receiving satisfactory results of regulatory submissions; (7) establishing long-term competitive advantages, which leads to attaining an increased market price for our stock; (8) asset growth; and (9) developing a strong intellectual property position, which enhances the value of our product candidates and technologies.

The key individual factors for each executive include: (1) the value of their unique skills and capabilities to support our long-term performance; (2) performance of their management responsibilities; (3) whether an increase in responsibility or change in title is warranted; (4) leadership qualities; (5) business responsibilities; (6) current compensation arrangements, especially in comparison to the compensation of other executives in similar positions in competitive companies within our industry; (7) short- and long-term potential to enhance stockholder value; and (8) contribution as a member of the executive management team.

Our allocation between long-term and currently paid compensation is intended to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for us and our stockholders. We provide cash compensation in the form of base salary and annual, discretionary cash bonuses to reward performance against pre-set written goals and objectives. We provide non-cash compensation to reward performance against specific objectives and long-term strategic goals.

The compensation package for the Company’s executive officers for the eight months ended August 31, 2009 ranged from 82% to 75% in cash compensation and 18% to 25% in non-cash compensation, including benefits and equity-related awards.  We believe that this ratio is competitive within the marketplace for companies at our stage of development and appropriate to fulfill our stated policies.  The compensation package for the executive officers of RPC for its fiscal year ended August 31, 2009 ranged from 100% to 90% in cash compensation and 0% to 10% in non-cash compensation, including benefits and equity-related awards.

Elements of Compensation

Base Salary

The Company

Base salaries for the Company’s executives are established based on the particular scope of each executive’s responsibilities as well as their qualifications, experience and performance, taking into account competitive market compensation paid by other companies in our peer group for individuals with similar responsibilities. Base salaries are reviewed annually, and additionally may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The Compensation Committee intends to conduct an annual review of base salaries, and the overall compensation package, each year toward the end of the year.

During the months of November and December 2008 and January 2009, the Compensation Committee, along with the Company’s board of directors, had numerous informal discussions regarding the appropriate compensation packages for the Company’s executives. The Compensation Committee, in conjunction with the Company’s board of directors, determined that given the Company’s financial constraints there would be no salary adjustment for 2009 and no bonuses paid for 2009.

		Annual Base Salary*
Evelyn A. Graham	Former Chief Executive Officer of TorreyPines Therapeutics, Inc., Currently President of TPTX, Inc., our wholly-owned subsidiary	$350,000
Craig A. Johnson	Former Chief Financial Officer of TorreyPines Therapeutics, Inc., Currently Vice President, Finance of TPTX, Inc., our wholly-owned subsidiary	$282,000
Paul R. Schneider	Former VP, General Counsel of TorreyPines Therapeutics, Inc., Currently VP, General Counsel of TPTX, Inc., our wholly-owned subsidiary	$217,700

_____________________

*
Pursuant to the 2009 Merger Agreement, three former officers of the Company retained positions at TPTX, Inc., a wholly-owned subsidiary of Raptor Pharmaceutical Corp., for a transition period ending on February 28, 2010, during which time such former officers continue to provide services to us with a focus on raising funds in our wholly-owned subsidiary to enable us to continue the development of NGX 426 and tezampanel.

Raptor Pharmaceuticals Corp.

The compensation committee of RPC established base salary compensation for its executive officers for the fiscal year ended August 31, 2009 taking into account: (1) the officer’s equity interest in RPC; (2) RPC’s status as an early-stage development company; (3) competitive levels of compensation; and (4) RPC’s ability to pay at this stage of its funding cycle. RPC’s compensation committee considered individual performance and salaries paid to executive officers of other biotechnology companies similar in size, stage of development and other characteristics. In making its recommendations, RPC’s compensation committee took into account recommendations submitted by persons serving in a supervisory position over a particular executive officer. In July 2008, RPC’s compensation committee hired an outside consultant to review its executive compensation and compensation for positions in which it was recruiting in order to offer a competitive compensation package to new employees and in an effort to compensate its executives closer to competitive levels. The outside consultant utilized a well-established industry salary survey and benchmarked RPC’s executive salaries with salaries of companies of similar size and located in the San Francisco Bay Area. Due to the significant differences between market rates and executive base salaries for the fiscal year ended August 31, 2007, RPC’s compensation committee recommended a pro rata three-step increase (over three years) for Dr. Starr, its Chief Executive Officer, and a pro rata two-step increase (over two years) for Dr. Zankel, Ms. Tsuchimoto and Mr. Daley.

Annual Base Salary
Christopher M. Starr, Ph.D.	Chief Executive Officer, President and Director of Raptor Pharmaceuticals Corp.	$213,610*
Todd C. Zankel, Ph.D.	Chief Scientific Officer of Raptor Pharmaceuticals Corp.	$192,300*
Kim R. Tsuchimoto	Chief Financial Officer, Secretary and Treasurer of Raptor Pharmaceuticals Corp.	$208,401*
Ted Daley	President, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)	$208,401*
Patrice P. Rioux., M.D., Ph.D.	Chief Medical Officer, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)	$280,000**

_____________________

*
Based on input from the outside consultant hired in July 2008, the recommendation by RPC’s compensation committee and approval of RPC’s full board of directors (other than Dr. Starr with respect to his own salary), these salaries became effective July 10, 2008.  Based upon input from an outside consultant and the recommendation by our Compensation Committee, on March 9, 2010, our Board of Directors approved the following annual salaries retroactively effective on September 1, 2009: Dr. Starr $277,200, Mr. Daley and Ms. Tsuchimoto $240,800, and Dr. Zankel $197,100.  The Board also approved a salary increase to $287,000 for Dr. Rioux effective April 15, 2010.

**	Dr. Rioux’s employment commenced on April 15, 2009.

Bonus and Other Non-Equity Incentive Plan Compensation

The Company

Discretionary annual cash bonuses are a means of rewarding individuals based on achievement of annual corporate and individual goals. The Compensation Committee has the authority to award discretionary annual cash bonuses to our executives.  Due to the Company’s cash constraints, no cash bonuses were paid during the eight months ended August 31, 2009.

Raptor Pharmaceuticals Corp.

Given RPC’s stage of development and its desire to conserve cash, during the fiscal year ended August 31, 2009, RPC limited awarding cash bonuses to its executive officers and did not provide for other non-equity incentive plan compensation as bonuses. During the fiscal year ended August 31, 2009, pursuant to his employment agreement and an asset purchase agreement between RPC’s clinical subsidiary and Mr. Daley regarding the purchase of the Convivia assets, Mr. Daley received the following: in September 2008 a cash bonus of $10,000 for reaching his one-year anniversary and in October 2008, Mr. Daley received a bonus of 100,000 shares of RPC’s common stock valued at $27,000 and a cash bonus of $30,000 related to the achievement of a clinical milestone. Due to the 2009 Merger, the 100,000 shares of RPC’s common stock described in the immediately preceding sentence were exchanged for 23,312 shares of our common stock.

Pursuant to Dr. Rioux’s offer letter from RPC executed in April 2009, Dr. Rioux is eligible for bonus stock options exercisable for up to 50,000 shares of RPC’s common stock if the following milestones are achieved during his employment: RPC’s achievement of a successful pilot clinical trial of DR Cysteamine in cystinosis; first patient dosed in a pivotal clinical trial of DR Cysteamine in cystinosis; RPC’s filing of a New Drug Application for DR Cysteamine in cystinosis; and marketing approval of DR Cysteamine in cystinosis. Due to the 2009 Merger, the eligibility described above is now for bonus stock options exercisable for up to 11,656 shares of our common stock.  In March 2010, Dr. Rioux was granted options to purchase 11,656 of our common stock for the issuance of a final clinical study report of our pilot clinical trial of DR Cysteamine.  Such stock options vested immediately with an exercise price of $1.66 per share.

All of RPC’s executive officers are eligible for annual and discretionary cash and stock option bonuses pursuant to their employment agreements.

Stock Option and Equity Incentive Programs

The Company

Long-term equity incentive awards are a means of encouraging executive ownership of our common stock, promoting executive retention, and providing a focus on long-term corporate goals as well as increased stockholder value. The Compensation Committee approves equity incentive award grants at year end following an increase in responsibilities by an executive.

In December 2006, the Compensation Committee developed a three year equity award plan that would result in fair and equitable level of ownership in the Company by the senior executives should the Company be successful in achieving its long-term goals. The Compensation Committee’s plan involved the use of both stock option grants, which vest over time, and restricted stock units that vest based on corporate and individual performance. In order to provide a significant incentive to our executives at a reasonable cost, the Compensation Committee determined that a substantial portion of the equity awards to be issued in the three-year plan would be granted in 2006, with vesting periods that extend over four years.  During the eight months ended August 31, 2009, the Company’s issuances of long-term equity awards were based upon this plan.  The plan was terminated subsequent to the consummation of the 2009 Merger.

In February 2010, our Board of Directors approved, and in March 2010 our stockholders approved, our 2010 Equity Incentive Plan, or the 2010 Plan, to grant up to an aggregate of 3,000,000 stock options or restricted stock or restricted stock units over the ten year life of the 2010 Plan.  Our board of directors has determined not to make any new grants under any of our former plans, but rather under the new 2010 Plan.

Stock Options. Stock options granted by the Company have an exercise price equal to the fair market value of the Company’s common stock on the day of grant, typically vest over a four-year period with 25% vesting 12 months after the vesting commencement date and the remainder vesting ratably each month thereafter based upon continued employment, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Code.  With respect to the 2010 Plan, the Company intends to grant, in general, options that vest over four years with 6/48ths vesting upon the six month anniversary of the date of grant and 1/48th per month thereafter with a 10 month expiry.

Restricted Stock and Restricted Stock Units. The Company’s plans authorized it to grant restricted stock and restricted stock units.  Restricted stock units vest on the attainment of a specified milestone or time period. Once the restricted stock unit has vested, the executive has the ability to obtain shares of our common stock.

In determining the number of stock options and restricted stock units to be granted to executives, the Compensation Committee took into account the individual’s position, scope of responsibility, qualifications and experience, ability to affect stockholder value, historic and recent performance, existing vested and unvested awards, and the value of stock options in relation to the other elements of the individual executive’s total compensation package. In order to control overall stockholder dilution, the Compensation Committee also evaluated the aggregate outstanding stock options to all employees in relation to those granted to executives when determining the number of options and restricted stock units that should be granted.

2009 Equity Awards. During the eight months ended August 31, 2009, our executives were awarded stock options in the amounts indicated in the section entitled “Grants of Plan-Based Awards.” These awards were granted as a means of promoting executive retention and focus on near-term corporate goals.

All outstanding options issued pursuant to the Company’s 2006 Equity Incentive Plan became fully vested in connection with the 2009 Merger.

Raptor Pharmaceuticals Corp.

RPC believes that equity grants provided its executive officers with a strong link to RPC’s long-term performance, created an ownership culture, and closely aligned the interests of its executive officers with the interests of its stockholders. Because of the direct relationship between the value of an option and the market price of RPC’s common stock, RPC believes that granting stock options was the best method of motivating the executive officers to manage RPC in a manner that was consistent with its stockholders and its interests. In addition, RPC believes that the vesting feature of its equity grants aids officer retention because this feature provides an incentive to its executive officers to remain in its employ during the vesting period. In determining the size of equity grants to its executive officers, RPC’s compensation committee considered company-level performance, the applicable executive officer’s performance, the period during which an executive officer has been in a key position with us, the amount of equity previously awarded to or owned by the applicable executive officer, the vesting of such awards, the number of shares available under RPC’s 2006 Equity Incentive Plan and the recommendations of management and any other consultants or advisors with whom RPC’s compensation committee chose to consult.

In general, stock options were granted under RPC’s 2006 Equity Incentive Plan as an incentive to aid in the retention of RPC’s executive officers and to align their interests with those of RPC’s stockholders.

During the fiscal year ended August 31, 2009, RPC did not have any formal plan requiring it to grant, or not to grant, equity compensation on specified dates. With respect to newly hired executives, RPC’s practice is typically to consider stock option grants upon initial drafting of the executive’s employment agreement followed by its stock option committee’s unanimous written consent approving such stock option grant. The stock option exercise price is based on the closing price the day preceding the later of stock option committee approval or the executive’s first day of employment.

In April 2009, pursuant to his employment agreement, RPC issued to Dr. Rioux initial employment stock options to purchase 150,000 shares of RPC’s common stock at an exercise price of $0.20 per share which vests 6/48ths on the six-month anniversary of the grant date and 1/48th per month thereafter and expire ten years from the grant date. No other stock options were granted to the executive officers or members of the board of directors of RPC during the fiscal year ended August 31, 2009. The options that were granted to officers are set forth in the “Grants of Plan-Based Awards” table below. All options granted to officers are intended to be qualified stock options as defined under Section 422 of the Code to the extent possible. Due to the 2009 Merger, the options to purchase 150,000 shares of common stock of RPC described above were exchanged for options to purchase 34,969 shares of our common stock at $0.85 per share.

Perquisites

The Company

Broad-based benefit plans are an integral component of competitive executive compensation packages. Benefits include a 401(k) savings plan, health benefits such as medical, dental, and vision plans, and disability and life insurance benefits. The Company has no structured perquisite benefits, and does not provide any deferred compensation programs or supplemental pensions to any executives. In its discretion, the Compensation Committee may revise, amend or add to the executive’s benefits if it deems it advisable.

Raptor Pharmaceuticals Corp.

During RPC’s fiscal year ended August 31, 2009, RPC’s executives did not receive any perquisites and were not entitled to benefits that are not otherwise available to all of its employees. In this regard, it should be noted that RPC did not provide pension arrangements, post-retirement health coverage or similar benefits for its executives or employees.

Defined Contribution Plan

The Company

Prior to the 2009 Merger, the Company maintained a qualified retirement plan pursuant to Code Section 401(k) covering substantially all employees, herein referred to as the 401(k) plan. The 401(k) plan allowed employees to make voluntary contributions. The assets of the 401(k) plan were held in trust for participants and are distributed upon the retirement, disability, death or other termination of employment of the participant.  The Company’s 401(k) plan was terminated in connection with the consummation of the 2009 Merger.

Employees who participated in the 401(k) plan were permitted to contribute to their 401(k) account up to the maximum amount that varies annually in accordance with the Code. The Company also made available to 401(k) plan participants the ability to direct the investment of their 401(k) accounts in a well-balanced spectrum of various investment funds.

Raptor Pharmaceuticals Corp.

RPC maintains a qualified retirement plan pursuant to Code Section 401(k) covering substantially all employees, subject to certain minimum age and service requirements, herein referred to as RPC’s 401(k) plan. RPC’s 401(k) plan allowed employees to make voluntary contributions. The assets of the 401(k) plan are held in trust for participants and are distributed upon the retirement, disability, death or other termination of employment of the participant.  The RPC 401(k) plan remained outstanding following consummation of the 2009 Merger.

Employees who participate in RPC’s 401(k) plan may contribute to their 401(k) account up to the maximum amount that varies annually in accordance with the Code. RPC also makes available to 401(k) plan participants the ability to direct the investment of their 401(k) accounts in a well-balanced spectrum of various investment funds.

At RPC’s discretion, it provides for a 401(k) matching in the amount of 100% of the first 3% of employee deferral and 50% of the next 2% of employee deferral, in compliance with the Internal Revenue Service’s Safe Harbor rules. As of March 28, 2009, in order to preserve cash, RPC discontinued matching 401(k) for all of its employees.

Employment Agreements

The Company

Employment Agreement with Ms. Graham

The Company entered into an employment agreement with Ms. Graham on December 14, 2006 which was amended and restated on September 1, 2008 in connection with Ms. Graham being appointed acting Chief Executive Officer. On February 3, 2009, the Company entered into an amendment to such amended and restated employment agreement extending the time of severance payments to twelve (12) months following a change in control. Ms. Graham’s employment agreement provided for an initial annual base salary of not less than $350,000 and provided that she will be eligible to earn an annual bonus for 2008 in an amount up to 150% of her target bonus of 45% of her annual base salary, as determined by the board of directors.

Pursuant to the terms of Ms. Graham’s employment agreement, in the event that Ms. Graham’s employment was terminated without cause or was terminated (either by the Company without cause or by her for good reason) three (3) months prior to or twelve (12) months after a change in control, Ms. Graham would have been entitled to continue to receive for twelve months following the date of her termination or resignation (a) her base salary and (b) an amount equal to one-twelfth of the greater of (i) the average of the three annual bonuses paid to Ms. Graham by the Company prior to the date of termination or resignation, (ii) the last annual bonus paid to Ms. Graham by the Company prior to the date of termination or resignation, or (iii) if the termination occurred within the first 12 months following October 3, 2008, 45% of her base salary, which payments would have been without reduction by any amount of Ms. Graham’s earnings from any other employment during the 12-month severance period. Additionally, under those circumstances, the vesting of each of Ms. Graham’s equity awards would have been treated as if Ms. Graham had completed an additional 12 months of service immediately before the date on which her employment was terminated or she resigned. Ms. Graham’s execution of a release in favor of the Company was a condition to the receipt of these severance benefits, and she agreed to a non-solicitation obligation and to confidentiality and assignment of inventions obligations in connection with her employment agreement.

Under the agreement, a change in control was deemed to have occurred under any of the following circumstances, subject to certain exceptions and limitations: (i) a person becomes the owner of 50% or more of the Company’s voting power; (ii) the composition of the Company’s board of directors changed over a period of 24 consecutive months or less in a way that resulted in a majority of the Company’s board of directors (rounded up to the next whole number) ceasing, by reason of one or more proxy contests for the election of directors, to be comprised of individuals who either (A) had been directors continuously since the beginning of the period or (B) had been elected or nominated for election as directors during the period by at least two-thirds of the directors described in clause (A) who were still in office at the time the election or nomination was approved by the board of directors; (iii) (A) a merger or consolidation occurred in which the Company is not the surviving entity, or (B) any reverse merger occurred in which the Company is not the surviving entity, or (C) any merger involving one of the Company’s subsidiaries occurred in which the Company is a surviving entity, but in each case, in which holders of our outstanding voting securities immediately prior to such transaction, as such, did not hold, immediately following such transaction, securities possessing 50% or more of the total combined voting power of the surviving entity’s outstanding securities (in the case of clause (A)) or our outstanding voting securities (in the case of clauses (B) and (C)); or (iv) all or substantially all of our assets were sold of transferred other than in connection with an internal reorganization or our complete liquidation (other than a liquidation of us into a wholly-owned subsidiary).

In September 2009, the Company entered into a second amendment and restatement of employment agreement for Ms. Graham as a former executive officer of the Company, which agreement eliminated the change of control provision above and continued her base salary of $29,167 per month during a transition period that pursuant to an amendment was continued through March 31, 2010.  On April 1, 2010, we entered into a settlement agreement with Ms. Graham in exchange for a severance payment of $29,010 to Ms. Graham, which released us from all obligations to Ms. Graham, including future health insurance benefits.

Employment Agreement with Mr. Johnson

The Company entered into an employment agreement with Mr. Johnson on December 14, 2006 which was amended and restated on November 12, 2008 to comply with Section 409A of the Code and the final regulations issued thereunder. On February 3, 2009, the Company entered into an amendment to such amended and restated employment agreement extending the time of severance payments to twelve (12) months following a change in control. Mr. Johnson’s employment agreement provided for an initial annual base salary of not less than $282,000 and provides that he would have been eligible to earn an annual bonus for 2008 in an amount up to 150% of his target bonus of 35% of his annual base salary, as determined by the board of directors.

Pursuant to the terms of Mr. Johnson’s employment agreement, in the event that Mr. Johnson’s employment was terminated without cause or was terminated (either by the Company without cause or by him for good reason) three (3) months prior to or twelve (12) months after a change in control, Mr. Johnson would have been entitled to continue to receive for twelve months following the date of his termination or resignation (a) his base salary and (b) an amount equal to one-twelfth of the greater of (i) the average of the three annual bonuses paid to Mr. Johnson by the Company prior to the date of termination or resignation, (ii) the last annual bonus paid to Mr. Johnson by the Company prior to the date of termination or resignation, or (iii) if the termination occurred within the first 12 months following November 12, 2008, 35% of his base salary, which payments would have been without reduction by any amount of Mr. Johnson’s earnings from any other employment during the 12-month severance period. Additionally, under those circumstances, the vesting of each of Mr. Johnson’s equity awards would have been treated as if Mr. Johnson had completed an additional 12 months of service immediately before the date on which his employment was terminated or he resigned. Mr. Johnson’s execution of a release in favor of the Company was a condition to the receipt of these severance benefits, and he agreed to a non-solicitation obligation and to confidentiality and assignment of inventions obligations in connection with his employment agreement. The definition of change in control in Mr. Johnson’s employment agreement is the same as in Ms. Graham’s employment agreement.

In September 2009, the Company entered into a second amendment and restatement of employment agreement for Mr. Johnson as a former executive officer of the Company, which agreement eliminated the change of control provision above and continued his base salary of $23,500 per month during a transition period that pursuant to an amendment was continued through March 31, 2010.  On April 1, 2010, we entered into a settlement agreement with Mr. Johnson in exchange for a severance payment of $24,910 to Mr. Johnson, which released us from all obligations to Mr. Johnson, including future health insurance benefits.

Employment Agreement with Mr. Schneider

The Company entered into an employment agreement with Mr. Schneider on February 1, 2007 which was amended and restated on November 12, 2008 to comply with Section 409A of the Code and the final regulations issued thereunder. On February 3, 2009, the Company entered into an amendment to such amended and restated employment agreement extending the time of severance payments to twelve (12) months following a change in control. Mr. Schneider’s employment agreement provides for an initial annual base salary of not less than $217,700 and provided that he would be eligible to earn an annual bonus for 2008 in an amount up to 150% of his target bonus of 25% of his annual base salary, as determined by the board of directors.

Pursuant to the terms of Mr. Schneider’s employment agreement, in the event that Mr. Schneider’s employment was terminated without cause or was terminated (either by the Company without cause or by him with good reason) three months prior to or twelve (12) months after a change in control, Mr. Schneider resigned for good reason, Mr. Schneider would have been entitled to continue to receive for twelve months following the date of his termination or resignation (a) his base salary and (b) an amount equal to one-twelfth of the greater of (i) the average of the three annual bonuses paid to Mr. Schneider by the Company prior to the date of termination or resignation, (ii) the last annual bonus paid to Mr. Schneider by the Company prior to the date of termination or resignation, or (iii) if the termination occurred within the first 12 months following November 12, 2008, 25% of his base salary, which payments would have been without reduction by any amount of Mr. Schneider’s earnings from any other employment during the 12-month severance period. Additionally, under those circumstances, the vesting of each of Mr. Schneider’s equity awards would have been treated as if Mr. Schneider had completed an additional 12 months of service immediately before the date on which his employment was terminated or he resigned.

 Mr. Schneider’s execution of a release in favor of the Company was a condition to the receipt of these severance benefits, and he agreed to a non-solicitation obligation and to confidentiality and assignment of inventions obligations in connection with his employment agreement. The definition of change in control in Mr. Schneider’s employment agreement is the same as in Ms. Graham’s employment agreement.

In September 2009, the Company entered into a second amendment and restatement of employment agreement for Mr. Schneider as a former executive officer of the Company, which agreement eliminated the change of control provision above and continued his base salary of $18,142 per month during a transition period that pursuant to an amendment was continued through March 31, 2010.  On April 1, 2010, we entered into a settlement agreement with Mr. Schneider in exchange for a severance payment of $21,323 to Mr. Schneider, which released us from all obligations to Mr. Schneider, including future health insurance benefits.

Raptor Pharmaceuticals Corp.

Drs. Starr and Zankel and Ms. Tsuchimoto entered into employment agreements with our wholly owned subsidiaries, Raptor Pharmaceutical Inc. and Raptor Pharmaceuticals Corp., in May 2006.  The employment agreements described below remain operative following the consummation of the 2009 Merger.

Each employment agreement has an initial term of three years commencing on May 1, 2006 in the case of Dr. Starr and Ms. Tsuchimoto and May 15, 2006 in the case of Dr. Zankel, and will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended. Under their agreements, each officer is entitled to an annual salary ($150,000 each for Drs. Starr and Zankel and $160,000 for Ms. Tsuchimoto), the amount of which may be increased from time to time in the discretion of the board of directors, and stock options to purchase 250,000 shares of our common stock, which vested over three years with a six month cliff vest. Due to the 2009 Merger, the 250,000 shares of RPC’s common stock described in the immediately preceding sentence were exchanged for 58,281 shares of our common stock.   Officers’ annual salaries are subject to annual review and potential increase by our board of directors. In addition, they are each eligible to receive annual bonuses in cash or stock options as awarded by our board of directors, at its discretion.

On September 7, 2007, RPC’s wholly-owned subsidiary, Raptor Therapeutics Inc., entered into an employment agreement with Ted Daley for a term of 18 months which will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended. Under Mr. Daley’s agreement, Mr. Daley is entitled to an annual salary of $150,000 and stock options to purchase 150,000 shares of RPC’s common stock at an exercise price of $0.52 per share, which vest over four years with a six month cliff vest. Due to the 2009 Merger, the options to purchase 150,000 shares of RPC’s common stock described in the immediately preceding sentence were exchanged for options to purchase 34,969 shares of our common stock at an exercise price of $2.23 per share. In August 2008, RPC’s compensation committee recommended, and its full board of directors approved, a stock option grant to Mr. Daley for the purchase of 100,000 shares of RPC’s common stock at an exercise price of $0.44 per share, which vests 6/48ths upon the six-month anniversary of the grant date and 1/48th per month thereafter and expires ten years from the grant date. Due to the 2009 Merger, the options to purchase 100,000 shares of RPC’s common stock described in the immediately preceding sentence were exchanged for options to purchase 23,313 shares of our common stock at $1.88 per share. Mr. Daley’s 2008 stock options were granted in order to increase his initial employment stock option grant to be equal to the stock option grants of RPC’s other executive officers. Mr. Daley’s annual salary is subject to annual review and potential increase by our board of directors. In addition, Mr. Daley is eligible to receive certain bonuses in cash and stock options based on triggering events related to the successful development of our Convivia™ product development program.

Each of Drs. Starr’s and Zankel’s, Ms. Tsuchimoto’s and Mr. Daley’s respective employment agreements were amended effective as of January 1, 2009 for purposes of bringing such employment agreements into compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and interpretive guidance issued thereunder. In April 2009, RPC executed an employment offer to Dr. Rioux with an annual base salary of $280,000.

A description of the terms of these agreements, including post-employment payments and triggers, is included in the section titled “Executive Payments Upon Termination.”

Equity Incentive Plan

 The Company

For a description of the Company’s equity incentive plans and grants made thereunder, please see “Stock Option and Equity Incentive Programs” above.

Raptor Pharmaceuticals Corp.

In May 2006, the stockholders of RPC approved its 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan life is ten years and allows for the granting of options to employees, directors and consultants. Typical option grants are for ten years with exercise prices at or above market price based on the last closing price as of the date prior to the grant date and vest over four years as follows: 6/48ths on the six-month anniversary of the date of grant and 1/48ths per month thereafter.  The 2006 Equity Incentive Plan was assumed by the Company in connection with the consummation of the 2009 Merger.

Accounting and Tax Considerations

The Company selects and implements its various elements of compensation for their ability to help the Company achieve its performance and retention goals and not based solely on any unique or preferential financial accounting treatment. In this regard, Section 162(m) of the Code generally sets a limit of $1.0 million on the amount of annual compensation (other than certain enumerated categories of performance-based compensation) that the Company may deduct for federal income tax purposes with respect to its executive officers (other than its chief financial officers) listed in the “Summary Compensation Table” below. Compensation realized upon the exercise of stock options is considered performance based if, among other requirements, the plan pursuant to which the options are granted have been approved by the Company’s stockholders and have a limit on the total number of shares that may be covered by options issued to any plan participant in any specified period.

Stock options granted under the Company’s 2006 Equity Incentive Plan and its other stock option plans are considered performance based. Therefore, any compensation realized upon the exercise of stock options granted under such plans will be excluded from the deductibility limits of Section 162(m) of the Code. While the Company has not adopted a policy requiring that all compensation be deductible, it considered the consequences of Section 162(m) of the Code in designing its compensation practices.

Generally, the exercise of an incentive stock option does not trigger any recognition of income or gain to the holder but may be subject to Alternative Minimum Tax. If the stock is held until at least one year after the date of exercise (or two years from the date the option is granted, whichever is later), all of the gain on the sale of the stock, when recognized for income tax purposes, will be capital gain, rather than ordinary income, to the recipient. Consequently, neither RPC nor the Company received tax deductions. For stock options that do not qualify as incentive stock options, RPC was not and the Company is not entitled to tax deductions in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock on the exercise date. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise. If the holder of an incentive stock option exercises their options and sells the stock received from such exercise before the one year holding period or before two years from grant date, this is known as a disqualifying disposition, which will be subject to ordinary income tax for the option holder and would be tax deductible to RPC or the Company.

Stock Ownership Guidelines

Although the Company has not adopted any stock ownership guidelines, the Company believes that its compensation of executive officers, which includes the use of stock options, results in an alignment of interest between these individuals and the Company’s stockholders.

Benchmarking and Consultants

The Compensation Committee reviews the history of all the elements of each executive officer’s total compensation over the Company’s short history and compares the compensation of the executive officers with that of the executive officers in an appropriate market comparison group comprised of other biotechnology companies similar in size, stage of development and other characteristics.

Named Executive Officer Compensation

The Company

Summary Compensation Table

Name and Principal Position	Year*	Salary ($)	Bonus ($)	Stock Awards (1)($)	Option Awards (1)($)	Non-Equity Incentive Plan Compensation (2)($)	All Other Compensation ($)	Total ($)
Evelyn A. Graham	2009	$266,987	—	$ —	$77,327	$ —	$ 1,056	345,370
Former Chief Executive Officer, Currently President of TPTX, Inc., our wholly-owned subsidiary	2008	304,667	—	34,270	45,206	—	—	384,143
	2007	271,200	—	34,175	40,418	69,200	—	414,993

Craig A. Johnson	2009	215,115	—	—	68,801	—	225	284,141
Former Chief Financial Officer, Currently Vice President, Finance of TPTX, Inc., our wholly-owned subsidiary	2008	282,000	—	34,270	44,214	—	—	360,484
	2007	271,200	—	34,175	40,431	69,200	—	415,006

Paul R. Schneider	2009	157,902	—	—	89,464	—	121	247,487
Former VP, General Counsel, Currently VP, General Counsel of TPTX, Inc., our wholly-owned subsidiary(2)	2008	217,700	—	1,007	75,208	—	—	293,915

______________________

*
2007 and 2008 represents the fiscal years ended December 31, 2007 and 2008, respectively.  2009 represents the period from January 1, 2009 to August 31, 2009, which is the Company’s new fiscal year end.

(1)  The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2008 and for the eight months ended August 31, 2009, in accordance with ASC Topic 718 of restricted stock units granted pursuant to the Company’s 2006 Equity Incentive Plan or stock option grants pursuant to both the 2000 Stock Option Plan and the 2006 Equity Incentive Plan and thus may include amounts from restricted stock units or stock options granted in and prior to 2009, 2008, and 2007, respectively. Assumptions used in the calculation of these amounts are included in the footnotes of the consolidated Financial Statements included in Part IV, Item 15, of the Company’s Annual Report on Form 10-K filed with the SEC in March 2009.

(2) Mr. Schneider was not a named executive officer in 2007.

Raptor Pharmaceuticals Corp.

Summary Compensation Table

Name and Principal Position	Fiscal Year (ending August 31)	Salary ($)(1)	Bonus ($)	Stock Awards (1)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQDC Earnings ($)	All Other Compensation ($)(3)	Total ($)
Christopher M. Starr, Ph.D.	2009	213,610	—	—	27,883	—	—	6,399	247,892
Chief Executive Officer	2008	156,116	—	—	42,864	—	—	7,188	206,168
and Director	2007	150,000	—	—	40,612	—	—	2,789	193,401
Todd C. Zankel, Ph..D.	2009	192,300	—	—	27.883	—	—	5,758	225,941
Chief Scientific	2008	154,067	—	—	42.864	—	—	7,106	204,037
Officer	2007	150,000	—	—	40,612	—	—	2,789	193,401
Kim R. Tsuchimoto	2009	208,401	—	—	33.256	—	—	6,149	247,806
Chief Financial Officer,	2008	179,115	—	—	47,881	—	—	8,171	235,167
Secretary, and Treasurer	2007	163,333	25,000	—	38,739	—	—	4,098	231,170
Ted Daley,	2009	208,401	40,000	27,000	22,077	—	—	7,806	238,284
President, Raptor Therapeutics Inc. (f/k/a)Bennu Pharmaceuticals, Inc.	2008	146,962	40,000	56,000	14,594	—	—	7,806	265,422
Patrice P. Rioux, M.D., PhD. Chief Medical Officer,Raptor Therapetuics, Inc.(f/k/a BennuPharmaceuticals Inc.)	2009	94,759	—	—	1,696	—	—	419	96,874

______________________

(1)
Dr. Starr and Ms. Tsuchimoto’s full time employment commenced on May 1, 2006 at an annual base salary of $150,000 and $160,000, respectively. Ms. Tsuchimoto’s annual base salary increased to $176,000 in June 2007 and to $208,401 in July 2008. Dr. Starr’s salary increased to $213,610 in July 2008. Dr. Zankel’s full time employment commenced on May 15, 2006 at an annual base salary of $150,000 which increased to $192,300 in July 2008. Mr. Daley’s full-time employment commenced on September 10, 2007 at an annual base salary of $150,000, which increased to $208,401 in July 2008. Dr. Rioux’s full time employment commenced on April 15, 2009 at an annual base salary of $280,000.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal years ended August 31, 2009, 2008 and 2007 for the fair value of the stock options granted to each of RPC’s named executive officers since inception, in accordance with ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the fiscal years ended August 31, 2008 and 2007 grants, please refer to the notes in the financial statements included in RPC’s annual report on Form 10-K filed with the SEC on October 28, 2009. These amounts reflect RPC’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. In May 2006, Drs. Starr and Zankel and Ms. Tsuchimoto were granted stock options to purchase 250,000 shares of RPC’s common stock at an exercise price of $0.66 per share for Drs. Starr and Zankel and $0.60 per share for Ms. Tsuchimoto. The options vested 6/36 ths on the six month anniversary of the grant date and 1/36 th per month thereafter and expire 10 years from grant date. Due to the Merger, the options to purchase 250,000 shares of RPC’s common stock described above were exchanged for options to purchase 58,281 shares of our common stock at respective exercise prices of $2.83 per share for Drs. Starr and Zankel and $2.57 per share for Ms. Tsuchimoto.

(3)
All Other Compensation includes 401(k) matching funded by RPC through March 28, 2009, at which time such matching was discontinued, and life insurance premiums paid by RPC where the executive is the beneficiary.

Stock Option Grants and Exercises During the Fiscal Year Ended August 31, 2009

Grants of Plan-Based Awards Table

The following table sets forth information concerning stock option grants made during the fiscal year ended August 31, 2009 to the Company’s executive officers named in the “Summary Compensation Table” above. The fair value information in the far right column is for illustration purposes only and is not intended to predict the future price of the Company’s common stock. The actual future value of such stock options will depend on the market value of the Company’s common stock.

The Company

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#) (1)	($/sh)(2)	Awards ($) (3)
Evelyn A. Graham	2/3/2009	—	—	—	—	—	—	—	17,464	3.91	47,190
Craig A. Johnson	2/3/2009	—	—	—	—	—	—	—	14,705	3.91	39,325
Paul R. Schneider	2/3/2009	—	—	—	—	—	—	—	14,705	3.91	39,325

_______________________

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the eight months ended August 31, 2009 for the fair value of the stock options granted to each of the Company’s named executive officers in the eight months ended August 31, 2009 in accordance with ASC Topic 718. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.  All outstanding options issued pursuant to the Company’s 2006 Equity Incentive Plan became fully vested in connection with the Merger.

Raptor Pharmaceuticals Corp.

The following table sets forth information concerning stock option grants made during the fiscal year ended August 31, 2009 to RPC’s executive officers named in the “Summary Compensation Table” above. The fair value information in the far right column is for illustration purposes only and is not intended to predict the future price of the Company’s common stock. The actual future value of such stock options will depend on the market value of the Company’s common stock.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Options Awards: Number of Shares of Stock	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($	Target ($)	Maximum ($)	Or Units (#)	Options (#) (1)	($/Sh)(2)	Awards ($) (3)
Patrice P. Rioux, M.D., Ph.D.	4/16/09	—	—	—	—	—	—	—	34,965.85		1,696

______________________

(1)
These stock options vest 6/48ths on the six-month anniversary of the grant date and 1/48th per month thereafter. The options expire 10 years from grant date. The original stock options described under this column were originally exercisable for 150,000 shares of RPC’s common stock at an exercise price of $0.20 per share. Due to the Merger, such original options to purchase 150,000 shares of RPC’s common stock were exchanged for options to purchase 34,969 shares of our common stock at $0.85 per share.

(2)
This column shows the exercise price for the stock options granted, which was the closing price of RPC’s common stock one day preceding the stock option grant date. As described in the immediately preceding footnote, the original stock options were exercisable at $0.20 per share.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to RPC’s fiscal year ended August 31, 2009 for the fair value of the stock options granted to each of the named executive officers in the fiscal year ended August 31, 2009 in accordance with ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect RPC’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at August 31, 2009

The Company

The following table sets forth certain information with respect to outstanding stock option awards of the executive officers of the Company as of the end of the Company’s fiscal year ended August 31, 2009.  All outstanding options issued pursuant to the Company’s 2006 Equity Incentive Plan became fully vested in connection with the 2009 Merger in September 2009.

		Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Opotion Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Evelyn A. Graham	477	—	21.08	2/04/2014	—	—
	1,910	—	21.08	6/12/2015	—	—
	980	490	108.29	12/13/2016	—	—
	208	292	49.30	12/05/2017	—	—
	7,353	10,294	4.59	10/14/2018	—	—
	17,646	—	3.91	2/22/2019	—	—

Craig A. Johnson	477	—	21.08	2/04/2014	—	—
	1,910	—	21.08	6/12/2015	—	—
	980	490	108.29	12/13/2016	—	—
	208	292	49.30	12/05/2017	—	—
	6,127	8,578	4.59	10/14/2018	—	—
	14,705	—	3.91	2/22/2019	—	—

Paul R. Schneider	2,022	1,212	132.09	1/31/2017	—	—
	120	166	49.30	12/05/2017	—	—
	2,940	4,118	4.59	10/14/2018	—	—
	14,705	—	3.91	2/22/2019	—	—

Raptor Pharmaceuticals Corp.

The following table sets forth certain information with respect to outstanding stock option awards of RPC’s executive officers for the fiscal year ended August 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date
Christopher M. Starr, Ph.D.	58,281 (1)	—	—	2.83 (1)	5/26/2016
Todd C. Zankel, Ph.D.	58,281 (1)	—	—	2.83 (1)	5/26/2016
Kim R. Tsuchimoto	58,281 (1)	—	—	2.57 (1)	5/26/2016
	3,788 (2)	3,260	—	2.57 (2)	6/14/2017
	6,314 (2)	5,343	—	2.57 (2)	6/14/2017
Ted Daley	16,755 (2)	18,214	—	2.23 (2)	9/10/2017
	5,828 (2)	17,485	—	1.88 (2)	8/12/2018
Patrice P. Rioux, M.D., Ph.D.	0 (2)	34,969	—	0.85 (2)	4/16/2019

____________________

(1)
Stock options vest 6/36ths on the six month anniversary of grant date and 1/36th per month thereafter.  As discussed elsewhere in this prospectus, the relevant options are options to purchase common stock of Raptor Pharmaceutical Corp., and the number of securities underlying such options as well as the option exercise prices have been converted to their equivalent post-2009 Merger number of securities and equivalent post-2009 Merger exercise prices, respectively.

(2)
Stock options vest 6/48ths on the six month anniversary of grant date and 1/48th per month thereafter.  As discussed elsewhere in this prospectus, the relevant options are options to purchase common stock of Raptor Pharmaceutical Corp., and the number of securities underlying such options as well as the option exercise prices have been converted to their equivalent post-2009 Merger number of securities and equivalent post-2009 Merger exercise prices, respectively.

Option Exercises

There were no option exercises by executive officers of RPC or the Company during the fiscal year ended August 31, 2009 or the eight months ended August 31, 2009, respectively.

Post-Employment Compensation

The Company

Change in control arrangements are designed to retain executives and provide continuity of management in the event of a change in control. The Company’s former Chief Executive Officer, its former Chief Financial Officer and its former Vice President and General Counsel were parties to employment agreements which included change in control provisions however, such employment agreements were amended and restated in connection with the consummation of the 2009 Merger to, among other things, eliminate the change in control provisions. These agreements are described in more detail elsewhere in this prospectus, including the section titled “Elements of Compensation – The Company – Base Salary” and “Executive Payments Upon Termination – The Company.”

Raptor Pharmaceuticals Corp.

Employment Agreements

Drs. Starr and Zankel and Ms. Tsuchimoto entered into employment agreements with our wholly owned subsidiaries, Raptor Pharmaceutical Inc. and Raptor Pharmaceuticals Corp., in May 2006. On September 29, 2009, the closing date of the 2009 Merger, each employment agreement discussed below was assume by us.  Each employment agreement has an initial term of three years commencing on May 1, 2006 in the case of Dr. Starr and Ms. Tsuchimoto and May 15, 2006 in the case of Dr. Zankel, and will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended. Under their agreements, each officer is entitled to an annual salary ($150,000 each for Drs. Starr and Zankel and $160,000 for Ms. Tsuchimoto), the amount of which may be increased from time to time in the discretion of our board of directors, and stock options to purchase 250,000 shares of RPC’s common stock, which vested over three years with a six month cliff vest. Due to the 2009 Merger, the 250,000 shares of RPC’s common stock described in the immediately preceding sentence were exchanged for 58,281 shares of our common stock.  Officers’ annual salaries are subject to annual review and potential increase by our board of directors. In addition, they are each eligible to receive annual bonuses in cash or stock options as awarded by our board of directors, at its discretion. On September 7, 2007, our wholly-owned subsidiary, Raptor Therapeutics Inc., entered into an employment agreement with Ted Daley for a term of 18 months and will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended. Under Mr. Daley’s agreement, Mr. Daley is entitled to an annual salary of $150,000 and stock options to purchase 150,000 shares of RPC’s common stock, which vest over four years with a six month cliff vest. Due to the 2009 Merger, the options to purchase 150,000 shares of RPC’s common stock described in the immediately preceding sentence were exchanged for options to purchase 34,969 shares of our common stock.  In August 2008, RPC’s Compensation Committee recommended, and its full board of directors approved, a stock option grant to Mr. Daley for the purchase of 100,000 shares of RPC’s common stock at an exercise price of $0.44 per share, which vests 6/48ths upon the six-month anniversary of the grant date and 1/48th per month thereafter and expires ten years from the grant date. Due to the 2009 Merger, the options to purchase 100,000 shares of RPC’s common stock described in the immediately preceding sentence were exchanged for options to purchase 23,313 shares of our common stock. at $1.88 per share. Mr. Daley’s 2008 stock option was granted in order to increase his initial employment stock option grant to be equal to the stock option grants of RPC’s other executive officers. Mr. Daley’s annual salary is subject to annual review and potential increase by our board of directors. In addition, Mr. Daley is eligible to receive certain bonuses in cash and stock options based on triggering events related to the successful development of our Convivia™ product development program. Each of Drs. Starr’s and Zankel’s, Ms. Tsuchimoto’s and Mr. Daley’s respective employment agreements were amended effective as of January 1, 2009 for purposes of bringing such employment agreements into compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and interpretive guidance issued thereunder. In April 2009, RPC executed an employment offer to Dr. Rioux with an annual base salary of $280,000.

Except for Dr. Rioux and Mr. Daley, if any officer’s employment is constructively terminated or terminated by us without cause, including in the event of a change of control, then such officer will be entitled to continue to receive his or her base salary, bonuses and other benefits for a period of 12 months from the date of termination. If Dr. Rioux’s or Mr. Daley’s employment is constructively terminated or terminated by us without cause, including in the event of a change of control, then he will be entitled to continue to receive his or her base salary and other certain benefits for a period of 6 months from the date of termination.

Except for Dr. Rioux, if any officer’s employment is terminated for cause, by death or due to a voluntary termination, we shall pay to such officer, or in the case of termination due to death, his or her estate, the compensation and benefits payable through the date of termination.

Except for Dr. Rioux, if any officer’s employment is terminated due to disability, we shall pay to such officer the compensation and benefits payable through the date of termination and shall continue to pay such officer salary and a prorated bonus for three months following such termination, at the end of which time such officer shall receive short-term and eventually long-term disability benefits pursuant to our current disability insurance plans.

Executive Payments Upon Termination

As discussed elsewhere in this prospectus, the relevant options are options to purchase common stock of Raptor Pharmaceutical Corp., and the number of securities underlying such options as well as the option exercise prices have been converted to their equivalent post-2009 Merger number of securities and equivalent post-2009 Merger exercise prices, respectively.

The Company

In September 2009, the Company entered into a second amendment and restatement of employment agreements for Ms. Graham, Mr. Johnson, and Mr. Schneider as former executive officers of the Company, which agreements eliminated the change of control provision in their employment agreements and continued each of their base salary during a transition period that pursuant to an amendment was continued through March 31, 2010.  On April 1, 2010, we entered into settlement agreements with Ms. Graham, Mr. Johnson, and Mr. Schneider in exchange for a severance payment to each of them, which released us from all obligations to each of them, including future health insurance benefits.

Raptor Pharmaceuticals Corp.

The following table quantifies the amounts that we would owe each of our executive officers upon each of the termination triggers discussed above under “Post-Employment Compensation—Raptor Pharmaceuticals Corp.”:

Christopher M. Starr, Ph.D.

Chief Executive Officer, President and Director

Executive Benefits and Upon Termination	Disability	Death	Termination Without or Termination	CIC Whether or Not Services are Terminated
Severance Payments
Base Salary	$ 53, 403(3)	$—	$ 213,610(2)	$ 213,610(2)
Short-Term Incentive	—(4)	—(4)	—(5)	—(5)
Value of Unvested Equity Awards and Accelerated Vesting Stock	—	—	—	—
Total	$ 53,403	$—	$ 213,610	$ 213,610

______________________

(1)	“CIC” means change in control, as defined in the officer’s employment agreement.

(2)	12 months base salary.

(3)	3 months base salary.

(4)	Pro rata bonus.

(5)	Full cash bonus otherwise payable.

(6)
Vesting of all stock options granted in accordance with ASC Topic 718. The amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. This amount reflects our accounting expense for these awards, and does not correspond to the actual value that will be recognized by the officer.

Todd C. Zankel, Ph.D.

   Chief Scientific Officer

Executive Benefits and Payments Upon Termination	Disability		Death			Termination Without Cause or Constructive Termination		CIC Whether or Not Services are Terminated (1)
Severance Payments
Base Salary	$48,075	(3)	$	―		$192,300	(2)	$192,300	(2)
Short-Term Incentive	―	(4)		―	(4)	―	(5)	―	(5)
Value of Unvested Equity Awards and Accelerated Vesting Stock Options	―			―		―		―	(6)
Total	$48,075		$	―		$192,300		$192,300
(1)	“CIC” means change in control, as defined n the officer’s employment agreement.
(2)	12 months base salary.
(3)	3 months base salary.
(4)	Pro rata bonus.
(5)	Full cash bonus otherwise payable.
(6)
Vesting of all stock options granted in accordance with ASC Topic 718.  The amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions.  This amount reflects our accounting expense for these awards, and does not correspond to the actual value that will be recognized by the officer.

Kim R. Tsuchimoto

   Chief Financial Officer, Secretary and Treasurer

Executive Benefits and Payments Upon Termination	Disability		Death			Termination Without Cause or Constructive Termination		CIC Whether or Not Services are Terminated (1)
Severance Payments
Base Salary	$52,100	(3)	$	―		$208,401	(2)	$208,401	(2)
Short-Term Incentive	―	(4)		―	(4)	―	(5)	―	(5)
Value of Unvested Equity Awards and Accelerated Vesting Stock Options	―			―		―		15,003	(6)
Total	$52,100		$	―		$208,401		$223,404
(1)	“CIC” means change in control, as defined n the officer’s employment agreement.
(2)	12 months base salary.
(3)	3 months base salary.
(4)	Pro rata bonus.
(5)	Full cash bonus otherwise payable.
(6)
Vesting of all stock options granted in accordance with ASC Topic 718.  The amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions.  This amount reflects our accounting expense for these awards, and does not correspond to the actual value that will be recognized by the officer.

Ted Daley

   President, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)

Executive Benefits and Payments Upon Termination	Disability		Death			Termination Without Cause or Constructive Termination		CIC Whether or Not Services are Terminated (1)
Severance Payments
Base Salary	$52,100	(3)	$	―		$104,200	(2)	$104,200	(2)
Short-Term Incentive	―	(4)		―	(4)	―	(5)	―	(5)
Value of Unvested Equity Awards and Accelerated Vesting Stock Options	―			―		―		25,554	(6)
Total	$52,100		$	―		$104,200		$129,754
(1)	“CIC” means change in control, as defined n the officer’s employment agreement.
(2)	12 months base salary.
(3)	3 months base salary.
(4)	Pro rata bonus.
(5)	Full cash bonus otherwise payable.
(6)
Vesting of all stock options granted in accordance with ASC Topic 718.  The amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions.  This amount reflects our accounting expense for these awards, and does not correspond to the actual value that will be recognized by the officer.

Patrice P. Rioux, M.D., Ph.D.

   Chief Medical Officer, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)

Executive Benefits and Payments Upon Termination	Disability		Death		Termination Without Cause or Constructive Termination		CIC Whether or Not Services are Terminated (1)
Severance Payments
Base Salary	$	―	$	―	$140,000	(2)	$140,000	(2)
Short-Term Incentive		―		―	―		―
Value of Unvested Equity Awards and Accelerated Vesting Stock Options		―		―	―		27,118	(3)
Total	$	―	$	―	$140,000		$167,118
(1)	“CIC” means change in control, as defined n the officer’s employment agreement.
(2)	6 months base salary.
(3)
Vesting of all stock options granted in accordance with ASC Topic 718.  The amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions.  This amount reflects our accounting expense for these awards, and does not correspond to the actual value that will be recognized by the officer.

Compensation Committee Interlocks and Insider Participation

The Company

No member of the Compensation Committee has served as one of our officers or employees at any time.  None of the Company’s executive officers serves, or has served during the last fiscal year, as a member of the compensation committee or a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee or the Company’s board of directors.

Raptor Pharmaceuticals Corp.

All compensation decisions made during the fiscal year ended August 31, 2009 were made by RPC’s full board of directors (other than Dr. Starr with respect to his own salary), with respect to RPC’s Chief Executive Officer, executive officers and other officers. The members of RPC’s Compensation Committee during the fiscal year ended August 31, 2009 were Mr. Anderson and Mr. Sager, none of whom were officers or employees of RPC or any of our subsidiaries during the fiscal year ended August 31, 2009 or in any prior year. During the fiscal year ended August 31, 2009, none of RPC’s executive officers served as a member of the board or compensation committee of any other company that has an executive officer serving as a member of RPC’s board of directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of April 9, 2010, each beneficial owner (or group of affiliated beneficial owners) of more than five percent (5%) of any class of voting securities of Raptor Pharmaceutical Corp., each named executive officer of the Company as of the end of the fiscal year ended August 31, 2009, each director of the Company and all executive officers and directors of the Company as a group. Except as otherwise indicated, each listed stockholder directly owned his or her shares and had sole voting and investment power. Unless otherwise noted, the address for each person listed below is Raptor Pharmaceutical Corp., 9 Commercial Blvd., Suite 200, Novato, CA 94949.

			Percentage of
	Number of Shares		Outstanding
	Of Common Stock	Number of Shares	Shares
Name of Beneficial Owner and	Beneficially	Subject to Options/	of Common
Address	Owned **	Options and Warrants (1) **	Stock (2)
Aran Asset Management SA (3)	1,779,428	734,339	7.6%
Ayer Capital Management, LP (4)	1,172,085	750,000	5.2%
Christopher M. Starr, Ph.D.	766,416	67,047	3.4%
Todd C. Zankel, Ph.D.	761,381	62,012	3.4%
Erich Sager	488,389	252,935	2.1%
Ted Daley	130,303	37,055	*
Kim R. Tsuchimoto	75,422	74,840	*
Patrice P. Rioux, M.D, Ph.D.	21,126	21,126	*
Raymond W. Anderson	136,373	136,373	*
Richard L. Franklin, M.D., Ph.D.	18,840	18,840	*
Llew Keltner, M.D., Ph.D.	8,640	8,640	*
Evelyn A. Graham	41,560	39,650	*
Craig A. Johnson	35,586	33,676	*
Paul R. Schneider	25,283	25,283	*
All executive officers and directors as a group (8 persons)	2,406,887	678,865	10.6%

*	Less than one percent.

**
As discussed elsewhere in this prospectus, the relevant securities are with respect to common stock of Raptor Pharmaceutical Corp., and such numbers have been converted to their equivalent post-2009 Merger number of securities.

(1)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days of April 9, 2010, are counted as outstanding for computing the percentage held by each person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	Based on 22,580,365 shares outstanding as of April 9, 2010.

(3)
The address for this entity is Bahnhofplatz, P.O. Box 4010, 6304 Zug, Switzerland. Aran Asset Management disclaims beneficial ownership of the shares registered in its name on behalf of its clients.  The Chairman and CEO of Aran Asset Management SA is Michael C. Thalmann who disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)
The address for this entity is 230 California Street, Suite 600, San Francisco, CA 94111.  The 750,000 warrants to purchase shares of common stock are exercisable only to the extent that the number of shares beneficially held by Ayer Capital Management, LP does not exceed 4.99% of the outstanding common stock of the Company and therefore, have not been counted as outstanding for purposes of computing the percentage held by Ayer Capital Management, LP.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder.  Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering Assuming The Company Issues The Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	145,033(2)	*(2)	4,500,000	*

*less than 1%

______________________

(1)
Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)
145,033 shares of our common stock have been previously issued to LPC as a commitment fee under the Purchase Agreement.  We may at our discretion elect to issue to LPC up to an additional 4,137,418 shares of our common stock under the Purchase Agreement (together with up to 217,549 shares of our common stock to be issued to LPC pro rata as an additional commitment fee in connection therewith) but LPC does not beneficially own any such shares that may be issued by us at our sole discretion and such shares are not included in determining the percentage of shares beneficially owned before the offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

As provided in the charter of the Audit Committee, it is our policy that we will not enter into any transactions required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC unless the Audit Committee or another independent body of our board of directors first reviews and approves the transactions. The Audit Committee is required to review on an on-going basis, and pre-approve all related party transactions before they are entered into, including those transaction that are required to be disclosed under Item 404 of Regulation S-K. If such transaction relates to compensation, it must be approved by the Compensation Committee as well. Related party transactions involving a director must also be approved by the disinterested members of the board of directors. It is the responsibility of our employees and directors to disclose any significant financial interest in a transaction between the Company and a third party, including an indirect interest. All related party transactions shall be disclosed in our filings with the SEC as required under SEC rules.

In addition, pursuant to our Code of Business Conduct and Ethics, all employees, officers and directors of ours and our subsidiaries are prohibited from engaging in any relationship or financial interest that is an actual or potential conflict of interest with us without approval. Employees, officers and directors are required to provide written disclosure to the Chief Executive Officer as soon as they have any knowledge of a transaction or proposed transaction with an outside individual, business or other organization that would create a conflict of interest or the appearance of one.

Since September 1, 2009, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than: (i) compensation agreements and other arrangements, which are described elsewhere in this prospectus, and (ii) the transactions described below.

The Company

The Company has entered into indemnity agreements with certain of its officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Raptor Pharmaceuticals Corp.

Pursuant to the terms of an asset purchase agreement, RPC and its wholly-owned subsidiary, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.) purchased certain assets of Convivia, Inc., which was as of such time a wholly-owned by Ted Daley (currently the President of Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)). To date, in aggregate Mr. Daley has received 93,248 shares of common stock of RPC and $80,000 in cash bonuses and may receive additional common stock and cash bonuses based on the successful development of RPC’s Convivia development program. Mr. Daley was hired to develop the Convivia product candidate along with other clinical-stage programs at Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.).

With respect to RPC’s August 2009 private placement, Limetree Capital was issued warrants to purchase 556,500 shares of RPC’s common stock at an exercise price of $0.35 per share and cash commissions of $59,360. Erich Sager, formerly a member of RPC’s board of directors, serves on the board of directors of Limetree Capital and is a founding partner thereof.  Due to the 2009 Merger, the warrants to purchase 556,500 shares of RPC’s common stock at an exercise price of $0.35 per share described above were exchanged for warrants to purchase 129,733 shares of our common stock at an exercise price of $1.50 per share.

In the ordinary course of business, RPC’s officers loaned money to RPC by paying travel expenses and equipment and other costs from their personal funds on behalf of RPC.  RPC promptly reimbursed the officers.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park Capital Fund, LLC, or LPC, the selling stockholder.  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act.

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between LPC or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents.  We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act.  With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by LPC or may be sold by LPC without restriction under Rule 144(b)(1)(i) under the Securities Act.

DESCRIPTION OF SECURITIES

Common Stock

Dividend Rights

Dividends from our capital stock, subject to the provisions of our certificate of incorporation, as amended, and applicable law, if any, may be declared by our board of directors pursuant to law at any regular or annual meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation, as amended, and applicable law.

Voting Rights

For the purpose of determining those stockholders entitled to vote at any meeting of our stockholders, except as otherwise provided by law, only persons in whose names stand on the stock records of the corporation on the record date, as provided in Section 12 of our bylaws, as amended, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. Each share of our common stock has identical rights and privileges in every respect.

Our bylaws, as amended, provide that holders of shares of our common stock have the power to adopt, amend or repeal the bylaws of the corporation; provided, that in addition to any vote of the holders of any class or series of stock of the corporation required by law or by our certificate of incorporation, as amended, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our certificate of incorporation, as amended, and bylaws, as amended, provide that a director may be removed at any time without cause by the affirmative vote of the holders of 66-2/3% of all of our then-outstanding shares of voting stock entitled to vote at an election of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of our common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of our common stock held by them. Holders of our common stock have no preferences or any preemptive conversion or exchange rights. Our outstanding common stock is fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, which our board of directors may designate and issue in the future.

Anti-Takeover Provisions

Under the provisions of the DGCL, our certificate of incorporation, as amended, and bylaws, as amended, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. Such provisions could limit the price that some investors might be willing to pay in the future for our common stock. These provisions of the DGCL and our certificate of incorporation, as amended, and bylaws, as amended, may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•
the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•
upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors or officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Our certificate of incorporation, as amended, and bylaws, as amended, provide that its board will have one class of directors serving concurrent, one-year terms. Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation, as amended, authorizes only our board of directors to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new directorships with its own nominees.

Our certificate of incorporation, as amended, also provides that directors may be removed by stockholders for cause by the affirmative vote of the holders of a majority of the outstanding shares of voting stock or without cause by the affirmative vote of the holders of 66-2/3% of the outstanding shares of voting stock.

Our certificate of incorporation, as amended, also provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of stockholders. Our certificate of incorporation, as amended, further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by our board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by our board of directors with respect to unsolicited takeover bids. In addition, the limited ability of our stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Our bylaws, as amended, provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date of our annual meeting. Our bylaws, as amended, also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and “poison pill” rights plans. This could result in our management being able to issue more shares without further stockholder approval and could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “RPTP.”

Preferred Stock

Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by our board of directors. Our board of directors has authorized the issuance of Series A participating preferred stock which includes terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of common stock might believe to be in their best interests. In addition, our board of directors may authorize the issuance of preferred stock in which holders of preferred stock might receive a premium for their shares over the then market price. We have no present plans to issue any shares of preferred stock.

Series A Participating Preferred Stock

Each outstanding share of our common stock has attached to it one preferred share purchase right that entitles the registered holder to purchase from us a unit of one one-thousandth of a share of its Series A participating preferred stock, which is referred to herein as the Junior Preferred Stock, at a price of $15.00 per unit. The description and terms of the rights are set forth in a rights agreement dated as of May 13, 2005, as amended, by and between American Stock Transfer & Trust Company, as rights agent, and us, which is referred to herein as the Raptor Rights Agreement.

Subject to certain exceptions, until the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding common stock, subject to certain exceptions, or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock (the earlier of such dates is the distribution date), the rights will be evidenced by our common stock certificates.

The Raptor Rights Agreement provides that, until the distribution date, the rights will be transferred with and only with our common stock. Until the distribution date (or earlier redemption or expiration of the rights), our common stock certificates, upon transfer or new issuance of common stock will contain a notation incorporating the Raptor Rights Agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates of our common stock will also constitute the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, if any, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and such separate rights certificates alone will evidence the rights.

The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 15, 2015 unless that final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

The purchase price payable, and the number of units of Junior Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (b) upon the grant to holders of the units of Junior Preferred Stock of certain rights or warrants to subscribe for or purchase units of Junior Preferred Stock at a price, or securities convertible into units of Junior Preferred Stock with a conversion price, less than the then current market price of the units of Junior Preferred Stock, or (c) upon the distribution to holders of the units of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in units of Junior Preferred Stock) or of subscription rights or warrants other than those referred to above.

The number of outstanding rights and the number of units of Junior Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of our common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

The Junior Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the shares of Junior Preferred Stock will be entitled to an aggregate payment of 1,000 times the payment made per share of our common stock. Each share of Junior Preferred Stock will have 1,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Junior Preferred Stock will be exchanged or changed in an amount per share equal to 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

Because of the nature of the dividend, liquidation and voting rights, the value of each unit of Junior Preferred Stock purchasable upon exercise of each right should approximate the value of one share of common stock.

If, after the rights become exercisable, we are acquired in a merger or other business combination transaction with an acquiring person or one of its affiliates, or 50% or more of our consolidated assets or earning power are sold to an acquiring person or one of its affiliates, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

If any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, subject to certain exceptions, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be unexercisable), will have the right to receive upon exercise that number of shares of our common stock or units of Junior Preferred Stock (or cash, other securities or property) having a market value of two times the exercise price of the right.

At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of our common stock, subject to certain exceptions, and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio per unit of Junior Preferred Stock equal to the purchase price divided by the then current market price per unit of Junior Preferred Stock on the earlier of (i) the date on which any person becomes an acquiring person and (ii) the date on which a tender or exchange offer is announced which, if consummated would result in the offerer being the beneficial owner of 15% or more of the shares of our common stock then outstanding.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Junior Preferred Stock, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the units of Junior Preferred Stock on the last trading day prior to the date of exercise.

At any time on or prior to the earlier of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding our common stock (unless the board of directors extends the ten day period) or (ii) the tenth business day after a person commences, or announces its intention to commence, a tender offer or exchange offer that would result in the bidder’s beneficial ownership of 15% or more of the shares of our common stock, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will receive the redemption price. The rights are also redeemable under other circumstances as specified in the Raptor Rights Agreement.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights except that from and after such time that there is an acquiring person no amendment may adversely affect the interests of the holders of the rights.

Until a right is exercised, the holder of a right will have no rights by virtue of ownership as our stockholder, other than those accruing as a result of the holder’s ownership in our common stock, including, without limitation, the right to vote or to receive dividends.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since the rights may be redeemed by us at the redemption price prior to the occurrence of a distribution date.  The foregoing description of the rights is qualified in its entirety by reference to the Raptor Rights Agreement.

THE TRANSACTION

General

On April 16, 2010, we executed a purchase agreement, or the Purchase Agreement, and a registration rights agreement, or the Registration Rights Agreement, with LPC.  Under the Purchase Agreement, LPC is obligated, under certain conditions, to purchase from us up to $15 million of our common stock, from time to time over a twenty-five (25) month period.

Pursuant to the Registration Rights Agreement, we have filed a registration statement that includes this prospectus with the U.S. Securities and Exchange Commission or SEC covering the shares that have been issued or may be issued to LPC under the Purchase Agreement.  Except for the initial 145,033 shares issued as a commitment fee, we do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part.  Thereafter, over approximately 25 months, generally we have the right to direct LPC to purchase up to $15,000,000 of our common stock in amounts up to $100,000 as often as every two business days under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances.  No sales of shares may occur at a purchase price below $1.50 per share.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days notice.  We issued 145,033 shares of our common stock to LPC as a commitment fee for entering into the agreement, and we are obligated to issue up to 217,549 shares pro rata as LPC purchases up to $15,000,000 of our common stock as directed by us.  LPC may not assign any of its rights or obligations under the Purchase Agreement.

As of April 20, 2010, there were 22,725,398 shares of our common stock outstanding (19,825,291 shares held by non-affiliates) excluding the 4,500,000 shares offered by LPC pursuant to this prospectus, none of which we had issued as of April 20, 2010, except for the 145,033 shares issued to LPC as a commitment fee.  4,500,000 shares are offered hereby consisting of 4,137,418 shares that we may sell to LPC, 145,033 shares we have issued as a commitment fee, and 217,549 shares that we may issue to LPC as a commitment fee pro rata as up to $15,000,000 of our common stock is purchased by LPC.  If all of the 4,500,000 shares offered by LPC hereby were issued and outstanding as of April 20, 2010, such shares would represent 17% of the total common stock outstanding or 19% of the non-affiliates shares outstanding, as adjusted, as of April 20, 2010.  The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell to LPC under the Purchase Agreement.

Purchase Of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct LPC to purchase up to $100,000 of our common stock.  The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

In addition to purchases of up to $100,000, we may direct LPC as often as every two business days to purchase up to $200,000 of our common stock provided that our closing share price on the purchase date is not below $3.00 per share.  We may increase this amount:  up to $400,000 of our common stock provided that our closing share price on the purchase date is not below $4.50 per share; up to $600,000 of our common stock provided that our closing share price on the purchase date is not below $6.00 per share; and up to $1,000,000 of our common stock provided that our closing share price on the purchase date is not below $7.50 per share.  The price at which LPC would purchase these accelerated amounts of our common stock will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described in the first paragraph of this section above) during the ten (10) consecutive business days prior to the purchase date.

Minimum Purchase Price

Under the Purchase Agreement, we have set a floor price of $1.50 per share.  However, LPC shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price per share would be less than the floor price.

Events of Default

Generally, LPC may terminate the Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

•
while any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

•
the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq Global Market, the Nasdaq Global Select Market, the OTC Bulletin Board, the New York Stock Exchange or the NYSE AMEX;

•	the transfer agent’s failure for five (5) business days to issue to LPC shares of our common stock which LPC is entitled to under the Purchase Agreement;

•
any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days;

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	the issuance of more than 4,500,000 shares to LPC if we fail to obtain stockholder approval.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 4,137,418 shares registered in this offering which may be sold by us to LPC under the Purchase Agreement are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus.  The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.  LPC may ultimately purchase all, some or none of the 4,137,418 shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares.

Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the issuance to LPC of up to 4,500,000 shares of our common stock inclusive of the 145,033 commitment shares issued and the 217,549 commitment shares that may be issued and are part of this offering.  We estimate that we will sell no more than 4,137,418 shares to LPC under the Purchase Agreement.  We have the right to terminate the agreement without any payment or liability to LPC at any time, including in the event that all $15,000,000 is sold to LPC under the Purchase Agreement.  Subject to approval by our board of directors, we have the right but not the obligation to sell more than 4,137,418 shares to LPC.  In the event we elect to issue more than the 4,500,000 shares (inclusive of the 145,033 commitment shares issued and the 217,549 commitment shares that may be issued and are part of this offering) offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC.  In addition, in the event that we decide to issue more than 4,500,000 shares, i.e., greater than 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement, we would first be required to seek stockholder approval in order to be in compliance with the Nasdaq Capital Market rules.  The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the Purchase Agreement.  The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to LPC(2)	Proceeds from the Sale of Shares to LPC Under the Purchase Agreement (in millions)
$1.50(3)	4,227,427	15.7%	$6.2
$1.77(4)	4,243,629	15.7%	7.3
$2.00	4,257,430	15.8%	8.3
$3.50	4,347,439	16.1%	14.5
$4.00	3,967,549	14.9%	15.0
$5.00	3,217,549	12.4%	15.0

____________________

(1)	The number of shares to be issued includes the additional commitment shares issuable to LPC (but not the initial commitment shares), and no proceeds will be attributable to such commitment shares.
(2)
The denominator is based on 22,725,398 shares outstanding as of April 20, 2010, which includes the 145,033 shares previously issued to LPC and the number of shares set forth in the adjacent column which includes the commitment fee issued pro rata as up to $15,000,000 of our stock is purchased by LPC. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column, including the additional commitment shares, but excluding the 145,033 shares previously issued to LPC.

(3)	Under the Purchase Agreement, we may not sell and LPC cannot purchase any shares in the event the purchase price therefor is below $1.50 per share.
(4)	The closing sale price of our common stock on April 21, 2010.

LEGAL MATTERS

Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California will pass upon the validity of the securities being offered by this prospectus. Any underwriter, dealer or agent may be advised about issues relating to any offering by its own legal counsel.

EXPERTS

Burr Pilger Mayer, Inc., independent registered public accounting firm, has audited the consolidated financial statements of Raptor Pharmaceuticals Corp. included in Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K for the year ended August 31, 2009, and the consolidated financial statements of Raptor Pharmaceuticals Corp. included in Raptor Pharmaceutical Corp.’s Current Report on Form 8-K filed on February 5, 2010 for the year ended August 31, 2009, as set forth in their reports (which contains an explanatory paragraph describing conditions that raise substantial doubt about Raptor Pharmaceuticals Corp.’s ability to continue as a going concern as described in Note 1 to such consolidated financial statements), which are incorporated by reference in this prospectus and elsewhere in the registration statement of Raptor Pharmaceutical Corp. Such consolidated financial statements of Raptor Pharmaceuticals Corp. are incorporated by reference in reliance on Burr Pilger Mayer, Inc.’s reports, given on the authority of such firm as experts in accounting and auditing. Burr Pilger Mayer, Inc. are the auditors for our fiscal year ended August 31, 2010.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10AM to 3PM. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us also may be inspected at the offices of the Financial Industry Regulatory Authority, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006. You may also obtain free copies of the documents that we file with the SEC by going to the Investors and Media section of our website, www.raptorpharma.com. The information provided on our website is not part of this prospectus, and therefore is not incorporated by reference.

We have filed with the SEC a registration statement on Form S-1 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. We incorporate by reference the following information or documents that we and our wholly-owned subsidiary, Raptor Pharmaceuticals Corp., have filed with the SEC (Commission File Nos. 000-25571 and 000-50720, respectively) which shall not include, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Raptor Pharmaceuticals Corp.’s Annual Report of Form 10-K for the fiscal year ended August 31, 2009 and Form 10-K/A filed with the SEC on October 29, 2009, November 5, 2009, respectively;

•	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2009 and Form 10-Q/A filed with the SEC on January 14, 2010 and January 15, 2010, respectively;

•	Our Quarterly Report on Form 10-Q for the quarter ended February 28, 2010 filed with the SEC on April 9, 2010;

•	Our Amended Definitive Proxy Statement on Schedule 14A filed with the SEC on February 5, 2010; and

•
Our Current Reports on Form 8-K filed with the SEC on April 8, 2010, February 5, 2010 and December 24, 2009; our Current Report on Form 8-K/A filed with the SEC on December 23, 2009; our Current Reports on Form 8-K filed with the SEC on December 18, 2009, December 15, 2009 and November 17, 2009; our Current Reports on Form 8-K/A filed with the SEC on November 3, 2009, October 9, 2009, October 7, 2009; our Current Report on Form 8-K filed with the SEC on October 5, 2009; and our Current Reports on Form 8-K filed with the SEC, as filed by TorreyPines Therapeutics, Inc., on July 31, 2009, July 28, 2009, July 22, 2009, June 17, 2009, May 29, 2009, May 1, 2009, April 24, 2009, April 2, 2009, March 31, 2009, March 27, 2009 and February 9, 2009.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. If you would like to request documents from us, please send a request in writing or by telephone to us at the following address:

Raptor Pharmaceutical Corp.

9 Commercial Blvd., Suite 200

Novato, CA 94949

(415) 382-1390

Attn: Secretary

Information on Our Website

Information on any Raptor website, any subsection, page, or other subdivision of any Raptor website, or any website linked to by content on any Raptor website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

Trademark Notice

Raptor, our logos and all of our product candidates and trade names are our registered trademarks or our trademarks in the United States and in other select countries. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

Unaudited Financial Statements

The accompanying unaudited consolidated financial statements reflect the results of operations of Raptor Pharmaceutical Corp. (within the discussion (including the notes) regarding such unaudited financial statements, the “Company” or “Raptor”) and have been prepared in accordance with the accounting principles generally accepted in the United States of America.

Page
Condensed Consolidated Balance Sheets as of February 28, 2010 (unaudited) and August 31, 2009	F-1
Unaudited Condensed Consolidated Statements of Operations for the three month periods ended February 28, 2010 and 2009	F-2
Unaudited Condensed Consolidated Statements of Operations for the six month periods ended February 28, 2010 and 2009 and the cumulative period from September 8, 2005 (inception) to February 28, 2010	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the six month periods ended February 28, 2010 and 2009 and the cumulative period from September 8, 2005 (inception) to February 28, 2010	F-4
Notes to Condensed Consolidated Financial Statements	F-5
Audited Financial Statements

The accompanying audited consolidated financial statements reflect the results of operations of Raptor Pharmaceuticals Corp. (within the discussion (including the notes) regarding such audited financial statements, the “Company” or “Raptor”) and have been prepared in accordance with the accounting principles generally accepted in the United States of America.

Page
Report of Independent Registered Public Accounting Firm	F-32
Consolidated Balance Sheets as of August 31, 2009 and 2008	F-33
Consolidated Statements of Operations for the years ended August 31, 2009 and 2008 and for the cumulative period from September 8, 2005 (inception) to August 31, 2009	F-34
Consolidated Statements of Stockholders’ Equity for period from September 8, 2005 (inception) to August 31, 2006 and the years ended August 31, 2007, 2008 and 2009	F-35
Consolidated Statements of Cash Flows for the years ended August 31, 2009 and 2008 for the cumulative period from September 8, 2005 (inception) to August 31, 2009	F-40
Notes to Consolidated Financial Statements	F-42

Raptor Pharmaceutical Corp.

(A Development Stage Company)

Condensed Consolidated Balance Sheets

ASSETS
	February 28, 2010	August 31, 2009
	(unaudited)	(1)
Current assets:
Cash and cash equivalents	$ 4,572,919	$ 3,701,787
Prepaid expenses and other	149,234	107,054
Total current assets	4,722,153	3,808,841

Intangible assets, net	3,589,292	2,524,792
Goodwill	3,275,403	–
Fixed assets, net	113,699	144,735
Deposits	100,206	100,206
Total assets	$ 11,800,753	$ 6,578,574

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Current liabilities:
Accounts payable	$ 949,749	$ 613,577
Accrued liabilities	520,013	451,243
Common stock warrant liability	2,959,400	-
Deferred rent	1,097	-
Capital lease liability – current	4,475	4,117
Total current liabilities	4,434,734	1,068,937

Capital lease liability - long-term	4,345	6,676
Total liabilities	4,439,079	1,075,613

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, , 15,000,000 shares authorized, zero shares issued and outstanding

Common stock, $0.001 par value, 150,000,000 shares authorized 22,580,365 and 17,857,555 shares issued and outstanding as at February 28, 2010 and	22,580	17,858
August 31, 2009, respectively	36,337,280	27,364,286
Additional paid-in capital	(28,998,186)	(21,879,183)
Total stockholders’ equity	7,361,674	5,502,961
Total liabilities and stockholders’ equity	$ 11,800,753	$ 6,578,574

(1) Derived from the Company’s audited consolidated financial statements as of August 31, 2009.

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceutical Corp.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three month periods from
	December 1, 2008 to February 28, 2009	December 1, 2009 to February 28, 2010
Revenues:	$-	$-

Operating expenses:
General and administrative	981,272	604,574
Research and development	2,162,004	1,653,854
Total operating expenses	3,143,276	2,258,428

Loss from operations	(3,143,276)	(2,258,428)

Interest income	7,145	8,185
Interest expense	(811)	(595)
Adjustment to fair value of common stock warrants	(1,043,389)	-
Net loss	$(4,180,331)	$(2,250,838)

Net loss per share:
Basic and diluted	$(0.19)	$(0.16)

Weighted average shares
outstanding used to compute:
Basic and diluted	21,622,108	14,087,658

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceutical Corp.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(Unaudited)

	For the six month periods from		For the cumulative period from September 8, 2005 (inception) to February 28, 2010
	September 1, 2009 to February 28, 2010	September 1, 2008 to February 28, 2009
Revenues:	$ -	$ -	$ -

Operating expenses:
General and administrative	1,988,848	1,264,263	8,945,088
Research and development	4,095,339	3,474,253	18,969,623
In-process research and dev.	-	-	240,625
Total operating expenses	6,084,187	4,738,516	28,155,336

Loss from operations	(6,084,187)	(4,738,516)	(28,155,336)

Interest income	10,409	29,963	312,312
Interest expense	(1,836)	(1,281)	(111,773)
Adjustment to fair value of
common stock warrants	(1,043,389)	-	(1,043,389)
Net loss	$ (7,119,003)	$ (4,709,834)	$ (28,998,186)

Net loss per share:
Basic and diluted	$ (0.35)	$ (0.33)

Weighted average shares
outstanding used to compute:
Basic and diluted	20,062,776	14,081,218

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceutical Corp.

(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the six month periods from		For the cumulative period from September 8, 2005 (inception) to February 28, 2010
	September 1, 2009 to February 28, 2010	September 1, 2008 to February 28, 2009
Cash flows from operating activities:
Net loss	$(7,119,003)	$(4,709,834)	$(28,998,186)
Adjustments to reconcile net loss to net cash used in operating activities:
Employee stock-based compensation exp.	53,005	225,291	1,268,032
Consultant stock-based compensation exp.	70,680	22,795	478,294
Fair value adjustment of common stock warrants	1,043,389	-	1,043,389
Amortization of intangible assets	75,500	69,249	320,708
Depreciation of fixed assets	35,986	45,766	386,926
In-process research and development	-	-	240,625
Amortization of capitalized finder’s fee	-	-	102,000
Capitalized acquisition costs previously expensed	-	-	38,000
Changes in assets and liabilities:
Prepaid expenses and other	57,257	(4,602)	(49,796)
Intangible assets	-	-	(150,000)
Deposits	-	-	(100,206)
Accounts payable	336,172	213,429	949,748
Accrued liabilities	(612,061)	(47,648)	(160,713)
Deferred rent	1,097	183	992
Net cash used in operating activities	(6,057,978)	(4,185,371)	(24,630,187)
Cash flows from investing activities
Purchase of fixed assets	(3,303)	(6,075)	(479,653)
Cash acquired in 2009 Merger	581,395	-	581,395
Net cash provided by (used in) investing activities	578,092	(6,075)	101,742
Cash flows from financing activities
Proceeds from the sale of common stock	7,495,116	-	24,881,116
Proceeds from the exercise of common stock warrants	56,020	-	6,565,520
Proceeds from the exercise of common stock options	6,348	-	15,048
Fundraising costs	(1,204,493)	(35,848)	(2,659,816)
Proceeds from the sale of common stock to initial investors	-	-	310,000
Proceeds from bridge loan	-	-	200,000
Repayment of bridge loan	-	-	(200,000)
Principal payments on capital lease	(1,973)	(1,621)	(10,504)
Net cash provided by (used in) financing activities	6,351,018	(37,469)	29,101,364
Net increase (decrease) in cash and cash equivalents	871,132	(4,228,915)	4,572,919
Cash and cash equivalents, beginning of period	3,701,787	7,546,912	-
Cash and cash equivalents, end of period	4,572,919	$3,317,997	$4,572,919
Supplemental disclosure of non-cash financing activities:
Warrants issued in connection with financing	$1,916,011	$-	$8,549,583
Common stock and warrants issued in connection with reverse merger	$4,415,403	$-	$4,415,403
Acquisition of equipment in exchange for capital lease	$-	$14,006	$21,403
Notes receivable issued in exchange for common stock	$-	$-	$110,000
Common stock issued for a finder’s fee	$-	$-	$102,000
Common stock issued in asset purchase	$-	$-	$2,898,624
The accompanying notes are an integral part of these financial statements.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)           NATURE OF OPERATIONS AND BUSINESS RISKS

The accompanying condensed consolidated financial statements reflect the results of operations of Raptor Pharmaceutical Corp. (the “Company” or “Raptor”) and have been prepared in accordance with the accounting principles generally accepted in the United States of America.

On July 28, 2009, the Company and ECP Acquisition, Inc., a Delaware corporation, the Company’s then-wholly-owned subsidiary, herein referred to as merger sub, entered into an Agreement and Plan of Merger and Reorganization, herein referred to as the 2009 Merger Agreement, with Raptor Pharmaceuticals Corp. (“RPC”), a Delaware corporation. On September 29, 2009, on the terms and subject to the conditions set forth in the 2009 Merger Agreement, pursuant to a stock-for-stock reverse triangular merger, herein referred to as the 2009 Merger, merger sub was merged with and into RPC and RPC survived such 2009 Merger as the Company’s wholly-owned subsidiary. Immediately prior to such 2009 Merger and in connection therewith, the Company effected a 1-for-17 reverse stock split of its common stock and changed its corporate name from “TorreyPines Therapeutics, Inc.” to “Raptor Pharmaceutical Corp.”

As a result of the 2009 Merger and in accordance with the 2009 Merger Agreement, each share of RPC’s common stock outstanding immediately prior to the effective time of the 2009 Merger was converted into the right to receive 0.2331234 shares of our common stock, on a post 1-for-17 reverse-split basis. Each option and warrant to purchase RPC’s common stock outstanding immediately prior to the effective time of the 2009 Merger was assumed by the Company at the effective time of the 2009 Merger, with each share of such common stock underlying such options and warrants being converted into the right to receive 0.2331234 shares of the Company’s common stock, on a post 1-for-17 reverse split basis, rounded down to the nearest whole share of the Company’s common stock. Following the 2009 Merger, each such option or warrant has an exercise price per share of the Company’s common stock equal to the quotient obtained by dividing the per share exercise price of such common stock subject to such option or warrant by 0.2331234, rounded up to the nearest whole cent.

Immediately following the effective time of the 2009 Merger, RPC’s (as of immediately prior to the 2009 Merger) stockholders owned approximately 95% of the Company’s outstanding common stock and the Company’s (as of immediately prior to the 2009 Merger) stockholders owned approximately 5% of the Company’s outstanding common stock.

RPC, the Company’s wholly-owned subsidiary, was the “accounting acquirer,” and for accounting purposes, the Company was deemed as having been “acquired” in the 2009 Merger.  The board of directors and officers that managed and operated RPC immediately prior to the effective time of the 2009 Merger became the Company’s board of directors and officers.  Additionally, following the effective time of the 2009 Merger, the business conducted by RPC immediately prior to the effective time of the 2009 Merger became primarily the business conducted by the Company.

The following reflects the Company’s current, post 2009 Merger corporate structure (State of Incorporation):

Raptor Pharmaceutical Corp., formerly TorreyPines Therapeutics, Inc. (Delaware)
|	|
TPTX, Inc. (Delaware)	Raptor Pharmaceuticals Corp. Delaware
|	|
Raptor Therapeutics Inc. (Delaware) (f/k/a Bennu Pharmaceuticals Inc.)	Raptor Discoveries Inc. (Delaware) (f/k/a Bennu Pharmaceuticals Inc.)

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Raptor is a publicly-traded biotechnology company dedicated to speeding the delivery of new treatment options to patients by enhancing existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. The Company focuses on underserved patient populations where it can have the greatest potential impact. Raptor’s preclinical division bioengineers novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins, while its clinical division advances clinical-stage product candidates towards marketing approval and commercialization. Raptor’s clinical programs include DR Cysteamine for the potential treatment of nephropathic cystinosis, non-alcoholic steatohepatitis (“NASH”), and Huntington’s Disease.  Raptor also has two clinical stage product candidates in which the Company is seeking to out-license or form a development partnership: Convivia™ for the potential treatment of aldehyde dehydrogenase (“ALDH2”) deficiency; and Tezampanel and NGX426, a non-opioid solution designed to treat chronic pain. Raptor’s preclinical programs target cancer, neurodegenerative disorders and infectious diseases. HepTide™ is designed to utilize engineered RAP-based peptides conjugated to drugs to target delivery to the liver to potentially treat primary liver cancer and hepatitis. NeuroTrans™ represents engineered RAP peptides created to target receptors in the brain and are currently, in collaboration with Roche, undergoing preclinical evaluation for their ability to enhance the transport of therapeutics across the blood-brain barrier. WntTide™ is based upon Mesd and Mesd peptides that the Company is studying in a preclinical breast cancer model for WntTide™’s potential inhibition of Wnt signaling through LRP5, which may block cancers dependent on signaling through LRP5 or LRP6. Raptor is also examining Tezampanel and NGX426, for the treatment of thrombotic disorder. The Company’s fiscal year end is August 31.

The Company is subject to a number of risks, including: the need to raise capital through equity and/or debt financings; the uncertainty whether the Company’s research and development efforts will result in successful commercial products; competition from larger organizations; reliance on licensing proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators.

See the section titled “Risk Factors” included elsewhere in this prospectus.

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)           Basis of Presentation

The Company’s condensed consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries, Raptor Pharmaceuticals Corp., Raptor Discoveries Inc., Raptor Therapeutics Inc., and TPTX, Inc., such subsidiaries incorporated in Delaware on May 5, 2006, September 8, 2005 (date of inception), August 1, 2007 and April 24, 2000, respectively. All inter-company accounts have been eliminated. The Company’s condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Through February 28, 2010, the Company had accumulated losses of approximately $29.0 million. Management expects to incur further losses for the foreseeable future. Management believes that the Company’s cash and cash equivalents at February 28, 2010 will be sufficient to meet the Company’s obligations into the third calendar quarter of 2010. The Company is currently in the process of negotiating strategic partnerships and collaborations in order to fund its preclinical and clinical programs into 2011. The Company is also reviewing a few equity and debt financing proposals to provide potential funding beginning in the second calendar quarter of 2010. If the Company is not able to obtain funds that provide significant additional capital for it in the next two months, either through a strategic transaction or through the sale of its equity or debt, it may not be able to continue as a going concern.  Until the Company can generate sufficient levels of cash from its operations, the Company expects to continue to finance future cash needs primarily through proceeds from equity or debt financings, loans and collaborative agreements with corporate partners or through a business combination with a company that has such financing in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On September 29, 2009, upon the closing of the merger with RPC (as discussed further in the Note 9, Issuance of Common Stock), RPC’s stockholders exchanged each share of RPC’s common stock into .2331234 shares of the post-merger company and the exercise prices and stock prices were divided by .2331234 to reflect the post-merger equivalent stock prices and exercise prices. Therefore, all shares of common stock and exercise prices of common stock options and warrants are reported in these condensed consolidated financial statements on a post-merger basis.

The Company’s independent registered public accounting firm has audited the Company’s consolidated financial statements for the years ended August 31, 2009 and 2008. The October 27, 2009 audit opinion included a paragraph indicating substantial doubt as to the Company’s ability to continue as a going concern due to the fact that the Company is in the development stage and has not generated any revenue to date.

Management plans to seek additional debt and/or equity financing for the Company through private or public offerings or through a business combination or strategic partnership, but it cannot assure that such financing or transaction will be available on acceptable terms, or at all. The uncertainty of this situation raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the failure to continue as a going concern.

(b)           Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)           Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued liabilities and capital lease liability approximate fair value due to their short maturities.

(d)           Segment Reporting

The Company has determined that it operates in two operating segments, preclinical development and clinical development. Operating segments are components of an enterprise for which separate financial information is available and are evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The Company’s chief executive officer assesses the Company’s performance and allocates its resources. Below is a break-down of the Company’s net loss and total assets by operating segment:

	For the three month periods ended February 28,
	2010			2009
	Preclinical	Clinical	Total	Preclinical	Clinical	Total
Net loss	$(973,941)	$(3,206,390)	$(4,180,331)	$(808,819)	$(1,442,019)	$(2,250,838)
Total assets	829,051	10,971,702	11,800,753	945,233	5,354,210	6,299,443

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	For the six month periods ended February 28,
	2010			2009
	Preclinical	Clinical	Total	Preclinical	Clinical	Total
Net loss	$(1,966,258)	$(5,152,745)	$(7,119,003)	$(1,605,161)	$(3,104,673)	$(4,709,834)
Total assets	829,051	10,971,702	11,800,753	945,233	5,354,210	6,299,443

(e)           Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 (f)           Intangible Assets

Intangible assets include the intellectual property and other rights relating to DR Cysteamine, to the RAP technology and to the out-license and the rights to NGX 426 acquired in the 2009 Merger. The intangible assets related to DR Cysteamine and the RAP technology are amortized using the straight-line method over the estimated useful life of 20 years, which is the life of the intellectual property patents. The 20 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products.  The intangible assets related to the out-license will be amortized using the straight-line method over the estimated useful life of 16 years, which is the life of the intellectual property patents. The intangible assets related to NGX 426, which has been classified as in-process research and development, will not be amortized until development is completed.

(g)           Goodwill

Goodwill represents the excess of the value of the purchase consideration over the identifiable assets acquired in the 2009 Merger.  Goodwill will be reviewed annually, or when an indication of impairment exists, to determine if any impairment analysis and resulting write-down in valuation is necessary.

(h)           Fixed Assets

Fixed assets, which mainly consist of leasehold improvements, lab equipment, computer hardware and software and capital lease equipment, are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives, except for leasehold improvements and capital lease equipment, which are depreciated over the shorter of the useful life of the asset or the lease term. Significant additions and improvements that have useful lives estimated at greater than one year are capitalized, while repairs and maintenance are charged to expense as incurred.

(i)           Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(j)           Common Stock Warrant Liabilities

The warrants the Company issued in its December 2009 equity financing contain a conditional obligation that may require the Company to transfer assets to repurchase the warrants upon the occurrence of potential future events.  Under Accounting Standards Codification or ASC Topic 480, Distinguishing Liabilities from Equity, or ASC 480, a financial instrument that may require the issuer to settle the obligation by transferring assets is classified as a liability.  Therefore, the Company has classified the warrants as liabilities and will mark them to fair value at each period end.

(k)           Marking-to-Market

The common stock warrants issued in the Company’s December 2009 equity financing are classified as liabilities under ASC 480 and are, therefore, re-measured at the end of every reporting period with the change in value reported in its condensed consolidated statements of operations.

(l)           Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

(m)           Research and Development

The Company is an early development stage company. Research and development costs are charged to expense as incurred. Research and development expenses include scientists’ salaries, lab collaborations, preclinical studies, clinical trials, clinical trial materials, regulatory and clinical consultants, lab supplies, lab services, lab equipment maintenance and small equipment purchased to support the research laboratory, amortization of intangible assets and allocated executive, human resources and facilities expenses.

(n)           In-Process Research and Development

Prior to September 1, 2009, the Company recorded in-process research and development expense for a product candidate acquisition where there is not more than one potential product or usage for the assets being acquired. Upon the adoption of the revised guidance on business combinations, effective September 1, 2009, the fair value of acquired in-process research and development is capitalized and tested for impairment at least annually.  Upon completion of the research and development activities, the intangible asset is amortized into earnings over the related product’s useful life. The Company reviews each product candidate acquisition to determine the existence of in-process research and development.

(o)           Net Loss per Share

Net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average shares of common stock outstanding and potential shares of common stock during the period. For all periods presented, potentially dilutive securities are excluded from the computation of fully diluted net loss per share as their effect is anti-dilutive. Potentially dilutive securities include:

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	February 28,
	2010	2009
Warrants to purchase common stock	5,843,302	3,090,814
Options to purchase common stock	1,191,534	954,227
Total potentially dilutive securities	7,034,836	4,045,041

(p)           Stock Option Plan

Effective September 1, 2006, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Accounting for Compensation Arrangements, (“ASC 718”) (previously listed as Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment) in accounting for its 2006 Equity Incentive Plan, as amended. Under ASC 718, compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and provided the required pro forma disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for stock options issued to third parties, including consultants, in accordance with the provisions of the FASB ASC Topic 505-50, Equity-Based Payments to Non-Employees, (“ASC 505-50”) (previously listed as Emerging Issues Task Force (“EITF”) Consensus No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services). See Note 8, Stock Option Plans, for further discussion of employee stock-based compensation.

(q)           Recent Accounting Pronouncements

In September 2006, the FASB issued ASC Topic 820, Fair Value Measurements (“ASC 820”) (previously listed as SFAS No. 157, Fair Value Measurements). ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of ASC 820 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of ASC 820 are effective for fiscal years beginning after November 15, 2007; therefore, the Company adopted ASC 820 as of September 1, 2008 for financial assets and liabilities. In accordance with FASB Staff Position 157-2, Effective Date of ASC 820, the Company adopted the provisions of ASC 820 for its non-financial assets and non-financial liabilities on September 1, 2009 and has determined that it had no material impact on the Company’s results for the three and six months ended February 28, 2010. See Note 5, Fair Value Measurement, regarding the disclosure of the Company’s value of its cash equivalents.

In February 2007, the FASB issued ASC Topic 825, Financial Instruments, (“ASC 825”) (previously SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115), which permits the measurement of many financial instruments and certain other asset and liabilities at fair value on an instrument-by-instrument basis (the fair value option). The guidance is applicable for fiscal years beginning after November 15, 2007; therefore, the Company adopted ASC 825 as of September 1, 2008. The Company has determined that ASC 825 had no material impact on its financial results for the three and six months ended February 28, 2010.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In June 2007, the EITF reached a consensus on ASC Topic 730, Research and Development, (“ASC 730”) (previously EITF No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities). ASC 730 specifies the timing of expense recognition for non-refundable advance payments for goods or services that will be used or rendered for research and development activities. ASC 730 was effective for fiscal years beginning after December 15, 2007, and early adoption is not permitted; therefore, the Company adopted ASC 730 as of September 1, 2008. The Company has determined that ASC 730 had no material impact on its financial results for the three and six months ended February 28, 2010.

In December 2007, the EITF reached a consensus on ASC Topic 808, Collaborative Agreement (“ASC 808”) (previously EITF 07-01, Accounting for Collaborative Arrangements).  ASC 808 discusses the appropriate income statement presentation and classification for the activities and payments between the participants in arrangements related to the development and commercialization of intellectual property. The sufficiency of disclosure related to these arrangements is also specified. ASC 808 is effective for fiscal years beginning after December 15, 2008. As a result, ASC 808 is effective for the Company as of September 1, 2009.  Based upon the nature of the Company’s business, ASC 808 could have a material impact on the Company’s financial position and consolidated results of operations in future years, but had no material impact for the three and six months ended February 28, 2010.

In December 2007, the FASB issued ASC Topic 805, Business Combinations, (“ASC 805”) (previously SFAS 141(R)) and FASB ASC Topic 810, Consolidation (“ASC 810”) (previously SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51).  These statements will significantly change the financial accounting and reporting of business combination transactions and non-controlling (or minority) interests in consolidated financial statements. ASC 805 requires companies to: (i) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity; (ii) measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date; (iii) recognize contingent consideration arrangements at their acquisition-date fair values, with subsequent changes in fair value generally reflected in earnings; (iv) with certain exceptions, recognize pre-acquisition loss and gain contingencies at their acquisition-date fair values; (v) capitalize in-process research and development assets acquired; (vi) expense, as incurred, acquisition-related transaction costs; (vii) capitalize acquisition-related restructuring costs only if the criteria in ASC Topic 420, Exit and Disposal Cost Obligations (previously SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities), are met as of the acquisition date; and (viii) recognize changes that result from a business combination transaction in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals as adjustments to income tax expense. ASC 805 is required to be adopted concurrently with ASC 810 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (the Company’s fiscal 2010). Early adoption of these statements is prohibited. The Company believes the adoption of these statements will have a material impact on significant acquisitions completed after September 1, 2009.   See Note 9 which reflects the accounting treatment of the 2009 Merger utilizing these provisions.

In March 2008, the FASB issued ASC Topic 815, Derivatives and Hedging (“ASC 815”) (previously SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities). This statement will require enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company adopted ASC 815 on December 1, 2008 and has determined that ASC 815 had no material impact on its financial results for the three and six months ended February 28, 2010.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In May 2008, the FASB released ASC Topic 470, Debt (“ASC 470”) (previously FASB Staff Position APB 14-1 Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which alters the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. ASC 470 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Furthermore, it would require recognizing interest expense in prior periods pursuant to retrospective accounting treatment. ASC 470 is effective for financial statements issued for fiscal years beginning after December 15, 2008; therefore, the Company adopted ASC 470 as of September 1, 2009. The Company has determined that ASC 470 had no material impact on its condensed consolidated financial statements for the three and six months ended February 28, 2010.

In June 2008, the FASB issued FASB ASC Topic 815, Derivatives and Hedging (“ASC 815”) (previously EITF 07-5, Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock).  ASC 815 requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock by assessing the instrument’s contingent exercise provisions and settlement provisions.  Instruments not indexed to their own stock fail to meet the scope exception of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, paragraph 11(a), and should be classified as a liability and marked-to-market. The statement is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and is to be applied to outstanding instruments upon adoption with the cumulative effect of the change in accounting principle recognized as an adjustment to the opening balance of retained earnings. The Company adopted ASC 815 as of September 1, 2009 and has determined that ASC 815 had no material impact on the Company’s condensed consolidated statement of operations for the three and six months ended February 28, 2010.

In April 2008, the FASB issued ASC Topic 350, Intangibles – Goodwill and Other (“ASC 350”) (previously FSP SFAS No. 142-3, Determination of the Useful Life of Intangible Assets). ASC 350 provides guidance with respect to estimating the useful lives of recognized intangible assets acquired on or after the effective date and requires additional disclosure related to the renewal or extension of the terms of recognized intangible assets. ASC 350 is effective for fiscal years and interim periods beginning after December 15, 2008. The Company adopted ASC 350 as of September 1, 2009 and has determined that ASC 350 had no material impact on the Company’s condensed consolidated financial statements for the three and six months ended February 28, 2010.

In May 2009, the FASB issued ASC Topic 855, Subsequent Events (“ASC 855”) (previously SFAS No. 165, Subsequent Events). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 defines the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, and the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. ASC 855 is effective for fiscal years and interim periods ending after June 15, 2009. The Company adopted ASC 855 as of August 31, 2009 and anticipates that the adoption will impact the accounting and disclosure of future transactions. The Company’s management has evaluated and disclosed subsequent events from the balance sheet date of February 28, 2010 through the day before the date that these condensed consolidated financial statements were included in the Company’s Quarterly Report on Form 10-Q and filed with the Securities and Exchange Commission (“SEC”).

ASC Topic 825, Financial Instruments, (“ASC 825”) (previously FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments), to require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.  ASC 825 also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The adoption of ASC 825 did not have a material impact on the Company’s condensed consolidated financial statements for the three and six months ended February 28, 2010.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”), which has not yet been codified in the ASC. The amendments include: (i) the elimination of the exemption for qualifying special purpose entities, (ii) a new approach for determining who should consolidate a variable-interest entity, and (iii) changes to when it is necessary to reassess who should consolidate a variable-interest entity. This statement is effective for fiscal years beginning after November 15, 2009, and for interim periods within that first annual reporting period. The Company is currently evaluating the impact of this standard, however, it does not expect SFAS 167 will have a material impact on its condensed consolidated financial statements.

In June 2009, the FASB issued ASC Topic 105, Generally Accepted Accounting Standards (“ASC 105”) (previously SFAS No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162) (the “Codification”). The Codification, which was launched on July 1, 2009, became the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants, EITF and related literature. The Codification eliminates the GAAP hierarchy contained in ASC 105 and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted ASC 105 as of September 1, 2009; however, references to both current GAAP and the Codification are included in this prospectus. The Company has determined that this provision had no material impact on its condensed consolidated financial statements for the three and six months ended February 28, 2010.

In June 2009, the FASB issued ASC Topic 860, Transfers and Servicing (Statement No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140) (“ASC 860”). The guidance removes the concept of a qualifying special purpose entity and changes the requirements for derecognizing financial assets. Many types of transferred financial assets that would have been derecognized previously are no longer eligible for derecognition. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and early adoption is prohibited. The guidance applies prospectively to transfers of financial assets occurring on or after the effective date. The Company is currently assessing the impact of ASC 860 and does not expect the adoption of this guidance to have a material impact on its condensed consolidated financial statements.

In January 2010, FASB issued Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-6”). The ASU amends Subtopic 820-10 with new disclosure requirements and clarification of existing disclosure requirements. New disclosures required include the amount of significant transfers in and out of levels 1 and 2 fair value measurements and the reasons for the transfers. In addition, the reconciliation for level 3 activity will be required on a gross rather than net basis. The ASU provides additional guidance related to the level of disaggregation in determining classes of assets and liabilities and disclosures about inputs and valuation techniques. The amendments are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the reconciliation for level 3 activity on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. The Company is currently assessing the impact of ASU 2010-6 and does not expect the adoption of this guidance to have a material impact on its condensed consolidated financial statements.

(3)           INTANGIBLE ASSETS AND GOODWILL

On January 27, 2006, BioMarin Pharmaceutical Inc. (“BioMarin”) assigned the intellectual property and other rights relating to the RAP technology to the Company. As consideration for the assignment of the RAP technology, BioMarin will receive milestone payments based on certain financing and regulatory triggering events. No other consideration was paid for this assignment. The Company has recorded $150,000 of intangible assets on the consolidated balance sheets as of February 28, 2010 and August 31, 2009 based on the estimated fair value of its agreement with BioMarin.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On December 14, 2007, the Company acquired the intellectual property and other rights to develop DR Cysteamine to treat various indications from the University of California at San Diego (“UCSD”) by way of a merger with Encode Pharmaceuticals, Inc. (“Encode”), a privately held research and development company, which held the intellectual property license with UCSD. The intangible assets, recorded at approximately $2.6 million acquired in the merger with Encode, were primarily based on the value of the Company’s common stock and warrants issued to the Encode stockholder.

Intangible assets recorded as a result of the 2009 Merger were approximately $1.1 million as discussed in Note 9 below.

Intangible asset (IP license) related to the Encode merger, gross	$2,620,000
Intangible asset related to NeuroTrans™ purchase from BioMarin, gross	150,000
Intangible assets (out-license) related to the 2009 Merger, gross	240,000
In-process research and development (IP license) related to the 2009 Merger, gross	900,000
Total gross intangible assets	3,910,000
Less accumulated amortization	(320,708)

Intangible assets, net	$3,589,292

The intangible assets related to DR Cysteamine and NeuroTrans™ are being amortized monthly over 20 years, which are the life of the intellectual property patents and the estimated useful life. The 20 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products. The intangible assets related to the out-license will be amortized using the straight-line method over the estimated useful life of 16 years, which is the life of the intellectual property patents. The intangible assets related to NGX 426, which has been classified as in-process research and development, will not be amortized until the product is developed.  During the three and six months ended February 28, 2010 and 2009 and the cumulative period from September 8, 2005 (inception) to February 28, 2010, the Company amortized $38,375, $75,500, $34,625, $69,249 and $320,708, respectively, of intangible assets to research and development expense.

The following table summarizes the actual and estimated amortization expense for intangible assets for the periods indicated:

Amortization period	Amortization expense
September 8, 2005 (inception) to August 31, 2006 – actual	$4,375
Fiscal year ending August 31, 2007 – actual	7,500
Fiscal year ending August 31, 2008 – actual	94,833
Fiscal year ending August 31, 2009 – actual	138,500
Fiscal year ending August 31, 2010 – estimate	141,000
Fiscal year ending August 31, 2011 – estimate	153,500
Fiscal year ending August 31, 2012 – estimate	153,500
Fiscal year ending August 31, 2013 – estimate	153,500
Fiscal year ending August 31, 2014 – estimate	153,500
Fiscal year ending August 31, 2015 – estimate	153,500

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(4)           FIXED ASSETS

Category
	February 28, 2010	August 31, 2009	Estimated useful lives
Leasehold improvements	$113,422	$ 113,422	Shorter of life of asset or lease term
Office furniture	3,188	3,188	7 years
Laboratory equipment	277,303	277,303	5 years
Computer hardware and software	83,740	80,437	3 years
Capital lease equipment	14,006	14,006	Shorter of life of asset or lease term

Total at cost	491,659	488,356
Less: accumulated depreciaiton	(377,960)	(343,621)

Total fixed assets, net	$ 113,699	$ 144,735

Depreciation expense for the three and six months ended February 8, 2010 and 2009 and the cumulative period from September 8, 2005 (inception) to February 28, 2010 was $18,817, $35,986, $24,087, $45,766 and $386,926, respectively. Accumulated depreciation on capital lease equipment was $6,105 and $3,951 as of February 28, 2010 and August 31, 2009, respectively.

(5)           FAIR VALUE MEASUREMENT

The Company uses a fair-value approach to value certain assets and liabilities. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses a fair value hierarchy, which distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one — Quoted market prices in active markets for identical assets or liabilities;

•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. Assets and liabilities measured at fair value on a recurring basis at February 28, 2010 and August 31, 2009 are summarized as follows:

Assets	Level 1	Level 2	Level 3	February 28, 2010
Fair value of cash equivalents	$4,329,813	$ —	$ —	$4,329,813

Total	$4,329,813	$ —	$ —	$4,329,813

Liabilities
Fair value of common stock warrants	$ —	$ —	$2,959,400	$2,959,400

Total	$ —	$ —	$2,959,400	$2,959,400

Assets	Level 1	Level 2	Level 3	August 31, 2009
Fair value of cash equivalents	$ 3,515,353	$ —	$ —	$ 3,515,353

Total	$ 3,515,353	$ —	$ —	$ 3,515,353

Cash equivalents represent the fair value of the Company’s investment in two money market accounts as of February 28, 2010 and August 31, 2009.

Marking-to-Market

The common stock warrants issued in the Company’s December 2009 equity financing are classified as liabilities under ASC 480 and are, therefore, re-measured at the end of every reporting period with the change in value reported in its condensed consolidated statements of operations.

On February 28, 2010, as a result of the marking-to-market of the warrant liability, the Company recorded a loss of $1.04 million in the line item adjustment to fair value of common stock warrants in its condensed consolidated statement of operations.

Warrant liability in millions
Fair value at issuance date on December 23, 2009	$ 1.92
Adjustment to mark to market common stock warrants at February 28, 2010	1.04

Common stock warrant liability at fair value on February 28, 2010	$ 2.96

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(6)           ACCRUED LIABILITIES

Accrued liabilities consisted of:

	February 28, 2010	August 31, 2009
Salaries and benefits and other obligations related to 2009 Merger	$ 165,520	$ —
Legal fees	146,742	195,552
Accrued vacation	66,701	38,109
Salaries and wages	60,065	10,500
Patent costs	40,000	57,351
Consulting — research and development	19,003	19,720
Auditing and tax preparation fees	13,070	21,000
2009 Merger joint proxy/prospectus	—	109,011
Other	8,912	—
Total accrued liabilities	$ 520,013	$ 451,243

(7)           IN-PROCESS RESEARCH AND DEVELOPMENT

On October 17, 2007, the Company purchased certain assets of Convivia, Inc. (“Convivia”), including intellectual property, know-how and research reports related to a product candidate targeting liver ALDH2 deficiency, a genetic metabolic disorder. The Company issued an aggregate of 101,991 shares of its restricted, unregistered common stock to the seller and other third parties in settlement of the asset purchase. Pursuant to ASC Topic 730, Research and Development (previously Financial Accounting Standard (“FAS”) 2 Paragraph 11(c), Intangibles Purchased From Others), the Company has expensed the value of the common stock issued in connection with this asset purchase as in-process research and development expense. The amount expensed was based upon the closing price of Raptor’s common stock on the date of the closing of the asset purchase transaction of $2.359 per share multiplied by the aggregate number of shares of Raptor common stock issued or 101,991 for a total expense of $240,625 recorded on Raptor’s consolidated statement of operations during the year ended August 31, 2008.

(8)           STOCK OPTION PLANS

Effective September 1, 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with ASC 718, as interpreted by ASC 718.  Prior to September 1, 2006, the Company accounted for stock options according to the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value.  The Company adopted the modified prospective transition method provided for under ASC 718, and consequently has not retroactively adjusted results from prior periods.  Under this transition method, compensation cost associated with stock options now includes: (i) quarterly amortization related to the remaining unvested portion of all stock option awards granted prior to September 1, 2006, based on the grant date value estimated in accordance with the original provisions of ASC 718; and (ii) quarterly amortization related to all stock option awards granted subsequent to September 1, 2006, based on the grant date fair value estimated in accordance with the provisions of ASC 718.  In addition, the Company records consulting expense over the vesting period of stock options granted to consultants.  The compensation expense for stock- based compensation awards includes an estimate for forfeitures and is recognized over the requisite service period of the options, which is typically the period over which the options vest, using the straight-line method.  Employee stock-based compensation expense for the three and six months ended February 28, 2010 and 2009 and for the cumulative period from September 8, 2005 (inception) to February 28, 2010 was $27,202, $53,005, $108,773, $225,291 and $1,268,032, respectively, of which cumulatively $1,074,773 was included in general and administrative expense and $193,259 was included in research and development expense.  No employee stock compensation costs were recognized for the period from September 8, 2005 (inception) to August 31, 2006, which was prior to the Company’s adoption of ASC 718.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Stock-based compensation expense was based on the Black-Scholes option-pricing model assuming the following:

Period	Risk-free interest rate	Expected life of stock option	Annual volatility	Annual turnover rate
September 8, 2005 (inception) to August 31, 2006**	5%	10 years	100%	0%
Quarter ended November 30, 2006	5%	8 years	100%	10%
Quarter ended February 28, 2007	5%	8 years	100%	10%
Quarter ended May 31, 2007	5%	8 years	100%	10%
Quarter ended August 31, 2007	4%	8 years	100%	10%
Quarter ended November 30, 2007	3.75%	8 years	109%	10%
Quarter ended February 29, 2008	2%	8 years	119%	10%
Quarter ended May 31, 2008	2%	8 years	121%	10%
Quarter ended August 31, 2008	2.5%	8 years	128%	10%
Quarter ended November 30, 2008	1.5%	7 years	170%	10%
Quarter ended February 28, 2009	2.0%	7 years	220%	10%
Quarter ended May 31, 2009	2.6%	7 years	233%	10%
Quarter ended August 31, 2009	3.2%	7 years	240%	10%
Quarter ended November 30, 2009	3.0%	7 years	245%	10%
Quarter ended February 28, 2010	3.1%	7 years	55%	10%

*	Dividend rate is 0% for all period presented.
**
Stock-based compensation expense was recorded on the consolidated statements of operations commencing on the effective date of ASC 718, September 1, 2006.  Prior to September 1, 2006, stock based compensation was reflected only in the footnotes to the consolidated statements of operations, with no effect on the consolidated statements of operations, per the guidelines of APB Opinion No. 25.  Consultant stock-based compensation expense has been recorded on the consolidated statements of operations since inception.

If factors change and different assumptions are employed in the application of ASC 718, the compensation expense recorded in future periods may differ significantly from what was recorded in the current period.

During the three month period ended February 28, 2010, the Company changed its volatility calculation to reflect its historical trading commencing on September 30, 2009, which is the date the Company merged and started trading on NASDAQ.  The Company originally calculated volatility of its stock for Black-Scholes purposes commencing in June 2006, when it first began trading on the Over-the-Counter Bulletin Board.  The Company changed the volatility assumptions to better reflect its anticipated trading on NASDAQ.

The Company recognizes as an expense the fair value of options granted to persons who are neither employees nor directors.  The fair value of expensed options was based on the Black-Scholes option-pricing model assuming the same factors shown in the stock-based compensation expense table above.  Stock-based compensation expense for consultants for the three and six months ended February 28, 2010 and 2009 and for the cumulative period from September 8, 2005 (inception) to February 28, 2010 was $5,480, $70,680, $9,802, $22,795 and $478,293, respectively, of which cumulatively $118,919 was included in general and administrative expense and $359,374 was included in research and development expense.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A summary of the activity in the 2006 Equity Compensation Plan, as amended and the Company’s other stock option plans, is as follows:

	Option shares	Weighted average Exercise price	Exercisable	Weighted average fair value of Options granted
Outstanding at September 8, 2005	—	$—	—	—
Granted	580,108	2.64	—	$2.47
Exercised	—	—	—	—
Canceled	—	$—	—	—
Outstanding at August 31, 2006	580,108	$2.64	4,010	$2.47
Granted	107,452	$2.56	—	$2.31
Exercised	(3,381)	2.57	—	$2.40
Canceled	—	$—	—	—
Outstanding at August 31, 2007	684,179	$2.63	273,236	$2.45
Granted	223,439	2.27	—	$2.21
Exercised	—	—	—	—
Canceled	—	$—	—	—
Outstanding at August 31, 2008	907,618	$2.54	600,837	$2.39
Granted	81,595	1.13	—	$1.04
Exercised	—	—	—	—
Canceled	—	$—	—	—
Outstanding at August 31, 2009	989,213	$2.42	826,303	$2.28
Granted	50,590	$3.43	34,959	$2.26
Assumed in the 2009 Merger	161,044	$114.12	158,475	$2.63
Exercised	(2,115)	$2.24	-	$2.24
Canceled	(5,606)	$376.53	-	$2.63
Outstanding at November 30, 2009	1,193,126	$17.30	1,109,737	$2.34
Granted	-	-	-	-
Exercised	(850)	$1.88	-	$1.76
Canceled	(742)	$1,559.50	-	$2.63
Outstanding at February 28, 2010	1,191,534	$16.35	1,035,521	$2.34

The weighted average intrinsic values of stock options outstanding and expected to vest and stock options exercisable as of February 28, 2010 and 2009 were $107,997, $46,195, $3,750 and zero, respectively.

There were 2,949,410 options available for grant as of February 28, 2010 under the 2006 Equity Compensation Plan, as amended, under the stock option plans assumed in the 2009 Merger, and under the 2010 Equity Incentive Plan, which was approved by the Company’s Board of Directors as of February 2, 2010 and

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

approved by its stockholders on March 9, 2010.  As of February 28, 2010, the options outstanding consisted of the following:

	Options outstanding			Options exercisable
		Weighted
		average remaining	Weighted average	Number of	Weighted average
Range of exercise prices	Number of options outstanding (#)	contractual life (yrs.)	exercise price ($)	options exercisable (#)	exercise price ($)
$0 to $1.00	34,969	9.13	.85	7,285	0.85
$1.01 to $2.00	75,769	8.69	1.55	45,897	1.54
$2.01 to $3.00	872,473	6.57	2.56	812,484	2.58
$3.01 to $4.00	94,146	9.62	3.64	59,178	3.84
$4.01 to $5.00	62,104	9.63	4.57	58,604	4.59
$5.01 to $1,564	52,073	5.00	316.43	52,073	316.43
	1,191,534	6.96	16.35	1,035,521	18.49

At February 28, 2010, the total unrecognized compensation cost was approximately $253,000.  The weighted average period over which it is expected to be recognized is 2.75 years.

(9)           ISSUANCE OF COMMON STOCK

ISSUANCE OF COMMON STOCK PURSUANT TO COMMON STOCK WARRANT EXERCISES AND STOCK OPTION EXERCISES

During the six month period ended February 28, 2010, the Company received $56,020 from the exercise of a warrant issued to a placement agent in the May/June 2008 private placement in exchange for the issuance of 23,744 shares of the Company’s common stock and the Company issued 7,680 shares of its common stock resulting from a cashless exercise of a warrant issued in 2007 in connection with the purchase of DR Cysteamine.  During the cumulative period from September 8, 2005 (inception) through February 28, 2010, the Company received $6,566 million from the exercise of warrants in exchange for the issuance of an aggregate of 3,576,454 shares.

During the six month period ended February 28, 2010, the Company received $6,348 from the exercise of stock options in exchange for 2,965 shares of the Company’s common stock.  For the cumulative period from September 8, 2005 (inception) through February 28, 2010, the Company received $15,044 from the exercise of stock options resulting in the issuance of 6,345 shares of common stock.  Total common stock outstanding as of February 28, 2010 was 22,580,365 shares.

ISSUANCE OF COMMON STOCK PURSUANT TO AN ASSET PURCHASE AGREEMENT WITH CONVIVIA, INC.

On October 18, 2007, the Company purchased certain assets of Convivia, including intellectual property, know-how and research reports related to a product candidate targeting liver ALDH2 deficiency, a genetic metabolic disorder.  The Company hired Convivia’s chief executive officer and founder, Thomas E. (Ted) Daley, as President of its clinical division.  In exchange for the assets related to the ALDH2 deficiency program, the Company issued to Convivia 46,625 shares of its restricted, unregistered common stock, an additional 46,625 shares of its restricted, unregistered common stock to a third party in settlement of a convertible loan between the third party and Convivia, and another 8,742 shares of restricted, unregistered common stock in settlement of other obligations of Convivia.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Mr. Daley, as the former sole stockholder of Convivia (now dissolved), may earn additional shares of the Company based on certain triggering events or milestones related to the development of Convivia assets.  In addition, Mr. Daley may earn cash bonuses based on the same triggering events pursuant to his employment agreement.  In January 2008, Mr. Daley earned a $30,000 cash bonus pursuant to his employment agreement for executing the Patheon formulation agreement for manufacturing Convivia™.  In March 2008, Mr. Daley earned a $10,000 cash bonus pursuant to his employment agreement and was issued 23,312 shares of common stock valued at $56,000 based on the execution of an agreement to supply the Company with the active pharmaceutical ingredient for Convivia™ pursuant to the asset purchase agreement.  In October 2008, Mr. Daley was issued 23,312 shares of restricted common stock valued at $27,000 and earned a $30,000 cash bonus (pursuant to Mr. Daley’s employment agreement) pursuant to the fulfillment of a clinical milestone.  Pursuant to ASC 730, the accounting guidelines for expensing research and development costs, the Company has expensed the value of the stock issued in connection with this asset purchase (except for milestone bonuses, which are expensed as compensation expense) as in-process research and development expense in the amount of $240,625 on its condensed consolidated statement of operations for the year ended August 31, 2008.

MERGER OF RAPTOR’S CLINICAL DEVELOPMENT SUBSIDIARY AND ENCODE PHARMACEUTICALS, INC.

On December 14, 2007, the Company entered into a Merger Agreement (the “Encode Merger Agreement”), dated as of the same date, by and between the Company, its clinical development subsidiary and Encode Pharmaceuticals, Inc. (“Encode”), a privately held development stage company.  Pursuant to the Encode Merger Agreement, a certificate of merger was filed with the Secretary of State of the State of Delaware and Encode was merged with and into the Company’s clinical development subsidiary.  The existence of Encode ceased as of the date of the Encode Merger Agreement.  Pursuant to the Encode Merger Agreement and the certificate of merger, the Company’s clinical development subsidiary, as the surviving corporation, continued as a wholly-owned subsidiary of the Company.  Under the terms of and subject to the conditions set forth in the Encode Merger Agreement, the Company issued 802,946 shares of restricted, unregistered shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) to the stockholders of Encode (the “Encode Stockholders”), options (“Company Options”) to purchase 83,325 shares of Common Stock to the optionholders of Encode (the “Encode Optionholders”), and warrants (“Company Warrants”) to purchase 256,034 restricted, unregistered shares of Common Stock to the warrantholders of Encode (the “Encode Warrantholders”, and together with the Encode Stockholders and Encode Optionholders, the “Encode Securityholders”), as of the date of the Encode Merger Agreement.  Such Common Stock, Company Options to purchase Common Stock, and Company Warrants to purchase Common Stock combine for an aggregate amount of 1,142,305 shares of Common Stock issuable to the Encode Securityholders as of the closing of the merger with Encode.  The purchase price was valued at $2.6 million, which is reflected as intangible assets on the Company’s consolidated balance sheet as of August 31, 2008, primarily based on the value of the Company’s common stock and warrants issued to Encode stockholders.  The Encode Securityholders are eligible to receive up to an additional 559,496 shares of Common Stock, Company Options and Company Warrants to purchase Common Stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program described below, if completed within the five year anniversary date of the Encode Merger Agreement.  The Company recorded this transaction as an asset purchase rather than a business combination, as Encode had not commenced planned principal operations at the time of the merger, such as generating revenues from its drug product candidate.

As a result of the merger with Encode, the Company received the exclusive worldwide license to DR Cysteamine (“License Agreement”), developed by clinical scientists at the UCSD, School of Medicine.  DR Cysteamine is a proprietary enterically coated formulation of cysteamine bitartrate, a cystine depleting agent currently approved by the U.S. Food and Drug Administration (“FDA”).  Cysteamine bitartrate is prescribed for the management of the genetic disorder known as nephropathic cystinosis (“cystinosis”), a lysosomal storage disease.  The active ingredient in DR Cysteamine has also demonstrated potential in studies as a treatment for other metabolic and neurodegenerative diseases, such as Huntington’s Disease and NASH.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In consideration of the grant of the license, the Company will be obligated to pay an annual maintenance fee until it begins commercial sales of any products developed pursuant to the License Agreement.  In addition to the maintenance fee, the Company will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year the Company begins commercially selling any products pursuant to the License Agreement, if ever.  Under the License Agreement, the Company is obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication.  To the extent that the Company fails to perform any of the obligations, UCSD may terminate the license or otherwise cause the license to become non-exclusive.  To-date, Raptor has paid $270,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH.

ISSUANCES OF COMMON STOCK AND WARRANTS IN CONNECTION WITH THE SALE OF UNITS IN A PRIVATE PLACEMENT

During the period from May 21, 2008 through June 27, 2008, Raptor entered into a Securities Purchase Agreement, as amended (the “Purchase Agreement”), with 11 investors for the private placement of units of the Company, each unit comprised of one share of Raptor’s Common Stock and one warrant to purchase one half of one share of Raptor’s Common Stock, at a purchase price of $2.14 per unit.  Pursuant to the Purchase Agreement, the Company sold an aggregate of 4,662,468 shares of Common Stock for aggregate gross proceeds of $10 million and issued to the investors warrants, exercisable for two years from the initial closing, which entitle the investors to purchase up to an aggregate of 2,331,234 shares of Common Stock of the Company and have an exercise price of either $3.22 or $3.86 per share, depending on when such warrants are exercised, if at all, and were valued at approximately $3 million (using the following Black-Scholes pricing model assumptions: risk-free interest rate 2%; expected term 2 years and annual volatility 121.45%).

In connection with the May  / June 2008 private placement, the Company issued warrants and a cash fee to placement agents to compensate them for placing investors into the financing.  Placement agents were issued warrants exercisable for 7% of Common Stock issued and issuable under the warrants issued to investors as part of the financing units and a cash fee based upon the proceeds of the sale of the units of the private placement.  In connection with the sale of units, the Company issued placement agent warrants to purchase 489,559 shares of Raptor’s Common Stock at an exercise price of $2.36 per share for a five year term (valued at approximately $960,000 using the following Black-Scholes pricing model assumptions: risk-free interest rate 2%; expected term 5 years and annual volatility 121.45%) and cash fees to placement agents totaling $700,000.  Of the placement agents compensated, Limetree Capital was issued warrants to purchase 438,890 shares of Raptor’s Common Stock and cash commission of $627,550.  One of the Company’s Board members serves on the board of Limetree Capital.

On April 29, 2009, in order to reflect current market prices, Raptor notified the holders of warrants purchased in the May/June 2008 private placement that the Company was offering, in exchange for such warrants, new warrants to purchase its common stock at an exercise price of $1.29 per share, but only to the extent such exchange of the original warrants and exercise of the new warrants, including the delivery of the exercise price, occurred on or prior to July 17, 2009.  The new warrants were valued at approximately $2.3 million based on the following Black-Scholes pricing model assumptions: risk-free interest rate 0.55%; expected term 1 year and annual volatility 231.97%.  The warrants that were not exchanged prior to or on July 17, 2009 retained their original exercise prices of $3.86 per share and original expiration date of May 21, 2010.  The Company received $2,614,500 of proceeds from warrant exercises that resulted in the issuance of 2,031,670 shares of Raptor’s common stock pursuant to the exchange described above.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 21, 2009, Raptor entered into a securities purchase agreement, with four investors for the private placement of units of the Company at a purchase price of $1.37 per unit, each unit comprised of one share of Raptor’s common stock, par value $0.001 per share and one warrant to purchase one half of one share of Raptor’s common stock.  Pursuant to the securities purchase agreement, the Company sold an aggregate of 1,738,226 units to the investors for aggregate gross proceeds of $2,386,000.  The 1,738,226 units are comprised of an aggregate of 1,738,226 shares of common stock and warrants to purchase up to 869,113 shares of Raptor’s common stock valued at $1.0 million (using the following Black-Scholes pricing model assumptions: risk-free interest rate 1.11%; expected term 2 years and annual volatility 240.29%).  The warrants, exercisable for two years from the closing, entitle the investors to purchase, in the aggregate, up to 869,113 shares of Raptor’s common stock and have an exercise price of either $2.57 until the first anniversary of issuance or $3.22 per share after the first anniversary of issuance.

In connection with the August 2009 private placement, the Company issued warrants and a cash fee to Limetree Capital as its sole placement agent to compensate it for placing investors into the financing.  Limetree Capital was issued warrants exercisable for 7% of common stock issued and issuable under the warrants issued to investors as part of the financing units and a 3.5% cash fee based upon the proceeds of the sale of the units of the August 2009 private placement.  Limetree Capital was issued a five-year warrant to purchase 129,733 shares of Raptor’s Common Stock at an exercise price of $1.50 per share (valued at approximately $171,000 using the following Black-Scholes pricing model assumptions: risk-free interest rate 2.58%; expected term 5 years and annual volatility 240.29%) and cash commission of $59,360.

2009 MERGER AND NASDAQ LISTING

On September 29, 2009, the Company, formerly known as TorreyPines Therapeutics, Inc. (“TorreyPines”) and Raptor Pharmaceuticals Corp. (“RPC”) completed a reverse merger.  The Company changed its name to “Raptor Pharmaceutical Corp.” and commenced trading on September 30, 2009 on the NASDAQ Capital Market under the ticker symbol “RPTP.”

In connection with the exchange of shares in the merger, immediately after the effective time of such merger, RPC and the Company’s stockholders owned 95% and 5% of the outstanding shares of the combined company, respectively.  RPC stockholders received (as of immediately prior to such merger) 17,881,300 shares of the combined company’s common stock in exchange for the 76,703,147 shares of RPC’s common stock outstanding immediately prior to the closing of the merger.  On September 29, 2009, immediately prior to the effective time of such merger, the Company’s board of directors, with the consent of RPC’s board of directors, acted to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock such that every 17 shares of the Company’s common stock outstanding immediately prior to the effective time of the merger would represent one share of the Company’s common stock.  Due to the reverse stock split implemented by the Company, the 15,999,058 shares of the Company’s common stock outstanding immediately prior to the closing of the merger became 940,863 shares of the combined company’s common stock.

In connection with the merger and subject to the same conversion factor as the RPC common stock (.2331234), the combined company assumed all of RPC’s stock options and warrants outstanding at the time of the merger.  The combined company also retained the Company’s stock options and warrants outstanding at the merger, subject to the same adjustment factor as described above to give effect to the 1 for 17 reverse split.

The combined company is headquartered in Novato, California and is managed by Christopher M. Starr, Ph.D., as Chief Executive Officer and director, Todd C. Zankel, Ph.D., as Chief Scientific Officer, Kim R. Tsuchimoto, as Chief Financial Officer, Ted Daley, as President of the clinical division and Patrice P. Rioux., M.D., Ph.D., as Chief Medical Officer of the clinical division.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

There were a number of factors on which RPC’s board of directors relied in approving the merger, including having access to an expanded pipeline of product candidates and having development capabilities across a wider spectrum of diseases and markets.  Another primary reason for RPC’s board of directors’ decision to merge with TorreyPines was the benefit anticipated from the additional liquidity expected from having a NASDAQ trading market on which the combined company’s common stock could be listed.  This liquidity benefit is the primary factor behind the goodwill recognized in the transaction (see below).  The goodwill has been assigned to the Company’s clinical segment and is expected to be fully deductible for tax purposes.  Below is a breakdown of the assets acquired and liabilities assumed in the merger described herein (in millions, except for %):

Asset Allocation	Value (millions)%
Cash and equivalents	$0.58	13
Other current assets	0.10	2
Accrued liabilities	(0.68)	(15)
Intangible assets:
In-process research & development	0.90	20
Licenses	0.24	6

Total identifiable assets	1.14	26
Plus Goodwill	3.28	74
Total net assets acquired	$4.42	100

Acquisition costs incurred by the Company related to the merger were approximately $0.6 million and were expensed as incurred.  If the reverse merger had occurred on September 1, 2008, the Company’s revenues would have increased by approximately $1.5 million from fees earned by TorreyPines from the sale one of its programs in the quarter ended December 31, 2008, for total pro forma revenues of $1.5 million for the six months ended February 28, 2009.  Net loss would have increased by approximately $2.5 million due to an increase of revenues of $1.5 million described above offset by $3.1 million of loss on impairment of purchased patents recognized by TorreyPines during the period plus $0.9 million in transaction costs and costs associated with obligations owed to the TorreyPines employees for a pro forma net loss of $7.2 million (or $(0.51) per share) for the six month period ended February 28, 2009.  For the three month period ended February 28, 2009 the Company’s revenues would have remained zero and the Company’s net loss and net loss per share would have remained $(2.3) million or $(0.16) per share.  If the reverse merger had occurred on September 1, 2009, the Company’s revenues would have remained zero for the six months ended February 28, 2010.  Net loss for the six months ended February 28, 2010 would have increased by approximately $0.3 million due to the transaction costs which were accrued during the fiscal year ended August 31, 2009, for a pro forma net loss of $7.4 million or $(0.37) per share.  For the three month period ended February 28, 2010 the Company’s revenues would have remained zero and the Company’s net loss and net loss per share would have remained $(4.2) million or $(0.19) per share.

ISSUANCES OF COMMON STOCK AND WARRANTS IN CONNECTION WITH THE SALE OF UNITS IN A REGISTERED DIRECT OFFERING

On December 17, 2009, the Company entered into a Placement Agent Agreement with Ladenburg Thalmann & Co. Inc. as placement agent (the “Placement Agent”), relating to the issuance and sale to the Investors (as defined below) pursuant to a registered direct offering (the “Offering”) of up to 3,747,558  units (the “Units”), consisting of (i) 3,747,558 shares of the Company’s common stock, (ii) warrants to purchase an aggregate of up to 1,873,779 shares of the Company’s common stock (and the shares of common stock issuable from time to time upon exercise of such warrants) (the “Series A Warrants”), and (iii) warrants to purchase an aggregate of up to 1,873,779 shares of the Company’s common stock (and the shares of common stock issuable from time to time upon exercise of such warrants) (the “Series B Warrants,” and collectively with the Series A Warrants, the “Investor Warrants”).

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Placement Agent for the Offering received a placement fee equal to 6.5% of the gross cash proceeds to the Company from the Offering of the Units or $487,183 (excluding any consideration that may be paid in the future upon exercise of the Warrants), a warrant to purchase up to an aggregate of 74,951 shares of the Company’s common stock at $2.50 per share (valued at approximately $52,000 using the following Black-Scholes pricing model assumptions: risk-free interest rate 2.23%; expected term 5 years and annual volatility 49.28%) and $25,000 in out-of-pocket accountable expenses.  The warrant issued to the Placement Agent has the same terms and conditions as the Investor Warrants except that the exercise price is 125% of the public offering price per share or $2.50 per share, and the expiration date is five years from the effective date of the Registration Statement.

In connection with the Offering, following execution of the Placement Agent Agreement, the Company also entered into a definitive securities purchase agreement (the “Purchase Agreement”), dated as of December 17, 2009, with 33 investors set forth on the signature pages thereto (collectively, the “Investors”) with respect to the Offering of the Units, whereby, on an aggregate basis, the Investors agreed to purchase 3,747,558 Units for a negotiated purchase price of $2.00 per Unit, amounting to gross proceeds of approximately $7.5 million and estimated net proceeds after commissions and expenses of approximately $6.9 million.  Each Unit consists of one share of the Company’s common stock, one Series A Warrant exercisable for 0.5 of a share of the Company’s common stock and one Series B Warrant exercisable for 0.5 of a share of the Company’s common stock.  The shares of the Company’s common stock and the Warrants were issued separately.  The Series A Warrants will be exercisable during the period beginning one hundred eighty (180) days after the date of issue and ending on the fifth (5th) anniversary of the date of issue.  The Series B Warrants will be exercisable during the period beginning one hundred eighty (180) days after the date of issue and ending on the eighteen (18) month anniversary of the date of issue.  The Investor Warrants have a per share exercise price of $2.45.  The Series A Warrants were valued at $1.3 million (using the following Black-Scholes pricing model assumptions: risk-free interest rate 2.23%; expected term 5 years and annual volatility 49.28%) and the Series B Warrants were valued at $0.5 million (using the following Black-Scholes pricing model assumptions: risk-free interest rate 0.56%; expected term 18 months and annual volatility 49.28%).  Based on the underlying terms of the Investor Warrants and Placement Agent Warrants, the Investor Warrants are classified as liability, as discussed further below in Note 10.

The following is a summary of commons stock outstanding as of February 28, 2010:

Transaction	Date	Common Stock Issued
Founders’ shares	Sept. 2005	1,398,742
Seed round	Feb. 2006	466,247
PIPE concurrent with reverse merger	May 2006	1,942,695
Shares issued in connection with reverse merger	May 2006	3,100,541
Warrant exercises	Jan. – Nov. 2007	1,513,359
Stock option exercises	Mar. 2007	3,380
Loan finder’s fee	Sept. 2007	46,625
Convivia asset purchase	Oct. 2007 – Nov. 2008	148,616
Encode merger DR Cysteamine asset purchase	Dec. 2007	802,946
Shares issued pursuant to consulting agreement	May 2008	2,040
PIPE — initial tranche	May 2008	1,030,405
PIPE — second tranche	May 2008	69,937
PIPE — third tranche	June 2008	3,562,126
Warrant exercises from warrant exchange	June/July 2009	2,031,670
PIPE	August 2009	1,738,226
Warrant exercises	September 2009	31,424
Shares issued in connection with reverse merger	September 2009	940,863
Stock option exercises	October 2009 – Jan. 2010	2,965
Registered direct financing	December 2009	3,747,558
Total shares of common stock outstanding		22,580,365

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(10)           WARRANTS

	Number of
	shares exercisable	Exercise price		Expiration date
Issued in lieu of deferred legal fees	13,987	$2.57		2/13/2011
Issued in connection with Encode merger	233,309	$2.87		12/13/2015
Issued to PIPE investors in May / June 2008	299,564	$3.86		5/21/2010
Issued to placement agents in May / June 2008	465,816	$2.36		5/21/2013
Issued to PIPE investors in August 2009	869,113	$2.57/$3.22	*	8/21/2011
Issued to placement agents in August 2009	129,733	$1.50		8/21/2014
TorreyPines warrants assumed in 2009 Merger	9,271	$87.71	**	7/1/2010 - 9/26/2015
Issued to registered direct investors in Dec. 2009	1,873,779	$2.45		6/22/2011
Issued to registered direct investors in Dec. 2009	1,873,779	$2.45		12/23/2014
Issued to placement agent in Dec. 2009	74,951	$2.50		12/23/2014
Total warrants outstanding	5,843,302	$2.66	**
*	First year exercisable at $2.57; second year exercisable at $3.22
**	Average exercise price
The warrants the Company issued in its December 2009 equity financing contain a conditional obligation that may require the Company to transfer assets to repurchase the warrants upon the occurrence of potential future events.  Under Accounting Standards Codification or ASC Topic 480, Distinguishing Liabilities from Equity, or ASC 480, a financial instrument that may require the issuer to settle the obligation by transferring assets is classified as a liability.  Therefore, the Company has classified the warrants as liabilities and will mark them to fair value at each period end.

A Black-Scholes option-pricing model was used to obtain the fair value of the warrants using the following assumptions:

Black-Scholes inputs	Series A at issuance December 23, 2009	Series A at quarter ended February 28, 2010	Series B at issuance December 23, 2009	Series B at quarter ended February 28, 2010	Placement agent at issuance December 23, 2009	Placement agent at quarter ended February 28, 2010
Stock price	$1.89	$2.27	$1.89	$2.27	$1.89	$2.27
Exercise price	$2.45	$2.45	$2.45	$2.45	$2.50	$2.50
Risk free interest rate	2.23%	2.39%	0.56%	0.57%	2.23%	2.39%
Volatility	49.28%	55.03%	49.28%	55.03%	49.28%	55.03%
Expected term in years	5	4.75	1.5	1.25	5	4.75
Dividend	0	0	0	0	0	0

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(11)           COMMITMENTS AND CONTINGENCIES

CONTRACTUAL OBLIGATIONS WITH BIOMARIN

Pursuant to the terms of the asset purchase agreement the Company entered into with BioMarin Pharmaceutical Inc. (“BioMarin”) for the purchase of intellectual property related to the Company’s receptor-associated protein (“RAP”) based technology (including NeuroTrans™), the Company is obligated to make the following milestone payments to BioMarin upon the achievement of the following events:

$50,000 (paid by the Company in June 2006) within 30 days after Raptor receives total aggregate debt or equity financing of at least $2,500,000;

$100,000 (paid by the Company in June 2006) within 30 days after Raptor receives total aggregate debt or equity financing of at least $5,000,000;

$500,000 upon the Company’s filing and acceptance of an investigational new drug application for a drug product candidate based on the NeuroTrans™ product candidate;

$2,500,000 upon the Company’s successful completion of a Phase II human clinical trial for a drug product candidate based on the NeuroTrans™ product candidate;

$5,000,000 upon on the Company’s successful completion of a Phase III human clinical trial for a drug product candidate based on the NeuroTrans™ product candidate;

$12,000,000 within 90 days of the Company’s obtaining marketing approval from the FDA or other similar regulatory agencies for a drug product candidate based on the NeuroTrans™ product candidate;

$5,000,000 within 90 days of the Company’s obtaining marketing approval from the FDA or other similar regulatory agencies for a second drug product candidate based on the NeuroTrans™ product candidate;

$5,000,000 within 60 days after the end of the first calendar year in which the Company’s aggregated revenues derived from drug product candidates based on the NeuroTrans™ product candidate exceed $100,000,000; and $20,000,000 within 60 days after the end of the first calendar year in which the Company’s aggregated revenues derived from drug product candidates based on the NeuroTrans™ product candidate exceed $500,000,000.

In addition to these milestone payments, the Company is also obligated to pay BioMarin a royalty at a percentage of the Company’s aggregated revenues derived from drug product candidates based on the NeuroTrans™ product candidate.  On June 9, 2006, the Company made a milestone payment in the amount of $150,000 to BioMarin because the Company raised $5,000,000 in its May 25, 2006 private placement financing.  If the Company becomes insolvent or if the Company breaches its asset purchase agreement with BioMarin due to non-payment and the Company does not cure its non-payment within the stated cure period, all of the Company’s rights to the RAP technology (including NeuroTrans™) will revert back to BioMarin.

CONTRACTUAL OBLIGATIONS WITH THOMAS E. DALEY (ASSIGNEE OF THE DISSOLVED CONVIVIA, INC.)

Pursuant to the terms of the asset purchase agreement (“Asset Purchase Agreement”), the Company entered into with Convivia, Inc. and Thomas E. Daley for the purchase of intellectual property related to its 4-MP product candidate program, Mr. Daley will be entitled to receive the following, if at all, in such amounts and only to the extent certain future milestones are accomplished by the Company (or any of its subsidiaries thereof), as set forth below:

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

23,312 shares of Raptor’s restricted, unregistered Common Stock within fifteen (15) days after the Company enters into a manufacturing license or other agreement to produce any product that is predominantly based upon or derived from any assets purchased from Convivia (“Purchased Assets”) in quantity (“Product”) if such license agreement is executed within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 11,656 shares of Raptor’s restricted, unregistered Common Stock.  Should the Company obtain a second such license or agreement for a Product, Mr. Daley will be entitled to receive 11,656 shares of the Company’s restricted, unregistered Common Stock within 30 days of execution of such second license or other agreement.  On March 31, 2008, the Company issued 23,312 shares of Raptor’s Common Stock valued at $56,000 to Mr. Daley pursuant to this milestone reflecting the execution of an agreement to supply the active pharmaceutical ingredient for Convivia™, combined with the execution of a formulation agreement to produce the oral formulation of Convivia™.

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after it receives its first patent allowance on any patents which constitute part of the Purchased Assets in any one of certain predetermined countries (each, a “Major Market”).

11,656 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company receives its second patent allowance on any patents which constitute part of the Purchased Assets different from the patent referenced in the immediately preceding paragraph above in a Major Market.

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days of completing predetermined benchmarks in a Major Market by the Company or its licensee of the first phase II human clinical trial for a Product (“Successful Completion”) if such Successful Completion occurs within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 11,656 shares of the Company’s restricted, unregistered Common Stock within thirty (30) days of such Successful Completion.  In October 2008, the Company issued 23,312 shares of Raptor’s Common Stock valued at $27,000 and a $30,000 cash bonus (pursuant to Mr. Daley’s employment agreement) to Mr. Daley pursuant to the fulfillment of this milestone.

11,656 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days of a Successful Completion in a Major Market by the Company’s or its licensee of the second phase II human clinical trial for a Product (other than the Product for which a distribution is made under the immediately preceding paragraph above).

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee applies for approval to market and sell a Product in a Major Market for the indications for which approval is sought (“Marketing Approval”).

11,656 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee applies for Marketing Approval in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding paragraph above).

46,625 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee obtains the first Marketing Approval for a Product from the applicable regulatory agency in a Major Market.

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee obtains Marketing Approval for a Product from the applicable regulatory agency in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding paragraph above).

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As discussed above, in aggregate, the Company has issued to Mr. Daley, 46,625 shares of Raptor’s common stock valued at $83,000 and paid $30,000 in cash bonuses related to Convivia™ milestones along with another $20,000 in cash bonuses related to employment milestones pursuant to Mr. Daley’s employment agreement.

CONTRACTUAL OBLIGATIONS WITH FORMER ENCODE STOCKHOLDERS AND UCSD RELATING TO THE ACQUISITION OF THE DR CYSTEAMINE LICENSE

As a result of the merger between the Company’s clinical subsidiary and Encode, as discussed in Note 9 above, the Encode Securityholders are eligible to receive up to an additional 559,496 shares of Raptor’s common stock, Company Options and Company Warrants to purchase Raptor’s common stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program, if completed within the five year anniversary date of the merger agreement.

Also as a result of the merger, the Company will be obligated to pay an annual maintenance fee to UCSD for the exclusive license to develop DR Cysteamine for certain indications of $15,000 until it begins commercial sales of any products developed pursuant to the License Agreement.  In addition to the maintenance fee, the Company will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year the Company begins commercially selling any products pursuant to the License Agreement, if ever.  Under the License Agreement, the Company is obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication.  In addition, the Company is obligated to, among other things, secure $1 million in funding prior to December 18, 2008 (which the Company has fulfilled by raising $10 million in its May/June 2008 private placement) and annually spend at least $200,000 for the development of products (which, as of its fiscal year ended August 31, 2009, the Company has fulfilled by spending approximately $4.1 million on such programs) pursuant to the License Agreement.  To-date, the Company has paid $270,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH.  To the extent that the Company fails to perform any of its obligations under the License Agreement, then UCSD may terminate the license or otherwise cause the license to become non-exclusive.

CONTRACTUAL OBLIGATIONS TO TPTX, INC. EMPLOYEES

Pursuant to the documents related to the 2009 Merger, including amended employment agreements with the TPTX, Inc. employees, who were former executives of TorreyPines prior to the merger, the Company was obligated to pay such former executives their salaries, benefits and other obligations through February 28, 2010, which obligations were extended through mid-April 2010.  The remaining obligations as of February 28, 2010 are approximately $166,000 in the aggregate.

OFFICE LEASES

In March 2006, the Company entered into a lease for the Company’s executive offices and research laboratory in Novato, California.  Base monthly payments were $5,206 per month subject to annual rent increase of between 3% to 5%, based on the Consumer Price Index (“CPI”).  In March 2006, the Company paid $20,207 as a security deposit on this lease, which expired in March 2009.  Effective April 1, 2007, the Company leased additional office space adjoining the existing leased space, increasing the Company’s base rent to $9,764 per month without extending the term of the original lease.  The original lease allows for one three-year extension at the market rate and up to $18,643 in reimbursement for tenant improvements.  In June 2008, the Company’s rent increased to $10,215, reflecting a CPI increase of 3% plus an increase in operating costs for the period from April 1, 2008 to March 31, 2009.

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In September 2008, the Company executed a lease addendum replacing the one three-year extension with two two-year extensions commencing on April 1, 2009 and renegotiated the first two-year extension base rent to $10,068 with an adjustment after the first year for CPI between 3% (minimum) and 5% (maximum).  In January 2010, the Company entered into a one year lease for administrative offices in San Mateo, California for $2,655 per month.  During the three and six month periods ended February 28, 2010 and 2009 and the cumulative period from September 8, 2005 (inception) to February 28, 2010, the Company paid $34,597, $68,144, $30,736, $62,473 and $436,539, respectively, in rent.

The minimum future lease payments under this operating lease assuming a 3% CPI increase per year are as follows:

Period	Amount
Fiscal year ending August 31, 2010	$79,164
September 1, 2010 to March 31, 2011	87,408

CAPITAL LEASE

In June 2006, the Company leased a photocopier machine for 36 months at $242 per month.  There was no purchase option at the end of the lease.  Based on the fair value and estimated useful life of the photocopier and the life of the lease and the photocopier, the Company has accounted for the lease as a capital lease.  In September 2008, the Company replaced the originally leased photocopier with a new photocopier which is subject to a 39-month lease at $469 per month.  There were no penalties imposed for cancelling the original lease.

The future lease payments under the capital lease are as follows:

Period	Amount
Fiscal year ending August 31, 2010	$2,812
Fiscal year ending August 31, 2011	5,625
September 1, 2011 to December 31, 2011	1,875
Total future capital lease payments	10,312
Less interest	(1,492)
Total current and long-term capital lease liability	$8,820

Interest rate on the capital lease is 17% based on the lessor’s implicit rate of return.

CONTRACT/CLINICAL RESEARCH AGREEMENTS

During the three month period ended February 28, 2010, the Company maintained several contracts with research and clinical organizations to develop research assays and to assist with clinical research for Raptor’s cystinosis program.

The future commitments pursuant to the research agreement are as follows:

Period	Amount
March 1, 2010 through August 31, 2010	$1,246,491
September 1, 2010 to August 31, 2011	700,618

RAPTOR PHARMACEUTICAL CORP.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

STORAGE AND CLINICAL DISTRIBUTION AGREEMENT

During the three month period ended February 28, 2010, the Company maintained an agreement with a company that stores and distributes clinical materials for Raptor’s cystinosis trial.

The future commitments pursuant to this agreement are as follows:

Period	Amount
March 1, 2010 through August 31, 2010	$55,598
Fiscal year ending August 31, 2011	111,196
Fiscal year ending August 31, 2012	83,397

FORMULATION / MANUFACTURING AGREEMENTS

In April 2008, the Company executed an agreement with a contract manufacturing organization to formulate and manufacture DR Cysteamine for its cystinosis and Huntington’s Disease programs.  The costs are invoiced to the Company in installments throughout the formulation and manufacturing process.  Also in July 2008, the Company executed a supply agreement with a contract manufacturer for the active pharmaceutical agreement of DR Cysteamine.  The future commitments pursuant to these contracts are as follows:

Period	Amount
March 1, 2010 through August 31, 2010	$1,364,783
Fiscal year ending August 31, 2011	245,777
Fiscal year ending August 31, 2012	67,439

(12)           SUBSEQUENT EVENTS

The Company’s management has evaluated and disclosed subsequent events from the balance sheet date of February 28, 2010 through the day before the date that the condensed consolidated financial statements were included in Company’s Quarterly Report on Form 10-Q and filed with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Raptor Pharmaceuticals Corp.

We have audited the accompanying consolidated balance sheets of Raptor Pharmaceuticals Corp. and its subsidiaries (the “Company”) (a development stage enterprise) as of August 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended August 31, 2009 and 2008 and the cumulative amounts from September 8, 2005 (inception) to August 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Raptor Pharmaceuticals Corp. and its subsidiaries as of August 31, 2009 and 2008 and the consolidated results of their operations and cash flows for the years ended August 31, 2009 and 2008 and the cumulative amounts from September 8, 2005 (inception) to August 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company is in the development stage and has not generated any revenue to date.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

As discussed in Note 14 to the consolidated financial statements, effective September 29, 2009, the Company completed a reverse merger with TorreyPines Therapeutics, Inc.  The combined company is called Raptor Pharmaceutical Corp.

/s/ Burr, Pilger & Mayer LLP

San Francisco, California

October 27, 2009

Raptor Pharmaceuticals Corp.

(A Development Stage Company)

Consolidated Balance Sheets

	August 31, 2009	August 31, 2008
ASSETS
Current assets:

Cash and cash equivalents	$3,701,787	$7,546,912
Prepaid expenses and other	107,054	115,594

Total current assets	3,808,841	7,662,506

Intangible assets, net	2,524,792	2,663,291
Fixed assets, net	144,735	194,766
Deposits	100,206	100,207

Total assets	$6,578,574	$10,620,770

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Current liabilities:

Accounts payable	$613,577	$565,593
Accrued liabilities	451,243	432,434
Deferred rent	—	2,951
Capital lease liability — current	4,117	2,302

Total current liabilities	1,068,937	1,003,280

Capital lease liability — long-term	6,676	—

Total liabilities	1,075,613	1,003,280

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized 17,857,555 and 14,064,345 shares issued and outstanding as at August 31, 2009 and 2008, respectively	17,858	14,064
Additional paid-in capital	27,364,286	22,258,715
Deficit accumulated during development stage	(21,879,183)	(12,655,289)

Total stockholders’ equity	5,502,961	9,617,490

Total liabilities and stockholders’ equity	$6,578,574	$10,620,770

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Consolidated Statements of Operations

			For the cumulative
			period
			from September 8, 2005
	For the year ended August 31,		(inception) to
	2009	2008	August 31, 2009

Revenues:	$—	$—	$—

Operating expenses:
General and administrative	2,687,993	2,229,140	6,956,240
Research and development	6,570,119	5,558,871	14,874,284
In-process research and development	—	240,625	240,625

Total operating expenses	9,258,112	8,028,636	22,071,149

Loss from operations	(9,258,112)	(8,028,636)	(22,071,149)

Interest income	36,744	77,871	301,903
Interest expense	(2,526)	(103,198)	(109,937)

Net loss	$(9,223,894)	$(8,053,963)	$(21,879,183)

Net loss per share:
Basic and diluted	$(0.64)	$(0.81)

Weighted average shares outstanding used to compute:
Basic and diluted	14,440,254	9,893,612

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.

(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity

For the period from September 8, 2005 (inception) to August 31, 2006

					Deficit
					accumulated
			Additional	Receivable	during the
	Common stock		paid-in	from	development
	Shares	Amount	Capital	stockholders	stage	Total
Balance at September 8, 2005, issuance of common stock to founders at $0.004 per share, net of retirement of common stock upon reverse merger	1,398,740	$1,399	$8,601	$(10,000)	$—	$—

Common stock issued in May 2006 at $0.43 per share pursuant to a stock purchase agreement dated February 2006	233,123	233	99,767	(100,000)	—	—

Common stock issued in May 2006 at $0.86 per share pursuant to a stock purchase agreement dated February 2006	233,123	233	199,767	—	—	200,000

Common stock issued on May 25, 2006 at $2.57 per share, net of fundraising costs of $217,534	1,942,695	1,943	4,780,523	—	—	4,782,466

Common stock and warrants issued for a placement fee in connection with May 25, 2006 financing	186,499	186	(186)	—	—	—

Common stock issued in connection with reverse merger in May 2006	2,914,042	2,914	(2,914)	—	—	—

Warrant subscribed pursuant to a consulting agreement dated September 2005	—	—	60	—	—	60

Consultant stock-based compensation expense	—	—	23,500	—	—	23,500

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity
For the period from September 8, 2005 (inception) to August 31, 2006

Repayment of receivable from stockholders	—	—	—	110,000	—	110,000

Net loss	—	—	—	—	(969,250)	(969,250)

Balance at August 31, 2006	6,908,222	$6,908	$5,109,118	$—	$(969,250)	$4,146,776
The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.

(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity

For the year ended August 31, 2007

				Deficit accumulated
			Additional	during the
	Common stock		paid-in	development
	Shares	Amount	capital	stage	Total

Balance at September 1, 2006	6,908,222	$6,908	$5,109,118	$(969,250)	$4,146,776

Exercise of common stock warrants	765,422	766	1,969,234	—	1,970,000

Exercise of common stock options	3,380	3	8,697		8,700

Consultant stock-based compensation expense	—	—	95,731	—	95,731

Employee stock-based compensation expense	—	—	368,978	—	368,978

Net Loss	—	—	—	(3,632,076)	(3,632,076)

Balance at August 31, 2007	7,677,024	$7,677	$7,551,758	$(4,601,326)	$2,958,109

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity
For the year ended August 31, 2008

	Common stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total

Balance at September 1, 2007	7,677,024	$7,677	$7,551,758	$(4,601,326)	$2,958,109

Exercise of common stock warrants	747,938	748	1,924,252	—	1,925,000

Consultant stock-based compensation expense	2,040	2	240,227	—	240,229

Employee stock-based compensation expense	23,312	23	491,532	—	491,555

Issuance of common stock for loan placement fee	46,625	47	101,953	—	102,000

Issuance of common stock for the purchase of Convivia, Inc. assets	101,992	102	240,523	—	240,625

Issuance of common stock for the merger with Encode Pharmaceuticals, Inc.	802,946	803	2,657,197	—	2,658,000

Issuance of common stock and warrants for the sale of units in a private placement at $2.14 per unit, including placement agent warrants, net of fundraising costs of $944,065	4,662,468	4,662	9,051,273	—	9,055,935

Net loss	—	—	—	(8,053,963)	(8,053,963)

Balance at August 31, 2008	14,064,345	$14,064	$22,258,715	$(12,655,289)	$9,617,490

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.

 (A Development Stage Company)

 Consolidated Statements of Stockholders’ Equity

For the year ended August 31, 2009

				Deficit accumulated
			Additional	during the
	Common stock		paid-in	development
	Shares	Amount	Capital	stage	Total

Balance at August 31, 2008	14,064,345	$14,064	$22,258,715	$(12,655,289)	$9,617,490

Exercise of common stock warrants	2,031,671	2,032	2,612,468	—	2,614,500

Consultant stock-based compensation expense		—	48,094	—	48,094

Employee stock-based compensation expense	23,312	23	354,471	—	354,494

Issuance of common stock and warrants for the sale of units in a private placement at $1.37 per unit, including placement agent warrants, net of fundraising costs of $293,724	1,738,227	1,739	2,090,538	—	2,092,277

Net loss	—	—	—	(9,223,894)	(9,223,894)

Balance at August 31, 2009	17,857,555	$17,858	$27,364,286	$(21,879,183)	$5,502,961

 The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Consolidated Statements of Cash Flows
			For the cumulative period from September 8,
	For the year ended August 31,		2005 (inception) to
	2009	2008	August 31, 2009
Cash flows from operating activities:
Net loss	$(9,223,894)	$(8,053,963)	$(21,879,183)
Adjustments to reconcile net loss to net cash used in operating activities:
Employee stock-based compensation exp.	354,494	491,555	1,215,027
Consultant stock-based compensation exp.	48,094	240,229	407,614
Amortization of intangible assets	138,499	94,834	245,208
Depreciation of fixed assets	84,693	126,888	350,940
In-process research and development	—	240,625	240,625
Amortization of capitalized finder’s fee	—	102,000	102,000
Capitalized acquisition costs previously expensed	—	38,000	38,000
Changes in assets and liabilities:
Prepaid expenses	8,540	81,500	(107,053)
Intangible assets	—	—	(150,000)
Deposits	—	(80,000)	(100,206)
Accounts payable	47,984	449,914	613,576
Accrued liabilities	18,809	231,114	451,348
Deferred rent	(2,951)	(8,064)	(105)
Net cash used in operating activities	(8,525,732)	(6,045,368)	(18,572,209)
Cash flows from investing activities:
Purchase of fixed assets	(22,734)	(13,227)	(476,350)
Cash flows from financing activities:
Proceeds from the sale of common stock	2,386,000	10,000,000	17,386,000
Proceeds from the exercise of common stock warrants	2,614,500	1,925,000	6,509,500
Proceeds from the exercise of common stock options	—	—	8,700
Fundraising costs	(293,724)	(944,065)	(1,455,323)
Proceeds from the sale of common stock to initial investors	—	—	310,000
Proceeds from bridge loan	—	—	200,000
Repayment of bridge loan	—	—	(200,000)
Principal payments on capital lease	(3,435)	(2,500)	(8,531)

Net cash provided by financing activities	4,703,341	10,978,435	22,750,346

Net increase (decrease) in cash and cash equivalents	(3,845,125)	4,919,840	3,701,787
Cash and cash equivalents, beginning of period	7,546,912	2,627,072	—
Cash and cash equivalents, end of period	$3,701,787	$7,546,912	$3,701,787

Supplemental disclosure of non-cash financing activities:
Acquisition of equipment in exchange for capital lease	$14,006	$—	$21,403

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Consolidated Statements of Cash Flows

Interest paid	$2,526	$1,198	$7,937

Notes receivable issued in exchange for common stock	$—	$—	$110,000

Common stock issued for a finder’s fee	$—	$102,000	$102,000

Common stock issued in asset purchase	$—	$2,898,624	$2,898,624
The accompanying notes are an integral part of these financial statements.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (1)           NATURE OF OPERATIONS AND BUSINESS RISKS

The accompanying condensed consolidated financial statements reflect the results of operations of Raptor Pharmaceutical Corp. (the “Company” or “Raptor”) and have been prepared in accordance with the accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements reflect the results of operations of Raptor Pharmaceuticals Corp. (the “Company” or “Raptor”) and have been prepared in accordance with the accounting principles generally accepted in the United States of America.

Raptor is a publicly-traded biotechnology company dedicated to speeding the delivery of new treatment options to patients by enhancing existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. The Company focuses on underserved patient populations where it can have the greatest potential impact. Raptor’s preclinical division bioengineers novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins, while Raptor’s clinical division advances clinical-stage product candidates towards marketing approval and commercialization. Raptor’s clinical programs include DR Cysteamine for the potential treatment of nephropathic cystinosis, non-alcoholic steatohepatitis (“NASH”), and Huntington’s Disease. Raptor also has two clinical stage product candidates in which the Company is seeking to out-license or a development partnership: ConviviaTM for the potential treatment of aldehyde dehydrogenase (“ALDH2”) deficiency; and Tezampanel and NGX426, a non-opioid solution designed to treat chronic pain. Raptor’s preclinical programs target cancer, neurodegenerative disorders and infectious diseases. HepTide™ is designed to utilize engineered RAP-based peptides conjugated to drugs to target delivery to the liver to potentially treat primary liver cancer and hepatitis. NeuroTrans™ represents engineered RAP peptides created to target receptors in the brain and are currently, in collaboration with Roche, undergoing preclinical evaluation for their ability to enhance the transport of therapeutics across the blood-brain barrier. WntTide™ is based upon Mesd and Mesd peptides that the Company is studying in a preclinical breast cancer model for WntTide™’s potential inhibition of Wnt signaling through LRP5, which may block cancers dependent on signaling through LRP5 or LRP6. Raptor is also examining Tezampanel and NGX426, for the treatment of thrombotic disorder. The Company’s fiscal year end is August 31.

The Company is subject to a number of risks, including: the need to raise capital through equity and/or debt financings; the uncertainty whether the Company’s research and development efforts will result in successful commercial products; competition from larger organizations; reliance on licensing proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators.

See the section titled “Risk Factors” included elsewhere in this prospectus.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The Company’s consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries, Raptor Discoveries Inc. (f/k/a Raptor Pharmaceutical Inc.) and Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.) incorporated in Delaware on September 8, 2005 (date of inception) and August 1, 2007, respectively. All inter-company accounts have been eliminated. The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Through August 31, 2009, the Company had accumulated losses of approximately $21.9 million. Management expects to incur further losses for the foreseeable future. Management believes that the Company’s cash and cash equivalents at August 31, 2009 will be sufficient to meet the Company’s obligations into the first calendar quarter of 2010.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is currently in the process of reviewing strategic partnerships and collaborations in order to fully fund its preclinical and clinical programs through the end of 2010. If the Company is not able to close a strategic transaction, the Company anticipates raising additional capital in the fourth calendar quarter of 2009. Until the Company can generate sufficient levels of cash from its operations, the Company expects to continue to finance future cash needs primarily through proceeds from equity or debt financings, loans and collaborative agreements with corporate partners or through a business combination with a company that has such financing in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever.

On September 29, 2009, upon the closing of the merger with TorreyPines (as discussed further in the Note 14, Subsequent Events), Raptor’s stockholders exchanged each share of Raptor’s common stock into .2331234 shares of the post-merger company and the exercise prices and stock prices were divided by .2331234 to reflect the post-merger equivalent stock prices and exercise prices. Therefore, all shares of common stock and exercise prices of common stock options and warrants are reported in these consolidated financial statements on a post-merger basis.

The Company’s independent registered public accounting firm has audited our consolidated financial statements for the years ended August 31, 2009 and 2008. The October 27, 2009 audit opinion included a paragraph indicating substantial doubt as to the Company’s ability to continue as a going concern due to the fact that the Company is in the development stage and has not generated any revenue to date.

Management plans to seek additional debt and/or equity financing for the Company through private or public offerings or through a business combination or strategic partnership, but it cannot assure that such financing or transaction will be available on acceptable terms, or at all. The uncertainty of this situation raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the failure to continue as a going concern.

(b) Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued liabilities and capital lease liability approximate fair value due to their short maturities.

(d) Segment Reporting

The Company has determined that it operates in two operating segments, preclinical development and clinical development. Operating segments are components of an enterprise for which separate financial information is available and are evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The Company’s chief executive officer assesses the Company’s performance and allocates its resources. Below is a break-down of the Company’s net loss and total assets by operating segment:

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	For the year ended August 31,
	2009			2008
	Preclinical	Clinical	Total	Preclinical	Clinical	Total
Net loss	$(2,920,598)	$(6,303,295)	$(9,223,894)	$(3,834,895)	$(4,219,068)	$(8,053,963)
Total assets	683,828	5,894,746	6,578,574	2,646,598	7,974,172	10,620,770

(e) Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(f) Intangible Assets

Intangible assets include the intellectual property and other rights relating to DR Cysteamine and to the RAP technology. The intangible assets are amortized using the straight-line method over the estimated useful life of 20 years, which is the life of the intellectual property patents. The 20 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products.

(g) Fixed Assets

Fixed assets, which mainly consist of leasehold improvements, lab equipment, computer hardware and software and capital lease equipment, are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives, except for leasehold improvements and capital lease equipment, which are depreciated over the shorter of the useful life of the asset or the lease term. Significant additions and improvements that have useful lives estimated at greater than one year are capitalized, while repairs and maintenance are charged to expense as incurred.

(h) Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

(i) Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

(j) Research and Development

The Company is an early development stage company. Research and development costs are charged to expense as incurred. Research and development expenses include scientists’ salaries, lab collaborations, preclinical studies, clinical trials, clinical trial materials, regulatory and clinical consultants, lab supplies, lab services, lab equipment maintenance and small equipment purchased to support the research laboratory, amortization of intangible assets and allocated executive, human resources and facilities expenses.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(k) In-Process Research and Development

The Company records in-process research and development expense for a product candidate acquisition where there is not more than one potential product or usage for the assets being acquired. The Company reviews each product candidate acquisition to determine if the purchase price should be expensed as in-process research and development or capitalized and amortized over the life of the asset.

 (l) Net Loss per Share

Net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average shares of common stock outstanding and potential shares of common stock during the period. For all periods presented, potentially dilutive securities are excluded from the computation of fully diluted net loss per share as their effect is anti-dilutive. Potentially dilutive securities include:

	August 31,
	2009	2008
Warrants to purchase common stock	2,057,990	3,090,814
Options to purchase common stock	989,213	907,602

Total potentially dilutive securities	3,047,203	3,998,416

(m) Stock Option Plan

Effective September 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) in accounting for its 2006 Equity Incentive Plan, as amended. Under SFAS 123R, compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25,  Accounting for Stock Issued to Employees , and related interpretations and provided the required pro forma disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for stock options issued to third parties, including consultants, in accordance with the provisions of the EITF Issue No. 96-18,  Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services . See Note 8, “Stock Option Plan” for further discussion of employee stock-based compensation.

(n) Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007; therefore, the Company adopted SFAS 157 as of September 1, 2008 for financial assets and liabilities. In accordance with FASB Staff Position 157-2, Effective Date of FASB Statement No. 157, the Company elected to defer the adoption of the provisions of SFAS 157 for its non-financial assets and non-financial liabilities. See Note 5, Fair Value Measurements, regarding the disclosure of the Company’s value of its cash equivalents.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115,  which permits the measurement of many financial instruments and certain other asset and liabilities at fair value on an instrument-by-instrument basis (the fair value option). The guidance is applicable for fiscal years beginning after November 15, 2007; therefore, the Company adopted SFAS 159 as of September 1, 2008. The Company has determined that SFAS 159 had no material impact for the year ended August 31, 2009.

In June 2007, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-3”). EITF 07-3 specifies the timing of expense recognition for non-refundable advance payments for goods or services that will be used or rendered for research and development activities. EITF 07-3 was effective for fiscal years beginning after December 15, 2007, and early adoption is not permitted; therefore, the Company adopted EITF 07-3 as of September 1, 2008. The Company has determined that EITF 07-3 had no material impact on its financial results for the year ended August 31, 2009.

In December 2007, the EITF reached a consensus on EITF No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property  (“EITF 07-1”). EITF 07-1 discusses the appropriate income statement presentation and classification for the activities and payments between the participants in arrangements related to the development and commercialization of intellectual property. The sufficiency of disclosure related to these arrangements is also specified. EITF 07-1 is effective for fiscal years beginning after December 15, 2008. As a result, EITF 07-1 is effective for the Company as of September 1, 2009. The Company is currently evaluating the impact of EITF 07-1 on its financial position and results of operations. Based upon the nature of the Company’s business, EITF 07-1 could have a material impact on its financial position and consolidated results of operations in future years.

In December 2007, FASB issued SFAS 141(R) and SFAS No. 160, Accounting and Reporting of Non-controlling Interests in Consolidated Financial Statements , an amendment of ARB No. 51 (“SFAS 160”). These statements will significantly change the financial accounting and reporting of business combination transactions and non-controlling (or minority) interests in consolidated financial statements. SFAS 141(R) requires companies to: (i) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity; (ii) measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date; (iii) recognize contingent consideration arrangements at their acquisition-date fair values, with subsequent changes in fair value generally reflected in earnings; (iv) with certain exceptions, recognize pre-acquisition loss and gain contingencies at their acquisition-date fair values; (v) capitalize in-process research and development (“IPR&D”) assets acquired; (vi) expense, as incurred, acquisition-related transaction costs; (vii) capitalize acquisition-related restructuring costs only if the criteria in SFAS No. 146,  Accounting for Costs Associated with Exit or Disposal Activities , are met as of the acquisition date; and (viii) recognize changes that result from a business combination transaction in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals as adjustments to income tax expense. SFAS 141(R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (our fiscal 2010). Early adoption of these statements is prohibited. The Company believes the adoption of these statements will have a material impact on significant acquisitions completed after September 1, 2009.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). This statement will require enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company adopted SFAS 161 on December 1, 2008 and has determined that SFAS 161 had no material impact on its financial results for the year ended August 31, 2009.

In May 2008, FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for non-governmental entities. SFAS No. 162 is effective 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, the meaning of “Present Fairly in Conformity with GAAP”. The Company adopted SFAS 162 as of September 1, 2009 and has determined the adoption did not have a material impact on its consolidated financial statements.

In May 2008, the FASB released FASB Staff Position (“FSP”) APB 14-1 Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)  (“FSP APB 14-1”) that alters the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Furthermore, it would require recognizing interest expense in prior periods pursuant to retrospective accounting treatment. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008; therefore, the Company anticipates adopting FSP APB 14-1 as of September 1, 2009. The Company is in the process of evaluating the impact, if any, of FSP APB 14-1 on its consolidated financial statements.

In June 2008, the FASB issued EITF No. 07-5 (“EITF 07-5”), Determining Whether an Instrument (or Embedded Feature)  is Indexed to an Entity’s Own Stock. EITF 07-5 requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock by assessing the instrument’s contingent exercise provisions and settlement provisions. Instruments not indexed to their own stock fail to meet the scope exception of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, paragraph 11(a), and should be classified as a liability and marked-to-market. The statement is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and is to be applied to outstanding instruments upon adoption with the cumulative effect of the change in accounting principle recognized as an adjustment to the opening balance of retained earnings. The Company is adopting EITF 07-5 as of September 1, 2009 and is in the process of evaluating the impact, if any, of EITF 07-5 on its consolidated financial statements.

In April 2008, the FASB issued FSP SFAS No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP SFAS 142-3”). FSP SFAS 142-3 provides guidance with respect to estimating the useful lives of recognized intangible assets acquired on or after the effective date and requires additional disclosure related to the renewal or extension of the terms of recognized intangible assets. FSP SFAS 142-3 is effective for fiscal years and interim periods beginning after December 15, 2008. The Company is adopting FSP SFAS 142-3 as of September 1, 2009 and is currently evaluating the impacts and disclosures of this standard, but does not expect FSP SFAS 142-3 to have a material impact on the Company’s consolidated financial statements.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 defines the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, and the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. SFAS 165 is effective for fiscal years and interim periods ending after June 15, 2009. The Company has adopted SFAS 165 as of August 31, 2009 and anticipates that the adoption will impact the accounting and disclosure of future transactions. The Company’s management has evaluated and disclosed subsequent events from the balance sheet date of August 31, 2009 through October 27, 2009, the day before the date that these consolidated financial statements were included in the Company’s Annual Report on Form 10-K and filed with the SEC.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The adoption of FSP FAS 107-1 did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation (“FIN”) No. 46(R) (“FIN 46(R)”) , (“SFAS 167”). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. This statement is effective for fiscal years beginning after November 15, 2009, and for interim periods within that first annual reporting period. The Company is currently evaluating the impact of this standard, however, it does not expect SFAS 167 will have a material impact on its consolidated financial statements.

In June 2009, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 168,  The FASB Accounting Standards Codification TM  and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 , (the Codification). The Codification, which was launched on July 1, 2009, became the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF) and related literature. The Codification eliminates the GAAP hierarchy contained in SFAS No. 162 and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company will adopt this Statement for its first fiscal 2010 quarter ending November 30, 2009. There will be no change to the Company’s consolidated financial statements due to the implementation of this Statement.

(3) INTANGIBLE ASSETS

On January 27, 2006, BioMarin Pharmaceutical Inc. (“BioMarin”) assigned the intellectual property and other rights relating to the RAP technology to the Company. As consideration for the assignment of the RAP technology, BioMarin will receive milestone payments based on certain financing and regulatory triggering events. No other consideration was paid for this assignment. The Company has recorded $150,000 of intangible assets on the consolidated balance sheets as of August 31, 2009 and 2008 based on the estimated fair value of its agreement with BioMarin.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 14, 2007, the Company acquired the intellectual property and other rights to develop DR Cysteamine to treat various indications from the University of California at San Diego (“UCSD”) by way of a merger with Encode Pharmaceuticals, Inc. (“Encode”), a privately held research and development company, which held the intellectual property license with UCSD. The intangible assets, recorded at approximately $2.6 million acquired in the merger with Encode, were primarily based on the value of the Company’s common stock and warrants issued to the Encode stockholders as reflected in the table below:

Raptor common stock issued (number of shares)	802,946
Raptor common stock issuable upon marketing approval by a regulatory agency of DR Cysteamine for Cystinosis (number of shares)	81,910
Total shares of common stock used to value the transaction	884,856
Average closing price of Raptor’s common stock 2 days before and after the close of the merger	$2.514
Value of Raptor common stock portion of transaction	$2,224,254
Value (based on Carpenter model) of warrants issued in connection with transaction, net of legal fees	395,746
Intangible asset (IP license) related to the Encode merger, gross	$2,620,000
Intangible asset related to NeuroTransTM purchase from BioMarin, gross	150,000
Total gross intangible assets	2,770,000
Less accumulated amortization	(245,208)
Intangible assets, net	$2,524,792

The intangible assets are being amortized monthly over 20 years, which are the life of the intellectual property patents and the estimated useful life. The 20 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products. During the years ended August 31, 2009 and 2008 and the cumulative period from September 8, 2005 (inception) to August 31, 2009, the Company amortized $138,499, $94,834, and $245,208, respectively, of intangible assets to research and development expense.

The following table summarizes the actual and estimated amortization expense for our intangible assets for the periods indicated:

Amortization period	Amortization expense
September 8, 2005 (inception) to August 31, 2006 – actual	$4,375
Fiscal year ending August 31, 2007 – actual	7,500
Fiscal year ending August 31, 2008 – actual	94,833
Fiscal year ending August 31, 2009 – actual	138,500
Fiscal year ending August 31, 2010 – estimate	138,500
Fiscal year ending August 31, 2011 – estimate	138,500
Fiscal year ending August 31, 2012 – estimate	138,500
Fiscal year ending August 31, 2013 – estimate	138,500
Fiscal year ending August 31, 2014 – estimate	138,500

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) FIXED ASSETS

Fixed assets consisted of:

Category	August 31, 2009	August 31, 2008	Estimated useful lives
Leasehold improvements	$113,422	$113,422	Shorter of life of asset or lease term
Office furniture	3,188	3,188	7 years
Laboratory equipment	277,303	277,303	5 years
Computer hardware and software	80,437	59,703
3 years
Capital lease equipment	14,006	7,397	Shorter of life of asset or lease term

Total at cost	488,356	461,013
Less: accumulated depreciation	(343,621)	(266,247)

Total fixed assets, net	$144,735	$194,766

Depreciation expense for the years ended August 31, 2009 and 2008 and the cumulative period from September 8, 2005 (inception) to August 31, 2009 was $84,693, $126,888 and $350,940, respectively. Accumulated depreciation on capital lease equipment was $3,951 and $5,446 as of August 31, 2009 and 2008, respectively.

(5) FAIR VALUE MEASUREMENT

The Company uses a fair-value approach to value certain assets and liabilities. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses a fair value hierarchy, which distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one — Quoted market prices in active markets for identical assets or liabilities;

•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. Assets and liabilities measured at fair value on a recurring basis at August 31, 2009 are summarized as follows:

Assets	Level 1	Level 2		Level 3	August 31, 2009
Fair value of cash equivalents	$3,515,353	$	—	$—	$3,515,353

Total	$3,515,353	$	—	$—	$3,513,353

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash equivalents represent the fair value of our investment in two money market accounts as of August 31, 2009.

(6) ACCRUED LIABILITIES

Accrued liabilities consisted of:

	August 31, 2009	August 31, 2008
Legal fees primarily due to TorreyPines merger (for August 31, 2009)	$195,552	$51,503
TorreyPines joint proxy/prospectus	109,011	—
Salaries and wages	57,351	44,165
Accrued vacation	38,109	17,728
Consulting — research and development	21,000	7,578
Auditing and tax preparation fees	19,720	66,307
Patent costs	10,500	10,000
Clinical trial costs	—	114,514
Preclinical studies	—	48,165
Consulting — administrative	—	30,000
Lab reagents	—	27,024
Prepaid conference expense	—	5,490
Other	—	9,960

Total accrued liabilities	$451,243	$432,434

(7) IN-PROCESS RESEARCH AND DEVELOPMENT

On October 17, 2007, the Company purchased certain assets of Convivia, Inc. (“Convivia”) including intellectual property, know-how and research reports related to a product candidate targeting liver aldehyde dehydrogenase (“ALDH2”) deficiency, a genetic metabolic disorder. The Company issued an aggregate of 101,991 shares of its restricted, unregistered common stock to the seller and other third parties in settlement of the asset purchase. Pursuant to Financial Accounting Standard (“FAS”) 2 Paragraph 11(c),  Intangibles Purchased From Others , the Company has expensed the value of the common stock issued in connection with this asset purchase as in-process research and development expense. The amount expensed was based upon the closing price of Raptor’s common stock on the date of the closing of the asset purchase transaction of $2.359 per share multiplied by the aggregate number of shares of Raptor common stock issued or 101,991 for a total expense of $240,625 recorded on Raptor’s consolidated statement of operations during the year ended August 31, 2008.

(8) STOCK OPTION PLAN

Effective September 1, 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS 123R, as interpreted by Staff Accounting Bulletin No. 107 (“SAB 107”). Prior to September 1, 2006, the Company accounted for stock options according to the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees , and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value. The Company adopted the modified prospective transition method provided for under SFAS 123R, and consequently has not retroactively adjusted results from prior periods.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under this transition method, compensation cost associated with stock options now includes: (1) quarterly amortization related to the remaining unvested portion of all stock option awards granted prior to September 1, 2006, based on the grant date value estimated in accordance with the original provisions of SFAS 123; and (2) quarterly amortization related to all stock option awards granted subsequent to September 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In addition, the Company records consulting expense over the vesting period of stock options granted to consultants. The compensation expense for stock-based compensation awards includes an estimate for forfeitures and is recognized over the requisite service period of the options, which is typically the period over which the options vest, using the straight-line method. Employee stock-based compensation expense for the years ended August 31, 2009 and 2008 and for the cumulative period from September 8, 2005 (inception) to August 31, 2009 was $354,494, $491,555, and $1,215,027 of which cumulatively $1,029,990 was included in general and administrative expense and $185,037 was included in research and development expense. No employee stock compensation costs were recognized for the period from September 8, 2005 (inception) to August 31, 2006, which was prior to the Company’s adoption of SFAS 123R.

Stock-based compensation expense was based on the Black-Scholes option-pricing model assuming the following:

		Expected
	Risk-free	life of stock	Annual	Annual
Period*	interest rate	option	volatility	turnover rate
September 8, 2005 (inception) to August 31, 2006**	5%	10 years	100%	0%

Quarter ended November 30, 2006	5%	8 years	100%	10%

Quarter ended February 28, 2007	5%	8 years	100%	10%

Quarter ended May 31, 2007	5%	8 years	100%	10%

Quarter ended August 31, 2007	4%	8 years	100%	10%

Quarter ended November 30, 2007	3.75%	8 years	109%	10%

Quarter ended February 29, 2008	2%	8 years	119%	10%

Quarter ended May 31, 2008	2%	8 years	121%	10%

Quarter ended August 31, 2008	2.5%	8 years	128%	10%

Quarter ended November 30, 2008	1.5%	7 years	170%	10%

Quarter ended February 28, 2009	2.0%	7 years	220%	10%

Quarter ended May 31, 2009	2.6%	7 years	233%	10%

Quarter ended August 31, 2009	3.2%	7 years	240%	10%

*	Dividend rate is 0% for all period presented.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**
Stock-based compensation expense was recorded on the consolidated statements of operations commencing on the effective date of SFAS 123R, September 1, 2006. Prior to September 1, 2006, stock based compensation was reflected only in the footnotes to the consolidated statements of operations, with no effect on the consolidated statements of operations, per the guidelines of APB No. 25. Consultant stock-based compensation expense has been recorded on the consolidated statements of operations since inception.

If factors change and different assumptions are employed in the application of SFAS 123R, the compensation expense recorded in future periods may differ significantly from what was recorded in the current period.

The Company recognizes as an expense the fair value of options granted to persons who are neither employees nor directors. The fair value of expensed options was based on the Black-Scholes option-pricing model assuming the same factors shown in the stock-based compensation expense table above. Stock-based compensation expense for consultants for the years ended August 31, 2009 and 2008 and for the cumulative period from September 8, 2005 (inception) to August 31, 2009, were $48,094, $240,229 and $407,614, respectively, of which cumulatively $101,836 was included in general and administrative expense and $305,778 was included in research and development expense.

A summary of the activity in the 2006 Equity Compensation Plan, as amended, is as follows:

				Weighted average
		Weighted average		fair value of options
	Option shares	exercise price	Exercisable	granted
Outstanding at September 8, 2005	—	—	—	—
Granted	580,108	$2.64	—	$2.47
Exercised	—	—	—	—
Canceled	—	—	—	—

Outstanding at August 31, 2006	580,108	$2.64	4,010	$2.47
Granted	107,452	$2.56	—	$2.31
Exercised	(3,381)	$2.57	—	$2.40
Canceled	—	—	—

Outstanding at August 31, 2007	684,179	$2.63	273,236	$2.45
Granted	223,439	$2.27	—	$2.21
Exercised	—	—	—	—
Canceled	—	—	—	—

Outstanding at August 31, 2008	907,618	$2.54	600,837	$2.39
Granted	81,595	$1.13	—	$1.04
Exercised	—	—	—	—
Canceled	—	—	—	—

Outstanding at August 31, 2009	989,213	$2.42	826,303	$2.28

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average intrinsic values of stock options outstanding and expected to vest and stock options exercisable as of August 31, 2009 and 2008 were $57,039 and $5,500 respectively.  There were 406,147 options available for grant under the 2006 Equity Compensation Plan, as amended, as of August 31, 2009. As of August 31, 2009, the options outstanding consisted of the following:

	Options outstanding			Options exercisable
	Number of	Weighted average remaining contractual life (yrs.)	Weight	Number of	Weighted
Range of	options		average exercise	options	average exercise
exercise prices	outstanding (#)		price ($)	Exercisable (#)	price ($)
$0 to $1.50	81,595	9.46	1.13	21,855	1.43
$1.51 to $2.00	32,058	8.95	1.88	8,012	1.88
$2.01 to $2.50	199,424	8.31	2.34	155,711	2.37
$2.51 to $3.00	676,136	6.87	2.63	640,725	2.63

	989,213	7.44	2.42	826,303	2.54

At August 31, 2009, the total unrecognized compensation cost was approximately $205,000. The weighted average period over which it is expected to be recognized is 2.75 years.

 (9) INCOME TAXES

The provision for income taxes differs from the amount estimated by applying the statutory federal income tax rate to income (loss) before taxes as follows:

	August 31,
	2009		2008

Federal tax (Benefit) at statutory rate	$(3,132,608)	-34.00%	$(2,738,000)	-34.00%
State tax (benefit) at statutory rate, net of federal tax benefit	(629,304)	-6.83%	(470,000)	-5.83%
Change in valuation allowance	5,069,715	55.02%	3,208,000	39.83%

Research and development credits	(1,325,036)	-14.38%	—	0.00%
Other	17,233	0.19%	—	0.00%

Provision for Income Taxes	$(0)	(0)	$0	0

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets (liabilities) consist of the following (in thousands):

	August 31,
	2009	2008
Deferred Tax Assets
Net Operating Loss Carryforwards	$4,722,078	$3,248,000
Capitalized Start-Up Costs	1,615,625	612,000
Stock Option Expense	207,169	114,000
Research Credit	2,223,767	84,000
Capital Loss Carryforwards	47,600	0
Basis Difference for Fixed Assets and Intangibles	277,941	—
Accruals	24,823	—
Valuation Allowance	(9,119,003)	(4,058,000)

Gross Deferred Tax Asset	$0	$0

As of August 31, 2009, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $11.6 million and $13.3 million respectively, which expire beginning after the year 2022 and 2016, respectively. As of August 31, 2009, the Company had federal and state research and development credits of $2.2 million and $.1 million respectively. The federal credits expire beginning after the year 2026 and the state credits have no expiration.

The valuation allowance increased approximately $5.1 million during the period ending August 31, 2009, primarily as a result of current year losses.

Utilization of the Company’s net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

In July 2006, the FASB released Final Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. FIN 48 also requires additional disclosure of the beginning and ending unrecognized tax benefits and details regarding the uncertainties that may cause the unrecognized benefits to increase or decrease within a twelvemonth period. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.

The Company adopted FIN 48 as of September 1, 2007. As a result of the implementation, the Company recognized no adjustment in the liability for unrecognized income tax benefits. The Company’s policy will be to recognize interest and penalties related to income taxes in income tax expense. The Company is not aware of any pending income tax audits. Significant components of the Company’s deferred tax assets for income tax purposes are net operating loss carryforwards, capitalized start-up costs, stock-based compensation and research credits. Due to the Company’s lack of earning history, any deferred assets recorded have been fully offset by a valuation allowance.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) ISSUANCE OF COMMON STOCK

ISSUANCE OF COMMON STOCK PURSUANT TO COMMON STOCK WARRANT EXERCISES AND STOCK OPTION EXERCISES

During the cumulative period from September 8, 2005 (inception) through August 31, 2009, the Company received $3.895 million from the exercises of common stock warrants issued in the Company’s May 2006 financing. The Company issued an aggregate of 1,513,359 shares of common stock for the warrants, which had an exercise price of $2.57 per share and expired on November 25, 2007.

During the cumulative period from September 8, 2005 (inception) through August 31, 2009, the Company received $8,700 from the exercise of stock options resulting in the issuance of 3,380 shares of common stock. Total common stock outstanding as of August 31, 2009 was 17,857,555 shares.

ISSUANCE OF COMMON STOCK PURSUANT TO AN ASSET PURCHASE AGREEMENT WITH CONVIVIA, INC.

On October 18, 2007, the Company purchased certain assets of Convivia, Inc. (“Convivia”) including intellectual property, know-how and research reports related to a product candidate targeting liver aldehyde dehydrogenase (“ALDH2”) deficiency, a genetic metabolic disorder. The Company hired Convivia’s chief executive officer and founder, Thomas E. (Ted) Daley, as President of its clinical division. In exchange for the assets related to the ALDH2 deficiency program, the Company issued to Convivia 46,625 shares of its restricted, unregistered common stock, an additional 46,625 shares of its restricted, unregistered common stock to a third party in settlement of a convertible loan between the third party and Convivia, and another 8,742 shares of restricted, unregistered common stock in settlement of other obligations of Convivia. Mr. Daley, as the former sole stockholder of Convivia (now dissolved), may earn additional shares of the Company based on certain triggering events or milestones related to the development of Convivia assets. In addition, Mr. Daley may earn cash bonuses based on the same triggering events pursuant to his employment agreement. In January 2008, Mr. Daley earned a $30,000 cash bonus pursuant to his employment agreement for executing the Patheon formulation agreement for manufacturing ConviviaTM. In March 2008, Mr. Daley earned a $10,000 cash bonus pursuant to his employment agreement and was issued 23,312 shares of valued at $56,000 based on the execution of an agreement to supply the Company with the active pharmaceutical ingredient for ConviviaTM pursuant to the asset purchase agreement. In October 2008, Mr. Daley was issued 23,312 shares of restricted Raptor common stock valued at $27,000 and earned a $30,000 cash bonus (pursuant to Mr. Daley’s employment agreement) pursuant to the fulfillment of a clinical milestone. Pursuant to FAS 2, Paragraph 11(c), the accounting guidelines for expensing research and development costs, the Company has expensed the value of the stock issued in connection with this asset purchase (except for milestone bonuses, which are expensed as compensation expense) as in-process research and development expense in the amount of $240,625 on its consolidated statement of operations for the year ended August 31, 2008.

MERGER OF RAPTOR’S CLINICAL DEVELOPMENT SUBSIDIARY AND ENCODE PHARMACEUTICALS, INC.

On December 14, 2007, the Company entered into a Merger Agreement (the “Encode Merger Agreement”), dated as of the same date, by and between the Company, its clinical development subsidiary and Encode Pharmaceuticals, Inc. (“Encode”), a privately held development stage company. Pursuant to the Encode Merger Agreement, a certificate of merger was filed with the Secretary of State of the State of Delaware and Encode was merged with and into the Company’s clinical development subsidiary. The existence of Encode ceased as of the date of the Encode Merger Agreement. Pursuant to the Encode Merger Agreement and the certificate of merger, the Company’s clinical development subsidiary, as the surviving corporation, continued as a wholly-owned subsidiary of the Company.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under the terms of and subject to the conditions set forth in the Encode Merger Agreement, the Company issued 802,946 shares of restricted, unregistered shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) to the stockholders of Encode (the “Encode Stockholders”), options (“Company Options”) to purchase 83,325 shares of Common Stock to the optionholders of Encode (the “Encode Optionholders”), and warrants (“Company Warrants”) to purchase 256,034 restricted, unregistered shares of Common Stock to the warrantholders of Encode (the “Encode Warrantholders”, and together with the Encode Stockholders and Encode Optionholders, the “Encode Securityholders”), as of the date of such Agreement. Such Common Stock, Company Options to purchase Common Stock, and Company Warrants to purchase Common Stock combine for an aggregate amount of 1,142,305 shares of Common Stock issuable to the Encode Securityholders as of the closing of the merger with Encode. The purchase price was valued at $2.6 million, which is reflected as intangible assets on the Company’s consolidated balance sheet as of August 31, 2008, primarily based on the value the Company’s common stock and warrants issued to Encode stockholders. The Encode Securityholders are eligible to receive up to an additional 559,496 shares of Common Stock, Company Options and Company Warrants to purchase Common Stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program described below, if completed within the five year anniversary date of the Encode Merger Agreement. The Company recorded this transaction as an asset purchase rather than a business combination, as Encode had not commenced planned principle operations, such as generating revenues from its drug product candidate.

As a result of the merger with Encode, the Company received the exclusive worldwide license to DR Cysteamine (“License Agreement”), developed by clinical scientists at the UCSD, School of Medicine. DR Cysteamine is a proprietary enterically coated formulation of cysteamine bitartrate, a cystine depleting agent currently approved by the U.S. Food and Drug Administration (“FDA”). Cysteamine bitartrate is prescribed for the management of the genetic disorder known as nephropathic cystinosis (“cystinosis”), a lysosomal storage disease. The active ingredient in DR Cysteamine has also demonstrated potential in studies as a treatment for other metabolic and neurodegenerative diseases, such as Huntington’s Disease and Non-alcoholic steatohepatitis (“NASH”).

In consideration of the grant of the license, the Company will be obligated to pay an annual maintenance fee until it begins commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, the Company will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year the Company begins commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, the Company is obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. To the extent that the Company fails to perform any of the obligations, UCSD may terminate the license or otherwise cause the license to become non-exclusive. To-date, Raptor has paid $250,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH.

ISSUANCES OF COMMON STOCK AND WARRANTS IN CONNECTION WITH THE SALE OF UNITS IN A PRIVATE PLACEMENT

On May 21, 2008 (the “Initial Closing”) Raptor entered into a Securities Purchase Agreement (the “Purchase Agreement”), with eight investors (the “Initial Investors”) for the private placement of units of the Company, each unit comprised of one share of Raptor’s Common Stock and one warrant to purchase one half of one share of Raptor’s Common Stock, at a purchase price of $2.14 per unit. Immediately subsequent to the Initial Closing, the Company and each Initial Investor entered into an Amendment to the Securities Purchase Agreement, principally in order to increase the amount able to be raised by the Company in the private placement and to extend the outside closing date of such private placement (the “Amendment”, and, together with the Purchase Agreement, the “Amended Purchase Agreement”), dated as of May 21, 2008.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At the Initial Closing, the Company sold an aggregate of 1,030,405 shares of Common Stock (the “Initial Shares”) to the Initial Investors for aggregate gross proceeds of $2,210,000 and issued to the Initial Investors warrants (the “Initial Warrants”). The Initial Warrants, exercisable for two years from the Initial Closing, entitle the Initial Investors to purchase up to an aggregate of 515,203 shares of Common Stock of the Company (the “Initial Warrant Stock”) and have an exercise price of either $3.22 or $3.86 per share, depending on when such Initial Warrants are exercised, if at all, and were valued at approximately $675,000 (using the following Black-Scholes pricing model assumptions: risk-free interest rate 2%; expected term 2 years and annual volatility 121.45%).

On May 30, 2008 Raptor sold an additional $150,000 of units at the same terms as outlined in the May 21, 2008 closing discussed above. As a result, the Company issued 69,937 shares of the Company’s Common Stock and warrants to purchase 34,969 shares of the Company’s Common Stock valued at approximately $40,000 (using the following Black-Scholes pricing model assumptions: risk-free interest rate 2%; expected term 2 years and annual volatility 121.45%).

On June 27, 2008 Raptor sold an additional $7,640,000 of units at the same terms as outlined in the May 21, 2008 closing discussed above. As a result, the Company issued 3,562,126 shares of the Company’s Common Stock and warrants to purchase 1,781,063 shares of the Company’s Common Stock valued at approximately $2.3 million (using the following Black-Scholes pricing model assumptions: risk-free interest rate 2%; expected term 2 years and annual volatility 121.45%).

In connection with the May / June 2008 private placement, the Company issued warrants and a cash fee to placement agents to compensate them for placing investors into the financing. Placement agents were issued warrants exercisable for 7% of Common Stock issued and issuable under the warrants issued to investors as part of the financing units and a cash fee based upon the proceeds of the sale of the units of the private placement. In connection with the sale of units, the Company issued placement agent warrants to purchase 489,559 shares of Raptor’s Common Stock at an exercise price of $2.36 per share for a five year term (valued at approximately $960,000 using the following Black-Scholes pricing model assumptions: risk-free interest rate 2%; expected term 5 years and annual volatility 121.45%) and cash fees to placement agents totaling $700,000. Of the placement agents compensated, Limetree Capital was issued warrants to purchase 438,890 shares of Raptor’s Common Stock and cash commission of $627,550. One of our Board members serves on the board of Limetree Capital.

On April 29, 2009, in order to reflect current market prices, Raptor notified the holders of warrants purchased in the May/June 2008 private placement that the Company was offering, in exchange for such warrants, new warrants to purchase its common stock at an exercise price of $1.29 per share, but only to the extent such exchange of the original warrants and exercise of the new warrants, including the delivery of the exercise price, occurred on or prior to July 17, 2009. The new warrants were valued at approximately $2.3 million based on the following Black-Scholes pricing model assumptions: risk-free interest rate 0.55%; expected term 1 year and annual volatility 231.97%. The warrants that were not exchanged prior to or on July 17, 2009 retained their original exercise prices of $3.86 per share and original expiration date of May 21, 2010. The Company received $2,614,500 of proceeds from warrant exercises that resulted in the issuance of 2,031,670 shares of Raptor’s common stock pursuant to the exchange described above.

On August 21, 2009 Raptor entered into a securities purchase agreement, dated as of August 21, 2009, with four investors for the private placement of units of the Company at a purchase price of $1.37 per unit, each unit comprised of one share of Raptor’s common stock, par value $0.001 per share and one warrant to purchase one half of one share of Raptor’s common stock. Pursuant to the securities purchase agreement, the Company sold an aggregate of 1,738,226 units to the investors for aggregate gross proceeds of $2,386,000. The 1,738,226 units comprised of an aggregate of 1,738,226 shares of common stock and warrants to purchase up to 869,113 shares of Raptor’s common stock valued at $1.0 million (using the following Black-Scholes pricing model assumptions: risk-free interest rate 1.11%; expected term 2 years and annual volatility 240.29%). The warrants, exercisable for two years from the closing, entitle the investors to purchase, in the aggregate, up to 869,113 shares of Raptor’s common stock and have an exercise price of either $2.57 until the first anniversary of issuance or $3.22 per share after the first anniversary of issuance.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the August 2009 private placement, the Company issued warrants and a cash fee to Limetree Capital as its sole placement agent to compensate them for placing investors into the financing. Limetree Capital was issued warrants exercisable for 7% of common stock issued and issuable under the warrants issued to investors as part of the financing units and a 3.5% cash fee based upon the proceeds of the sale of the units of the August 2009 private placement. Limetree Capital was issued a five-year warrant to purchase 129,733 shares of Raptor’s Common Stock at an exercise price of $1.50 per share (valued at approximately $171,000 using the following Black-Scholes pricing model assumptions: risk-free interest rate 2.58%; expected term 5 years and annual volatility 240.29%) and cash commission of $59,360. One of our Board members serves on the board of Limetree Capital.

The following is a summary of common stock outstanding as of August 31, 2009:

		Common Stock
Transaction	Date	Issued

Founders’ shares	Sept. 2005	1,398,742
Seed round	Feb. 2006	466,247
PIPE concurrent with reverse merger	May 2006	1,942,695
Shares issued in connection with reverse merger	May 2006	3,100,541
Warrant exercises	Jan. – Nov. 2007	1,513,359
Stock option exercises	Mar. 2007	3,380
Loan finder’s fee	Sept. 2007	46,625
Convivia asset purchase	Oct. 2007 – Nov. 2008	148,616
Encode merger DR Cysteamine asset purchase	Dec. 2007	802,946
Shares issued pursuant to consulting agreement	May 2008	2,040
PIPE — initial tranche	May 2008	1,030,405
PIPE — second tranche	May 2008	69,937
PIPE — third tranche	June 2008	3,562,126
Warrant exercises from warrant exchange	June/July 2009	2,031,670
PIPE	August 2009	1,738,226

Total shares of common stock outstanding		17,857,555

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) WARRANTS

The table reflects the number common stock warrants outstanding as of August 31, 2009:

	Number of
	shares
	exercisable	Exercise price		Expiration date
Summary of outstanding warrants:
Issued in lieu of deferred legal fees	13,987	$2.57		2/13/2011
Issued in connection with Encode merger	22,725	$2.40		12/13/2015
Issued in connection with Encode merger	233,309	$2.87		12/13/2015
Issued to PIPE investors in May / June 2008	299,564	$3.86		5/21/2010
Issued to placement agents in May / June 2008	489,559	$2.36		5/21/2013
Issued to PIPE investors in August 2009	869,113	$2.57/$3.22	*	8/21/2011
Issued to placement agents in August 2009	129,733	$1.50		8/21/2014

Total warrants outstanding	2,057,990	$2.67	**

*	First year exercisable at $2.57; second year exercisable at $3.22

**	Average exercise price

(12) COMMITMENTS AND CONTINGENCIES - CONTRACTUAL OBLIGATIONS WITH BIOMARIN

Pursuant to the terms of the asset purchase agreement the Company entered into with BioMarin Pharmaceutical Inc. (“BioMarin”) for the purchase of intellectual property related to our receptor-associated protein (“RAP”) based technology (including NeuroTrans™), we are obligated to make the following milestone payments to BioMarin upon the achievement of the following events:

$50,000 (paid by the Company in June 2006) within 30 days after Raptor receives total aggregate debt or equity financing of at least $2,500,000;

$100,000 (paid by the Company in June 2006) within 30 days after Raptor receives total aggregate debt or equity financing of at least $5,000,000;

$500,000 upon the Company’s filing and acceptance of an investigational new drug application for a drug product candidate based on the NeuroTrans™ product candidate;

$2,500,000 upon the Company’s successful completion of a Phase II human clinical trial for a drug product candidate based on the NeuroTrans™ product candidate;

$5,000,000 upon on the Company’s successful completion of a Phase III human clinical trial for a drug product candidate based on the NeuroTrans™ product candidate;

$12,000,000 within 90 days of the Company’s obtaining marketing approval from the FDA or other similar regulatory agencies for a drug product candidate based on the NeuroTrans™ product candidate;

$5,000,000 within 90 days of the Company’s obtaining marketing approval from the FDA or other similar regulatory agencies for a second drug product candidate based on the NeuroTrans™ product candidate;

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$5,000,000 within 60 days after the end of the first calendar year in which the Company’s aggregated revenues derived from drug product candidates based on the NeuroTrans™ product candidate exceed $100,000,000; and

$20,000,000 within 60 days after the end of the first calendar year in which the Company’s aggregated revenues derived from drug product candidates based on the NeuroTrans™ product candidate exceed $500,000,000.

In addition to these milestone payments, the Company is also obligated to pay BioMarin a royalty at a percentage of the Company’s aggregated revenues derived from drug product candidates based on the NeuroTransTM  product candidate. On June 9, 2006, the Company made a milestone payment in the amount of $150,000 to BioMarin because the Company raised $5,000,000 in its May 25, 2006 private placement financing. If the Company becomes insolvent or if the Company breaches its asset purchase agreement with BioMarin due to non-payment and the Company does not cure its non-payment within the stated cure period, all of the Company’s rights to the RAP technology (including NeuroTrans TM ) will revert back to BioMarin.

CONTRACTUAL OBLIGATIONS WITH THOMAS E. DALEY (ASSIGNEE OF THE DISSOLVED CONVIVIA, INC.)

Pursuant to the terms of the asset purchase agreement (“Asset Purchase Agreement”), the Company entered into with Convivia, Inc. and Thomas E. Daley for the purchase of intellectual property related to its 4-MP product candidate program, Mr. Daley will be entitled to receive the following, if at all, in such amounts and only to the extent certain future milestones are accomplished by the Company (or any of its subsidiaries thereof), as set forth below:

23,312 shares of Raptor’s restricted, unregistered Common Stock within fifteen (15) days after the Company enters into a manufacturing license or other agreement to produce any product that is predominantly based upon or derived from any assets purchased from Convivia (“Purchased Assets”) in quantity (“Product”) if such license agreement is executed within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 11,656 shares of Raptor’s restricted, unregistered Common Stock. Should the Company obtain a second such license or agreement for a Product, Mr. Daley will be entitled to receive 11,656 shares of the Company’s restricted, unregistered Common Stock within 30 days of execution of such second license or other agreement. On March 31, 2008, the Company issued 23,312 shares of Raptor’s Common Stock valued at $56,000 to Mr. Daley pursuant to this milestone reflecting the execution of an agreement to supply the active pharmaceutical ingredient for ConviviaTM , combined with the execution of a formulation agreement to produce the oral formulation of ConviviaTM .

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after it receives its first patent allowance on any patents which constitute part of the Purchased Assets in any one of certain predetermined countries (“Major Market”).

11,656 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company receives its second patent allowance on any patents which constitute part of the Purchased Assets different from the patent referenced in the immediately preceding bullet point above in a Major Market.

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days of completing predetermined benchmarks in a Major Market by the Company or its licensee of the first phase II human clinical trial for a Product (“Successful Completion”) if such Successful Completion occurs within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 11,656 shares of the Company’s restricted, unregistered Common Stock within thirty (30) days of such Successful Completion. In October 2008, the Company issued 23,312 shares of Raptor’s Common Stock valued at $27,000 and a $30,000 cash bonus (pursuant to Mr. Daley’s employment agreement) to Mr. Daley pursuant to the fulfillment of this milestone.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11,656 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days of a Successful Completion in a Major Market by the Company’s or its licensee of the second phase II human clinical trial for a Product (other than the Product for which a distribution is made under the immediately preceding bullet point above).

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee applies for approval to market and sell a Product in a Major Market for the indications for which approval is sought (“Marketing Approval”).

11,656 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee applies for Marketing Approval in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

46,625 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee obtains the first Marketing Approval for a Product from the applicable regulatory agency in a Major Market.

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee obtains Marketing Approval for a Product from the applicable regulatory agency in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

As discussed above, in aggregate, the Company has issued to Mr. Daley, 46,625 shares of Raptor’s common stock valued at $83,000 and paid $30,000 in cash bonuses related to ConviviaTM milestones along with another $20,000 in cash bonuses related to employment milestones pursuant to Mr. Daley’s employment agreement.

CONTRACTUAL OBLIGATIONS WITH FORMER ENCODE STOCKHOLDERS AND UCSD RELATING TO THE ACQUISITION OF THE DR CYSTEAMINE LICENSE

As a result of the merger between our clinical subsidiary and Encode, as discussed in Note 10 above, the Encode Securityholders are eligible to receive up to an additional 559,496 shares of Raptor’s common stock, Company Options and Company Warrants to purchase Raptor’s common stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program, if completed within the five year anniversary date of the merger agreement.

Also as a result of the merger, the Company will be obligated to pay an annual maintenance fee to UCSD for the exclusive license to develop DR Cysteamine for certain indications of $15,000 until it begins commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, the Company will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year we begin commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, the Company is obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. In addition, the Company is obligated to, among other things, secure $1 million in funding prior to December 18, 2008 (which the Company has fulfilled by raising $10 million in its May/June 2008 private placement) and annually spend at least $200,000 for the development of products (which, as of its fiscal year ended August 31, 2009, the Company has fulfilled by spending approximately $4.1 million on such programs) pursuant to the License Agreement.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

To-date, we have paid $250,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH. To the extent that the Company fails to perform any of its obligations under the License Agreement, then UCSD may terminate the license or otherwise cause the license to become non-exclusive.

OFFICE LEASES

In March 2006, the Company entered into a lease for the Company’s executive offices and research laboratory in Novato, California. Base monthly payments were $5,206 per month subject to annual rent increase of between 3% to 5%, based on the Consumer Price Index (“CPI”). In March 2006, the Company paid $20,207 as a security deposit on this lease, which expired in March 2009. Effective April 1, 2007, the Company leased additional office space adjoining the existing leased space, increasing our base rent to $9,764 per month without extending the term of the original lease. The original lease allows for one three-year extension at the market rate and up to $18,643 in reimbursement for tenant improvements. In June 2008, the Company’s rent increased to $10,215 reflecting a CPI increase of 3% plus an increase in operating costs for the period from April 1, 2008 to March 31, 2009. In September 2008, the Company executed a lease addendum replacing the one three-year extension with two two-year extensions commencing on April 1, 2009 and renegotiated the first two-year extension base rent to $10,068 with an adjustment after the first year for CPI between 3% (minimum) and 5% (maximum). During the year ended August 31, 2009 and 2008 and the cumulative period from September 8, 2005 (inception) to August 31, 2009, the Company paid $128,830, $128,268 and $368,395, respectively, in rent.

The minimum future lease payments under this operating lease assuming a 3% CPI increase per year are as follows:

Period	Amount
Fiscal year ending August 31, 2010	$124,226
September 1, 2010 to March 31, 2011	73,698

CAPITAL LEASE

In June 2006, the Company leased a photocopier machine for 36 months at $242 per month. There was no purchase option at the end of the lease. Based on the fair value and estimated useful life of the photocopier and the life of the lease and the photocopier, the Company has accounted for the lease as a capital lease. In September 2008, the Company replaced the originally leased photocopier with a new photocopier which is subject to a 39-month lease at $469 per month. There were no penalties imposed for cancelling the original lease.

The future lease payments under the capital lease are as follows:

Period	Amount
Fiscal year ending August 31, 2010	$5,625
Fiscal year ending August 31, 2011	5,625
September 1, 2011 to December 31, 2011	1,875

Total future capital lease payments	13,125
Less interest	(2,333)

Total current and long-term capital lease liability	$10,792

Interest rate on the capital lease is 17% based on the lessor’s implicit rate of return.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RESEARCH COLLABORATION AGREEMENTS

In September 2008, the Company signed a research collaboration agreement with a research hospital. The research collaboration agreement requires the Company to pay an aggregate of $150,000 over one year, which includes the salary, benefits and overhead of one research scientist along with laboratory equipment and supplies necessary to carry out the research at the university. During the year ended August 31, 2009, the Company entered into two preclinical research contracts to tests its proprietary molecules.

The future commitments pursuant to the research agreement are as follows:

Period	Amount
September 1, 2009 through August 31, 2010	$77,484

CLINICAL STUDY AGREEMENTS

In November 2008, the Company sponsored a clinical study with the University of California, San Diego to study a prototype formulation of DR Cysteamine in NASH patients. In May 2009, the Company entered into a clinical study collaboration agreement with the University of California, San Diego, to study DR Cysteamine in patients with cystinosis. Also in May 2009, the Company entered into an agreement with a clinical research organization to monitor the cystinosis trial. The future commitments pursuant to these clinical study agreements are as follows:

Period	Amount
September 1, 2009 through August 31, 2010	$487,436

FORMULATION / MANUFACTURING AGREEMENTS

In April 2008, the Company executed an agreement with a contract manufacturing organization to formulate and manufacture DR Cysteamine for its cystinosis program. The costs are invoiced to the Company in installments throughout the formulation and manufacturing process. Also in July 2008, the Company executed a supply agreement with a contract manufacturer for the active pharmaceutical agreement of DR Cysteamine. The future commitments pursuant to these contracts are as follows:

Period	Amount
September 1, 2009 through August 31, 2010	$1,244,783

(13) RELATED PARTY TRANSACTIONS

Pursuant to the terms of the Share Purchase Agreement, the Company issued to each of Drs. Starr and Zankel (its Chief Executive Officer and its Chief Scientific Officer, respectively) 699,370 shares of the Company’s common stock and to Erich Sager (one of the Company’s directors) 233,123 shares of its common stock. Mr. Sager purchased his shares pursuant to a promissory note when the Company was privately held in February 2006 in the amount of $100,000 plus accrued interest at 8% per annum. Mr. Sager repaid $50,000 of the note on February 8, 2006, another $50,000 on March 9, 2006 and $373 of accrued interest on April 11, 2006. Drs. Starr and Zankel and Mr. Sager did not own any shares of the Company’s common stock at the time when the Share Purchase Agreement was first approved and executed.

In connection with the May / June 2008 private placement, the Company issued to Limetree Capital warrants to purchase 438,890 shares of Raptor’s Common Stock and $627,550 in cash commissions. In connection with the August 2009 private placement, the Company issued to Limetree Capital warrants to purchase 129,733 shares of Raptor’s Common Stock and $59,360 in cash commissions. Also, commencing on April 1, 2009, we engaged Limetree to support our investor relations efforts in Europe for a retainer of $2,500 per month. Through August 31, 2009, we have paid $12,500 in such fees to Limetree. One of our Board members serves on the Board of Limetree Capital.

In the ordinary course of business, Raptor’s officers occasionally utilize their personal credit cards or cash to pay for expenses on behalf of the Company and the Company reimburses the officers within 30 days.

(14) SUBSEQUENT EVENTS

The Company’s management has evaluated and disclosed subsequent events from the balance sheet date of August 31, 2009 through October 27, 2009, the day before the date that the consolidated financial statements were included in Company’s Annual Report on Form 10-K and filed with the SEC.

On September 29, 2009, Raptor and TorreyPines Therapeutics, Inc. completed a reverse merger. The combined company is named “Raptor Pharmaceutical Corp.” and commenced trading on September 30, 2009 on the NASDAQ Capital Market under the ticker symbol “RPTP.” Pursuant to NASDAQ’s regulations, for the first 20 trading days the ticker symbol was “RPTPD”. Effective October 27, 2009, Raptor’s ticker symbol changed to “RPTP”.

In connection with the exchange of shares in the merger, Raptor and TorreyPines stockholders own 95% and 5% of the outstanding shares of the combined company, respectively. Raptor stockholders received 17,881,300 shares of the combined company’s common stock in exchange for the 76,703,147 shares of Raptor common stock outstanding immediately prior to the closing of the merger. On September 29, 2009, TorreyPines’ board of directors, with the consent of Raptor’s board of directors, acted to effect a reverse stock split of the issued and outstanding shares of TorreyPines’ common stock such that every 17 shares of TorreyPines’ common stock outstanding immediately prior to the effective time of the merger would represent one share of TorreyPines’ common stock. Due to the reverse stock split implemented by TorreyPines, the 15,999,058 shares of TorreyPines common stock outstanding immediately prior to the closing of the merger became 941,121 shares of the combined company’s common stock.

In connection with the merger and subject to the same conversion factor as the Raptor common stock (.2331234), the combined company assumed all of Raptor’s stock options and warrants outstanding at the time of the merger. The combined company also retained the TorreyPines stock options and warrants outstanding at the merger, subject to the same adjustment factor as the TorreyPines common stock to give effect to the 1 for 17 reverse split.

The combined company is headquartered in Novato, California and is managed by Raptor’s existing management team including Christopher M. Starr, Ph.D., as Chief Executive Officer and director, Todd C. Zankel, Ph.D., as Chief Scientific Officer, Kim R. Tsuchimoto as Chief Financial Officer, Ted Daley, as President of the clinical division and Patrice P. Rioux., M.D., Ph.D., as Chief Medical Officer of the clinical division.

There were a number of factors on which Raptor’s board of directors relied in approving the merger, including, having access to an expanded pipeline of product candidates and having development capabilities across a wider spectrum of diseases and markets. Another primary reason for Raptor’s board of directors’ decision to merge with TorreyPines was the benefit anticipated from the additional liquidity expected from Raptor’s assumption of TorreyPines’ NASDAQ listing. This liquidity benefit is the primary factor behind the goodwill recognized in the transaction (see below). The goodwill has been assigned to our clinical segment and is expected to be fully deductible for tax purposes. Below is a preliminary purchase consideration and breakdown of the assets acquired in the merger with TorreyPines (in millions, except for %):

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchase Consideration (post-merger shares/share price) Closing price of TorreyPines on September 29, 2009 (date of closing of merger)	$4.23
TorreyPines shares outstanding on September 29, 2009	941,121

Subtotal	$4.00 million
Value of options and warrants assumed	0.44 million
Liabilities assumed	0.59 million

Total preliminary purchase consideration	$5.03 million

Asset Allocation	Value (millions)%
Cash and equivalents	$ 0.58	12
Other current assets	0.07	1
Accrued liabilities	(0.06)	-1

Working capital	0.59	12
Intangible assets:
In-process research & development	0.90	18
Licenses	0.24	5

Total identifiable assets	1.73	35
Plus Goodwill	3.30	65

Total assets acquired	$ 5.03	100

Acquisition costs incurred by the Company related to the merger are expected to be approximately $0.5 million.

If the reverse merger had occurred on September 1, 2007, the Company’s revenues would have increase by approximately $2.3 million from license and option fees earned by TorreyPines in 2008 for total pro forma revenues of $2.3 million for the year ended August 31, 2008. Net loss would have decreased by approximately $1.5 million due to an increase of revenues of $2.3 million described above partially offset by $0.8 million in transaction costs and costs associated with obligations owed to the TorreyPines employees for a pro forma net loss of $6.6 million for the year ended August 31, 2008. For the year ended August 31, 2009, the Company’s revenues would have increased by approximately $1.8 million from other revenues earned by TorreyPines for total pro forma revenues of $1.8 million. Net loss would have decreased by approximately $2.1 million due to the increase of revenues of $1.8 million as described above, plus the reduction of $0.3 million of transaction costs which would have occurred during our year ended August 31, 2008, for a pro forma net loss of $7.1 million.

On October 1, 2009, Raptor Pharmaceutical Corp. announced the appointment of Llew Keltner, M.D., Ph.D., to the Company’s board of directors. Dr. Keltner is currently CEO and President of Light Sciences Oncology, a privately-held biotechnology company developing a late-stage, light-activated therapy for hepatocellular cancer and other solid tumors. He is also CEO of EPISTAT, an international healthcare technology transfer, corporate risk management and healthcare strategy company that he founded in 1972.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                        Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the Registrant in connection with the sale of the common stock covered by this prospectus other than any sales commissions or discounts.   All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$481
Legal fees and expenses	100,000
Accounting fees and expenses	30,000
Printing expenses	0
Miscellaneous fees and expenses	0
Total	$130,481

Item 14.                        Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

Our certificate of incorporation, as amended, and bylaws, as amended, provide that we shall, to the fullest extent authorized by the Delaware General Corporation Law, indemnify our directors and executive officers; provided; however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and, provided, further, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, and (iii) such indemnification is provided by us, in our sole discretion, pursuant to our powers under the Delaware General Corporation Law.

Pursuant to the terms of the merger agreement between us and our wholly-owned subsidiary, Raptor Pharmaceuticals Corp. (“RPC”), for six years from the closing of the merger, RPC and we are jointly and severally liable to advance expenses to and indemnify each of our former directors and officers against costs and damages incurred as a result of such person serving in such capacity to the fullest extent permitted under the Delaware General Corporation Law. Pursuant to the terms of such merger agreement, RPC was required to purchase an insurance policy with an effective date as of the closing of such merger agreement, which maintains in effect for six years from such closing, the directors’ and officers’ liability insurance policies maintained by us immediately prior to the merger with respect to matters occurring prior to such closing provided that we are not to expend more than $65,000 for such insurance.

We must maintain such directors’ and officers’ liability insurance policies for six years following the closing of the merger which occurred on September 29, 2009.  Moreover, pursuant to the terms of such merger agreement, we may not modify or repeal for a period of six years time from September 29, 2009, provisions in our certificate of incorporation, as amended, or bylaws, as amended, with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of the Company. Finally, pursuant to the terms of such merger agreement, in the event RPC or we or any of their or our respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any entity or person, then, and in each such case, proper provision must be made so that the successors and assigns, as the case may be, shall succeed to the obligations set forth in the merger agreement with respect to the indemnification of officers and directors as described herein.

We have entered into agreements to indemnify our directors and executive officers.  These indemnity agreements require us to hold harmless and indemnify each of our directors and executive officers (i) to the fullest extent authorized or permitted by the provisions of our bylaws and the Delaware General Corporation Law, as the same may be amended from time to time, and (ii) subject to certain exclusions, against expenses that such director or executive officer becomes legally obligated to pay because of any claim or claims made against or by such director or executive officer in connection with threatened, pending or completed actions, suits or proceedings, to which such director or executive officer at any time becomes a party or a participant, or is threatened to be made a party, by reason of the fact that such director or executive officer is, was or at any time becomes a director, officer, employee or other agent of ours, or is or was serving or at any time serves at our request as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including any of our subsidiaries.  These indemnity agreements also establish the processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification. The contractual rights to indemnification provided by these indemnity agreements are subject to the limitations and conditions specified in such agreements.

Our bylaws, as amended, also permit us to maintain insurance to protect us and any director, officer, employee or agent against any liability with respect to which we would have the power to indemnify such persons under the Delaware General Corporation Law. We maintain an insurance policy insuring our directors and officers against certain liabilities.

Item 15.                      Recent Sales of Unregistered Securities

The information contained in this Item 15 relates to all securities of the Registrant sold by the Registrant since April 20, 2007 which were not registered under the Securities Act.  All share numbers and exercise prices are converted to post-2009 Merger shares and exercise prices.

RPC Stock Options Granted Pursuant to RPC’s Stock Option Plan

From April 20, 2007 to through September 29, 2009, RPC entered into stock option agreements under its 2006 Equity Incentive Plan, as amended, to issue the following stock options to purchase a total of 381,969 shares of RPC’s common stock:

Grant Date / Type of Stock Option(1)	Type of Optionee	Number of Stock Options	Exercise Price
June 14, 2007 / ISO	Employees	23,315	$2.57
June 14, 2007 / NQ	Board Members	46,626	$2.57
July 24, 2007 / ISO	Employee	6,994	$2.57
Sept. 10, 2007 / ISO	Employee	34,969	$2.23
Sept. 25, 2007 / NQ	Consultants	7,694	$2.14
Oct. 4, 2007 / NQ	Consultant	2,588	$2.48
Oct. 7, 2007 / NQ	Consultant	10,351	$2.48
Dec. 17, 2007 / NQ	Consultants	83,325	$2.44

May 13, 2008 / NQ	Consultant	17,485	$2.27
July 10, 2008 / NQ	Board Member	34,969	$2.23
August 12, 2008 / ISO	Employees	32,058	$1.88
October 6, 2008 / ISO	Employee	17,485	$1.07
February 23, 2009 / NQ	Consultant	29,141	$1.50
April 16, 2009 / ISO	Employee	34,969	$0.85

Total stock option grants		381,969

(1)
NQ – Non-qualified stock option. ISO – Incentive stock options. All stock options expire ten years from grant date. These issuances were exempt from registration under the Securities Act pursuant to an exemption under Section 4(2) thereof as a sale of securities not involving any public offering. These issuances were made to members of our board of directors, employees and consultants of RPC in exchange for services rendered to RPC by or on behalf of such optionee. The stock options have various vesting schedules.

The forms of stock option agreements for RPC’s 2006 Equity Incentive Plan were filed as RPC’s Exhibits 10.1 and 10.2 to its Current Report on Form 8-K filed with the SEC on August 25, 2006.

RPC’s Common Stock Issued Pursuant to RPC’s Warrant Exercises

Warrant Holder	Warrant Issue Date	Number of Warrants Exercised	Exercise Price	Expiration Date	Exercise Date	Shares Issued Upon Exercise	Proceeds Received
Swiss American	5/25/2006	233,123	$2.57	11/25/2007	1/9/2007	233,123	$600,000
Banque SCS	5/25/2006	23,312	$2.57	11/25/2007	1/18/2007	23,312	$60,000
Finter Bank	5/25/2006	372,997	$2.57	11/25/2007	1/26/2007	372,997	$960,000
Quotidian	5/25/2006	77,708	$2.57	11/25/2007	4/17/2007	77,708	$200,000
Mapledown	5/25/2006	58,281	$2.57	11/25/2007	5/17/2008	58,281	$150,000
Aran Asset Mgmt.	5/25/2006	30,694	$2.57	11/25/2007	10/29/2007	30,694	$79,000
Aran Asset Mgmt.	5/25/2006	8,159	$2.57	11/25/2007	11/13/2007	8,159	$21,000
Beruska Capital	5/25/2006	186,499	$2.57	11/25/2007	11/23/2007	186,499	$480,000
RBC Dominion	5/25/2006	65,275	$2.57	11/25/2007	11/21/2007	65,275	$168,000
RBC Dominion	5/25/2006	52,453	$2.57	11/25/2007	11/21/2007	52,453	$135,000
Falcon Invest.	5/25/2006	69,937	$2.57	11/25/2007	11/16/2007	69,937	$180,000
Haywood Sec.	5/25/2006	23,312	$2.57	11/25/2007	11/23/2007	23,312	$60,000
Haywood Sec.	5/25/2006	11,656	$2.57	11/25/2007	11/23/2007	11,656	$30,000
Haywood Sec.	5/25/2006	23,312	$2.57	11/25/2007	11/23/2007	23,312	$60,000
Haywood Sec.	5/25/2006	11,656	$2.57	11/25/2007	11/23/2007	11,656	$30,000
Canaccord	5/25/2006	48,568	$2.57	11/25/2007	11/23/2007	48,568	$125,000
Canaccord	5/25/2006	48,568	$2.57	11/25/2007	11/23/2007	48,568	$125,000
Swiss American	5/25/2006	4,662	$2.57	11/25/2007	11/28/2007	4,662	$12,000
Schroeders	5/25/2006	163,186	$2.57	11/25/2007	11/29/2007	163,186	$420,000
CAT Brokerage	5/21/2008	58,281	$1.29	5/21/2010	6/25/2009	58,281	$75,000
Aran Asset Mgmt.	5/21/2008	273,920	$1.29	5/21/2010	6/25/2009	273,920	$352,500
Aran Asset Mgmt.	6/27/2008	1,515,302	$1.29	6/27/2010	7/22/2009	1,515,302	$1,950,000
Canaccord ITF Dexamenos	5/21/2008	11,656	$1.29	5/21/2010	7/1/2009	11,656	$15,000

Skye Asset Mgmt.	5/30/2008	34,969	$1.29	5/30/2010	6/25/2009	34,969	$45,000
Skye Asset Mgmt.	6/27/2008	137,543	$1.29	6/27/2010	6/25/2009	137,543	$177,000
Icon Capital Ptrs.	12/14/2007	7,890	$2.40	12/13/2015	10/8/2009	7,890	$0
CAT Brokerage	5/21/2008	23,744	$2.36	5/21/2013	9/25/2009	23,744	$56,018

Total warrant exercises		3,576,663				3,576,663	$6,565,518

The table above reflects RPC common stock warrants exercised from April 20, 2007 to February 28, 2010. Except for the Icon Capital Ptrs. warrant which was issued in connection with our Encode Merger, all of these warrants were issued in connection with RPC’s private placements of common stock and warrants in May 2006 and May / June 2008 in transactions exempt from registration pursuant to Section 4(2) of the Securities Act.   The RPC common stock issued upon exercise of the warrants from the May 2006 private placement have been registered for resale pursuant to RPC’s registration statement on Form SB-2, as amended, which was declared effective on July 10, 2006. In July 2008, RPC filed a registration statement covering the 2008 private placement described below including the common stock issued upon exercise of the warrants from RPC’s 2008 private placement that amended, on a post-effective basis, the July 2006 registration statement on Form SB-2. In August 2008, such registration statement was declared effective by the SEC.   In October 2009, we filed a post-2009 Merger Form S-3 registering unexercised warrants from RPC’s May / June 2008 private placement.

As a result of the exercise of the warrants, RPC received aggregate net cash proceeds of approximately $6.6 million and used the proceeds for working capital purposes.

RPC claimed an exemption from the registration requirements of the Securities Act for the issuance of its common stock underlying the warrants pursuant to Section 4(2) of the Securities Act because, among other things, the transactions did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers and the investors had access to information about RPC and their investment.

Other Issuances of RPC’s Common Stock

RPC’s May and June 2008 Private Placement

During May and June 2008, RPC closed a private placement of 4,662,470 units of its securities, each unit comprised of one share of RPC’s common stock and one warrant to purchase one half of one share of RPC’s common stock, at a purchase price of $2.14 per unit. The warrants, exercisable for two years from closing, entitle the investors to purchase up to an aggregate of 2,331,234 shares of RPC’s common stock at an exercise price of $3.22 per share during the first year and $3.86 per share during the second year.

This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act and the common stock issued and issuable upon exercise of the warrants was subject to registration for resale pursuant to a registration statement on Form S-1 filed in July 2008 and which was declared effective in August 2008.  In October 2009, we filed and the SEC declared effective a Form S-3 replacing the Form S-1 for the common stock issued in the May / June 2008 private placement and the common stock underlying any unexercised warrants.

RPC claimed an exemption from the registration requirements of the Securities Act for the issuance of RPC’s common stock underlying the warrants pursuant to Section 4(2) of the Securities Act because, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers and the investors had access to information about RPC and their investment. The proceeds from this transaction were used to fund working capital to continue and expand RPC’s ongoing business.

May and June 2008 private placement security holder	Number of shares of common stock	Number of shares of common stock issuable pursuant to warrants issued (2)
Aran Asset Management	3,811,568	1,905,784
Skye Asset Management	368,335	184,167
CAT Brokerage	116,562	58,281
Winton Capital Holdings Ltd.	116,562	58,281
Brahma Finance (BVI) Limited	116,562	58,281
Nitro-gen Pty Ltd. ATF Curson Family Trust	46,625	23,312
Errol Bome	34,969	17,484
Josan Consultants PTY Ltd.	27,975	13,987
Canaccord (Dexamenos Developpement)	23,312	11,656
Limetree Capital (1)		438,890
CAT Brokerage (1)		23,744
Gibralt Capital (1)		12,239
Nick Barham (1)		12,239
Canaccord (1)		2,448

Total securities issued in May / June 2008 private placement	4,662,470	2,820,793

(1)
In connection with the private placement, RPC issued warrants and a cash fee to placement agents to compensate them for placing investors into the financing. Placement agents were issued warrants exercisable for 7% of common stock issued and issuable under the warrants issued to investors as part of the financing units and a cash fee based upon the proceeds of the sale of the units of the private placement. RPC issued placement agent warrants to purchase 489,559 shares of RPC’s common stock at an exercise price of $2.36 per share for a five year term and cash fees to placement agents totaling $700,000. Of the placement agents compensated, Limetree Capital was issued warrants to purchase 438,890 shares of RPC’s common stock and cash commissions of $627,550. One of RPC’s and our Board members serves on the board of directors of Limetree Capital.

(2)
On April 29, 2009, in order to reflect current market prices, RPC notified the holders of warrants purchased in the May/June 2008 private placement that RPC was offering, in exchange for such warrants, new warrants to purchase RPC’s common stock at an exercise price of $1.29 per share, but only to the extent such exchange and exercise, including the delivery of the exercise price, occured prior to or on July 17, 2009. If the exchange and exercise did not occur by that date, then the original, unexercised warrants with an exercise price of $3.86 per share remained in place in accordance with the warrant agreement and such original, unexercised warrants have retained their original expiration date of May 21, 2010.

RPC’s 2009 Private Placement

On August 21, 2009, RPC entered into a Securities Purchase Agreement with four investors for the private placement of units of RPC at a purchase price of $1.37 per unit, each unit comprised of one share of RPC’s common stock, par value $0.001 per share and one warrant to purchase one half of one share of RPC’s common stock.

In this 2009 private placement, RPC sold an aggregate of 1,738,226 units, comprised of an aggregate of 1,738,226 shares of common stock and two-year warrants for aggregate gross proceeds of $2,386,000. The warrants entitle the investors to purchase, in the aggregate, up to 869,114 shares of Raptor’s common stock and have an exercise price of either $2.57 or $3.22 per share, depending on when such warrants are exercised, if at all.

As a placement agent to the 2009 private placement, Limetree Capital was issued warrants to purchase 129,733 shares of RPC’s Common Stock and cash commission of $59,360. One of RPCs and our board members serves on the board of Limetree Capital.

August 2009 private placement security holder	Number of shares of common stock	Number of shares of common stock issuable pursuant to warrants issued
Aran Asset Management	1,235,554	617,777
VP Bank Switzerland	233,123	116,562
Charles B. Scoville, Jr. Trust	233,123	116,562
Rune Kjeken	36,426	18,213
Limetree Capital (1)		129,733

Total securities issued in August 2009 private placement	1,738,226	998,847

(1)
In connection with the private placement, RPC issued warrants and a cash fee to Limetree Capital as a placement agent to compensate them for placing investors into the financing. Limetree Capital was issued warrants exercisable for 7% of common stock issued and issuable under the warrants issued to investors placed by them as part of the financing units and a 3.5% cash fee based upon the proceeds of the sale of the units of the private placement placed by them. RPC issued Limetree Capital warrants to purchase 129,733 shares of RPC’s common stock at an exercise price of $1.50 per share for a five year term and cash fees totaling $59,360. One of RPC’s and our Board members serves on the board of directors of Limetree Capital.

Common Stock Issued to LPC Pursuant to Purchase Agreement

On April 16, 2010, we executed a Purchase Agreement and a registration rights agreement with LPC.  Under the Purchase Agreement, we have the right to sell to LPC up to $15,000,000 of our common stock at our option as described below.

Pursuant to the registration rights agreement, we have filed this registration statement with the SEC covering the shares that have been issued or may be issued to LPC under the Purchase Agreement.  We do not have the right to commence any sales of our shares to LPC until the SEC has declared effective this registration statement.  Thereafter, over approximately 25 months, generally we have the right to direct LPC to purchase up to $15,000,000 of our common stock in amounts up to $100,000 as often as every two business days under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances.  No sales of shares may occur at a purchase price below $1.50 per share.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice.  We issued 145,033 shares of our common stock to LPC as a commitment fee for entering into the agreement, and we are obligated to issue up to 217,549 shares pro rata as LPC purchases up to $15,000,000 of our common stock as directed by us.

Pursuant to the Purchase Agreement, we have issued 145,033 shares to LPC as a commitment fee for entering into the Purchase Agreement.  For the issuance of the 145,033 commitment fee shares, we claim an exemption from the registration requirements of the Securities Act because, among other things, the transaction did not involve a public offering, LPC was an accredited investor and LPC had access to information about us and its investment.

Securityholder	Issuance Date	Number of Shares of Common Stock Issued
Lincoln Park Capital, LLC	April 19, 2010	145,033

Other RPC Common Stock Issuances

Other Issuances of Common Stock	Date of Issuance	Number of Shares of Common Stock Issued	Explanation

Jupili Investments	Sept. 7200	46,625	Stock issued pursuant to a loan agreement in lieu of a loan finder’s fee, no proceeds were received for the issuance of this stock (2)

Thomas E. Daley, President of Raptor’s subsidiary, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.), as sole stockholder of Convivia, Inc., which has been dissolved	Oct. 2007	46,625
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. to purchase certain assets relating to the development of 4-MP for ALDH2 deficiency, no proceeds were received for the issuance of this stock (2)

Third party creditor to Convivia, Inc.	Oct. 2007	46,625
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. in settlement of Convivia’s debt to a third party as a closing condition to purchase certain assets relating to the development of 4-MP for ALDH2 deficiency, no proceeds were received for the issuance of this stock (2)

Third party consultants to Convivia Inc.	Oct. 2007	8,742
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. in settlement of Convivia’s obligations to third party consultants, no proceeds were received for the issuance of this stock (2)

Flower Ventures, majority stockholder of Encode Pharmaceuticals, Inc.	Dec. 2007	757,496
Stock issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. related to the purchase of a license agreement with UCSD and two consulting agreements with UCSD clinicians for the development of DR Cysteamine, no proceeds were received for the issuance of this stock (2)

Minority stockholder of Encode Pharmaceuticals, Inc.	Dec. 2007	45,450
Stock issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. related to the purchase of a license agreement with UCSD and two consulting agreements with UCSD clinicians for the development of DR Cysteamine, no proceeds were received for the issuance of this stock (2)

Thomas E. Daley, President of Raptor’s subsidiary, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.), as sole stockholder of Convivia, Inc., which has been dissolved	March 2008	23,312
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. based on the fulfillment of the development milestone of executing a manufacturing agreement within the first year anniversary of such asset purchase agreement, no proceeds were received for the issuance of this stock (2)

Third party consultant	May 2008	2,040	Stock issued pursuant to a consulting agreement in lieu of cash compensation, no proceeds were received for the issuance of this stock (2)

Thomas E. Daley, President of Raptor’s subsidiary, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.), as sole stockholder of Convivia, Inc., which has been dissolved	October 2008	23,312
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. based on the fulfillment of the development milestone of completing a clinical study within the first year anniversary of such asset purchase agreement, no proceeds were received for the issuance of this stock (2)

Total other common stock issuances		1,000,227

(1)	Proceeds were used for working capital to fund operations
(2)
Common stock is exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. We relied on representations made available to us in determining that such exemptions were available. No underwriting discounts or commissions were paid by us in connection with the issuance of common stock.

Other Issuances of RPC Warrants

Other Issuances of Warrants	Date of Issuance	Number of Warrants to Purchase One Share of Common Stock	Explanation

Flower Ventures	Dec. 2007	233,309
Warrants issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. at an exercise price of $2.87 per share and expires eight years from date of issuance and contains a cashless exercise feature (1)

Minority stockholder of Encode Pharmaceuticals, Inc.	Dec. 2007	22,725
Warrants issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. at an exercise price of $2.40 per share and expires eight years from date of issuance and contains a cashless exercise feature (1)

Total other issuances of warrants		256,034

(1)
Warrant is exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. We relied on representations made available to us in determining that such exemptions were available. No underwriting discounts or commissions were paid by us in connection with the issuance of common stock.

TorreyPines Therapeutics, Inc.’s Common Stock Issued Prior to 2009 Merger

Issuance of TorreyPines Therapeutics, Inc. Common Stock Pursuant to Stock Purchase Agreement with Eli Lilly & Company

On November 21, 2008, TPTX, Inc., a wholly-owned subsidiary of TorreyPines Therapeutics, Inc. entered into a Stock Purchase Agreement with Eli Lilly & Company, pursuant to which TorreyPines Therapeutics, Inc. issued 11,764 shares of TorreyPines Therapeutics, Inc. Common Stock in exchange for a reduction in the royalties payable to Eli Lilly & Company on net sales of NGX426 and tezampanel, should either or both gain regulatory approval, as well as a delay in certain milestone payments due to Eli Lilly & Company related to the clinical developments of NGX426.  The shares were issued on November 21, 2008 upon the satisfaction of certain conditions.

TorreyPines Therapeutics, Inc. claimed an exemption from the registration requirements of the Securities Act for the issuance of its common stock issued pursuant to the Stock Purchase Agreement with Eli Lilly & Company pursuant to Section 4(2) of the Securities Act because, among other things, the transaction did not involve a public offering, Eli Lilly & Company was an accredited investors and/or qualified institutional buyer and Eli Lilly & Company had access to information about TorreyPines Therapeutics, Inc. and its investment.

Securityholder	Issuance Date	Number of Shares of Common Stock Issued
Eli Lilly & Company	November 21, 2008	11,764

Issuances of TorreyPines Therapeutics, Inc. Warrants

Other Issuances of Warrants	Date of Issuance	Number of Shares of Common Stock Issuable upon Exercise of Warrant	Explanation

Comerica Bank	June 2008	4,637	Warrant issued pursuant to Loan Security Agreement with Comerica Bank at an exercise price of $23.29 per share and expire June 11, 2013 (1)

(1)
Warrant is exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. We relied on representations made available to us in determining that such exemptions were available. No underwriting discounts or commissions were paid by us in connection with the issuance of common stock.

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

The following exhibits are filed as part of, or incorporated by reference into this registration statement:

Exhibit Index
2.1
Agreement and Plan of Merger and Reorganization, dated as of June 7, 2006, by and among Axonyx Inc., Autobahn Acquisition, Inc. and TorreyPines Therapeutics, Inc. (incorporated by reference to Annex A to Registration Statement No. 333-136018 filed on July 25, 2006).

2.2
Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of August 25, 2006, by and among Axonyx Inc., Autobahn Acquisition, Inc. and TorreyPines Therapeutics, Inc. (incorporated by reference to Annex A to Amendment No. 1 to Registration Statement No. 333-136018 filed on August 25, 2006).

2.3
Agreement and Plan of Merger and Reorganization, dated July 27, 2009, by and among Raptor Pharmaceuticals Corp., TorreyPines Therapeutics, Inc., a Delaware corporation, and ECP Acquisition, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

2.4
Form of Voting Agreement between TorreyPines Therapeutics, Inc. and certain stockholders of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

2.5
Form of Voting Agreement between Raptor Pharmaceuticals Corp. and certain stockholders of TorreyPines Therapeutics, Inc. (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
3.3
Certificate of Amendment filed with the Secretary of State of the State of Nevada effecting an 8-for-1 reverse stock of the Registrant’s common stock and changing the name of the Registrant from Axonyx Inc. to TorreyPines Therapeutics, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

3.4
Articles of Conversion filed with the Secretary of State of the State of Nevada changing the state of incorporation of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

3.5
Certificate of Conversion filed with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

3.6	Amendment to Bylaws of the Registrant (incorporated by reference to Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).
3.7	Charter Amendment for TorreyPines (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on October 9, 2009).
3.8
Certificate of Merger between Raptor Pharmaceuticals Corp., ECP Acquisition, Inc. and TorreyPines Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on October 9, 2009).

4.1	Specimen common stock certificate of the Registrant (incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 8-K, filed on October 9, 2009).
4.2
Form of Warrant to Purchase Common Stock issued to previous holders of TPTX, Inc. redeemable convertible preferred stock in connection with the business combination between TorreyPines Therapeutics, Inc. and Axonyx, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).

4.3	Form of Registration Rights Agreement 1999 (incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-KSB, filed on March 13, 2000).
4.4
Registration Rights Agreement dated as of January 8, 2004 between Axonyx Inc. and certain investors (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on January 12, 2004).

4.5
Registration Rights Agreement dated as of May 3, 2004, between Axonyx Inc. and certain investors (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on May 5, 2004).

4.6	Form of Warrant issued to Comerica Bank on July 1, 2003 (incorporated by reference to Exhibit 4.14 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).
4.7	Form of Warrant issued to Silicon Valley Bank on December 8, 2000 (incorporated by reference to Exhibit 4.15 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).
4.8
Form of Warrant issued to Oxford Financial and Silicon Valley Bank on September 27, 2005 (incorporated by reference to Exhibit 4.16 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).

4.9
Rights Agreement, dated as of May 13, 2005, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed on May 16, 2005).

4.10
Amendment to Rights Agreement, dated as of June 7, 2006, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on June 12, 2006).

4.11	Form of Warrant issued to Comerica Bank on June 11, 2008 (incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K, filed on June 17, 2008).
4.12
Amendment to Rights Agreement, dated as of October 3, 2006, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.19 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).

4.13
Rights Agreement Amendment, dated as of July 27, 2009, to the Rights Agreement dated May 13, 2005 between TorreyPines and American Stock Transfer and Trust Company (replacing The Nevada Agency and Trust Company) (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

4.14 *
Warrant to purchase common stock dated December 14, 2007 issued to Flower Ventures, LLC (incorporated by reference to Exhibit 4.1 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A, filed on April 15, 2008).

4.15 *
Warrant Agreement Amendment, dated December 17, 2009, between the Registrant and Flower Ventures, LLC (incorporated by reference to Exhibit 4.15 to Registrant’s Quarterly Report on Form 10QSB, filed on April 9, 2010).

4.16 *
Warrant to purchase common stock dated December 14, 2007 issued to ICON Partners, LP (incorporated by reference to Exhibit 4.2 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A, filed on April 15, 2008).

4.17 *	Form of Warrant to purchase common stock of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 4.1 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on May 22, 2008).
4.18 *
Form of Placement Agent Warrant to purchase common stock of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 4.2 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K/A, filed on May 28, 2008).

4.19 *
Form of Warrant to purchase common stock of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 4.1 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on August 25, 2009).

4.20*
Form of Placement Agent Warrant to purchase common stock of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 4.2 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on August 25, 2009).

4.21	Form of Senior Debt Indenture of the Registrant (incorporated by reference to Exhibit 4.10 to the Registrant’s Registration Statement on Form S-3, filed on October 7, 2009).
4.22	Form of Subordinated Debt Indenture of the Registrant (incorporated by reference to Exhibit 4.11 to the Registrant’s Registration Statement on Form S-3, filed on October 7, 2009).
4.23	Form of Investor Warrants (incorporated by reference to Exhibit 4.1 on Registrant’s Current Report on Form 8-K filed on December 18, 2009).
4.24	Reference is made to Exhibits 3.1 through 3.8.
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP (incorporated by reference to Exhibit 5.1 on Registrant’s Registration Statement on Form S-1 filed on April 23, 2010).
10.1#	TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 4, 2006).
10.2#
Form of Stock Option Agreement under TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K, filed on October 14, 2006).

10.3**
Development and License Agreement between TPTX, Inc. (formerly Neurogenetics, Inc.) and Eli Lilly and the Registrant, effective as of April 21, 2003 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

10.4**
Research and License Agreement by and between TPTX, Inc. and Life Science Research Israel Ltd. dated as of May 10, 2004 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

10.5**
License Agreement by and between TPTX, Inc. and University of Iowa Research Foundation dated as of May 10, 2006 (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

10.6#	TPTX, Inc. 2000 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
10.7#	Form of Stock Option Agreement under TPTX, Inc. 2000 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
10.8
Lease Agreement by and between TPTX, Inc. and Slough TPSP LLC dated as of July 18, 2005, which became effective February 10, 2006 (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

10.9	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
10.10#
Employment Agreement by and between Evelyn Graham and TorreyPines Therapeutics, Inc. dated December 14, 2006 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on December 20, 2006).

10.11#
Employment Agreement by and between Craig Johnson and TorreyPines Therapeutics, Inc. dated December 14, 2006 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on December 20, 2006).

10.12#
Form of Restricted Stock Unit Award Agreement under TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).

10.13#
Employment Agreement between Raptor Pharmaceuticals Corp.  and Dr. Christopher Starr dated May 1, 2006 (incorporated by reference to Exhibit 10.5 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on May 26, 2006).

10.14#
First Amendment to the Employment Agreement between Raptor Pharmaceuticals Corp. and Dr. Christopher Starr dated January 1, 2009 (incorporated by reference to Exhibit 10.1 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on January 5, 2009).

10.15#
Employment Agreement between Raptor Pharmaceuticals Corp.  and Dr. Todd Zankel dated May 15, 2006 (incorporated by reference to Exhibit 10.6 to Raptor Pharmaceuticals Corp.’s  Current Report on Form 8-K filed on May 26, 2006).

10.16#
First Amendment to the Employment Agreement between Raptor Pharmaceuticals Corp. and Dr. Todd Zankel dated January 1, 2009 (incorporated by reference to Exhibit 10.3 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on January 5, 2009).

10.17#
Employment Agreement between Raptor Pharmaceuticals Corp.  and Ms. Kim Tsuchimoto dated May 1, 2006 (incorporated by reference to Exhibit 10.7 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K filed on May 26, 2006).

10.18#
First Amendment to the Employment Agreement between Raptor Pharmaceuticals Corp. and Ms. Kim Tsuchimoto dated January 1, 2009 (incorporated by reference to Exhibit 10.2 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on January 5, 2009).

10.19#
Employment Agreement between Raptor Therapeutics Inc. and Thomas E. Daley dated September 7, 2007 (incorporated by reference to Exhibit 10.1 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10-QSB filed  on January 14, 2008).

10.20#
First Amendment to the Employment Agreement between Raptor Pharmaceuticals Corp. and Thomas E. Daley dated January 1, 2009 (incorporated by reference to Exhibit 10.4 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on January 5, 2009).

10.21#
Offer Letter from Raptor Therapeutics Inc. dated April 8, 2009 for Dr. Patrice Rioux (incorporated by reference to Exhibit 10.1 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K filed  on April 14, 2008).

10.22#
2006 Equity Incentive Plan of Raptor Pharmaceuticals Corp., as amended (incorporated by reference to Exhibit 4.3 to Raptor Pharmaceuticals Corp.’s Registration Statement on Form S-8 filed on February 28, 2007).

10.23#
2008 Plan Amendment to 2006 Equity Incentive Plan of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 10.5 to Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K/A filed on December 23, 2008).

10.24
Asset Purchase Agreement between Raptor Therapeutics, Inc., Raptor Pharmaceuticals Corp.  and Convivia, Inc. dated October 17, 2007 (incorporated by reference to Exhibit 10.3 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB filed on January 14, 2008).

10.25
Merger agreement between Raptor Therapeutics, Inc., Raptor Pharmaceuticals Corp. and Encode Pharmaceuticals, Inc. dated December 14, 2007 (incorporated by reference to Exhibit 10.1 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A filed on April 15, 2008).

10.26**
Pharmaceutical development services agreement between Raptor Therapeutics Inc. and Patheon Pharmaceuticals Inc. dated January 7, 2008 (incorporated by reference to Exhibit 10.2 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A filed on April 15, 2008).

10.27**
License agreement between Raptor Therapeutics Inc. and Regents of the University of California dated October 31, 2007 (incorporated by reference to Exhibit 10.3 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A filed on April 15, 2008).

10.28**
Amendment No. 1 to License agreement between Raptor Therapeutics Inc. and Regents of the University of California dated February 29, 2008 (incorporated by reference to Exhibit 10.4 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A filed on April 15, 2008).

10.29
Securities Purchase Agreement, dated as of May 21, 2008, by and among Raptor Pharmaceuticals Corp. and the investors listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB filed on July 9, 2008).

10.30
Amendment to Securities Purchase Agreement, dated as of May 21, 2008, by and among Raptor Pharmaceuticals Corp. and the investors listed on the signature pages thereto (incorporated by reference to Exhibit 10.2 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB filed on July 9, 2008).

10.31**
Collaboration and License Agreement, effective June 3, 2009, among Hoffmann-La Roche Ltd,, Hoffmann-La Roche Inc. and the Registrant (incorporated by reference to Exhibit 10.19 on Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K filed on October 28, 2009)

10.32
First Amendment dated January 7, 2009 to Lease by and between TorreyPines Therapeutics, Inc. and HCP TPSP LLC dated July 18, 2005 (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.33**
Amendment dated November 21, 2008 to Development and License Agreement by and between TPTX, Inc. and Eli Lilly and the Registrant, effective as of April 21, 2003 (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.34#
Amended and Restated Employment Agreement by and between Evelyn Graham and TorreyPines Therapeutics, Inc. dated September 1, 2008 (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.35#
Amendment dated February 3, 2009 to Amended Employment Agreement by and between Evelyn Graham and TorreyPines Therapeutics, Inc. dated September 1, 2008 (incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.36#
Amended and Restated Employment Agreement by and between Craig Johnson and TorreyPines Therapeutics, Inc. dated November 12, 2008 (incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.37#
Amendment dated February 3, 2009 to Amended Employment Agreement by and between Craig Johnson and TorreyPines Therapeutics, Inc. dated November 12, 2008 (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.38#
Amended and Restated Employment Agreement by and between Paul Schneider and TorreyPines Therapeutics, Inc. dated November 12, 2008 (incorporated by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.39#
Amendment dated February 3, 2009 to Amended Employment Agreement by and between Paul Schneider and TorreyPines Therapeutics, Inc. dated November 12, 2008 (incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.40**
Supply Agreement, effective July 20, 2009, between Raptor Therapeutics Inc. and Mylan Pharmaceutical Inc. (incorporated by reference to Exhibit 10.20 on Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K filed on October 28, 2009).

10.41#
Second Amended and Restated Employment by and between Evelyn Graham and TPTX, Inc. dated July 27, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

10.42#
Second Amended and Restated Employment by and between Craig Johnson and TPTX, Inc. dated July 27, 2009 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

10.43#
Second Amended and Restated Employment by and between Paul Schneider and TPTX, Inc. dated July 27, 2009 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

10.44
Securities Purchase Agreement, dated as of August 21, 2009, by and among Raptor Pharmaceuticals Corp.  and the investors listed on the signature pages thereto (incorporated by reference to Exhibit 10.19 on Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K filed on October 28, 2009).

10.45	Raptor Form Indemnity Agreement dated on December 9, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2009).
10.46
Placement Agent Agreement by and between the Registrant and Ladenburg Thalmann & Co. Inc. dated December 17, 2009 (incorporated by reference to Exhibit 1.1 on Registrant’s Current Report on Form 8-K filed on December 18, 2009).

10.47
Securities Purchase Agreement, dated December 17, 2009, by and between the Registrant and the investors signatories thereto (incorporated by reference to Exhibit 10.1 on Registrant’s Current Report on Form 8-K filed on December 18, 2009).

10.48#	Raptor Pharmaceutical Corp. 2010 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Revised Definitive Proxy Statement, filed on February 5, 2010).
10.49
Purchase Agreement, dated April 16, 2010, between the Registrant and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 on Registrant’s Current Report on Form 8-K, filed on April 22, 2010).

10.50
Registration Rights Agreement, dated April 16, 2010, between the Registrant and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 on Registrant’s Current Report on Form 8-K, filed on April 22, 2010).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 on Registrant’s Registration Statement on Form S-1 filed on April 23, 2010).
23.1†	Consent of Burr Pilger Mayer, Inc. Independent Registered Public Accounting Firm to the Registrant and Raptor Pharmaceuticals Corp.
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (incorporated by reference to Exhibit 23.2 on Registrant’s Registration Statement on Form S-1 filed on April 23, 2010).
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 on Registrant’s Registration Statement on Form S-1 filed on April 23, 2010).

*
The Raptor Pharmaceuticals Corp. warrants set forth in Exhibits 4.14 - 4.20 have been converted into warrants of the Registrant and the exercise price of such warrants and number of shares of common stock issuable thereunder have been converted as described in Item 1.01 (under the section titled, “Background”) of the Registrant’s Current Report on Form 8-K, filed on October 5, 2009.

**	Certain information omitted pursuant to a request for confidential treatment filed separately with and granted by the SEC.
#	Indicates a management contract or compensatory plan or arrangement.
†	Filed herewith.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act .

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

 (6) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Novato, State of California, on May 6, 2010.

RAPTOR PHARMACEUTICAL CORP.
By:/s/ Kim R. Tsuchimoto Kim R. Tsuchimoto Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signatures	Title	Date
* Christopher M. Starr, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2010
/s/ Kim R. Tsuchimoto Kim R. Tsuchimoto	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 6, 2010
* Erich Sager	Director	May 6, 2010
* Raymond W. Anderson	Director	May 6, 2010
* Richard L. Franklin, M.D., Ph.D.	Director	May 6, 2010
* Llew Keltner, M.D., Ph.D	Director	May 6, 2010

*By: /s/ Kim R. Tsuchimoto
Kim R. Tsuchimoto
Attorney-in-fact

EXHIBIT INDEX

The following exhibits are filed as part of, or incorporated by reference into this Report:

Exhibit Index
2.1
Agreement and Plan of Merger and Reorganization, dated as of June 7, 2006, by and among Axonyx Inc., Autobahn Acquisition, Inc. and TorreyPines Therapeutics, Inc. (incorporated by reference to Annex A to Registration Statement No. 333-136018 filed on July 25, 2006).

2.2
Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of August 25, 2006, by and among Axonyx Inc., Autobahn Acquisition, Inc. and TorreyPines Therapeutics, Inc. (incorporated by reference to Annex A to Amendment No. 1 to Registration Statement No. 333-136018 filed on August 25, 2006).

2.3
Agreement and Plan of Merger and Reorganization, dated July 27, 2009, by and among Raptor Pharmaceuticals Corp., TorreyPines Therapeutics, Inc., a Delaware corporation, and ECP Acquisition, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

2.4
Form of Voting Agreement between TorreyPines Therapeutics, Inc. and certain stockholders of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 99.3 to Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

2.5
Form of Voting Agreement between Raptor Pharmaceuticals Corp. and certain stockholders of TorreyPines Therapeutics, Inc. (incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
3.3
Certificate of Amendment filed with the Secretary of State of the State of Nevada effecting an 8-for-1 reverse stock of the Registrant’s common stock and changing the name of the Registrant from Axonyx Inc. to TorreyPines Therapeutics, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

3.4
Articles of Conversion filed with the Secretary of State of the State of Nevada changing the state of incorporation of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

3.5
Certificate of Conversion filed with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

3.6	Amendment to Bylaws of the Registrant (incorporated by reference to Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).
3.7	Charter Amendment for TorreyPines (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on October 9, 2009).
3.8
Certificate of Merger between Raptor Pharmaceuticals Corp., ECP Acquisition, Inc. and TorreyPines Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on October 9, 2009).

4.1	Specimen common stock certificate of the Registrant (incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 8-K, filed on October 9, 2009).
4.2
Form of Warrant to Purchase Common Stock issued to previous holders of TPTX, Inc. redeemable convertible preferred stock in connection with the business combination between TorreyPines Therapeutics, Inc. and Axonyx, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).

4.3	Form of Registration Rights Agreement 1999 (incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-KSB, filed on March 13, 2000).
4.4
Registration Rights Agreement dated as of January 8, 2004 between Axonyx Inc. and certain investors (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on January 12, 2004).

4.5
Registration Rights Agreement dated as of May 3, 2004, between Axonyx Inc. and certain investors (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on May 5, 2004).

4.6	Form of Warrant issued to Comerica Bank on July 1, 2003 (incorporated by reference to Exhibit 4.14 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).
4.7	Form of Warrant issued to Silicon Valley Bank on December 8, 2000 (incorporated by reference to Exhibit 4.15 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).
4.8
Form of Warrant issued to Oxford Financial and Silicon Valley Bank on September 27, 2005 (incorporated by reference to Exhibit 4.16 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).

4.9
Rights Agreement, dated as of May 13, 2005, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed on May 16, 2005).

4.10
Amendment to Rights Agreement, dated as of June 7, 2006, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on June 12, 2006).

4.11	Form of Warrant issued to Comerica Bank on June 11, 2008 (incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K, filed on June 17, 2008).
4.12
Amendment to Rights Agreement, dated as of October 3, 2006, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.19 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).

4.13
Rights Agreement Amendment, dated as of July 27, 2009, to the Rights Agreement dated May 13, 2005 between TorreyPines and American Stock Transfer and Trust Company (replacing The Nevada Agency and Trust Company) (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

4.14 *
Warrant to purchase common stock dated December 14, 2007 issued to Flower Ventures, LLC (incorporated by reference to Exhibit 4.1 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A, filed on April 15, 2008).

4.15 *
Warrant Agreement Amendment, dated December 17, 2009, between the Registrant and Flower Ventures, LLC (incorporated by reference to Exhibit 4.15 to Registrant’s Quarterly Report on Form 10QSB, filed on April 9, 2010).

4.16 *
Warrant to purchase common stock dated December 14, 2007 issued to ICON Partners, LP (incorporated by reference to Exhibit 4.2 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A, filed on April 15, 2008).

4.17 *	Form of Warrant to purchase common stock of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 4.1 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on May 22, 2008).

4.18 *
Form of Placement Agent Warrant to purchase common stock of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 4.2 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K/A, filed on May 28, 2008).

4.19 *
Form of Warrant to purchase common stock of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 4.1 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on August 25, 2009).

4.20*
Form of Placement Agent Warrant to purchase common stock of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 4.2 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on August 25, 2009).

4.21	Form of Senior Debt Indenture of the Registrant (incorporated by reference to Exhibit 4.10 to the Registrant’s Registration Statement on Form S-3, filed on October 7, 2009).
4.22	Form of Subordinated Debt Indenture of the Registrant (incorporated by reference to Exhibit 4.11 to the Registrant’s Registration Statement on Form S-3, filed on October 7, 2009).
4.23	Form of Investor Warrants (incorporated by reference to Exhibit 4.1 on Registrant’s Current Report on Form 8-K filed on December 18, 2009).
4.24	Reference is made to Exhibits 3.1 through 3.8.
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP (incorporated by reference to Exhibit 5.1 on Registrant’s Registration Statement on Form S-1 filed on April 23, 2010).
10.1#	TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 4, 2006).
10.2#
Form of Stock Option Agreement under TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K, filed on October 14, 2006).

10.3**
Development and License Agreement between TPTX, Inc. (formerly Neurogenetics, Inc.) and Eli Lilly and the Registrant, effective as of April 21, 2003 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

10.4**
Research and License Agreement by and between TPTX, Inc. and Life Science Research Israel Ltd. dated as of May 10, 2004 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

10.5**
License Agreement by and between TPTX, Inc. and University of Iowa Research Foundation dated as of May 10, 2006 (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

10.6#	TPTX, Inc. 2000 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
10.7#	Form of Stock Option Agreement under TPTX, Inc. 2000 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
10.8
Lease Agreement by and between TPTX, Inc. and Slough TPSP LLC dated as of July 18, 2005, which became effective February 10, 2006 (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

10.9	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
10.10#
Employment Agreement by and between Evelyn Graham and TorreyPines Therapeutics, Inc. dated December 14, 2006 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on December 20, 2006).

10.11#
Employment Agreement by and between Craig Johnson and TorreyPines Therapeutics, Inc. dated December 14, 2006 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on December 20, 2006).

10.12#
Form of Restricted Stock Unit Award Agreement under TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).

10.13#
Employment Agreement between Raptor Pharmaceuticals Corp.  and Dr. Christopher Starr dated May 1, 2006 (incorporated by reference to Exhibit 10.5 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on May 26, 2006).

10.14#
First Amendment to the Employment Agreement between Raptor Pharmaceuticals Corp. and Dr. Christopher Starr dated January 1, 2009 (incorporated by reference to Exhibit 10.1 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on January 5, 2009).

10.15#
Employment Agreement between Raptor Pharmaceuticals Corp.  and Dr. Todd Zankel dated May 15, 2006 (incorporated by reference to Exhibit 10.6 to Raptor Pharmaceuticals Corp.’s  Current Report on Form 8-K filed on May 26, 2006).

10.16#
First Amendment to the Employment Agreement between Raptor Pharmaceuticals Corp. and Dr. Todd Zankel dated January 1, 2009 (incorporated by reference to Exhibit 10.3 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on January 5, 2009).

10.17#
Employment Agreement between Raptor Pharmaceuticals Corp.  and Ms. Kim Tsuchimoto dated May 1, 2006 (incorporated by reference to Exhibit 10.7 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K filed on May 26, 2006).

10.18#
First Amendment to the Employment Agreement between Raptor Pharmaceuticals Corp. and Ms. Kim Tsuchimoto dated January 1, 2009 (incorporated by reference to Exhibit 10.2 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on January 5, 2009).

10.19#
Employment Agreement between Raptor Therapeutics Inc. and Thomas E. Daley dated September 7, 2007 (incorporated by reference to Exhibit 10.1 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10-QSB filed  on January 14, 2008).

10.20#
First Amendment to the Employment Agreement between Raptor Pharmaceuticals Corp. and Thomas E. Daley dated January 1, 2009 (incorporated by reference to Exhibit 10.4 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K, filed on January 5, 2009).

10.21#
Offer Letter from Raptor Therapeutics Inc. dated April 8, 2009 for Dr. Patrice Rioux (incorporated by reference to Exhibit 10.1 to Raptor Pharmaceuticals Corp.’s Current Report on Form 8-K filed  on April 14, 2008).

10.22#
2006 Equity Incentive Plan of Raptor Pharmaceuticals Corp., as amended (incorporated by reference to Exhibit 4.3 to Raptor Pharmaceuticals Corp.’s Registration Statement on Form S-8 filed on February 28, 2007).

10.23#
2008 Plan Amendment to 2006 Equity Incentive Plan of Raptor Pharmaceuticals Corp. (incorporated by reference to Exhibit 10.5 to Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K/A filed on December 23, 2008).

10.24
Asset Purchase Agreement between Raptor Therapeutics, Inc., Raptor Pharmaceuticals Corp. and Convivia, Inc. dated October 17, 2007 (incorporated by reference to Exhibit 10.3 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB filed on January 14, 2008).

10.25
Merger agreement between Raptor Therapeutics, Inc., Raptor Pharmaceuticals Corp. and Encode Pharmaceuticals, Inc. dated December 14, 2007 (incorporated by reference to Exhibit 10.1 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A filed on April 15, 2008).

10.26**
Pharmaceutical development services agreement between Raptor Therapeutics Inc. and Patheon Pharmaceuticals Inc. dated January 7, 2008 (incorporated by reference to Exhibit 10.2 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A filed on April 15, 2008).

10.27**
License agreement between Raptor Therapeutics Inc. and Regents of the University of California dated October 31, 2007 (incorporated by reference to Exhibit 10.3 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A filed on April 15, 2008).

10.28**
Amendment No. 1 to License agreement between Raptor Therapeutics Inc. and Regents of the University of California dated February 29, 2008 (incorporated by reference to Exhibit 10.4 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB/A filed on April 15, 2008).

10.29
Securities Purchase Agreement, dated as of May 21, 2008, by and among Raptor Pharmaceuticals Corp. and the investors listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB filed on July 9, 2008).

10.30
Amendment to Securities Purchase Agreement, dated as of May 21, 2008, by and among Raptor Pharmaceuticals Corp. and the investors listed on the signature pages thereto (incorporated by reference to Exhibit 10.2 to Raptor Pharmaceuticals Corp.’s Quarterly Report on Form 10QSB filed on July 9, 2008).

10.31**
Collaboration and License Agreement, effective June 3, 2009, among Hoffmann-La Roche Ltd,, Hoffmann-La Roche Inc. and the Registrant (incorporated by reference to Exhibit 10.19 on Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K filed on October 28, 2009)

10.32
First Amendment dated January 7, 2009 to Lease by and between TorreyPines Therapeutics, Inc. and HCP TPSP LLC dated July 18, 2005 (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.33**
Amendment dated November 21, 2008 to Development and License Agreement by and between TPTX, Inc. and Eli Lilly and the Registrant, effective as of April 21, 2003 (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.34#
Amended and Restated Employment Agreement by and between Evelyn Graham and TorreyPines Therapeutics, Inc. dated September 1, 2008 (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.35#
Amendment dated February 3, 2009 to Amended Employment Agreement by and between Evelyn Graham and TorreyPines Therapeutics, Inc. dated September 1, 2008 (incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.36#
Amended and Restated Employment Agreement by and between Craig Johnson and TorreyPines Therapeutics, Inc. dated November 12, 2008 (incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.37#
Amendment dated February 3, 2009 to Amended Employment Agreement by and between Craig Johnson and TorreyPines Therapeutics, Inc. dated November 12, 2008 (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.38#
Amended and Restated Employment Agreement by and between Paul Schneider and TorreyPines Therapeutics, Inc. dated November 12, 2008 (incorporated by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.39#
Amendment dated February 3, 2009 to Amended Employment Agreement by and between Paul Schneider and TorreyPines Therapeutics, Inc. dated November 12, 2008 (incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K, filed on March 27, 2009).

10.40**
Supply Agreement, effective July 20, 2009, between Raptor Therapeutics Inc. and Mylan Pharmaceutical Inc. (incorporated by reference to Exhibit 10.20 on Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K filed on October 28, 2009).

10.41#
Second Amended and Restated Employment by and between Evelyn Graham and TPTX, Inc. dated July 27, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

10.42#
Second Amended and Restated Employment by and between Craig Johnson and TPTX, Inc. dated July 27, 2009 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

10.43#
Second Amended and Restated Employment by and between Paul Schneider and TPTX, Inc. dated July 27, 2009 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

10.44
Securities Purchase Agreement, dated as of August 21, 2009, by and among Raptor Pharmaceuticals Corp.  and the investors listed on the signature pages thereto (incorporated by reference to Exhibit 10.19 on Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K filed on October 28, 2009).

10.45	Raptor Form Indemnity Agreement dated on December 9, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2009).
10.46
Placement Agent Agreement by and between the Registrant and Ladenburg Thalmann & Co. Inc. dated December 17, 2009 (incorporated by reference to Exhibit 1.1 on Registrant’s Current Report on Form 8-K filed on December 18, 2009).

10.47
Securities Purchase Agreement, dated December 17, 2009, by and between the Registrant and the investors signatories thereto (incorporated by reference to Exhibit 10.1 on Registrant’s Current Report on Form 8-K filed on December 18, 2009).

10.48#	Raptor Pharmaceutical Corp. 2010 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Revised Definitive Proxy Statement, filed on February 5, 2010).
10.49
Purchase Agreement, dated April 16, 2010, between the Registrant and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 on Registrant’s Current Report on Form 8-K, filed on April 22, 2010).

10.50
Registration Rights Agreement, dated April 16, 2010, between the Registrant and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 on Registrant’s Current Report on Form 8-K, filed on April 22, 2010).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 on Registrant’s Registration Statement on Form S-1 filed on April 23, 2010).
23.1†	Consent of Burr Pilger Mayer, Inc. Independent Registered Public Accounting Firm to the Registrant and Raptor Pharmaceuticals Corp.
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (incorporated by reference to Exhibit 23.2 on Registrant’s Registration Statement on Form S-1 filed on April 23, 2010).
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 on Registrant’s Registration Statement on Form S-1 filed on April 23, 2010).

*
The Raptor Pharmaceuticals Corp. warrants set forth in Exhibits 4.14 - 4.20 have been converted into warrants of the Registrant and the exercise price of such warrants and number of shares of common stock issuable thereunder have been converted as described in Item 1.01 (under the section titled, “Background”) of the Registrant’s Current Report on Form 8-K, filed on October 5, 2009.

**	Certain information omitted pursuant to a request for confidential treatment filed separately with and granted by the SEC.
#	Indicates a management contract or compensatory plan or arrangement.
†	Filed herewith.